EXECUTION VERSION FIRST AMENDMENT TO CREDIT AGREEMENT FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of July 4, 2025 (this “Amendment”), among DISTINGUISHED LLC, a Delaware limited liability company (the “Borrower”), the other CREDIT PARTIES party hereto, the LENDERS party hereto and BMO BANK N.A., as Agent. WHEREAS, reference is made to that certain Credit Agreement, dated as of October 10, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified and in effect prior to the effectiveness of this Amendment, the “Credit Agreement” and, the Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”), among the Borrower, Phoenix Merger Parent, LLC, a Delaware limited liability company (“Holdings”), the other Credit Parties from time to time party thereto, the Lenders from time to time party thereto and BMO Bank N.A., as agent (in such capacity, the “Agent”). WHEREAS, reference is also made to that certain Unit Purchase Agreement, dated as of July 4, 2025 (the “Permitted Change of Control Acquisition Agreement”), by and among AQ Phoenix Parent, L.P., a Delaware limited partnership (“Parent”), AQ Phoenix Parent GP, LLC, a Delaware limited liability company and the general partner of Parent, Phoenix Series, L.P., a Delaware limited partnership, AFSF V AIV B L.P., a Delaware limited partnership, Aquiline V (Sanba Co-Invest) L.P., a Cayman Islands limited partnership, AFSF V AIV Phoenix Blocker, L.P., a Delaware limited partnership, Phoenix Co-Invest Blocker, L.P., a Delaware limited partnership (the “Co-Invest Blocker”), Aquiline (Sanba) Co-Invest Fund V GP Ltd., a Cayman Islands exempted company and the general partner of the Co-Invest Blocker, Aquiline Capital Partners V GP (Offshore) L.P., a Cayman Islands exempted limited partnership and the general partner of the AFSF V Blocker, AFSF V AIV Phoenix Aggregator, L.P. (US), a Delaware limited Partnership, WM Monroe Holdings, Inc., a Delaware corporation, WM Phoenix GP, LLC, a Delaware limited liability company, White Mountains Insurance Group, Ltd., a Bermuda exempted limited company (“White Mountains”), solely with respect to Article XIII, and Shareholder Representative Services LLC, a Colorado limited liability company, pursuant to which, among other things, White Mountains will acquire (the “Acquisition”), directly or indirectly through its Subsidiaries, certain Stock, all as specified in the Permitted Change of Control Acquisition Agreement, and, as a result of the Acquisition, Holdings and the Borrower will become direct or indirect Subsidiaries of White Mountains. WHEREAS, in connection with the Acquisition, the Borrower has requested to establish new term loan commitments under the Credit Agreement in an aggregate amount of $50,000,000 (the “First Amendment Term Loan Commitments”), under which term loans will be funded (such term loans, the “First Amendment Term Loans”) on the First Amendment Funding Date (as defined below). WHEREAS, each Person whose name is set forth on Schedule I hereto (such Persons being collectively referred to as the “First Amendment Term Loan Lenders”) has agreed (a) to provide a First Amendment Term Loan Commitment in the amount set forth opposite such First Amendment Term Loan Lender’s name on Schedule I hereto and (b) to make a First Amendment Term Loan on the First Amendment Funding Date to the Borrower in an aggregate principal amount not to exceed the First Amendment Term Loan Commitment of such First Amendment Term Loan Lender, in each case, on the terms and subject to the conditions set forth herein. WHEREAS, the consummation of the Acquisition would constitute a Change of Control under the Credit Agreement, and in connection with the Acquisition, the Borrower has requested, and the Agent, the First Amendment Term Loan Lenders and the other Lenders (including the Swing Line Lender) party hereto have agreed, to amend the Credit Agreement to permit such Change of Control and to reflect certain other amendments to the Credit Agreement, all on the terms and subject to the conditions set forth herein. [[6937482]]

2 2 [[6937482]] NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows: SECTION 1. Capitalized Terms. Capitalized terms used and not defined herein shall have such meanings ascribed thereto in the Credit Agreement. The rules of construction set forth in Annex A to the Credit Agreement shall apply to this Amendment, mutatis mutandis. SECTION 2. First Amendment Term Loans. (a) Establishment of the First Amendment Term Loan Commitments. Subject to the satisfaction (or waiver in accordance with Section 9.2 of the Credit Agreement) of the conditions set forth in Section 4 below, each First Amendment Term Loan Lender agrees, severally and not jointly, that, on and as of the First Amendment Effective Date (as defined below), such First Amendment Term Loan Lender shall have a First Amendment Term Loan Commitment equal to the amount set forth opposite such First Amendment Term Loan Lender’s name on Schedule I hereto under the heading “First Amendment Term Loan Commitments”. The First Amendment Term Loan Commitment of each First Amendment Term Loan Lender shall automatically terminate on the earlier of (i) immediately after the making of the First Amendment Term Loan by such First Amendment Term Loan Lender on the First Amendment Funding Date and (ii) the earlier of (x) the first day after the date that is five (5) Business Days after the “Outside Date” (as defined in the Permitted Change of Control Acquisition Agreement as in effect on the date hereof) and (y) the date that is 120 days after the First Amendment Effective Date, in each case under this clause (ii), if the First Amendment Funding Date has not occurred on or prior to such date. (b) First Amendment Term Loans. (i) Subject to the satisfaction (or waiver by the First Amendment Term Loan Lenders and the Requisite Lenders in accordance with Section 9.2 of the Amended Credit Agreement) of the conditions set forth in Section 5 below, each First Amendment Term Loan Lender agrees, severally and not jointly, to make a First Amendment Term Loan to the Borrower on the First Amendment Funding Date in a principal amount not to exceed its First Amendment Term Loan Commitment. The terms of the First Amendment Term Loans shall be as set forth in the Amended Credit Agreement. Amounts paid or prepaid in respect of the First Amendment Term Loans may not be reborrowed. (ii) To request the First Amendment Term Loans, the Borrower shall submit to the Agent a written notice in the form attached as Annex III hereto (a “First Amendment Term Loan Notice”) at least three (3) (but no more than twenty (20)) Business Days (or such shorter period of time as the Agent may agree in its sole discretion) prior to the date of the requested borrowing. The First Amendment Term Loan Notice may be conditioned on the occurrence of the First Amendment Funding Date and, if so conditioned, may be revoked or extended by the Borrower (by notice to the Agent on or prior to the specified date of proposed borrowing) if such conditions have not been satisfied. (iii) Promptly following receipt of a First Amendment Term Loan Notice, the Agent shall notify each First Amendment Term Loan Lender of its pro rata share of the aggregate principal amount of the requested First Amendment Term Loans. Notwithstanding anything to the contrary set forth in Section 1.1(c) of the Amended Credit Agreement, each First Amendment Term Loan Lender shall send its pro rata share of the aggregate principal amount of the requested First Amendment Term Loans to the Agent’s account in immediately available funds no later than 9:00 a.m. (New York City time) on the date of the requested borrowing, and the Agent shall promptly remit all such amounts

3 3 [[6937482]] received by it by wire transfer of immediately available funds to such account of the Borrower as shall be designated by the Borrower in the First Amendment Term Loan Notice. (iv) Notwithstanding anything to the contrary set forth in Section 5.11 of the Amended Credit Agreement, the proceeds of the First Amendment Term Loans will be used by the Borrower to make a Restricted Payment to Holdings on the First Amendment Funding Date in an aggregate amount not to exceed $50,000,000, which amount shall be used promptly by Holdings to make a Restricted Payment on the First Amendment Funding Date to its direct or indirect parent (collectively, the “First Amendment Restricted Payment”). (v) Notwithstanding anything to the contrary contained herein, in the Credit Agreement, in the Amended Credit Agreement or in any other Loan Document, the provisions of Sections 1.14, 7.2 and 7.3 of the Credit Agreement and the Amended Credit Agreement shall not apply to the establishment of the First Amendment Term Loan Commitments or the making of the First Amendment Term Loans, it being understood, however, that after the making thereof, the First Amendment Term Loans shall be covered by Section 1.14 of the Amended Credit Agreement as set forth therein. SECTION 3. Amendments. (a) Upon satisfaction of the conditions set forth in Section 4 hereof, effective as of the First Amendment Effective Date: (i) the Credit Agreement (excluding the Annexes, Schedules and Exhibits thereto, each of which shall, except as set forth below, remain as in effect immediately prior to the First Amendment Effective Date) is hereby amended by inserting the language indicated in underlined text (indicated textually in the same manner as the following examples: underlined text or underlined text) in Annex I hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: stricken text or stricken text) in Annex I hereto; (ii) Annex A (Definitions) to the Credit Agreement is hereby amended by inserting the language indicated in underlined text (indicated textually in the same manner as the following examples: underlined text or underlined text) in Annex I hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: stricken text or stricken text) in Annex I hereto; and (iii) Exhibit 1.1(g)(iii) is hereby added as an exhibit to the Credit Agreement in the form set forth in Exhibit 1.1(g)(iii) hereto. It is expressly acknowledged and agreed by all the parties hereto that the amendments effected pursuant to this Section 3(a) (other than any such amendments relating to the First Amendment Term Loan Commitments or the First Amendment Term Loans) reflect the original intent of the parties to the Credit Agreement, and, in furtherance of the foregoing, the parties hereto agree that such amendments shall have, for all purposes of the Credit Agreement and the other Loan Documents, have retroactive effect to the Closing Date and shall have the same force and effect as if they have been part of the Credit Agreement (including Annex A thereto) as originally executed and delivered on the Closing Date.

4 4 [[6937482]] (b) Upon satisfaction of the conditions set forth in Section 5 hereof, effective as of the Permitted Change of Control Effective Date (as defined below): (i) the Credit Agreement (excluding the Annexes, Schedules and Exhibits thereto, each of which shall, except as set forth below, remain as in effect immediately prior to the First Amendment Effective Date) is hereby amended by inserting the language indicated in underlined text (indicated textually in the same manner as the following examples: underlined text or underlined text) in Annex II hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: stricken text or stricken text) in Annex II hereto; and (ii) Annex A (Definitions) to the Credit Agreement is hereby amended by inserting the language indicated in underlined text (indicated textually in the same manner as the following examples: underlined text or underlined text) in Annex II hereto and by deleting the language indicated by strikethrough text (indicated textually in the same manner as the following example: stricken text or stricken text) in Annex II hereto. SECTION 4. Conditions to Effectiveness. This Amendment, including the amendments set forth in Section 3(a) hereof, shall become effective on the first date (such date, the “First Amendment Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 9.2 of the Credit Agreement): (a) The Agent shall have executed a counterpart of this Amendment and shall have received from the Borrower, each other Credit Party, each First Amendment Term Loan Lender and such other Lenders as, taken together with the First Amendment Term Loan Lenders, shall constitute the Requisite Lenders, a counterpart of this Amendment signed on behalf of such Person (which, in each case, subject to Section 9.18 of the Credit Agreement, may include any Electronic Signatures transmitted by email or other electronic means that reproduces an image of an actual executed signature page). (b) The Agent shall have received from the Borrower a counterpart of that certain First Amendment Fee Letter, dated the date hereof (the “First Amendment Fee Letter”), signed on behalf of the Borrower (which, in each case, subject to Section 9.18 of the Credit Agreement, may include any Electronic Signatures transmitted by email or other electronic means that reproduces an image of an actual executed signature page). (c) The Agent shall have received a customary opinion (addressed to the Agent and the First Amendment Term Loan Lenders and dated the First Amendment Effective Date) of Willkie Farr & Gallagher LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Agent (it being understood that such opinion may be in form and substance substantially consistent with that delivered on the Closing Date). (d) The Agent shall have received from the Credit Parties a customary secretary’s (or other officer’s) certificate, dated the First Amendment Effective Date and executed by a Responsible Officer of each Credit Party, in form and substance reasonably satisfactory to the Agent (it being understood that such certificate may be in form and substance substantially consistent with that delivered on the Closing Date). (e) No Event of Default shall have occurred and be continuing on the First Amendment Effective Date or shall immediately result after giving effect to this Amendment.

5 5 [[6937482]] (f) The representations and warranties contained in Section 6 hereof shall be true and correct in all material respects as of the First Amendment Effective Date, except to the extent any such representation or warranty (i) is qualified by materiality, Material Adverse Effect or words of similar effect, in which case such representation or warranty shall be true and correct in all respects or (ii) expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (except to the extent such representation or warranty is qualified by materiality, Material Adverse Effect or words of similar effect, in which case such representation or warranty shall be true and correct in all respects as of such earlier date). (g) The Agent shall have received an officer’s certificate from the Borrower, dated the First Amendment Effective Date, certifying as to the satisfaction of the condition set forth in Sections 4(e) and 4(f) hereof. SECTION 5. Conditions to Permitted Change of Control Effective Date and First Amendment Funding Date. The effectiveness of the amendments contained in Section 3(b) hereof is subject solely to the satisfaction (or waiver by the Requisite Lenders in accordance with Section 9.2 of the Amended Credit Agreement) of each of the following conditions (the first date after the First Amendment Effective Date on which such conditions are satisfied or so waived, the “Permitted Change of Control Effective Date”), and the obligations of the First Amendment Term Loan Lenders to make the First Amendment Term Loans shall be subject solely to the satisfaction (or waiver by the First Amendment Term Loan Lenders in accordance with Section 9.2 of the Amended Credit Agreement) of the following conditions (the first date after the First Amendment Effective Date on which such conditions are satisfied or so waived, the “First Amendment Funding Date”): (a) The Acquisition shall be consummated, in all material respects in accordance with the Permitted Change of Control Acquisition Agreement, no later than the earlier to occur of (x) the date that is five (5) Business Days after the “Outside Date” (as defined in the Permitted Change of Control Acquisition Agreement as in effect on the date hereof) and (y) the date that is 120 days after the date of this Amendment. The Permitted Change of Control Acquisition Agreement shall not have been amended or modified, or any consent or waiver granted thereunder by White Mountains and/or any Subsidiary thereof, in each case, if such amendment, modification, consent or waiver is materially adverse to the interests of the Lenders in their capacity as such without the prior written consent of the Agent (it being understood and agreed that (i) any increase or decrease in the purchase price effected in accordance with the working capital or other purchase price adjustment set forth in the Permitted Change of Control Acquisition Agreement shall be deemed not to be materially adverse to the interests of the Lenders, (ii) any other decrease in the purchase price shall be deemed not to be materially adverse to the Lenders so long as such decrease does not exceed 10% of the purchase price, (iii) any extension of the “Outside Date” (as defined in the Permitted Change of Control Acquisition Agreement as in effect on the date hereof) by not more than five (5) Business Days shall be deemed not to be materially adverse to the interests of the Lenders and (iv) any amendment, modification, consent or waiver to or of Section 6.01, 6.05 or 9.02(c) of the Permitted Change of Control Acquisition Agreement (including any consent by White Mountains or its Subsidiaries referred to in such Section) shall be deemed not to be materially adverse to the interest of the Lenders, it being understood that nothing in this clause (iv) shall affect the obligations of Holdings and its Subsidiaries under the covenants set forth in the Credit Agreement). (b) On a pro forma basis after giving effect to the Acquisition and the related transactions (including the making of the First Amendment Term Loans, if any, and incurrence of any other Indebtedness, if any, incurred, acquired or assumed in connection therewith), (i) the Total

6 6 [[6937482]] Leverage Ratio (determined as of the end of the fiscal month most recently ended on or prior to the Permitted Change of Control Effective Date as to which consolidated financial statements of the Borrower were required to be delivered pursuant to Section 4.4(a) or 4.4(b) of the Amended Credit Agreement on or prior to the Permitted Change of Control Effective Date or the First Amendment Funding Date, as applicable) shall not exceed 5.00 to 1.00, (ii) the Borrower and its Restricted Subsidiaries shall have, as of the Permitted Change of Control Effective Date or the First Amendment Funding Date, as applicable, at least $10,000,000 of unrestricted cash and Cash Equivalents and (iii) no Change of Control (as defined in the Amended Credit Agreement) shall have occurred. (c) After giving pro forma effect to the Acquisition and the related transaction (including the making of the First Amendment Term Loans, if any, and the incurrence of any other Indebtedness, if any, incurred, acquired or assumed in connection therewith), and deeming all amendments contained in Section 3 hereof to have become effective, no Specified Event of Default shall have occurred and be continuing (or would result therefrom) on the Permitted Change of Control Effective Date or the First Amendment Funding Date, as applicable. (d) The Agent shall have received (i) an officer’s certificate from the Borrower, dated the Permitted Change of Control Effective Date and/or the First Amendment Funding Date, as applicable, certifying as to the satisfaction of the condition set forth in Sections 5(a), 5(b) and 5(c) hereof and (ii) an executed copy of the A&R Company LPA (as defined in, and in the form attached to, the Permitted Change of Control Acquisition Agreement as in effect on the First Amendment Effective Date). (e) Solely with respect to the obligations of the First Amendment Term Loan Lenders to make the First Amendment Term Loans, the First Amendment Restricted Payment shall be consummated substantially concurrently with the funding of the First Amendment Term Loans. (f) Solely with respect to the effectiveness of the amendments contained in Section 3(b) hereof, the Agent shall have received, for the ratable account of the Lenders party to this Amendment, a fee in an amount equal to 0.50% of the sum of (i) the aggregate principal amount (without duplication) of the Term Loan and the Delayed Draw Term Loans outstanding on the First Amendment Effective Date (and, for the avoidance of doubt, excluding any First Amendment Term Loans) and (ii) the aggregate amount of Revolving Loan Commitments and the aggregate amount of the undrawn Delayed Draw Term Loan Commitments in effect on the First Amendment Effective Date, it being agreed that the fee set forth in this Section 5(f) shall be deemed to be fully earned on the First Amendment Effective Date but shall only be due and payable on, and subject to the occurrence of, the Permitted Change of Control Effective Date. (g) Solely with respect to the obligations of the First Amendment Term Loan Lenders to make the First Amendment Term Loans, the Agent and the First Amendment Term Loan Lenders shall have received, or substantially concurrently with the funding of the First Amendment Term Loan Lenders will receive, all fees that, pursuant to the First Amendment Fee Letter, are due and payable on the First Amendment Funding Date. Notwithstanding anything to the contrary in this Amendment, the provisions of Sections 3(b), 7 and 8(c) hereof shall cease to have any force and effect on the first day after the earlier to occur of (i) the date that is five (5) Business Days after the “Outside Date” (as defined in the Permitted Change of Control Acquisition Agreement as in effect on the date hereof) and (ii) the date that is 120 days after the date of this Amendment, in each case, if the Permitted Change of Control Effective Date has not occurred on or prior to such date.

7 7 [[6937482]] SECTION 6. Representations and Warranties. Each Credit Party hereby represents and warrants to the Agent and each Lender as of the date hereof as follows: (a) the representations and warranties made by such Credit Party contained in the Amended Credit Agreement and in any other Loan Document are true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty (i) is qualified by materiality, Material Adverse Effect or words of similar effect, in which case such representation or warranty is true and correct as of the date hereof in all respects, or (ii) expressly relates to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date (except to the extent such representation or warranty is qualified by materiality, Material Adverse Effect or words of similar effect, in which case such representation or warranty is true and correct in all respects as of such earlier date); (b) such Credit Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required, except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect; (c) such Credit Party has all requisite organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to enter into and perform its obligations under this Amendment, the Amended Credit Agreement and each other Loan Document to which it is a party; (d) the execution, delivery and performance by such Credit Party of this Amendment, the Amended Credit Agreement and each other Loan Document to which it is a party have been duly authorized by all necessary organizational action, and do not and will not (i) violate or conflict with any laws, rules, regulations or orders of any Governmental Authority applicable to any Credit Party or (ii) violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under (x) any Contractual Obligation of any Credit Party or any of its Restricted Subsidiaries or (y) any Governing Documents of any Credit Party or any of its Restricted Subsidiaries, except if, in the case of clauses (i) and (ii)(x), such violations, conflicts, breaches or defaults would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and (e) this Amendment, the Amended Credit Agreement and each other Loan Document to which such Credit Party is a party are the legally valid and binding obligation of such Credit Party, each enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and the effects of general principles of equity. SECTION 7. Exclusive Conditions to First Amendment Funding Date. Notwithstanding anything to the contrary in the Amended Credit Agreement or any other Loan Document, during the period from and including the First Amendment Effective Date to and including the making of the First Amendment Term Loans on the First Amendment Funding Date, and notwithstanding (a) the occurrence of any Event of Default (other than any Event of Default under Section 6.1(f) or 6.1(g) of the Amended Credit Agreement), (b) any condition to the First Amendment Effective Date having subsequently been determined to not have been satisfied or (c) subject to the parenthetical in clause (a) above, any provision to the contrary in the Amended Credit Agreement or any other Loan Document, neither the First Amendment Term Loan Lenders nor the Agent shall be entitled to (i) rescind, terminate or cancel any First Amendment Term Loan Commitment, (ii) refuse to participate in making its First Amendment Term Loans or (iii) exercise any right or remedy (other than any right or remedy arising as a result of any Event of Default under Section 6.1(f)

8 8 [[6937482]] or 6.1(g) of the Amended Credit Agreement) under the Amended Credit Agreement or any other Loan Document, or exercise any right of set-off or counterclaim, in each case it may have (solely to the extent such right or remedy relates to the First Amendment Term Loan Commitments or the First Amendment Term Loans) to the extent to do so would prevent, limit or delay the making of any First Amendment Term Loan; provided that, for the avoidance of doubt, the obligations of the First Amendment Term Loan Lenders to make the First Amendment Term Loans is subject to the satisfaction of the conditions set forth in Section 5 hereof, and nothing in this Section 7 shall affect the rights of the Agent and the First Amendment Term Loan Lenders with respect to such conditions. SECTION 8. Effect of this Amendment. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Agent, the Lenders, the L/C Issuers or the Swing Line Lender under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, or serve to effect a novation of the Obligations, all of which are ratified and affirmed in all respects and shall continue in full force and effect, or constitute a course of conduct or dealing among the parties. Nothing herein shall be deemed to entitle the Borrower or any other Credit Party to any other consent to, or any other waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. (b) On and after each of the First Amendment Effective Date and the Permitted Change of Control Effective Date, each reference in the Credit Agreement to “this Amendment”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall refer to the Credit Agreement as amended hereby, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed to be a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement, the Amended Credit Agreement and the other Loan Documents. (c) Notwithstanding anything to the contrary set forth in the Credit Agreement, as in effect on the date hereof or as amended hereby, no Change of Control shall occur as a result of the consummation of the Acquisition in accordance with Section 5(a) above. SECTION 9. Release. In consideration of the Lenders’ and the Agent’s agreements contained in this Amendment, each Credit Party hereby irrevocably releases and forever discharges the Lenders and the Agent and their respective successors, assigns and Related Parties (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Credit Party ever had or now has against the Agent, any Lender or any other Released Person, in each case, which relates, directly or indirectly, to any acts or omissions on or prior to the First Amendment Effective Date of the Agent, any Lender or any other Released Person relating to the Credit Agreement or any other Loan Document; provided that nothing in this Section 9 shall be construed to release or discharge any Released Person from its agreements and obligations set forth in this Amendment, including, in the case of any First Amendment Term Loan Lender, its First Amendment Term Loan Commitment, or in any other Loan Document, including, in the case of any Lender, its Revolving Loan Commitment or Delayed Draw Term Loan Commitment. SECTION 10. Reaffirmation. Each of the Credit Parties, as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Credit Party grants Liens in its

9 9 [[6937482]] property or otherwise acts as guarantor, as the case may be, under the Loan Documents, hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect to this Amendment, and the making of the First Amendment Term Loans on the First Amendment Funding Date) and (b) to the extent such Credit Party granted Liens on any of its property pursuant to any such Loan Document as security for or otherwise guaranteed Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of Liens and confirms and agrees that such Liens hereafter secure all of the Obligations as amended hereby. Each of the Credit Parties hereby consents to this Amendment, and acknowledges that each of the Loan Documents, as amended hereby, remains in full force and effect and is hereby ratified and reaffirmed. SECTION 11. Applicable Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Amendment, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest); provided that the determination of whether the Acquisition has been consummated in all material respects in accordance with the Permitted Change of Control Acquisition Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. SECTION 12. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. Signature pages to this Amendment may be detached from multiple separate counterparts and attached to the same document. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Amendment. Each party further agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Amendment are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures. SECTION 13. Incorporation by Reference. The provisions of Sections 1.3(e), 9.1, 9.6, 9.8, 9.14 and 9.15 of the Credit Agreement are hereby incorporated in this Amendment by reference thereto, with full force and effect as if such provisions were directly set forth herein, mutatis mutandis. [Remainder of page intentionally left blank.]

[Signature Page to First Amendment to Credit Agreement of Distinguished LLC] IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above. DISTINGUISHED LLC, as Borrower By: Name: Jason Rotman Title: President and Chief Financial Officer PHOENIX MERGER PARENT, LLC, as a Loan Party By: Name: Jason Rotman Title: President and Chief Financial Officer DISTINGUISHED GROUP LLC, as a Loan Party By: Name: Jason Rotman Title: President and Chief Financial Officer DISTINGUISHED PROGRAMS LLC, as a Loan Party By: Name: Jason Rotman Title: President and Chief Financial Officer

[Signature Page to First Amendment to Credit Agreement of Distinguished LLC] DISTINGUISHED PROGRAMS INSURANCE BROKERAGE LLC, as a Loan Party By: Name: Jason Rotman Title: President and Chief Financial Officer DISTINGUISHED SPECIALTY INSURANCE BROKERAGE LLC, as a Loan Party By: Name: Jason Rotman Title: President and Chief Financial Officer DISTINGUISHED PROGRAMS RISK MANAGEMENT LLC, as a Loan Party By: Name: Jason Rotman Title: President and Chief Financial Officer DISTINGUISHED SPECIALTY RISK MANAGEMENT LLC, as a Loan Party By: Name: Jason Rotman Title: President and Chief Financial Officer

[Signature Page to First Amendment to Credit Agreement of Distinguished LLC] IDP HOLDINGS LLC, as a Loan Party By: Name: Jason Rotman Title: President and Chief Financial Officer IDP HOSPITALITY GROUP LLC, as a Loan Party By: Name: Jason Rotman Title: President and Chief Financial Officer DISTINGUISHED CAPITAL LLC, as a Loan Party By: Name: Jason Rotman Title: President and Chief Financial Officer DISTINGUISHED PRIZE INDEMNITY LLC, as a Loan Party By: Name: Jason Rotman Title: President and Chief Financial Officer DISTINGUISHED ENVIRONMENTAL, LLC, as a Loan Party By: Name: Jason Rotman Title: Authorized Person

[Signature Page to First Amendment to Credit Agreement of Distinguished LLC] DP FINE ARTS AND COLLECTIBLES LLC, as a Loan Party By: Name: Jason Rotman Title: Authorized Person DP INLAND MARINE MANAGEMENT LLC, as a Loan Party By: Name: Jason Rotman Title: Authorized Person DP SURETY MANAGEMENT LLC, as a Loan Party By: Name: Jason Rotman Title: Authorized Person DP D&O MANAGEMENT LLC, as a Loan Party By: Name: Jason Rotman Title: Authorized Person

[Signature Page to the First Amendment to Credit Agreement of Distinguished LLC] BMO BANK, N.A., individually and as Agent By: Name: Pauline Christopher Title: Managing Director BANK OF MONTREAL, as Lender and Swing Line Lender By: Name: Pauline Christopher Title: Managing Director SERIES A – GREAT LAKES FUNDING II LLC, as Lender By: Name: Title: By: Name: Jason Swanson Title: Authorized Signatory GREAT LAKES CLO VII, LTD., as Lender By: Name: Title:

[Signature Page to the First Amendment to Credit Agreement of Distinguished LLC] BMO BANK, N.A., individually and as Agent By: Name: Title: BANK OF MONTREAL, as Lender and Swing Line Lender By: Name: Title: SERIES A – GREAT LAKES FUNDING II LLC, as Lender By: Name: Title: GREAT LAKES CLO VII, LTD., as Lender By: Name: Title: GREAT LAKES MC SUBSIDIARY, LTD, as Lender By: Name: Title: Edward Goldthorpe Authorized Signatory

[Signature Page to the First Amendment to Credit Agreement of Distinguished LLC] BMO BANK, N.A., individually and as Agent By: Name: Title: BANK OF MONTREAL, as Lender and Swing Line Lender By: Name: Title: SERIES A – GREAT LAKES FUNDING II LLC, as Lender By: Name: Title: GREAT LAKES CLO VII, LTD., as Lender By: Name: Title: GREAT LAKES MC SUBSIDIARY, LTD, as Lender By: Name: Title:

[Signature Page to the First Amendment to Credit Agreement of Distinguished LLC] GREAT LAKES MC SUBSIDIARY, LTD, as Lender By: Name: Pauline Christopher Title: Attorney-in-Fact PCOBE I, LLC, as Lender By: Name: Title:

[[6937482]] Annex I Amended Credit Agreement (First Amendment Effective Date) [See attached.]

ANNEX I ==================================================================== CREDIT AGREEMENT dated as of October 10, 2024 by and among DISTINGUISHED LLC, as Borrower, THE OTHER PERSONS PARTY HERETO THAT ARE DESIGNATED AS CREDIT PARTIES, THE OTHER FINANCIAL INSTITUTIONS, FUNDS AND INVESTORS PARTY HERETO, as Lenders, BMO BANK N.A., as Agent, and BMO BANK N.A., acting under its trade name BMO Sponsor Finance, as Sole Lead Arranger and Bookrunner ==================================================================== [[7932149]]

TABLE OF CONTENTS Page SECTION 1. AMOUNTS AND TERMS OF LOANS 1 1.1 Loans 1 1.2 Interest and Applicable Margins. 89 1.3 Fees. 11 1.4 Payments 1213 1.5 Prepayments. 1314 1.6 Maturity 1617 1.7 Loan Accounts 1617 1.8 Increased Costs; Illegality. 1718 1.9 Taxes. 1819 1.10 Inability to Determine Rates 2223 1.11 Effect of Benchmark Transition Event 2223 1.12 Funding Losses 24 1.13 [Reserved]. 2425 1.14 Increase in Revolving Loan Commitments, Delayed Draw Term Loan Commitments and Term Loan Commitments. 2425 1.15 Termination or Reduction of Commitment. 2829 SECTION 2. AFFIRMATIVE COVENANTS 2930 2.1 Compliance With Laws 2930 2.2 Insurance 2930 2.3 Inspection 3031 2.4 Organizational Existence; Maintenance of Properties 3031 2.5 Environmental Matters 3031 2.6 [Reserved] 3132 2.7 Further Assurances. 3132 2.8 Cash Management Systems 3233 2.9 [Reserved]. 3233 2.10 Post-Closing Covenants. 3233 2.11 ERISA 3334 2.12 Use of Proceeds 3334 2.13 Sanctions; Anti-Corruption Laws 3334 2.14 Designation of Subsidiaries 3334 SECTION 3. NEGATIVE COVENANTS 3536 3.1 Indebtedness 3536 3.2 Liens and Related Matters. 3839 3.3 Investments 3940 3.4 Contingent Obligations 4344 3.5 Restricted Payments 4445 3.6 Restriction on Fundamental Changes 4850 3.7 Disposal of Assets or Subsidiary Stock 4951 3.8 Transactions with Affiliates 5153 3.9 Conduct of Business 5254 3.10 Changes Relating to Certain Indebtedness 5254 3.11 [Reserved]. 5254 i [[7932149]]

3.12 [Reserved]. 5354 3.13 [Reserved]. 5354 3.14 [Reserved]. 5354 3.15 Sanctions; Anti-Corruption Laws 5354 3.16 Changes to Governing Documents; Equity Co-Investment Documents and Share Repurchase Documents 5355 SECTION 4. FINANCIAL COVENANTS/REPORTING 5355 4.1 [Reserved]. 5355 4.2 Maximum Total Leverage Ratio 5355 4.3 Minimum Liquidity. 5455 4.4 Financial Statements and Other Reports 5455 4.5 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement 5759 SECTION 5. REPRESENTATIONS AND WARRANTIES 5759 5.1 Disclosure 5759 5.2 No Material Adverse Effect; No Default 5860 5.3 No Conflict 5860 5.4 Organization, Powers, Capitalization and Good Standing. 5860 5.5 Financial Statements 5961 5.6 Intellectual Property 5961 5.7 Investigations, Audits, Etc 5961 5.8 Employee Matters 5961 5.9 Solvency 6062 5.10 Litigation; Adverse Facts 6062 5.11 Use of Proceeds; Margin Regulations. 6062 5.12 Ownership of Property; Liens 6163 5.13 Environmental Matters. 6163 5.14 Employee Benefits. 6264 5.15 Brokers 6365 5.16 Creation, Validity and Perfection of Security Interests 6365 5.17 [Reserved]. 6365 5.18 Insurance 6365 5.19 Sanctions; Anti-Corruption. 6365 5.20 Compliance with Laws 6465 5.21 Taxes and Tax Returns 6466 SECTION 6. DEFAULT, RIGHTS AND REMEDIES 6466 6.1 Event of Default 6466 6.2 [Reserved]. 6668 6.3 Acceleration and other Remedies 6668 6.4 Performance by Agent 6668 6.5 Application of Proceeds 6668 6.6 Cash Collateral for Letters of Credit 6870 6.7 Cure Right 6870 SECTION 7. CONDITIONS TO LOANS 6971 7.1 Conditions to Initial Loans 6971 ii [[7932149]]

7.2 Conditions to All Loans 7072 7.3 Conditions to the Delayed Draw Loans 7173 SECTION 8. ASSIGNMENT AND PARTICIPATION 7274 8.1 Assignment and Participations. 7274 8.2 Agent. 7678 8.3 Set Off and Sharing of Payments 8486 8.4 [Reserved]. 8487 8.5 Disbursements of Advances; Payment. 8587 SECTION 9. MISCELLANEOUS 8688 9.1 Indemnities 8688 9.2 Amendments and Waivers. 8789 9.3 Notices; Effectiveness 8891 9.4 Failure or Indulgence Not Waiver; Remedies Cumulative 9093 9.5 Marshaling; Payments Set Aside 9093 9.6 Severability 9093 9.7 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights 9093 9.8 Headings 9093 9.9 Applicable Law 9093 9.10 Successors and Assigns 9193 9.11 No Fiduciary Relationship; Limited Liability 9193 9.12 Construction 9194 9.13 Confidentiality 9194 9.14 CONSENT TO JURISDICTION 9295 9.15 WAIVER OF JURY TRIAL 9295 9.16 Survival of Warranties and Certain Agreements 9395 9.17 Entire Agreement 9395 9.18 Counterparts; Effectiveness 9396 9.19 Replacement of Lenders. 9396 9.20 Delivery of Termination Statements and Mortgage Releases 9497 9.21 [Reserved] 9497 9.22 Joint and Several 9497 9.23 Press Release 9597 9.24 Keepwell 9597 9.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions 9598 9.26 Divisions 9598 SECTION 10. CROSS-GUARANTY 9698 10.1 Cross-Guaranty 9698 10.2 Waivers by Credit Parties. 9699 10.3 Benefit of Guaranty 97100 10.4 Waiver of Subrogation, Etc 97100 10.5 Election of Remedies 98101 10.6 Limitation 99101 10.7 Contribution with Respect to Guaranty Obligations. 99101 10.8 Liability Cumulative 100102 iii [[7932149]]

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions
Annex B	-	Pro Rata Shares and Commitment Amounts
Annex C	-	Closing Checklist
Annex D	-	Reserved
Annex E	-	Reserved
Annex F	-	Compliance and Excess Cash Flow Certificate

Exhibits

Exhibit 1.1(a)(i)	-	Form of Term Note
Exhibit 1.1(a)(ii)	-	Form of Notice of Initial Term Loan Advance
Exhibit 1.1(b)(i)	-	Form of Revolving Note
Exhibit 1.1(b)(ii)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(e)	-	Form of Swing Line Loan Notice
Exhibit 1.1(f)(i)	-	Form of Notice of Delayed Draw Term Loan
Exhibit 1.1(f)(iv)	-	Form of Delayed Draw Term Note
Exhibit 1.1(g)(iii)	**-**	**Form of First Amendment Term Note**
Exhibit 1.2(e)	-	Form of Notice of Continuation/Conversion
Exhibit 1.14(e)	-	Form of Increase Request
Exhibit 1.9-1	-	Form of U.S. Tax Compliance Certificate
Exhibit 1.9-2	-	Form of U.S. Tax Compliance Certificate
Exhibit 1.9-3	-	Form of U.S. Tax Compliance Certificate
Exhibit 1.9-4	-	Form of U.S. Tax Compliance Certificate
Exhibit 2.7(c)	-	Form of Guarantor Joinder
Exhibit 8.1	-	Form of Assignment Agreement

Schedules

Schedule 3.1	-	Indebtedness
Schedule 3.2	-	Liens
Schedule 3.3	-	Investments
Schedule 3.4	-	Contingent Obligations
Schedule 3.8(a)	-	Affiliate Transactions
Schedule 5.4(a)	-	Jurisdictions of Organization and Qualifications
Schedule 5.4(b)	-	Capitalization
Schedule 5.6	-	Intellectual Property
Schedule 5.7	-	Investigations and Audits
Schedule 5.12	-	Real Estate
Schedule 5.13	-	Environmental Matters
Schedule 5.14	-	ERISA
Schedule 5.15	-	Brokerage Fees
Schedule 5.21	-	Taxes

i

[[7932149]]

CREDIT AGREEMENT This CREDIT AGREEMENT is dated as of October 10, 2024, and is entered into by and among Distinguished LLC, a Delaware limited liability company (in its individual capacity, “Distinguished”), as borrower (“Borrower”), Phoenix Merger Parent, LLC, a Delaware limited liability company (“Holdings”), the other persons designated as “Credit Parties” on the signature pages hereof, the financial institutions, funds and other investors who are or hereafter become parties to this Agreement as Lenders, and BMO Bank N.A., a national banking association (in its individual capacity, “BMO”), as Agent. R E C I T A L S: WHEREAS, Borrower desires that the Lenders extend a term loan facility, a delayed draw term loan facility, and a revolving credit facility (including a letter of credit sub-facility and a swingline loan sub facility) to Borrower to fund the Refinancing, to finance capital expenditures and the purchase price of future Permitted Acquisitions, to provide working capital financing for Borrower and its Restricted Subsidiaries and to provide funds for other general corporate purposes of Borrower and its Restricted Subsidiaries; WHEREAS, Borrower desires to secure all of its Obligations under the Loan Documents and all other Guaranteed Obligations by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its assets; WHEREAS, Holdings directly owns all of the Stock of Borrower and is willing to guarantee all of the Guaranteed Obligations and, subject to the terms and conditions of this Agreement and the Collateral Documents, to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Borrower and to grant Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its assets (other than any such assets constituting Excluded Assets), in each case, to secure the Guaranteed Obligations; WHEREAS, each of the other Domestic Subsidiaries of Borrower (other than any such Subsidiaries constituting Excluded Subsidiaries) is willing to guarantee all of the Guaranteed Obligations and, subject to the terms and conditions of this Agreement and the Collateral Documents, to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of their respective Subsidiaries (other than any such Stock constituting Excluded Assets) and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its assets (other than any such assets constituting Excluded Assets), in each case, to secure the Guaranteed Obligations; and WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference. NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, the other Credit Parties, Lenders and Agent agree as follows: SECTION 1. AMOUNTS AND TERMS OF LOANS 1.1 Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other Credit Parties contained herein: (a) Term Loan. Each Term Loan Lender agrees, severally and not jointly, to lend to Borrower in one draw, on the Closing Date, pursuant to a written notice from Borrower in the [[7932149]]

form attached hereto as Exhibit 1.1(a)(ii) (a “Notice of Initial Term Loan Advance”), its Pro Rata Share of the aggregate Term Loan Commitment of all Term Loan Lenders, the original principal amount of which is equal to $91,000,000 (the “Term Loan”). Borrower agrees to pay the principal amount of the Term Loan in installments (each a “Term Loan Scheduled Installment”) (a) commencing with the Fiscal Quarter ending December 31, 2024, and on the last day of each Fiscal Quarter thereafter, in a quarterly amount equal to 0.25% of the initial principal amount of the Term Loan (as adjusted pursuant to the terms of this Agreement to account for the application of any prepayment), and (b) on the Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Term Loan outstanding on such date. Amounts borrowed under this Section 1.1(a) and repaid or prepaid may not be reborrowed. Payments of principal of the Term Loan shall reduce the Term Loan in the amount of any such payment. The Term Loan may be evidenced by promissory notes substantially in the form of Exhibit 1.1(a)(i) (each a “Term Note” and, collectively, the “Term Notes”), and Borrower shall execute and deliver each Term Note to the applicable Term Loan Lender, upon such Term Loan Lender’s request. Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Loan Lender’s Term Loan, together with interest thereon. (b) Revolving Loans. Each Revolving Lender agrees, severally and not jointly, to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each a “Revolving Credit Advance”) requested by Borrower hereunder; provided that the aggregate principal balance of all Revolving Credit Advances and Swing Line Loans, and the aggregate amount of Letter of Credit Participation Liability, outstanding on the Closing Date shall not exceed $1,500,000. All Revolving Credit Advances must be in a minimum amount of $100,000. The Pro Rata Share of the Revolving Loan of any Revolving Lender, together with its Pro Rata Share of risk participations in Swing Line Loans and of Letter of Credit Participation Liability, shall not at any time exceed its separate Revolving Loan Commitment. Revolving Credit Advances may be repaid and reborrowed; provided, that, with respect to any requested Revolving Credit Advance, (x) the amount of such requested Revolving Credit Advance, when taken together with the principal balance of all Revolving Credit Advances and Swing Line Loans then outstanding, and the aggregate amount of Letter of Credit Participation Liability, does not exceed the Maximum Amount then in effect and (y) each of the other conditions precedent in Section 7.2 hereof is satisfied. All Revolving Credit Advances shall be repaid in full on the Commitment Termination Date. Borrower shall execute and deliver to the applicable Revolving Lender, upon such Revolving Lender’s request, a note to evidence the Revolving Loan Commitment of that Revolving Lender. (i) Each such note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender and substantially in the form of Exhibit 1.1(b)(i) (each a “Revolving Note” and, collectively, the “Revolving Notes”). (ii) Revolving Credit Advances which are (x) Base Rate Loans may be requested with one (1) Business Day’s prior written notice to Agent in the form attached hereto as Exhibit 1.1(b)(ii) (a “Notice of Revolving Credit Advance”) prior to 11:00 a.m. (Chicago time) (or such shorter period of time as Agent may agree in its sole discretion) or (y) SOFR Loans may be requested with three (3) Business Days prior written notice to Agent in the form of a Notice of Revolving Credit Advance prior to 11:00 a.m. (Chicago time) (or such shorter period of time as Agent may agree in its sole discretion); provided that any Notice of Revolving Credit Advance given in connection with any Revolving Credit Advance on the Closing Date (including any Revolving Credit Advances designated as SOFR Loans) may be given not later than 11:00 a.m. (Chicago time) one 2 [[7932149]]

(1) Business Day prior to the Closing Date (or such shorter period of time as Agent may agree in its sole discretion). (c) Funding Authorization. Following receipt of a Notice of Revolving Credit Advance, Notice of Initial Term Loan Advance, or Delayed Draw Term Loan Notice, as applicable, Agent shall notify each Lender of its pro rata share of each requested Loan. Each Lender shall send its pro rata share of the requested Loan to Agent’s account in immediately available funds no later than 12:00 p.m. (Chicago time) on the date of the requested borrowing. The proceeds of all Loans made pursuant to this Agreement subsequent to the Closing Date are to be funded by Agent by wire transfer to such account of Borrower designated by Borrower by written notice to Agent from time to time (the “Disbursement Account”). Borrower shall provide Agent with written notice of any change in the Disbursement Account then in effect at least three (3) Business Days before the desired effective date of such change (or such shorter period of time as Agent may agree in its sole discretion). (d) Letters of Credit. (i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties herein set forth, the Revolving Loan Commitment may, in addition to Revolving Credit Advances and Swing Line Loans, be utilized, upon the request of Borrower, for the issuance of letters of credit by, or arranged by, the L/C Issuer (each such letter of credit, a “Letter of Credit”). The Stated Amount with respect to all Letters of Credit outstanding at any time shall not exceed $4,000,000 in the aggregate. Further, after giving effect to each such issuance, the aggregate amount of Letter of Credit Participation Liability taken together with the principal balance of all Revolving Credit Advances and Swing Line Loans then outstanding, shall not exceed the Maximum Amount. (ii) Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent and the L/C Issuer promptly for any amounts paid by the L/C Issuer under any Letter of Credit. Without duplication of any interest, penalty or fees payable to the L/C Issuer under any applicable letter of credit application documentation between L/C Issuer and Borrower as a result of unreimbursed drawings, all amounts paid by the L/C Issuer with respect to any Letter of Credit that are not promptly repaid by Borrower with the proceeds of a Revolving Credit Advance or otherwise shall bear interest at the interest rate then applicable to Revolving Credit Advances, calculated using the Base Rate and the Applicable Margin then in effect for Base Rate Loans. Borrower hereby authorizes and directs the Revolving Lenders, at Agent’s option, to make a Revolving Credit Advance in the amount of any payment made by the L/C Issuer with respect to any Letter of Credit. Each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Credit Advance made pursuant to this paragraph and, if no such Revolving Credit Advances are made, each Revolving Lender agrees to purchase, and shall be deemed to have purchased on the date on which it pays to Agent its ratable portion of any payments made by the L/C Issuer, a participation in such Letter of Credit in an amount equal to its ratable share of such Letter of Credit based upon the Revolving Loan Commitments then in effect (or which were in effect at the time the Revolving Loan Commitments terminated) and each Revolving Lender agrees to pay to Agent promptly such share of any payments made by the L/C Issuer under such Letter of Credit. The obligations of each Revolving Lender under the preceding two (2) sentences shall be absolute and unconditional and such remittance shall be made notwithstanding the 3 [[7932149]]

occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 7.2 hereof. (iii) [Reserved]. (iv) The expiration date of each Letter of Credit shall be on a date which is the earlier of (a) one (1) year from its date of issuance (provided, however, subject to the following clause (b), that any Letter of Credit with a term not exceeding one (1) year may provide for its renewal for additional periods not exceeding one (1) year as long as the applicable Borrower and the L/C Issuer each have the option to prevent such renewal before the expiration of such term or any such period), and (b) the fifteenth (15th) Business Day before the Commitment Termination Date; provided at the election of Agent and the L/C Issuer, Borrower may request that the L/C Issuer issue Letters of Credit with expiration dates extending beyond the fifteenth (15th) Business Day before the Commitment Termination Date (or that the L/C Issuer permits an automatic extension of any Letter of Credit to a date beyond the fifteenth (15th) Business Day before the Commitment Termination Date), in each case subject to the delivery to Agent by Borrower of cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Participation Fee and all usage and other charges set forth in this Agreement will continue to accrue while such Letter of Credit is outstanding) to be held by Agent, for the benefit of those Lenders with a Revolving Loan Commitment, in an amount equal to one hundred three percent (103%) of the Stated Amount of such Letter of Credit, and in any event, such cash collateral shall be deposited no later than 30 days prior to the fifteenth (15th) Business Day before the Commitment Termination Date. (v) Borrower shall give Agent at least three (3) Business Days’ prior written notice (or such later notice acceptable to Agent and the L/C Issuer in their sole discretion) specifying the date a Letter of Credit is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby, and concurrently therewith deliver a completed letter of credit application as may be requested by the L/C Issuer. The application shall be accompanied by the drawing terms for the Letter of Credit or form of each letter of credit signed by Borrower as applicant and account party. In the event of any inconsistency between the terms of any letter of credit application and the terms of this Agreement, the terms of this Agreement shall control. (vi) Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Non-Funding Lender having any portion of the Revolving Loan Commitment, the L/C Issuer shall not be required to issue any Letter of Credit, or increase the face amount of or extend any Letter of Credit, unless the L/C Issuer and Agent have entered into arrangements satisfactory to them with respect to the participation in the Letter of Credit by such Non-Funding Lender, which arrangement may include a requirement that Borrower provide cash collateral to Agent to hold on behalf of Borrower, on terms and conditions reasonably satisfactory to the L/C Issuer and Agent, in an amount equal to such Non-Funding Lender’s Pro Rata Share in any Letter of Credit. 4 [[7932149]]

(e) Swing Line Loans. (i) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, but shall not be obligated to, make loans in reliance upon the agreements of the other Revolving Lenders set forth in this subsection (e) in Dollars (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day until the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding $4,000,000, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the outstanding Revolving Loans and Letter of Credit Participation Liability of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Swing Line Loan, the Pro Rata Share of the Revolving Loans of any Revolving Lender, together with its Pro Rata Share of Letter of Credit Participation Liability and its Pro Rata Share of the outstanding Swing Line Loans at any time, shall not at any time exceed its separate Revolving Loan Commitment, and provided, further, that Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits and subject to the discretion of the Swing Line Lender to make Swing Line Loans, and subject to the other terms and conditions hereof, Borrower may borrow under this subsection (e), prepay under Section 1.5(a), and reborrow under this subsection (e). Each Swing Line Loan shall bear interest until maturity at a rate per annum equal to, at Borrower’s option, either (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans as from time to time in effect or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Swing Line Loan. (ii) Borrowing Procedures. Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to the Swing Line Lender and Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and Agent not later than 12:00 noon (Chicago time) on the requested borrowing date (or such later time on such date acceptable to Agent and the Swing Line Lender in their sole discretion), and shall specify (A) the amount to be borrowed, which shall be a minimum of $100,000 and integral multiples of $50,000 in excess thereof, and (B) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and Agent of a written Swing Line Loan Notice, appropriately completed and signed by an authorized officer of Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will (1) deliver notice to Borrower and Agent as to whether it will or will not make such Swing Line Loan available to Borrower and, if agreeing to make such Swing Line Loan, (2) in its discretion quote an interest rate to Borrower at which the Swing Line Lender would be willing to make such Swing Line Loan available to Borrower (the rate so quoted being herein referred to as “Swing Line Lender’s Quoted Rate”) and (3) confirm with Agent (by telephone or in writing) that Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from Agent (including at the request of any Revolving Lender) prior to 1:00 p.m. (Chicago time) on the date of the 5 [[7932149]]

proposed Swing Line Borrowing (a) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of subsection (e)(i), or (b) that one or more of the applicable conditions specified in Section 7.2 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. (Chicago time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the Disbursement Account in immediately available funds. (iii) Refinancing of Swing Line Loans. (A) The Swing Line Lender at any time in its sole and absolute discretion, may request, on behalf of Borrower (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Lender make a Revolving Credit Advance constituting a Base Rate Loan in an amount equal to such Revolving Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Revolving Credit Advance for purposes hereof) and in accordance with the requirements of this subsection (e) without regard to the minimum and multiples specified therein for the principal amount of Revolving Credit Advances and Base Rate Loans, but subject to the unutilized portion of the Maximum Amount and the conditions set forth in Section 7.2. The Swing Line Lender shall furnish Borrower with a copy of the applicable Notice of Revolving Credit Advance promptly after delivering such notice to Agent. Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Revolving Credit Advance available to Agent in immediately available funds (and Agent may apply cash collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at Agent’s office not later than 2:00 p.m. (Chicago time) on the day specified in such Notice of Revolving Credit Advance, whereupon, subject to Section 1.1(e)(iii)(B), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Credit Advance constituting a Base Rate Loan to Borrower in such amount. Agent shall remit the funds so received to the Swing Line Lender. (B) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Advance in accordance with Section 1.1(e)(iii)(A), the request for such Revolving Credit Advance submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to Agent for the account of the Swing Line Lender pursuant to Section 1.1(e)(iii)(A) shall be deemed payment in respect of such participation. (C) If any Revolving Lender fails to make available to Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 1.1(e)(iii) by the time specified in Section 1.1(e)(iii)(A), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such 6 [[7932149]]

payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Revolving Lender (through Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error. (D) Each Revolving Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Loans pursuant to this subsection (e) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever, (2) the occurrence or continuance of a Default or an Event of Default, or (3) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest, as provided herein. (iv) Repayment of Participations. At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender. (v) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Pro Rata Share of Revolving Credit Advances or risk participation pursuant to this subsection (e) to refinance such Revolving Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender. (vi) Payments Directly to Swing Line Lender. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender. (vii) Auto Borrow Arrangement. In order to facilitate the borrowing of Swing Line Loans, Borrower and the Swing Line Lender may mutually agree to, and are hereby authorized to, enter into an auto borrowing agreement in form and substance reasonably satisfactory to the Swing Line Lender and Agent (the “Auto Borrow Agreement”) providing for the automatic advance by the Swing Line Lender of Swing Line Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth herein. At any time an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Swing Line Loans for all purposes hereof, except that Borrowings of Swing Line Loans under the Auto Borrow Agreement shall be made in accordance with the Auto Borrow Agreement. 7 [[7932149]]

(f) Delayed Draw Term Loan. (i) Subject to the satisfaction of each of the applicable Delayed Draw Term Loan Funding Conditions, on any Business Day prior to the applicable Delayed Draw Term Loan Commitment Termination Date that is specified in a written notice in the form attached hereto as Exhibit 1.1(f)(i) (a “Delayed Draw Term Loan Notice”) delivered by Borrower to Agent at least three (3) (but no more than twenty (20)) Business Days (or such shorter period of time as Agent may agree in its sole discretion) prior to such date, each Delayed Draw Term Loan Lender agrees, severally and not jointly, to make a Delayed Draw Term Loan to Borrower in an original principal amount equal to such Delayed Draw Term Loan Lender’s Pro Rata Share of the Delayed Draw Term Loan Commitment multiplied by the amount of Delayed Draw Term Loan requested in such Delayed Draw Term Loan Notice but in any event not in excess of such Delayed Draw Term Loan Lender’s Pro Rata Share of the Delayed Draw Term Loan Commitment then in effect; provided, that, notwithstanding the foregoing or any other provision in this Agreement to the contrary, Borrower shall only be permitted to request a Delayed Draw Term Loan once per Fiscal Quarter if any of the proceeds of such requested Delayed Draw Term Loan are to be used in connection with the consummation of a Team Lift Out and/or financing any losses from Team Lift Outs (including any upfront purchase price incurred in connection therewith) (the “Delayed Draw Term Loan Borrowing Cap”), and the Delayed Draw Term Loan Notice for such request shall be accompanied by a Compliance and Excess Cash Flow Certificate calculated on a pro forma basis, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4. Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Delayed Draw Term Loan shall be required to be requested in a minimum principal amount of $1,000,000 and increments of $100,000 in excess thereof (or, if less at such time, the remaining applicable Delayed Draw Term Loan Commitment). Each Delayed Draw Term Loan made by any Delayed Draw Term Loan Lender to Borrower shall result in an immediate and permanent reduction of such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment, in an amount equal to the principal amount of such Delayed Draw Term Loan so made. Amounts paid or prepaid in respect of the Delayed Draw Term Loans may not be reborrowed. The Delayed Draw Term Loan Commitment shall, if not earlier terminated in accordance with the foregoing, terminate in its entirety on the Delayed Draw Term Loan Commitment Termination Date. (ii) The outstanding principal amount of each Delayed Draw Term Loan shall be repaid, beginning on the last day of the Fiscal Quarter in which such Delayed Draw Term Loan was made and on the last day of each Fiscal Quarter thereafter, in an amount on each such date equal to 0.25% of the initial principal amount of such Delayed Draw Term Loan (as adjusted pursuant to the terms of this Agreement to account for the application of any prepayment), with the remaining principal amount of such Delayed Draw Term Loan then outstanding due and payable in full on the Delayed Draw Term Loan Maturity Date (each, a “Delayed Draw Term Loan Scheduled Installment”). (iii) Notwithstanding the foregoing clause (ii), the entire unpaid balance of each Delayed Draw Term Loan and all other Delayed Draw Term Loan Obligations shall be due and payable in full by Borrower on the Delayed Draw Term Loan Maturity Date, in each case, if not sooner paid in fully in accordance with the terms of the Loan 8 [[7932149]]

Documents (without limiting such Person’s obligation to timely make all payments required under the terms of the Loan Documents). (iv) If requested by a Delayed Draw Term Loan Lender, the Delayed Draw Term Loans may be evidenced by promissory notes substantially in the form of Exhibit 1.1(f)(iv) (each a “Delayed Draw Term Note” and, collectively, the “Delayed Draw Term Notes”). (g) First Amendment Term Loan. (i) On the terms set forth herein and in the First Amendment and subject to the conditions set forth in the First Amendment, each First Amendment Term Loan Lender agreed, severally and not jointly, to make a First Amendment Term Loan to Borrower on the First Amendment Funding Date in a principal amount not to exceed its First Amendment Term Loan Commitment. (ii) The outstanding principal amount of the First Amendment Term Loan shall be repaid, beginning on the last day of the first full Fiscal Quarter after the First Amendment Funding Date and on the last day of each Fiscal Quarter thereafter, in an amount on each such date equal to 0.25% of the initial principal amount of the First Amendment Term Loan (as adjusted pursuant to the terms of this Agreement to account for the application of any prepayment), with the remaining principal amount of the First Amendment Term Loan then outstanding due and payable in full on the First Amendment Term Loan Maturity Date (each, a “First Amendment Term Loan Scheduled Installment”). Amounts paid or prepaid in respect of the First Amendment Term Loan may not be reborrowed. (iii) The First Amendment Term Loan may be evidenced by promissory notes substantially in the form of Exhibit 1.1(g)(iii) (each, a “First Amendment Term Note” and, collectively, the “First Amendment Term Notes”), and Borrower shall execute and deliver each First Amendment Term Note to the applicable First Amendment Term Loan Lender, upon such First Amendment Term Loan Lender’s request. Each First Amendment Term Note shall represent the obligation of Borrower to pay the amount of the applicable First Amendment Term Loan Lender’s First Amendment Term Loan, together with interest thereon. 1.2 Interest and Applicable Margins. (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances which are designated as Base Rate Loans (and for all other Obligations not otherwise set forth below), the Base Rate plus the Applicable Margin per annum for Base Rate Loans, (ii) with respect to Revolving Credit Advances which are designated as SOFR Loans, Term SOFR applicable thereto plus the Applicable Margin per annum for SOFR Loans, (iii) with respect to such portion of the Term Loan designated as a Base Rate Loan, the Base Rate plus the Applicable Margin per annum for Base Rate Loans, (iv) with respect to such portion of the Term Loan designated as a SOFR Loan, Term SOFR applicable thereto plus the Applicable Margin per annum for SOFR Loans, (v) with respect to such portion of the Delayed Draw Term Loan designated as a Base Rate Loan, the Base Rate plus the Applicable Margin per annum for Base Rate Loans, (vi) with respect to such portion of the Delayed Draw Term Loan designated as a 9 [[7932149]]

SOFR Loan, Term SOFR applicable thereto plus the Applicable Margin per annum for SOFR Loans, and (vii) with respect to such portion of the First Amendment Term Loan designated as a Base Rate Loan, the Base Rate plus the Applicable Margin per annum for Base Rate Loans, (viii) with respect to such portion of the First Amendment Term Loan designated as a SOFR Loan, Term SOFR applicable thereto plus the Applicable Margin per annum for SOFR Loans and (ix) with respect to each Swing Line Loan, in accordance with the terms of Section 1.1(e)(i). (b) [Reserved]. (c) All computations of Fees calculated on a per annum basis (other than Agent’s fee and certain other fees, in each case, set forth in the Fee Letter, which shall be paid in accordance with the terms thereof) and interest shall be made by Agent on the basis of a three hundred sixty (360) day year, (or, solely for purposes of computing interest with respect to Base Rate Loans, a three hundred sixty five/three hundred sixty six (365/366) day year) in each case for the actual number of days occurring in the period for which such Fees and interest are payable. The Base Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on the parties hereto, absent demonstrable error. In connection with the use or administration of Term SOFR, Agent will have the right, in consultation with Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR. (d) Automatically upon and during the continuance of an Event of Default arising under Section 6.1(a), 6.1(f) or 6.1(g), the Applicable Margin applicable to the Loans shall be increased by two percentage points (2%) per annum above the rates of interest otherwise applicable hereunder (the aggregate increased interest rate, the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations; provided, Obligations that do not otherwise accrue interest, but for the implementation of the Default Rate, shall bear interest at the Default Rate applicable to the Revolving Loans that are Base Rate Loans. Interest at the Default Rate shall accrue from the initial date the Default Rate is imposed hereunder (which, for the avoidance of doubt, is the date such Event of Default first occurred) until the Event of Default resulting in the imposition of the Default Rate is cured or waived in writing in accordance with the terms hereof and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation. (e) Borrower shall have the option to (i) convert at any time all or any part of outstanding Loans from Base Rate Loans to SOFR Loans, (ii) convert any SOFR Loan to a Base Rate Loan, or (iii) continue all or any portion of any Loan as a SOFR Loan upon the expiration of the applicable Interest Period and the succeeding Interest Period of that continued Loan shall commence on the last day of the Interest Period of the Loan to be continued. In the case of any conversion or continuation, such election must be made pursuant to a written notice delivered to Agent (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.2(e) in the case of a conversion or continuation of a SOFR loan, no later than 11:00 a.m. (Chicago time) three (3) Business Days (or such shorter period of time as Agent may agree in its sole discretion) prior to the beginning of the applicable Interest Period and in the case of a conversion to Base Rate Loan, no later than 11:00 a.m. (Chicago time) one (1) Business Day (or such shorter period of time as 10 [[7932149]]

Agent may agree in its sole discretion) prior to the beginning of the applicable Interest Period. No Loan shall be made, converted into or continued as a SOFR Loan, if an Event of Default has occurred and is continuing and Agent or the Requisite Lenders have determined not to make or continue any Loan as a SOFR Loan as a result thereof. Unless a Notice of Conversion/Continuation has been timely provided to Agent in respect of any existing SOFR Loan requesting that all or any portion of such SOFR Loan be converted into a Base Rate Loan, such SOFR Loan shall automatically be converted into a Base Rate Loan effective as of the expiration of the then applicable Interest Period. There shall be no more than ten (10) SOFR Loans outstanding at any time. (f) Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (d), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5(f) and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order. (g) The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or 11 [[7932149]]

in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. 1.3 Fees. (a) Fee Letter. Borrower shall pay or cause to be paid the Fees specified in that certain fee letter dated as of the Closing Date between Borrower and Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”), at the times specified for payment therein. (b) Unused Line Fee. (i) As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Revolving Lenders, in arrears, on the last Business Day of each calendar quarter prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrower’s non-use of available funds (the “Unused Line Fee”) in an amount equal to 0.50% per annum multiplied by the difference between (x) the Revolving Loan Commitment (as it may be reduced from time to time) and (y) the sum of (1) the average for the period of the daily closing balances of the Revolving Loans outstanding during the period for which such Fee is due and (2) the average for the period of the daily Letter of Credit Participation Liability during the period for which such fee is due. For the avoidance of doubt, the outstanding principal amount of Swing Line Loans shall not be counted for purposes of determining the Unused Line Fee. (ii) As additional compensation for the Delayed Draw Term Loan Lenders, Borrower shall pay to Agent, for the ratable benefit of such Delayed Draw Term Loan Lenders, in arrears, on the last Business Day of each calendar quarter prior to the Delayed Draw Term Loan Commitment Termination Date and on the Delayed Draw Term Loan Commitment Termination Date, a fee for Borrower’s non-use of available funds (the “Delayed Draw Unused Line Fee”) in an amount equal to 1.00% per annum of the average daily Delayed Draw Term Loan Commitment (for the avoidance of doubt, excluding any such Delayed Draw Term Loan Commitment that had previously been funded as Delayed Draw Term Loans) during the period for which such Fee is due. (c) Letter of Credit Participation Fee. Borrower shall pay to Agent, for the ratable benefit of the Revolving Lenders, fees for each Letter of Credit (the “Letter of Credit Participation Fee”) for the period from and including the date of issuance of same to and including the date of expiration or termination, equal to the average daily amount of aggregate Stated Amount multiplied by the Applicable Margin for SOFR Loans; provided, however, without duplication of Section 1.2(d) above, at any time that the Default Rate has been imposed in accordance with Section 1.2(d), such percent shall be increased by two percent (2.0%) per annum (the “Letter of Credit Default Rate”). Letter of Credit Participation Fees at the Letter of Credit Default Rate shall accrue from the initial date the Letter of Credit Default Rate is imposed hereunder until the Event of Default resulting in the imposition of the Letter of Credit Default Rate is cured or waived in writing in accordance with the terms hereof and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for Letter of Credit Participation Fees. The Letter of Credit Participation Fee is payable quarterly in arrears on the last day of each calendar quarter (and also on the date upon which the respective Letter of Credit expires or is terminated). In addition, with respect to each Letter of Credit, Borrower agrees to pay to L/C Issuer, for its own account, (i) such fees and expenses as 12 [[7932149]]

the L/C Issuer customarily requires (or, as the case may be, is required to pay to the issuer of the letter of credit) in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in an amount equal to 0.125% computed on the amount of such Letter of Credit, and payable upon the issuance or renewal (automatic or otherwise) thereof or upon any amendment increasing the amount thereof. It is understood and agreed that so long as the maximum outstanding Stated Amount with respect to all Letters of Credit is $0, no fees, including Letter of Credit Participation Fees and fronting or other similar fees, or any other amounts in respect thereof shall accrue or be payable by Borrower hereunder. (d) [Reserved]. (e) Expenses and Attorneys’ Fees. Except with respect to Taxes which are governed by Section 1.9, Borrower agrees to promptly pay all reasonable and documented out-of-pocket fees, charges, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses (but limited to one primary counsel for Agent and Arranger, taken as a whole, and, if deemed reasonably necessary by Agent, one counsel in each relevant jurisdiction where a Credit Party is located) and limited, in the case of other third party consultants, to those engaged with the prior written consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed)) incurred by Agent and Arranger in connection with the initial preparation of the Loan Documents and the closing of the transactions contemplated hereby, including in connection with the due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and obtaining and maintaining no more than two credit ratings or estimates per calendar year in respect of the Loans from ratings agencies, whether obtained prior to or subsequent to the Closing Date. Borrower agrees to promptly pay all reasonable and documented out-of-pocket fees, charges, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses (but limited to one primary counsel for Agent and the Lenders (except in the case of a conflict of interest between the Lenders, in which case, one additional counsel for each Lender similarly situated in respect of such conflict of interest), taken as a whole), and, if deemed reasonably necessary by Agent, one counsel in each relevant jurisdiction where a Credit Party is located and limited, in the case of other third party consultants, to those engaged with the prior written consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed)) incurred by Agent and the Lenders in connection with any amendment, waiver or consent with respect to the Loan Documents, Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party and in connection with the continued administration of the Loan Documents, including in connection with any inspection right(s), and with any amendments, modifications, consents and waivers thereto. All fees, charges, costs and expenses for which Borrower is responsible under this Section 1.3(e) shall be deemed part of the Obligations when incurred, payable in accordance with the final sentence of Section 1.4 and secured by the Collateral. 1.4 Payments. All payments by the Credit Parties of the Obligations shall be without deduction, defense, setoff or counterclaim, except as required by applicable law pursuant to Section 1.9, and shall be made in same day funds and delivered to Agent for the benefit of Agent and Lenders, as applicable, by wire transfer to the account as Agent may from time to time designate in writing. Borrower shall receive credit on the day of receipt for funds received by Agent by 2:00 p.m. (Chicago time) (or such later time as Agent may agree). In the absence of timely receipt, such funds may, in Agent’s discretion, be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be 13 [[7932149]]

made on the next succeeding Business Day (except as set forth in the definition of Interest Period) (unless the next succeeding Business Day would be in the next succeeding month after the stated due date for such payment, in which case such payment shall be made on the last Business Day immediately prior to the stated due date) and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may (but shall not be required to) in reliance upon such assumption, distribute to the applicable Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that Agent makes to any Lender, L/C Issuer or other Lender Party as to which Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made the corresponding payment to Agent; (2) Agent has made a payment in excess of the amount(s) received by it from Borrower either individually or in the aggregate (whether or not then owed); or (3) Agent has for any reason otherwise erroneously made such payment; then each of the Lender Parties severally agrees to repay to Agent forthwith on demand the Rescindable Amount so distributed to such Lender Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. 1.5 Prepayments. (a) Voluntary Prepayments of Loans. (i) At any time, Borrower may, upon notice to Agent from Borrower, prepay the Loans, in whole or in part and at any time or from time to time without premium or penalty (but subject to Section 1.12 to the extent applicable); provided that (A) such notice must be received by Agent not later than 11:00 a.m. (Chicago time) (i) three (3) Business Days (or such shorter period of time as Agent may agree in its sole discretion) prior to any date of prepayment of SOFR Loans and (ii) on the date of prepayment of Base Rate Loans (or such later time as Agent may agree in its sole discretion), and (B) each partial voluntary prepayment shall be in the minimum amount of $250,000 (or, in the case of any such prepayment of a SOFR Loan, $500,000) or an integral multiple of $100,000 in excess thereof (unless repaid in full). Each such notice shall be irrevocable and set forth the amount of the principal of the Loans being prepaid, the day the prepayment will be made (which shall be a Business Day), and the subsection hereunder pursuant to which such prepayment is being made; provided that if such prepayment is expressly conditioned upon the occurrence of any event, the proceeds of which are expected to be applied to such prepayment, then Borrower may revoke such notice and/or extend the prepayment date set forth therein by not more than ten (10) Business Days if such condition is not satisfied. Prepayments of the Term Loan, the First Amendment Term Loan and the Delayed Draw Term Loan shall be applied in accordance with Section 1.5(f). Notwithstanding anything to contrary contained herein, Borrower shall not be permitted to voluntarily prepay the Term LoansLoan, the First Amendment Term Loan or the Delayed Draw Term LoansLoan without the prior written consent of the Requisite Revolving Lenders if a Trigger Event of Default has occurred and is continuing., it being agreed, however, that nothing in this sentence shall restrict prepayment of the Term Loan, the First Amendment Term Loan and the Delayed Draw Term Loan concurrently with a repayment in full of all outstanding Revolving Loans and termination of all Revolving Loan Commitments on a date that would be a Termination Date. 14 [[7932149]]

(ii) Borrower may, upon notice to the Swing Line Lender (with a copy to Agent) from Borrower, at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and Agent not later than 1:00 p.m. (Chicago time) on the date of the prepayment (or such shorter period of time as Agent may agree in its sole discretion), and (B) any such prepayment shall be in a minimum principal amount of $50,000 or, if less, the entire principal amount thereof outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such prepayment is expressly conditioned upon the occurrence of any event, the proceeds of which are expected to be applied to such prepayment, then Borrower may revoke such notice and/or extend the prepayment date set forth therein by not more than ten (10) Business Days if such condition is not satisfied. Notwithstanding the foregoing to the contrary, prepayments of Swing Line Loans shall be made pursuant to the terms and conditions of an Auto Borrow Agreement for so long as any such agreement is in effect. (b) Prepayments from Excess Cash Flow. Within ten (10) Business Days after the date on which the audited year-end Financial Statements pursuant to and in accordance with Section 4.4(b) are required to be delivered hereunder with respect to any Fiscal Year (each such date, the “Excess Cash Flow Payment Date”), commencing with respect to the Fiscal Year ending December 31, 2025, Borrower shall prepay the Loans in an amount equal to (A) the Applicable Percentage of the Excess Cash Flow of Borrower and its Restricted Subsidiaries for the priorsuch Fiscal Year, less (B) the amount of any voluntary prepayments of the Term Loan, the First Amendment Term Loan, the Delayed Draw Term Loan and the Revolving Loans (to the extent accompanied by a concurrent and equivalent reduction in the Revolving Loan Commitment) during such Fiscal Year (provided, the foregoing calculation shall never be less than zero, provided, further, that no prepayment pursuant to this Section 1.5(b) shall be required with respect to any Fiscal Year unless the amount of Excess Cash Flow otherwise required to be applied as a prepayment pursuant to this Section 1.5(b) is in excess of $1,000,000 for such Fiscal Year). Prepayments of the Loans under this Section 1.5(b) shall be applied in accordance with Section 1.5(f). (c) [Reserved]. (d) Prepayments from Asset Dispositions; Casualty Events. (i) Promptly upon receipt by Holdings or any of its Restricted Subsidiaries of Net Proceeds from Asset Dispositions described in Sections 3.7(i) or 3.7(k) in excess of $3,000,000 in the aggregate for all such Asset Dispositions (the “Threshold Amount”) during any Fiscal Year, Borrower shall prepay the Loans in an amount equal to such Net Proceeds in excess of such amount, except that Borrower may reinvest or commit to reinvest all or any portion of such Net Proceeds of any such Asset Disposition in assets (other than inventory) of a kind used or useful in the Credit Parties’ business within twelve (12) months; provided, with respect to any such commitment to reinvest that is made within such twelve (12) month period, such Net Proceeds are actually reinvested in such assets within the six (6) month period immediately succeeding such twelve (12) month period. If Borrower does not intend to so reinvest or commit to reinvest such Net Proceeds or if the applicable period set forth in the immediately preceding sentence expires without Borrower having reinvested or committed to reinvest the full amount of the Net Proceeds of any such Asset Disposition, then Borrower shall apply all such 15 [[7932149]]

remaining Net Proceeds of such Asset Disposition in excess of the Threshold Amount to payment of the Loans in accordance with Section 1.5(f). (ii) Subject to the terms of Section 2.2, immediately following the receipt by Holdings or any of its Restricted Subsidiaries of any Net Proceeds from a Casualty Event in excess of $3,000,000 in the aggregate for all such Casualty Events in any Fiscal Year, Borrower shall prepay the Loans in an amount equal to such Net Proceeds, to the extent not otherwise permitted by Section 2.2 to be used to maintain, develop, construct, improve, upgrade, replace, repair, restore or rebuild the destroyed or damaged assets or reinvest (including by acquiring any such assets) all or any portion of such Net Proceeds in assets (other than inventory) of a kind used or useful in the Credit Parties’ business within twelve (12) months; provided, with respect to any such commitment to reinvest that is made within such twelve (12) month period, such Net Proceeds are actually reinvested in such assets within the six (6) month period immediately succeeding such twelve (12) month period. If Borrower does not intend to so reinvest or commit to reinvest such Net Proceeds or if the applicable period set forth in the immediately preceding sentence expires without Borrower having reinvested or committed to reinvest the full amount of the Net Proceeds of any such Casualty Event, then Borrower shall apply all such remaining Net Proceeds of such Casualty Event in excess of $3,000,000 to the payment of the Loans in accordance with Section 1.5(f). (e) Prepayments from Debt Issuances. Promptly upon the receipt by Holdings or any of its Restricted Subsidiaries of the proceeds of any debt securities (other than the proceeds from the issuance of debt securities in respect of Indebtedness permitted hereunder), Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of the proceeds of such debt issuance. The payments shall be applied in accordance with Section 1.5(f). (f) Application of Proceeds. (i) Subject to Section 6.5, with respect to any prepayments made by Borrower pursuant to Sections 1.5(b), 1.5(d) and 1.5(e), such prepayments shall be applied as follows: first, in payment of the Term Loan, the First Amendment Term Loan and to the then outstanding balance of the Delayed Draw Term Loans on a pro rata basis, and as to each such Loan, against the next eight (8) Scheduled Installments thereof in direct order of maturity, second in payment of the Term Loan, the First Amendment Term Loan and the Delayed Draw Term Loans on a pro rata basis, and as to each such Loan, against all remaining Scheduled Installments thereof (excluding the final Scheduled Installment thereof at maturity) on a pro rata basis based on the amounts thereof and then to the final Scheduled Installment thereof at maturity, until such Loans shall have been prepaid in full, third, pro rata to the Revolving Credit Advances and Swing Line Loans outstanding until the same have been repaid in full but not as a permanent reduction of the Revolving Loan Commitment, and fourth, to Agent as cash collateral for all outstanding Letters of Credit up to an amount equal to one hundred three percent (103%) of the aggregate Letter of Credit Participation Liability thereunder. Notwithstanding the foregoing to the contrary, each Lender may elect, by prior written notice to Agent and Borrower, to decline to receive the proceeds of any mandatory prepayment event set forth in Sections 1.5(b), 1.5(d) and 1.5(e) above allocable to such Lender, and, upon Agent’s and Borrower’s receipt of such written notice, Borrower shall be permitted to keep and retain such portion of the proceeds so declined by such Lender (such declined amount, the “Declined Prepayment Amount”). 16 [[7932149]]

(ii) Subject to Section 6.5, with respect to any payments of the Term Loans andLoan, the First Amendment Term Loan and the Delayed Draw Term Loans pursuant to Section 1.5(a), such prepayments shall be applied to the Scheduled Installments thereof as specified by Borrower (or, if not specified, in direct order of maturity); provided, that, any such prepayment must be applied on a pro rata basis to the Term LoansLoan funded on the Closing Date, to the First Amendment Term Loan funded on the First Amendment Funding Date and to the then outstanding balance of the Delayed Draw Term Loans. (g) Overadvances. If at any time the sum of (i) the then outstanding principal balance of Revolving Loans plus (ii) the then outstanding principal balance of Swing Line Loans plus (iii) the aggregate amount of Letter of Credit Participation Liabilities exceeds the Maximum Amount, then Borrower shall promptly prepay outstanding Swing Line Loans and Revolving Loans in an amount sufficient to eliminate such applicable excess. (h) No Implied Consent. Provisions contained in this Section 1.5 for the application of proceeds of certain transactions shall not be deemed to constitute consent by Agent or any Lender to transactions that are not otherwise expressly permitted by the terms hereof. (i) Restricted Amounts. Notwithstanding the foregoing, to the extent any or all of the Net Proceeds of any mandatory prepayment event of the type described in Sections 1.5(b), 1.5(d) and 1.5(e) are attributable to the Excess Cash Flow, Asset Disposition, Casualty Event or Net Proceeds of, by or received by, a Foreign Subsidiary and such amounts are prohibited or delayed by any applicable local Requirements of Law from being repatriated to Borrower or any Domestic Subsidiary (each, a “Repatriation”; with “Repatriated” having a correlative meaning) (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to take promptly all actions reasonably required by such Requirements of Law to permit such Repatriation), the portion of such amounts so affected, will not be required to be applied to prepay Loans at the times provided in this Section 1.5 and may be retained by the applicable Foreign Subsidiary; provided, that if and to the extent any such Repatriation ceases to be prohibited or delayed by applicable local Requirements of Law at any time, the Credit Parties shall reasonably promptly Repatriate, or cause to be Repatriated, an amount equal to such previously prohibited amount, net of any costs and expenses associated with such Repatriation (such amount, the “Excluded Prepayment Amount”), and the Credit Parties shall reasonably promptly pay the Excluded Prepayment Amount to the Lenders, which payment shall be applied in accordance with Section 1.5(f). For the avoidance of doubt, to the extent that Borrower has reasonably determined in good faith that repatriation of all or any portion of any such Net Proceeds attributable to a Foreign Subsidiary would have material adverse tax consequences to Borrower and its Restricted Subsidiaries (taking into account any tax credit or benefit available in connection with such repatriation), such Net Proceeds so affected may be retained by the applicable Foreign Subsidiary and shall not be required to be applied as a repayment of the Term Loan, the First Amendment Term Loan or the Delayed Draw Term Loans pursuant to this Section 1.5 so long, but only so long, as the repatriation would result in such material adverse tax consequences to Borrower and its Restricted Subsidiaries (and for the avoidance of doubt, if such material adverse tax consequences cease to exist or would not result therefrom, such Net Proceeds shall be promptly paid to the Lenders to be applied in accordance with Section 1.5(f)). For the avoidance of doubt, the non-application of any such portion of the mandatory prepayment amount pursuant to this Section 1.5(i) shall not constitute a Default or an Event of Default. 1.6 Maturity. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon (a) in the 17 [[7932149]]

case of any Obligations in respect of Revolving Credit Advances and Swing Line Loans, the Commitment Termination Date, (b) in the case of any Obligations in respect of Term Loans, the Term Loan Maturity Date and, (c) in the case of any Obligations in respect of the First Amendment Term Loan, the First Amendment Term Loan Maturity Date, and (d) in the case of any Obligations in respect of Delayed Draw Term Loans, the Delayed Draw Term Loan Maturity Date. Until the Termination Date, Agent shall be entitled to retain the security interests in the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to it under the Loan Documents and applicable laws. 1.7 Loan Accounts. Agent shall maintain a loan account (the “Loan Account”) on its books to record: the Loans, all payments made by Borrower or the other Credit Parties with respect to the Loans, and all other debits and credits as provided in this Agreement with respect to the Loans and any other Obligations. Without limiting the foregoing, Agent may, from time to time, at Agent’s discretion, charge the Loan Account for any amounts due and owing by Borrower under the Loan Documents whereupon the same shall be deemed added to the balance of Obligations owing by Borrower. All entries in the Loan Account shall be made in accordance with customary accounting practices of Agent as in effect from time to time. The balance in the Loan Account shall, absent demonstrable error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Upon the request of Borrower, Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans and any other Obligations setting forth the balance of the Loan Account for the immediately preceding month. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it. 1.8 Increased Costs; Illegality. (a) Increased Costs. (i) If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer; (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, 18 [[7932149]]

such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. (ii) If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered. (iii) A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof. (iv) Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that notwithstanding the foregoing, no Lender or L/C Issuer shall be entitled to be compensated hereunder unless the Change in Law occurred within one hundred eighty (180) days of the date that such Lender or L/C Issuer notified Borrower in writing of the Change in Law and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. (b) Illegality. Notwithstanding anything to the contrary contained herein, if any Change in Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to continue to fund or maintain any SOFR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such SOFR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, the SOFR Loans of such Lender will, at the option of such Lender, be deemed to be computed by reference to the Base Rate (without reference to clause (c) of the definition of “Base Rate”) during the period of such illegality. If any Lender shall determine that it is unlawful to maintain any SOFR Loan, Borrower shall either (x) prepay in full all SOFR Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, together with any amounts required to be paid in connection therewith pursuant to Section 1.12 or (y) convert all outstanding SOFR Loans 19 [[7932149]]

of such Lender into Base Rate Loans either on the last day of the Interest Period thereof if such Lender may lawfully continue such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans (and concurrently therewith pay any amounts required to be paid pursuant to Section 1.12). 1.9 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. (b) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes. (c) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (other than Indemnified Taxes and expenses payable by reason of the gross negligence, bad faith or willful misconduct of the applicable Recipient), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Credit Party reasonably believes that such Taxes were not correctly or legally asserted, Agent, or Lender, as applicable, will use reasonable efforts to cooperate with the Credit Party to obtain a refund of such Taxes (which shall be repaid to the Credit Party in accordance with Section 1.9(g)) so long as such efforts would not, in the sole discretion of Agent or such Lender, result in any additional out of pocket costs or expenses not reimbursed by the Credit Party, require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential), or be otherwise materially disadvantageous to Agent or such Lender, as applicable. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. (d) Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.1 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes 20 [[7932149]]

were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 1.9(d). (e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent. (f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 1.9(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in any Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. (ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower, (A) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding tax; (B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form 21 [[7932149]]

W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed copies of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit 1.9-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or (iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.9-2 or Exhibit 1.9-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.9-4 on behalf of each such direct and indirect partner; (C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and (D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for 22 [[7932149]]

purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so. (g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. (h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. (i) Defined Terms. For purposes of this Section 1.9, the term “Lender” includes any L/C Issuer, and the term “applicable law” includes FATCA. 1.10 Inability to Determine Rates. Subject to Section 1.11, if, on or prior to the first day of any Interest Period for any SOFR Loan: (a) Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or (b) the Requisite Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Requisite Lenders have provided notice of such determination to Agent, then Agent will promptly so notify Borrower and each Lender. Upon notice thereof by Agent to Borrower, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans and, in the case of a SOFR Loan, the affected Interest Periods) until Agent revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans and, in the case of a SOFR Loans, the affected Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately or, in the case of a SOFR Loans, at the end of the applicable 23 [[7932149]]

Interest Period. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to Section 1.12. 1.11 Effect of Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document (and any interest rate swap agreement shall be deemed not to be a “Loan Document” for the purposes of this Section 1.11): (a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders. (b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make, in consultation with Borrower, Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. (c) Notice; Standards for Decisions and Determinations. The Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 1.11. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.11. (d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administration of 24 [[7932149]]

such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. (e) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. 1.12 Funding Losses. Borrower agrees to reimburse each Lender and to hold each Lender harmless from any actual and documented (subject to the last sentence of this Section 1.12) loss or expense (but excluding any loss of profit or Taxes) which such Lender may sustain or incur as a consequence of: (a) the failure of Borrower to make any payment or mandatory prepayment of principal of any SOFR Loan (including payments made after any acceleration thereof); (b) the failure of Borrower to borrow a SOFR Loan, continue a SOFR Loan or convert a Base Rate Loan into a SOFR Loan after Borrower has given (or is deemed to have given) a Notice of Revolving Credit Advance or a Notice of Conversion/Continuation; (c) the failure of Borrower to make any prepayment of a SOFR Loan after Borrower has given a notice in accordance with Section 1.5(a) (except to the extent any such notice is revoked by Borrower in accordance with Section 1.5(a)); (d) the prepayment (including pursuant to Section 1.5) of a SOFR Loan on a day which is not the last day of the Interest Period with respect thereto; or (e) the conversion pursuant to Section 1.5 of any SOFR Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period; including any such loss or expense (but excluding any loss of profit) arising from the liquidation or reemployment of funds obtained by it to maintain its SOFR Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by Borrower to the Lenders under this Section 1.12, at the election of any Lender that regularly 25 [[7932149]]

funds SOFR Loans by “match funding”, each SOFR Loan made by such Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at Term SOFR used in determining the interest rate for such SOFR Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such SOFR Loan is in fact so funded. 1.13 [Reserved]. 1.14 Increase in Revolving Loan Commitments, Delayed Draw Term Loan Commitments and Term Loan Commitments. (a) Request for Increase. Borrower may from time to time prior to the Commitment Termination Date, the Term Loan Maturity Date or the Delayed Draw Term Loan Maturity Date, as applicable, request to add one or more incremental term facilities and/or delayed draw term loan facilities and/or request an increase in the aggregate Revolving Loan Commitment or Term Loan Commitment or Delayed Draw Term Loan Commitment (each such increase or addition of incremental facilities, an “Increase”) by an amount (for all such requests) not exceeding an amount equal to the maximum aggregate principal amount that would not (on a pro forma basis after giving effect to such Increase and any Permitted Acquisition, other transactions consummated after the relevant financial statements date and on or prior to the date thereof and any related transaction consummated substantially concurrently therewith, and, with respect to an Increase of the Revolving Loan Commitment, assuming that the entire amount of such Increase is fully funded) cause the Total Leverage Ratio of Holdings and its Restricted Subsidiaries as of the end of the fiscal month most recently ended as to which financial statements were required to be delivered pursuant to Section 4.4 to be greater than the lesser of (A) 5.00 to 1.00 and (B) the maximum Total Leverage Ratio permitted pursuant to Section 4.2 for the most recently ended Fiscal Quarter; provided that any such request for an Increase shall be in a minimum amount of $2,000,000. The aggregate amount of all Increases of the Revolving Loan Commitment shall not exceed $15,000,000. At the time of sending any such request, Borrower (in consultation with Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than five (5) Business Days from the date of delivery of such notice to the applicable Lenders). (b) Lender Elections to Increase. Each applicable Lender shall notify Agent within such time period whether or not it agrees to commit to a portion of the requested increase of the Revolving Loan Commitment or Term Loan Commitment or Delayed Draw Term Loan Commitment or the requested incremental term facility or incremental delayed draw term loan facility and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share (each such notice of a Lender’s agreement to commit to a portion of the requested increase, an “Increase Election Notice” and each such Lender agreeing to commit to a portion of the requested increase, an “Electing Lender”). Any Lender not responding within such time period shall be deemed to have declined to commit to any portion of the requested increase. (c) Notification by Agent; Additional Lenders. Agent shall notify Borrower of the applicable Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase or incremental term facility or incremental delayed draw term loan facility, Borrower may also invite additional Persons (subject to the same approvals that would be required for an assignment to any such additional Person pursuant to Section 8.1) to become Lenders (each such additional Person, an “Additional Lender”) pursuant to a joinder agreement in form and substance reasonably satisfactory to Agent and its counsel (an “Additional Lender Joinder Agreement”); provided, however, that without the consent of Agent, at no time shall the 26 [[7932149]]

Revolving Loan Commitment or Term Loan Commitment, as applicable, of any Additional Lender be less than $1,000,000. (d) Effective Date and Allocations. If the Revolving Loan Commitment or Term Loan Commitment or Delayed Draw Term Loan Commitment are increased or an incremental term facility or incremental delayed draw term loan facility is provided in accordance with this Section 1.14, Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or incremental term facility or incremental delayed draw term loan facility; provided, that the final allocation for any Electing Lender shall not be less than its Pro Rata Share of the applicable Increase unless such Electing Lender has specified in the applicable Increase Election Notice for such Increase that it is committing to an amount less than its Pro Rata Share (in which case the final allocation for such Electing Lender shall not be less than such committed amount). Agent shall promptly notify Borrower and the applicable Lenders of the final allocation of such increase or incremental term facility or incremental delayed draw term loan facility and the Increase Effective Date. (e) Conditions to Effectiveness of Increase. As a condition precedent to each Increase (subject to the Limited Condition Transaction Provisions), (i) Borrower shall have delivered to Agent a certificate in substantially the form attached hereto as Exhibit 1.14(e) dated as of the Increase Effective Date signed by a Responsible Officer of Borrower (A) certifying and attaching the resolutions adopted by the Credit Parties approving or consenting to such Increase, and (B) certifying that, before and after giving effect to the Increase, no Default or Event of Default (subject to the Limited Condition Transaction Provisions and excluding, for purposes of clarity, any Default or Event of Default waived in accordance with the terms and conditions hereof) shall have occurred or be continuing or would result immediately after giving effect to such Increase; (ii) Borrower, Agent, and any Additional Lender shall have executed and delivered an Additional Lender Joinder Agreement; (iii) Borrower shall have paid such fees and other compensation to Agent, the Lenders increasing their Revolving Loan Commitments, Term Loan Commitments and/or Delayed Draw Term Loan Commitments or providing any incremental term loan or incremental delayed draw term loan and the Additional Lenders, as Borrower, Agent, such Lenders and such Additional Lenders shall agree; (iv) Borrower shall have delivered to Agent reasonably satisfactory evidence that on a pro forma basis after giving effect to such Increase and any Permitted Acquisition, other transactions consummated after the relevant financial statements date and on or prior to the date thereof and any related transaction consummated substantially concurrently therewith, and, with respect to an Increase of the Revolving Loan Commitment, assuming that the entire amount of such Increase is fully funded, the Total Leverage Ratio of Holdings and its Restricted Subsidiaries as of the end of the fiscal month most recently ended as to which financial statements were required to be delivered pursuant to Section 4.4 is less than or equal to the lesser of (x) 5.00 to 1.00 and (y) the maximum Total Leverage Ratio permitted pursuant to Section 4.2 for the most recently ended Fiscal Quarter, subject to the Limited Condition Transaction Provisions; (v) Borrower shall have delivered to Agent, to the extent requested by Agent, a customary opinion or opinions, in form and substance substantially consistent with the opinion or opinions delivered on the Closing Date (with customary changes thereto to reflect the incremental nature of the credit extensions) or otherwise reasonably satisfactory to Agent, from counsel to the Credit Parties and dated such date; and (vi) each of the applicable conditions precedent set forth in Section 7.2 shall have been satisfied (it being understood that any certificates or deliverables required thereunder, to the extent duplicative of any certificates or deliverables required above, may be combined at the option of Borrower). In the case of an Increase in respect of the Revolving Loan Commitment, the Revolving Loans outstanding on the Increase Effective Date shall be reallocated and adjusted between and among the applicable Lenders, and Borrower shall pay any additional amounts 27 [[7932149]]

required pursuant to Section 1.12 resulting therefrom, to the extent necessary to keep the outstanding applicable Revolving Loans ratable among the applicable Lenders with any revised Pro Rata Shares, as applicable, arising from any nonratable increase in the applicable Revolving Loans under this Section 1.14. (f) Interest Margins. Borrower shall have reached agreement with the Lenders (or Additional Lenders) agreeing to the respective Increase with respect to the interest margins applicable to Revolving Loans, Term Loans, Delayed Draw Term Loans, incremental term loans or incremental delayed draw term loans to be made pursuant such Increase and shall have communicated the amount of such interest margins to Agent. Any joinder pursuant to clause (c) above may, with the consent of Agent, Borrower and the Lenders or Additional Lenders providing such Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 1.14 (including any amendment necessary to effectuate the interest margins for the Revolving Loans, Term Loans, Delayed Draw Term Loans, incremental term loans or incremental delayed draw term loan facility to be made pursuant to such Increase). Anything to the contrary contained herein notwithstanding, (1) if the interest margin that is to be applicable to the Revolving Loans to be made pursuant to the increased Revolving Loan Commitments is higher than the interest margin applicable to the Revolving Loans immediately prior to the applicable Increase Effective Date (the amount by which the interest margin is higher, the “Excess”), then the interest margin applicable to the Revolving Loans immediately prior to the Increase Effective Date shall be increased by the amount of the Excess, effective on the applicable Increase Effective Date, and without the necessity of any action by any party hereto, (2) it is agreed and understood that the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable and customary arrangement, structuring and underwriting fees paid or payable to the lead arranger or its affiliates or otherwise not generally shared with all of the applicable lenders with respect to an Increase of the Term Loans or any incremental term loans (other than incremental delayed draw term loans, which are the subject of subclause (3) below) provided pursuant to an Increase) applicable to any Increase of the Term Loan or any incremental term loans (other than incremental delayed draw term loans) provided pursuant to an Increase shall not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the then outstanding Term Loans, First Amendment Term Loans and Delayed Draw Term Loans, unless the interest rate margin with respect to the then outstanding Term Loans, First Amendment Term Loans and Delayed Draw Term Loans is increased by an amount equal to (I) the difference between the all-in yield with respect to the Increase of the Term Loan or the incremental term loans (other than incremental delayed draw term loans) provided pursuant to the Increase, as applicable, and the all-in yield with respect to such then outstanding Term Loans, First Amendment Term Loans and Delayed Draw Term Loans, minus (II) 0.50% per annum and (3) it is agreed and understood that the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable and customary arrangement, structuring and underwriting fees paid or payable to the lead arranger or its affiliates or otherwise not generally shared with all of the applicable lenders with respect to an Increase of the Delayed Draw Term Loan Commitments or any incremental delayed draw term loan commitments provided pursuant to an Increase) applicable to any Delayed Draw Term Loans to be made pursuant to any Increase of the Delayed Draw Term Loan Commitments or any delayed draw term loans to be made pursuant to any incremental delayed draw term loan commitments provided pursuant to an Increase shall not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the then outstanding Delayed Draw Term Loans, Term Loans and First 28 [[7932149]]

Amendment Term Loans, unless the interest rate margin with respect to the then outstanding Delayed Draw Term Loans and, Term Loans and First Amendment Term Loans is increased by an amount equal to (I) the difference between the all-in yield with respect to the Delayed Draw Term Loans to be made pursuant to the Increase of the Delayed Draw Term Loan Commitments or the delayed draw term loans to be made pursuant to the incremental delayed draw term loan commitments provided pursuant to the Increase, as applicable, and the all-in yield with respect to such then outstanding Delayed Draw Term Loans, Term Loans and First Amendment Term Loans, minus (II) 0.50% per annum. (g) Each Increase shall rank pari passu in right of payment in respect of Collateral and with the Obligations in respect of the Revolving Loan Commitments, Term Loans, First Amendment Term Loan Commitments (and the First Amendment Term Loan funded thereunder) and Delayed Draw Term Loan Commitments (and Delayed Draw Term Loans funded thereunder) available to Borrower. In addition thereto (i) (x) Increases to the Term Loan Commitment or any incremental term loans (other than incremental delayed draw term loans, which are the subject of subclause (y) below) shall not have a final maturity date earlier than the latest maturity date applicable to any Term Loan, First Amendment Term Loan or previously established incremental term loan (other than incremental delayed draw term loans) and (y) Increases to the Delayed Draw Term Loan Commitment (and Delayed Draw Term Loans funded thereunder) or any incremental delayed draw term loan commitments (and delayed draw term loans funded thereunder) shall not have a final maturity date earlier than the latest maturity date applicable to any Delayed Draw Term Loan or previously established incremental delayed draw term loan, (ii) (x) Increases to the Term Loans or any incremental term loans shall not have a weighted average life to maturity that is shorter than the then weighted average life to maturity of the remaining Term Loans, First Amendment Term Loans and previously established incremental term loans (other than incremental delayed draw term loans, which are the subject or subclause (y) below) and (y) Increases to the Delayed Draw Term Loan Commitment (and Delayed Draw Term Loans funded thereunder) or any incremental delayed draw term loan commitments (and delayed draw term loans funded thereunder) shall not have a weighted average life to maturity that is shorter than the then weighted average life to maturity of the remaining Delayed Draw Term Loans and previously established incremental delayed draw term loans, (iii) any incremental term loans (including incremental delayed draw term loans) may have such other terms as may be agreed among Borrower, Agent and the Lenders and Additional Lenders providing such incremental term loans (including incremental delayed draw term loans) to the extent not inconsistent with the other provisions of this Section 1.14; provided that in no event shall the terms applicable to such incremental term loans, when taken as a whole, be materially more restrictive than the terms applicable to the Term Loan, First Amendment Term Loan or Delayed Draw Term Loans, as applicable, and the incremental delayed draw term loans shall have the same pro forma leverage ratio funding condition as the existing Delayed Draw Term Loans under the Delayed Draw Term Loan Commitments and (iv) other than pricing (but subject to subsection (f) above), each Increase of the Revolving Loan Commitment shall be under the same terms as Revolving Loans in respect of Revolving Loan Commitments. (h) Conflicting Provisions. This Section 1.14 shall supersede any provisions in Section 8.3 or 9.2 to the contrary. 1.15 Termination or Reduction of Commitment. (a) Borrower may, upon notice to Agent from Borrower, terminate the Revolving Loan Commitment, or from time to time permanently reduce the Revolving Loan Commitment; provided that (i) any such notice shall be received by Agent not later than 12:00 p.m. (Chicago 29 [[7932149]]

time) three (3) Business Days prior to the date of termination or reduction (or such shorter period of time as Agent may agree in its sole discretion), (ii) any such reduction shall be in an aggregate amount of $250,000 or any whole multiple of $50,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Revolving Loan Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the then outstanding principal balance of Revolving Loans plus the then outstanding principal balance of Swing Line Loans plus the aggregate amount of Letter of Credit Participation Liabilities would exceed the Maximum Amount, and (iv) if, after giving effect to any reduction or termination, any sublimit hereunder for Letters of Credit or Swing Line Loans exceeds the amount of the Revolving Loan Commitment, such sublimit shall be automatically reduced by the amount of such excess. Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Loan Commitment. Any reduction of the Revolving Loan Commitment shall be applied to the Revolving Loan Commitment of each Revolving Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Revolving Loan Commitments shall be paid on the effective date of such termination. (b) Borrower may, upon notice to Agent from Borrower, terminate the Delayed Draw Term Loan Commitment, or from time to time permanently reduce the Delayed Draw Term Loan; provided that (i) any such notice shall be received by Agent not later than 12:00 p.m. (Chicago time) three (3) Business Days prior to the date of termination or reduction (or such shorter period of time as Agent may agree in its sole discretion) and (ii) any such reduction shall be in an aggregate amount of $250,000 or any whole multiple of $50,000 in excess thereof. Agent will promptly notify the Lenders of any such notice of termination or reduction of the applicable Delayed Draw Term Loan Commitment. Any reduction of the Delayed Draw Term Loan Commitment shall be applied to the Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender according to its Pro Rata Share of the Delayed Draw Term Loan Commitment. All fees accrued until the effective date of any termination of the Delayed Draw Term Loan Commitment shall be paid on the effective date of such termination. (c) The First Amendment Term Loan Commitments shall terminate as set forth in the First Amendment. (cd) Notwithstanding the foregoing, if such commitment termination pursuant to Section 1.15(a) or (b) above is expressly conditioned upon the occurrence of any event, then Borrower may revoke such notice and/or extend the termination or reduction date set forth therein by not more than ten (10) Business Days if such condition is not satisfied. SECTION 2. AFFIRMATIVE COVENANTS Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties and their Restricted Subsidiaries (or, where expressly stated below, their Subsidiaries, as applicable) that, from and after the date hereof and until the Termination Date: 2.1 Compliance With Laws. Each Credit Party will (a) comply with and shall cause each of its Restricted Subsidiaries (and, solely with respect to taxes, environmental protection matters, ERISA and the provisions of OFAC and the Patriot Act described in Section 5.19 hereof, its other Subsidiaries) to comply with the requirements of all applicable material laws, rules, regulations and orders of any Governmental Authority (including laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety, ERISA and the provisions of OFAC and the Patriot Act 30 [[7932149]]

described in Section 5.19 hereof) as now in effect and which are imposed in the future in all jurisdictions in which any Credit Party or any of its Restricted Subsidiaries (and, solely with respect to taxes, environmental protection matters, ERISA and the provisions of OFAC and the Patriot Act described in Section 5.19 hereof, any of its other Subsidiaries) is doing business other than those laws, rules, regulations and orders the noncompliance with which (including the occurrence of an ERISA Event whether caused or permitted by a Credit Party or an ERISA Affiliate) would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Restricted Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Restricted Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section 2.1 shall not preclude any Credit Party or its Restricted Subsidiaries from contesting any Taxes or other payments, if they are being diligently contested in good faith and if appropriate reserves have been recorded in conformity with GAAP, subject to Section 3.2 and no Lien (other than a Permitted Encumbrance) in respect thereof has been created. 2.2 Insurance. Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, liability, casualty and business interruption insurance with respect to its business and properties and the business and properties of its Restricted Subsidiaries against loss or damage of the kinds and in the amounts customarily carried or maintained by corporations of established reputation engaged in similar businesses, as reasonably determined in good faith by such Credit Party, and will deliver evidence thereof to Agent. Each Credit Party shall, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Agent (and subject to Section 2.10), (i) cause Agent to be named as lender’s loss payee in the case of casualty insurance, and assignee in the case of all business interruption insurance (if any), in each case for the benefit of Agent and Lenders and (ii) cause Agent on behalf of the Lenders, to be named as additional insured in the case of all liability insurance. Agent acknowledges and agrees that the Credit Parties’ insurance as in effect on the Closing Date, subject to Section 2.10(b), is, under the circumstances prevailing as of the Closing Date, satisfies the requirements of the first sentence of this Section 2.2. In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement promptly following of Agent’s reasonable written request therefor, Agent may purchase insurance at such Credit Party’s expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect such Credit Party’s interests. The coverage purchased by Agent may or may not pay any claim made by such Credit Party or any claim that is made against such Credit Party in connection with the Collateral. Such Credit Party may later cancel any such insurance purchased by Agent, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement. If Agent purchases such insurance for the Collateral, such Credit Party will be responsible for the costs of that insurance, including interest and other reasonable charges imposed by Agent in connection with the placement of such insurance, until the effective date of the cancellation or expiration of such insurance. The costs of such insurance may be added to the Obligations. The costs of such insurance may be more than the cost of insurance such Credit Party is able to obtain on its own. 2.3 Inspection. Each Credit Party shall permit any authorized representatives of Agent to visit, audit and inspect any of the properties of such Credit Party and its Restricted Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants (so long as a reasonable opportunity to be present at such meeting with the certified public accountants is provided to Borrower) and agents, in each case, at such reasonable times during normal business hours and upon reasonable advance notice; provided that so long as no Event of Default shall have occurred and remain continuing, Agent shall not be entitled to conduct more than one (1) such visit, audit and inspection in each calendar year; provided further that such visit, audit and inspection rights 31 [[7932149]]

shall be subject to the right of the Credit Parties and their Restricted Subsidiaries to withhold any information to the extent the provision thereof would violate any confidentiality obligations binding on the Credit Parties or their Restricted Subsidiaries or would reasonably be expected to result in the loss of any professional privilege available to the Credit Parties or their Restricted Subsidiaries. Borrower shall pay all reasonable and documented out-of-pocket expenses of Agent related to any such visit, audit and inspection; provided that so long as no Event of Default shall have occurred and remain continuing, Borrower shall not be obligated to pay such expenses for more than one (1) such visit, audit and inspection by Agent each calendar year. Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence, in each case, as such Lender’s sole cost and expense. 2.4 Organizational Existence; Maintenance of Properties. Except as otherwise permitted by Section 3.6, each Credit Party will and will cause its Restricted Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, all rights and franchises necessary in the normal conduct of its business. Each Credit Party will maintain and will cause its Restricted Subsidiaries to maintain all of its real and personal property reasonably necessary to the normal conduct of its business in good working order and condition, ordinary wear and tear and involuntary casualty and condemnation excepted and shall make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. 2.5 Environmental Matters. Each Credit Party shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that would not reasonably be expected to have a Material Adverse Effect; (b) refrain from causing a Release of or using, storing, generating, or manufacturing Hazardous Materials (except of kinds and in amounts ordinarily and customarily used or stored in similar properties and in compliance with all Environmental Laws) at, in, on, or under the Real Estate, that would, in either case, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (c) implement any and all investigation, remediation, removal, response, abatement and/or other actions that are necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws, Environmental Permits and the requirements of Governmental Authorities pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, except where the failure to conduct such action or comply with such Environmental Laws, Environmental Permits or requirements would not reasonably be expected to have a Material Adverse Effect; (d) notify Agent promptly after such Credit Party or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (e) promptly forward to Agent a copy of any order, notice, request for information or other communication or report received by such Credit Party or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that would reasonably be expected to result in Environmental Liabilities to a Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in 32 [[7932149]]

each case, would reasonably be expected to have a Material Adverse Effect, then each Credit Party and its Subsidiaries shall, upon Agent’s written request (i) cause the performance of such environmental assessments including, if recommended in Agent’s environmental consultant’s initial assessment report, subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense if such assessment identifies a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, would reasonably be expected to have a Material Adverse Effect, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) if the Credit Parties fail to perform (or cause performance) of any environmental audits under clause (i) above within a reasonable time after receiving a written request from Agent, Credit Parties shall permit Agent or its representatives to have reasonable access to the Real Estate that is the subject of such violation, Environmental Liability or Release of Hazardous Materials for the purpose of conducting such environmental audits and testing as Agent deems reasonably appropriate, including subsurface sampling of soil and groundwater, which shall be conducted by reputable environmental consulting firms reasonably acceptable to the Credit Parties at its own expense unless any such audit, testing or assessment identifies a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, would reasonably be expected to have a Material Adverse Effect. Each Credit Party and its Subsidiaries shall thereafter promptly and fully conduct any remediation, removal, response, abatement and/or other actions as may be reasonably required to address any violations of Environmental Laws or Environmental Permits or any Environmental Liabilities identified in such environmental audit. 2.6 [Reserved]. 2.7 Further Assurances. (a) Each Credit Party shall, from time to time, execute such additional financing statements, documents and reports that are not inconsistent with any express limitations set forth in this Agreement or any other Loan Document as Agent at any time may reasonably request to evidence, perfect (subject to the qualifications set forth in Section 4(c) of the Security Agreement) or otherwise implement the guarantees and security for repayment of the Guaranteed Obligations contemplated by the Loan Documents. (b) In the event any Credit Party acquires a fee ownership interest in real property after the Closing Date with a fair market value in excess of $3,000,000, such Credit Party shall, within one hundred twenty (120) days (or such longer period of time as Agent may agree in its reasonable discretion) following such acquisition, deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to Agent, together with such customary title insurance policies, surveys, appraisals, a certificate from a national certification agency indicating whether such real property is located in a special flood hazard area, evidence of insurance, local counsel opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent. (c) Each Credit Party shall, within thirty (30) days (or such later date as Agent may agree in its reasonable discretion) following the acquisition or creation of a Domestic Subsidiary, (i) cause each Person that is a Domestic Subsidiary (other than any Excluded Subsidiary) of such Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders 33 [[7932149]]

to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Guaranteed Obligations by executing and delivering a Guarantor Joinder substantially in the form of Exhibit 2.7(c) hereto, to grant to Agent, for the benefit of Agent and Lenders, a security interest in the Collateral of such Person to secure the Guaranteed Obligations by executing and delivering a joinder agreement to the Security Agreement (in substantially the form of the joinder agreements attached thereto), and (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, one hundred percent (100%) of the Stock (other than any such Stock constituting Excluded Assets) of each such Domestic Subsidiary (other than an Excluded Foreign Holding Company), to the extent owned by a Credit Party, to secure the Guaranteed Obligations and one hundred percent (100%) of the non-Voting Stock (other than any such Stock constituting Excluded Assets) and sixty five percent (65%) of the Voting Stock (other than any such Stock constituting Excluded Assets) of any first tier Foreign Subsidiary and any first tier Excluded Foreign Holding Company, in each case, to the extent owned by a Credit Party, to secure the Guaranteed Obligations by executing and delivering a pledge supplement to the Pledge Agreement (in substantially the form of the pledge supplement attached thereto). 2.8 Cash Management Systems. Borrower shall, and shall cause each other Credit Party to, enter into Control Agreements with respect to each deposit and securities account maintained by each Credit Party (other than any Excluded Account), (a) with respect to any such account (other than any Excluded Account) maintained as of the Closing Date, on or prior to the date that is ninety (90) days following the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), (b) with respect to any such account (other than any Excluded Account) acquired after the Closing Date, on or prior to the date that is ninety (90) days following such acquisition (or such later date as may be agreed to by Agent in its sole discretion) and (c) with respect to any such account (other than any Excluded Account) newly opened after the Closing Date, on or prior to the date that is thirty (30) days following such opening (or such later date as may be agreed to by Agent in its sole discretion). Each such Control Agreement shall be in form and substance reasonably satisfactory to Agent and permit Agent to assume, subject to the rights of the depositary or intermediary with respect hereto, exclusive dominion and control of such deposit accounts; provided that Agent shall not exercise its exclusive dominion and control with respect to such accounts so long as no Event of Default has occurred and remains continuing. Unless and until an Event of Default has occurred and remains continuing, the Credit Parties shall have the exclusive and sole right to make transfers and withdrawals from and write checks against amounts in such deposit accounts. 2.9 [Reserved]. 2.10 Post-Closing Covenants. (a) No later than ten (10) Business Days following the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), the Credit Parties shall deliver to Agent insurance certificates evidencing the Credit Parties’ liability and property policies naming Agent, as applicable, as an additional insured and lender’s loss payee thereunder, in each case, in form and substance reasonably satisfactory to Agent and duly executed by the applicable insurance provider and effective. (b) No later than sixty (60) days following the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), the Credit Parties shall deliver to Agent insurance endorsements to the Credit Parties’ liability and property policies naming Agent, as applicable, as an additional insured and lender’s loss payee thereunder, in each case, in form and 34 [[7932149]]

substance reasonably satisfactory to Agent and duly executed by the applicable insurance provider and effective. (c) No later than five (5) Business Days following the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), the Credit Parties shall deliver to Agent, amendments to the Team Lift Out Entity Agreements of each of DP D & O Management LLC, DP Inland Marine Management LLC and DP Surety Management LLC subordinating any unsecured obligations under each such Team Lift Out Entity Agreement in respect of any Incentive Units, Incentive Unit Equivalents, Class P Units and/or Class P Unit Equivalents (or equivalent terms) (each as defined in the applicable Team Lift Out Entity Agreement, as in effect on the date of execution thereof) or any equity interests issued in substitution or replacement thereof that are due and payable pursuant to the terms of each such Team Lift Out Entity Agreement, to the Obligations as to right and time of payment and on terms as to other rights and remedies reasonably satisfactory to Agent, in each case, in form and substance as previously agreed upon by Agent and the Credit Parties on the Closing Date. (d) No later than five (5) Business Days following the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), the Credit Parties shall deliver to Agent, original irrevocable proxies coupled with interest with respect to each of DP D & O Management Holdco, LLC, DP Surety Management Holdco LLC and DP Inland Marine Management Holdco, LLC, in each case, in form and substance reasonably satisfactory to Agent and duly executed by the applicable Pledgor (as defined in the Pledge Agreement) and effective. 2.11 ERISA. The Credit Parties shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event would reasonably be expected to result in a Material Adverse Effect. 2.12 Use of Proceeds. Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.11. 2.13 Sanctions; Anti-Corruption Laws . The Credit Parties will maintain in effect policies and procedures reasonably designed to promote compliance by the Credit Parties, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the U.S. Foreign Corrupt Practices Act (as amended, together with the applicable rules and regulations thereunder, “FCPA”) and any other applicable anti-corruption laws. 2.14 Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Subsidiary as an Unrestricted Subsidiary or designate (or redesignate) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and immediately after such designation, no Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (ii) immediately after such designation, no Unrestricted Subsidiary shall (x) own any capital stock or other equity interests in any Restricted Subsidiary of Borrower or (y) hold any Indebtedness of or any Lien on any property of Borrower or its Restricted Subsidiaries that would not then be permitted to be incurred by Borrower or its Restricted Subsidiaries, as applicable (it being expressly understood and agreed that any such Indebtedness or Lien shall be deemed to have been incurred or granted by Borrower or its Restricted Subsidiaries, as applicable, on the date of such designation), (iii) immediately before and immediately after giving effect to such designation, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4, is not in excess of the maximum Total Leverage Ratio covenant set forth in Section 4.2 as of the last day of the most 35 [[7932149]]

recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4, (iv) at the time of designation of any Unrestricted Subsidiary, (x) the aggregate amount of total assets held by Unrestricted Subsidiaries shall not exceed 5.0% of the total assets of Holdings and its Restricted Subsidiaries and (y) the EBITDA attributable to all Unrestricted Subsidiaries shall not exceed 5.0% of the EBITDA of Holdings and its Restricted Subsidiaries, (v) no Subsidiary may be designated as an Unrestricted Subsidiary if it owns any Intellectual Property that is material to the business of Holdings and its Restricted Subsidiaries taken, as a whole (“Material Intellectual Property”), and (vi) prior to the effectiveness of any designation of any Unrestricted Subsidiary as a Restricted Subsidiary, solely to the extent such newly designated Restricted Subsidiary is required to comply with the requirements set forth Section 2.7(c), the Lenders shall have received all documentation and other information reasonably requested by the Administrative Agent in writing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably estimated by Borrower in good faith (and such designation shall only be permitted to the extent such Investment is a Permitted Investment). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, (a) Borrower (or its applicable Restricted Subsidiary) shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (x) Borrower’s (or its Restricted Subsidiary’s) “Investment” in such Restricted Subsidiary at the time of such re-designation, less (y) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to Borrower’s (or its Restricted Subsidiary’s) equity therein at the time of such re-designation and (b) such resulting Restricted Subsidiary shall be subject to Section 4.4(k)(ii) and the other provisions of the Loan Documents applicable to Restricted Subsidiaries; provided, further, that (a) no Unrestricted Subsidiary shall, directly or indirectly, own any Stock in any Restricted Subsidiary of Borrower or hold any Lien on any property of, Borrower or its Restricted Subsidiaries, (b) no Unrestricted Subsidiary that has subsequently been designated as a Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary and (c) no Subsidiary that is designated as a “restricted subsidiary” for purposes of any Increase may be designated as an Unrestricted Subsidiary hereunder. If at any time there are any Unrestricted Subsidiaries which collectively (i) own any Material Intellectual Property, (ii) generate more than 5.0% of EBITDA of Holdings and its Restricted Subsidiaries, on a pro forma basis, or (iii) have total assets of greater than 5.0% of the consolidated total assets of Holdings and its Restricted Subsidiaries, then Borrower shall promptly cause one or more of such Unrestricted Subsidiaries to be designated as Restricted Subsidiaries, such that, after such redesignation, all Unrestricted Subsidiaries shall (A) generate not more than 5.0% of EBITDA of Holdings and its Restricted Subsidiaries in the aggregate, (B) have total assets of not more than 5.0% of consolidated total assets of Holdings and its Restricted Subsidiaries and (C) not own (or have an exclusive license to) any Material Intellectual Property. SECTION 3. NEGATIVE COVENANTS Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties and their Restricted Subsidiaries (or, where expressly stated below, their Subsidiaries, as applicable) that from and after the date hereof until the Termination Date: 3.1 Indebtedness. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or 36 [[7932149]]

indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 3.4) except: (a) Indebtedness outstanding on the Closing Date and described on Schedule 3.1 and any Permitted Refinancing thereof; (b) the Guaranteed Obligations; (c) Indebtedness arising from extensions of credit made by (i) any Credit Party to Borrower, (ii) Borrower or other Credit Party to any other Credit Party (other than Holdings), (iii) any Restricted Subsidiary that is not a Credit Party to any Credit Party (other than Holdings) or any Restricted Subsidiary or (iv) any Credit Party to any Restricted Subsidiary that is not a Credit Party in an aggregate amount at any time outstanding not to exceed, when taken together with (but without duplication of) any Investments in such Restricted Subsidiary permitted by Section 3.3(i), the greater of (x) $5,250,000 and (y) 15% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period for all such Restricted Subsidiaries taken as a whole; provided, however, that, in the case of clause (iii) or (iv) of this Section 3.1(c), if owing by any Credit Party, such Indebtedness shall be subordinated to the Obligations on terms reasonably satisfactory to Agent; (d) to the extent constituting Indebtedness, unsecured obligations under Team Lift Out Entity Agreements in respect of any Incentive Units, Incentive Unit Equivalents, Class P Units and/or Class P Unit Equivalents (or equivalent terms) (each as defined in the applicable Team Lift Out Entity Agreement, as in effect on the date of execution thereof) or any equity interests issued in substitution or replacement thereof, in each case, to the extent such obligations are non-interest bearing and (i) solely with respect to any such obligations that are due and payable under Team Lift Out Entity Agreements entered into prior to August 31, 2023 (including, for the avoidance of doubt, the Team Lift Out Entity Agreements of each of Distinguished Environmental, LLC and DP Fine Arts and Collectibles LLC) that are not subordinated, the aggregate amount thereof (together with all Indebtedness under Section 3.1(i) and Section 3.1(o)) does not exceed the greater of (x) $32,500,000 and (y) 100% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period at any time outstanding, (ii) with respect to any such obligations under Team Lift Out Entity Agreements entered into on or after August 31, 2023 (whether or not they constitute Indebtedness) (other than the Team Lift Out Entity Agreements described in clause (iii) below), solely to the extent such obligations are subordinated to the Obligations as to right and time of payment and on terms as to other rights and remedies reasonably satisfactory to Agent, and (iii) with respect to any such obligations under the Team Lift Out Entity Agreements of each of DP D & O Management LLC, DP Inland Marine Management LLC and DP Surety Management LLC (whether or not they constitute Indebtedness), solely to the extent such obligations are subordinated to the Obligations in accordance with Section 2.10(c); (e) Indebtedness secured by purchase money Liens or incurred with respect to Capital Leases or equipment financing facilities the obligations in respect of which are secured by the equipment purchased with the proceeds thereof (and any Permitted Refinancing thereof) in an aggregate amount at any time outstanding not to exceed the greater of (i) $6,500,000 and (ii) 20% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period; (f) Indebtedness that may be deemed to exist pursuant to any performance and completion guarantees or customs, stay, performance, bid, surety, statutory, appeal, performance 37 [[7932149]]

and return of money bonds, tenders, statutory obligations, leases, governmental contracts, trade contracts or similar obligations, in each case, incurred in the ordinary course of business; (g) to the extent constituting Indebtedness, (i) obligations owed to suppliers, customers and licensees in the ordinary course of business, including take-or-pay obligations contained in supply arrangements in the ordinary course of business (including obligations thereunder in respect of advances, deferred purchase price or progress payments), and (ii) obligations in respect of workers compensation claims, unemployment insurance (including premiums related thereto) and other types of social security obligations, pension obligations, vacation pay obligations and health, disability or employee benefit obligations, in each case, incurred in the ordinary course of business; (h) to the extent constituting Indebtedness, unsecured obligations under the Management Holdco Entity Agreements in respect of any Management Units and/or Corresponding Class P Units (or equivalent terms) (each as defined in the applicable Management Holdco Entity Agreements, as in effect on the date of execution thereof) or any equity interests issued in substitution or replacement thereof, in each case, to the extent such obligations are non-interest bearing; (i) unsecured Indebtedness of Holdings or any other Credit Party owing to sellers as payments of the purchase price of Permitted Acquisitions, including, for the avoidance of doubt and without limitation, deferred purchase price obligations (and which does not constitute Earnouts) (and any Permitted Refinancing thereof), but only if the aggregate amount thereof (together with all Indebtedness described in Section 3.1(d)(i) and Section 3.1(o)) does not exceed the greater of (i) $32,500,000 and (ii) 100% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period at any time outstanding, solely to the extent (i) such Indebtedness does not require the cash payment of any principal, premium, interest, fees or other regularly scheduled amounts owing in respect thereof prior to the 91st day after the latest scheduled maturity date of the Loans then in effect, (ii) such Indebtedness does not have any maturity, amortization, redemption, sinking fund or other similar payment prior to the 91st day after the latest scheduled maturity date of the Loans then in effect (other than in connection with (x) a Change of Control or a sale of all or substantially all of the assets of the Credit Parties and their Restricted Subsidiaries or other similar event or (y) so long as no Event of Default exists before or immediately after giving effect to such payment and such payment is otherwise permitted under the applicable subordination and/or intercreditor terms for such Indebtedness, payments to the extent required to be made to avoid the application of Section 163(e)(5) of the IRC with respect to such Indebtedness), (iii) such Indebtedness does not have any covenants or defaults (other than payment default, a bankruptcy or insolvency event of Borrower or change of control defaults but otherwise subject to the subordination provisions thereof) that are applicable prior to the 91st day after the latest scheduled maturity of the Loans then in effect, and (iv) such Indebtedness (and any guaranty thereof) is subordinated to the Guaranteed Obligations as to right and time of payment and as to other rights and remedies thereunder in a manner and to the extent reasonably satisfactory to Agent (which subordination terms shall in any event require, as a condition to any payment in respect of such Indebtedness, that the Credit Parties shall have at least $5,000,000 of Liquidity after giving effect to any such payment) (such Indebtedness, “Seller Debt”); (j) Indebtedness (i) of any Person that becomes a Restricted Subsidiary after the Closing Date or (ii) assumed by any Credit Party in connection with any acquisition of assets after the Closing Date, in each case, pursuant to a Permitted Acquisition; provided that such Indebtedness (A) exists at the time such Person becomes a Restricted Subsidiary, or such assets 38 [[7932149]]

are acquired, (B) is not created or incurred in contemplation of or in connection with such Permitted Acquisition and (C) is secured solely by a lien on the subject assets acquired) (and any Permitted Refinancing thereof), so long as the aggregate outstanding principal amount of all such Indebtedness does not exceed $10,000,000 at any time; (k) to the extent constituting Indebtedness, other contingent liabilities of any Credit Party in respect of any customary purchase price adjustment, non-competition or consulting agreement or deferred compensation agreement, or other indemnity obligations in each case owing to the seller, buyer or any Affiliate thereof or their respective officers or directors, in each case, incurred in connection with a disposition of asset permitted under this Agreement or a Permitted Acquisition; (l) to the extent constituting Indebtedness, unsecured obligations (contingent or otherwise) of any Credit Party existing or arising under any Rate Contracts, in each case entered into in the ordinary course of business and not for speculative purposes or pursuant to the requirements of Section 2.9; (m) unsecured Indebtedness that is evidenced by promissory notes issued by Holdings (or any direct or indirect parent thereof) to directors, consultants, managers, members of management, officers and employees (or their spouses, partners, trusts or estates) of Borrower and its Restricted Subsidiaries in connection with repurchases or redemptions of capital Stock of Holdings (or any direct or indirect parent thereof) issued to such director, consultant, manager, member of management, officer or employee (or their spouses, partners, trusts or estates) so long as the aggregate principal amount of all such Indebtedness does not exceed the greater of (i) $3,250,000 and (ii) 10% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period at any time; (n) Indebtedness in connection with the financing of insurance premiums arising as a result of the payment of such premiums in installments in the ordinary course of business (expressly excluding third party financing); (o) unsecured Earnouts (and any Permitted Refinancing thereof) but only if the aggregate amount thereof (together with all Indebtedness under Section 3.1(d)(i) and Section 3.1(i)) does not exceed the greater of (i) $32,500,000 and (ii) 100% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period at any time outstanding; provided, that, if at any time all or any portion of any Earnout is realized and becomes evidenced by a promissory note or other instrument, becomes payable over time or otherwise accrues interest, then such Earnout (or portion) shall be required to satisfy the requirements of Seller Debt; provided, further, that the aggregate amount of Earnouts (including any guarantees and Permitted Refinancings thereof) that are not subordinated to the Guaranteed Obligations as to right and time of payment and as to other rights and remedies thereunder in a manner and to the extent reasonably satisfactory to Agent shall not exceed $10,000,000; (p) to the extent constituting Indebtedness, obligations (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services (including intercompany cash and treasury management arrangements) or reasonable and customary overdraft protection in the ordinary course of business; 39 [[7932149]]

(q) Contingent Obligations arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions and purchasers in connection with dispositions permitted under Section 3.7; and (r) any other Indebtedness in an aggregate amount at any time outstanding not to exceed the greater of (i) $6,500,000 and (ii) 20% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period. 3.2 Liens and Related Matters. (a) No Liens. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Restricted Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including those Liens constituting Permitted Encumbrances existing on the date hereof as set forth on Schedule 3.2 and modifications, replacements, renewals and extensions thereof). (b) No Negative Pledges. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, other than (i) provisions restricting subletting, assignment or other transfers (including the granting of any Lien) of any lease governing a leasehold interest of Borrower or a Restricted Subsidiary of Borrower entered into in the ordinary course of business, (ii) provisions of customary documentation of any Indebtedness secured by a Permitted Encumbrance, but only if such restrictions apply only to the Person or Persons obligated under such indebtedness and its or their Restricted Subsidiaries and the property or assets securing such Indebtedness, (iii) prohibitions included in documentation governing Indebtedness permitted by Section 3.1(j); provided that any such prohibitions apply solely to such Person that becomes a Restricted Subsidiary after the Closing Date or such assets acquired after the Closing Date, in each case, pursuant to the relevant Permitted Acquisition, (iv) agreements relating to any Asset Disposition expressly permitted hereunder, provided that such prohibitions and limitations apply only to the property to be sold (or the Persons the Stock of which is the subject of such agreement), (v) leases, subleases, licenses, sublicenses and other agreements containing customary provisions prohibiting or limiting the assignment or other transfer thereof that are entered into in the ordinary course of business, (vi) restrictions with respect to a Restricted Subsidiary of Borrower imposed pursuant to an agreement that has been entered into in connection with the disposition of such Restricted Subsidiary’s assets or all of such Restricted Subsidiary’s Stock, in each case, only to the extent such restrictions are imposed during the pendency of such disposition and such disposition is either expressly permitted hereunder or, in connection with the disposition of all of such Restricted Subsidiary’s Stock, such Stock disposition shall give rise to the concurrent repayment in full of the Obligations, (vii) in the case of any Restricted Subsidiary that is not a wholly-owned Subsidiary, customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interest in, such partnership, limited liability company, joint venture or similar Person, (viii) restrictions on deposits (including cash and Cash Equivalents) imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such cash, Cash Equivalents or other deposits exist, (ix) any restrictions or conditions set forth in any agreement of the types described in clauses (i) through (viii) above, in each case, as in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not 40 [[7932149]]

entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to any Credit Party or any other Restricted Subsidiary and (x) restrictions or conditions imposed by applicable Requirements of Law. (c) No Restrictions on Subsidiary Distributions to Borrower. Except as provided herein or in any of the other Loan Documents, the Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to: (1) pay dividends or make any other distribution on any of such Restricted Subsidiary’s Stock owned by Borrower or any other Restricted Subsidiary or (2) make or repay loans or advances to Borrower or any other Restricted Subsidiary, except for (i) restrictions with respect to a Restricted Subsidiary of Borrower imposed pursuant to an agreement that has been entered into in connection with the disposition of such Restricted Subsidiary’s assets or all of such Restricted Subsidiary’s Stock, in each case, to the extent such restrictions are imposed during the pendency of such disposition and such disposition is either expressly permitted hereunder or, in connection with the disposition of all of such Restricted Subsidiary’s Stock, such Stock disposition shall give rise to the concurrent repayment in full of the Obligations, (ii) restrictions included in documentation governing Indebtedness permitted by Section 3.1(j); provided that any such prohibitions apply solely to such Person that becomes a Restricted Subsidiary after the Closing Date or such assets acquired after the Closing Date, in each case, pursuant to the relevant Permitted Acquisition, (iii) in the case of a Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, restrictions or conditions imposed by its Governing Documents or any related joint venture or similar agreement, (iv) restrictions in any agreement evidencing Indebtedness of a Restricted Subsidiary that is not a Credit Party permitted by Section 3.1 or Indebtedness permitted by Section 3.1 that is secured by a Permitted Encumbrance if such encumbrance or restriction applies only to the Person obligated under such Indebtedness or the property or assets intended to secure such Indebtedness, (v) customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business and customary net worth or similar provisions, (vi) restrictions arising under applicable law, rule, regulation or order and (vii) any restrictions or conditions set forth in any agreement of the types described in clauses (i) through (vi) above, in each case, as in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to any Credit Party or any other Restricted Subsidiary. 3.3 Investments. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to make or own any Investment in any Person, except: (a) Investments in cash and Cash Equivalents; (b) Intercompany loans to the extent expressly permitted under Section 3.1(c); (c) Loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,500,000 in the aggregate at any time outstanding; 41 [[7932149]]

(d) Investments representing non-cash consideration received in accordance with Section 3.7; (e) Investments existing on the Closing Date as set forth on Schedule 3.3 and any modifications, extensions, renewals, amendments and replacements thereof that do not increase the amount thereof except by the terms thereof on the Closing Date or as otherwise permitted by this Section 3.3; (f) Investments (i) comprised of notes payable, stock or other securities issued by financially troubled Account Debtors (excluding Affiliates) to any Credit Party pursuant to agreements with respect to settlement of such Account Debtor’s Accounts with such Credit Party negotiated in the ordinary course of business or in connection with the bankruptcy or reorganization of such Account Debtor, (ii) comprised of other assets received (A) in connection with the bankruptcy or reorganization of any Person, (B) in settlement of delinquent obligations of, or other disputes with, customers, suppliers or other account debtors, (C) upon foreclosure and/or (D) as a result of the settlement, compromise or resolution of any litigation, arbitration or other disputes; (g) Investments constituting Permitted Acquisitions (including Seller Debt and Earnouts otherwise permitted hereunder); (h) extensions of reasonable and customary trade credit and other customary trade arrangements with customers and suppliers in the ordinary course of business; (i) Investments in (i) the Credit Parties (other than Holdings) and (ii) any Restricted Subsidiary that is not a Credit Party; provided that, to the extent by a Credit Party, such Investments, when taken together with (but without duplication of) any intercompany loans by a Credit Party to such Restricted Subsidiaries permitted by Section 3.1(c), do not exceed the greater of (i) $5,000,000 and (ii) 15% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period in the aggregate at any time outstanding; (j) Investments by the Credit Parties constituting Rate Contracts, in each case entered into in the ordinary course of business and not for speculative purposes; (k) Investments consisting of endorsements of negotiable instruments for collection or deposit in the ordinary course of business; (l) Investments by Borrower in the form of a loan to Holdings, solely in respect of amounts that could have otherwise been made as a cash distribution expressly permitted under Section 3.5 (and the amount of such loan shall, for so long as such loan is outstanding, for all purposes be treated as a distribution for purposes of Section 3.5); (m) Investments in joint ventures in an aggregate amount not to exceed the greater of (i) $5,000,000 and (ii) 15% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period at any time outstanding; provided that, solely with respect to any Team Lift Out made pursuant to this clause (m), before and after giving effect to such Investment, no Specified Event of Default or Event of Default arising under Section 6.1(c) (with respect to a failure to comply with (i) Section 4.3 or (ii) Sections 4.4(a)(ii), (b) or (m) to the extent the delivery of the financial statements and certificates thereunder are necessary to determine 42 [[7932149]]

compliance with Section 4.3) has occurred and is continuing or would immediately result from such Investment; (n) loans and advances by a Credit Party or its Restricted Subsidiaries to present or former employees, directors, members of management, officers, managers or consultants, independent contractors or other service providers or other equity investors (or their respective spouses, partners, trusts or estates) in Holdings (or any direct or indirect parent thereof) used solely to fund such Person’s purchase of Stock (excluding, in any event, Disqualified Stock) in Holdings (or any direct or indirect parent thereof); provided solely to the extent any such loan exceeds the greater of (i) $2,500,000 and (ii) 7.5% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period in aggregate principal amount, such loan is secured by such Stock and evidenced by promissory notes and, solely to the extent such loan is made by a Credit Party, the sole originally executed counterparts of all such promissory notes shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Guaranteed Obligations; (o) in addition to Investments otherwise expressly permitted by this Section 3.3, Investments by Borrower or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (i) $5,250,000 and (ii) 15% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period; provided that, solely with respect to any Team Lift Out made pursuant to this clause (o), before and after giving effect to such Investment, no Specified Event of Default or Event of Default arising under Section 6.1(c) (with respect to a failure to comply with (i) Section 4.3 or (ii) Sections 4.4(a)(ii), (b) or (m) to the extent the delivery of the financial statements and certificates thereunder are necessary to determine compliance with Section 4.3) has occurred and is continuing or would immediately result from such Investment; (p) to the extent constituting Investments, Indebtedness permitted under Section 3.1, Liens permitted under Section 3.2, Restricted Payments permitted under Section 3.5 and transactions permitted under Sections 3.6 and 3.7; (q) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Credit Party or any direct or indirect parent thereof in the ordinary course of business to the extent such payments or other compensation relate to services provided by such Person; (r) Investments (other than Investments that would otherwise constitute Permitted Acquisitions or other acquisitions similar thereto) to the extent that the payment for such Investments is made solely with the Stock (excluding, in any event, Disqualified Stock) of Holdings (or any direct or indirect parent thereof); (s) Investments of a Restricted Subsidiary acquired after the Closing Date pursuant to a Permitted Acquisition or of any Person acquired by, or merged into or consolidated or amalgamated with, Borrower or any Restricted Subsidiary after the Closing Date, in each case, pursuant to an Investment otherwise permitted by this Section 3.3, in each case, to the extent that such Investments of such Person were not made in contemplation of or in connection with such transaction and were in existence on the date of such Permitted Acquisition or such other permitted Investment (and any modification, replacement, renewal or extension of any such Investment so long as such modification, replacement, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 3.3), it being understood that this provisions shall not permit transactions the purpose of which is to 43 [[7932149]]

acquire such existing Investments of such Restricted Subsidiary or other Person that would not otherwise be permitted under this Agreement or to avoid compliance with the requirements of the definition of Permitted Acquisitions; (t) Investments constituting Team Lift Outs that do not have any purchase price or other consideration paid in connection with the consummation of the applicable Team Lift Out (other than reasonable and customary signing bonuses paid to the applicable Team Lift Out Parties on a one-time basis upon the consummation of the applicable Team Lift Out or consideration solely in the form of Stock (excluding, in any event, Disqualified Stock) of Holdings (or any direct or indirect parent thereof)); provided that, before and after giving effect to such Investment: (i) both immediately before and after giving effect to such Investment, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4, is not in excess of 5.00 to 1.00; (ii) no Event of Default has occurred and is continuing or would immediately result from such Investment; and (iii) immediately after giving effect to any such Investment, the Credit Parties shall have at least $5,000,000 of Liquidity; (u) Investments in the Credit Parties and their Restricted Subsidiaries in connection with intercompany cash management and treasury arrangements and related activities in the ordinary course of business; (v) Investments made after the Closing Date by the Credit Parties and their Restricted Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount on the date of such Investment; provided that (subject to the Limited Condition Transaction Provisions) (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) both immediately before and after giving effect to such Investment, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4, is not in excess of the maximum Total Leverage Ratio covenant set forth in Section 4.2 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4; (w) Investments of client assets in marketable securities and other liquid assets in the ordinary course of business consistent with past practices; (x) to the extent constituting Investments, Contingent Obligations constituting Indebtedness permitted by Section 3.4; and (y) to the extent constituting Investments, (i) Intellectual Property licenses that are Permitted Encumbrances or (ii) the non-exclusive licensing of Intellectual Property pursuant to joint marketing arrangements that do not interfere in any material respect with the business of any Credit Party or any of its Subsidiaries. Notwithstanding anything to the contrary contained herein, in no event shall this Section 3.3 permit Borrower or any other Credit Party to (i) dispose of or otherwise transfer or make any Investment 44 [[7932149]]

transferring ownership of, or exclusive rights in, any Material Intellectual Property in or to any Person that is not Borrower or a Subsidiary that is a Credit Party or the Stock of any such Person that owns any Material Intellectual Property to any Person that is not Borrower or a Subsidiary that is a Credit Party, (ii) make any Investment that constitutes a Team Lift Out unless (x) Restricted Payments in respect of any Incentive Units, Incentive Unit Equivalents, Class P Units and/or Class P Unit Equivalents (or equivalent terms) (each as defined in the applicable Team Lift Out Entity Agreement, as in effect on the date of execution thereof) and any equity interests issued in substitution or replacement thereof are subordinated to the Obligations on terms reasonably satisfactory to Agent and (y) prior to the execution thereof, Borrower shall have delivered to Agent substantially final drafts of the respective definitive documents or instruments pursuant to which such Team Lift Out was or will be consummated (and promptly upon the execution thereof, executed copies of such documents and/or instruments) or (iii) make any Investment that contemplates any Credit Party or Restricted Subsidiary of a Credit Party having (or any Credit Party or Restricted Subsidiary of a Credit Party otherwise has) any deferred purchase price obligations and/or deferred purchase obligations (in each case, whether in the form of the applicable counterparty having a put or other repurchase right or otherwise), in each case, in connection with any such Investment consummated on or after September 23, 2023 unless such deferred purchase obligations and/or deferred purchase price obligations are subordinated to the Obligations on terms reasonably satisfactory to Agent. 3.4 Contingent Obligations. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to create or become or be liable with respect to any Contingent Obligation except: (a) those resulting from endorsement of negotiable instruments or other instruments for collection or deposit in the ordinary course of business or otherwise from the honoring by a bank or other financial institution of a check, draft or other item of payment drawn against insufficient funds in the ordinary course of business; (b) those existing on the Closing Date and described in Schedule 3.4 and any modification, replacement, renewal or extension thereof that does not increase the amount of such Contingent Obligation; (c) those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies; (d) those arising with respect to customary indemnification obligations and post-closing purchase price adjustments incurred in connection with Asset Dispositions permitted hereunder; (e) those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations to the extent permitted by Section 3.1(f); (f) those incurred with respect to Indebtedness permitted by Section 3.1; provided that any such Contingent Obligation is subordinated to the Guaranteed Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Guaranteed Obligations; (g) Contingent Obligations of any Credit Party or any Restricted Subsidiary of a Credit Party in respect of any customary purchase price adjustment, non-competition or consulting agreement or deferred compensation agreement (excluding Earnouts and Seller Notes), or other indemnity obligations in each case owing to the seller or any Affiliate thereof or 45 [[7932149]]

their respective officers or directors in connection with a Permitted Acquisition or other Investment permitted by Section 3.3; (h) Contingent Obligations of any Credit Party or any Restricted Subsidiary of a Credit Party existing or arising under a Rate Contract, in each case entered into in the ordinary course of business and not for speculative purposes; (i) customary indemnities or other payment obligations under operating contracts entered into in the ordinary course of business; (j) additional Contingent Obligations not described in the preceding clauses of this Section 3.4 in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $2,500,000 and (ii) 7.5% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period; and (k) arising in respect of Guaranteed Obligations. 3.5 Restricted Payments. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to directly or indirectly declare, order, pay or make any Restricted Payment, except that: (a) the Credit Parties and their Restricted Subsidiaries may pay (i) general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary wages, salary, bonus and other benefits payable to directors, officers, employees, members of management, consultants and/or independent contractors of Holdings (or any direct or indirect parent thereof)), in each case, solely to the extent attributable to the ownership or operations of Holdings (or any direct or indirect parent thereof) (but excluding, for the avoidance of doubt, the portion of any amount, if any, that is attributable to the ownership or operation of any Subsidiary of any parent company of Holdings other than Holdings and/or its Restricted Subsidiaries), the other Credit Parties or their Restricted Subsidiaries, (ii) audit and other accounting and reporting expenses at Holdings (or any direct or indirect parent thereof) solely to the extent relating to the ownership or operations of Holdings (or any direct or indirect parent) (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any Subsidiary of any parent company other than Holdings and/or its Restricted Subsidiaries), the other Credit Parties or their Restricted Subsidiaries and (iii) insurance premiums solely to the extent relating to the ownership or operations of Holdings (or any direct or indirect parent thereof) (but excluding, for the avoidance of doubt, the portion of such premiums, if any, attributable to the ownership or operations of any Subsidiary of any parent company other than Holdings and/or its Restricted Subsidiaries), the other Credit Parties and their Restricted Subsidiaries; provided, that the aggregate amount of Restricted Payments made pursuant to this clause (a) shall not exceed the greater of (x) $1,500,000 and (y) 5% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period per Fiscal Year; (b) (i) to the extent each of Holdings and Borrower is treated as a partnership or disregarded entity for United States federal income tax purposes, Borrower may make cash distributions to Holdings, for Holdings to promptly make such cash distributions to its equity holders for each taxable period in an amount no greater than the product of (x) the amount of aggregate net taxable income of Borrower (determined as if Borrower were a partnership for tax purposes) allocated by Borrower to its equity holders for such taxable period computed by taking into account any adjustment to the basis of property (and resulting tax deductions) pursuant to 46 [[7932149]]

Section 734, 743, or 754 of the Code and any comparable provision of state and local income tax law, multiplied by (y) the highest combined marginal federal, state and local income tax rate applicable to any direct or indirect equity holder resident in New York, New York for the relevant taxable period (reflecting any reduced rate applicable to any special class of income or gain that is in effect for such taxable period with respect to items allocated by Borrower); (ii) to the extent DistinguishedDP Fine Arts and Collectibles, LLC is a partnership for United States federal income tax purposes, it may make Restricted Payments in cash distributions and paymentsCash Equivalents to the extent permitted under Section 4.1(a) of the Limited Liability Company Agreement of DistinguishedDP Fine Arts and Collectibles, LLC, dated as of December 12, 2022, as in effect on the First Amendment Effective Date; and (iii) to the extent Distinguished Environmental, LLC is a partnership for United States federal income tax purposes, it may make Restricted Payments in cash distributions and paymentsCash Equivalents to the extent permitted under Section 4.1(a) of the Amended and Restated Limited Liability Company Agreement of Distinguished Environmental, LLC, dated as of April 21, 2023, as in effect on the First Amendment Effective Date; (iv) to the extent DP Commercial Surety Management, LLC is a partnership for United States federal income tax purposes, it may make Restricted Payments in cash and Cash Equivalents to the extent permitted under Section 4.1(a) of the Amended and Restated Limited Liability Company Agreement of DP Commercial Surety Management, LLC, dated as of April 30, 2025, as in effect on the First Amendment Effective Date; (v) to the extent DP Surety Management, LLC is a partnership for United States federal income tax purposes, it may make Restricted Payments in cash and Cash Equivalents to the extent permitted under Section 4.1(a) of the Amended and Restated Limited Liability Company Agreement of DP Surety Management, LLC, dated as of July 29, 2024, as in effect on the First Amendment Effective Date; (vi) to the extent DP Inland Marine Management, LLC is a partnership for United States federal income tax purposes, it may make Restricted Payments in cash and Cash Equivalents to the extent permitted under Section 4.1(a) of the Amended and Restated Limited Liability Company Agreement of DP Inland Marine Management, LLC, dated as of February 2, 2024, as in effect on the First Amendment Effective Date; (vii) to the extent DP D & O Management, LLC is a partnership for United States federal income tax purposes, it may make Restricted Payments in cash and Cash Equivalents to the extent permitted under Section 4.1(a) of the Amended and Restated Limited Liability Company Agreement of DP D & O Management, LLC, dated as of February 2, 2024, as in effect on the First Amendment Effective Date; and (viii) any other Restricted Subsidiary of the Borrower is a partnership for United States federal income tax purposes, such Restricted Subsidiary may make Restricted Payments in cash and Cash Equivalents to the equityholders of such Restricted Subsidiary to the extent required to satisfy tax distribution obligations under such Restricted Subsidiary’s Governing Documents), so long as such obligations are not adverse to the interests of the Lenders in any material respect compared to the obligations referred to in clauses (ii) through (vii) above; provided that any such distributions or payments (or portions thereof) in clauses (i), (ii) and (iii) through (viii) above that are attributable to an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions and/or payments were made by such Unrestricted Subsidiary to Borrower or any Restricted Subsidiary; (c) the Credit Parties and their Restricted Subsidiaries may make Restricted Payments in respect of any Incentive Units, Incentive Unit Equivalents, Class P Units and/or Class P Unit Equivalents (or equivalent terms) (each as defined in the applicable Team Lift Out Entity Agreement, as in effect on the date of execution thereof) or any equity interests issued in substitution or replacement thereof, in each case, as and when due and payable; provided and only so long as: 47 [[7932149]]

(i) both immediately before and after giving effect to such Restricted Payment, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4, is not in excess of 4.50 to 1.00; (ii) immediately before giving effect to such payment no Specified Event of Default exists and is continuing and no Specified Event of Default would immediately result from the making of any such payment; and (iii) immediately after giving effect to any such payment, the Credit Parties shall have at least $5,000,000 of Liquidity; (d) [reserved]; (e) (i) Wholly-owned direct and indirect Restricted Subsidiaries of a Credit Party may make Restricted Payments to the direct owner of such wholly-owned Restricted Subsidiary and (ii) non-wholly-owned direct and indirect Restricted Subsidiaries of a Credit Party may make Restricted Payments to the direct owners of such non-wholly-owned Restricted Subsidiary (except to the extent expressly permitted under Section 3.5(c), other than Restricted Payments in respect of any Incentive Units, Incentive Unit Equivalents, Class P Units and/or Class P Unit Equivalents (or equivalent terms) (each as defined in the applicable Team Lift Out Entity Agreement, as in effect on the date of execution thereof) and any equity interests issued in substitution or replacement thereof), in each case, on a pro rata basis in accordance with such Person’s ownership interests; (f) [reserved]; (g) the Credit Parties may pay (x) management fees, success fees, transaction fees and other similar fees to Sponsor or its Controlled Investment Affiliates in accordance with the Management Services Agreement as in effect on the Closing Date, in an aggregate amount not to exceed in any calendar year the greater of (i) $1,500,000 and (ii) 5% of EBITDA for such calendar year; provided that no Specified Event of Default has occurred and is continuing at the time of any such Restricted Payment or would result after giving effect thereto; provided further, that if at any time any such fees are not permitted to be paid as a result of the occurrence and continuance of a Specified Event of Default, then (i) such amounts shall continue to accrue, and (ii) any such amounts that have accrued but which were not permitted to be paid may be paid so long as no Specified Event of Default has occurred and is continuing or would result therefrom; (y) reasonable out-of-pocket expenses required to be reimbursed pursuant to the Management Services Agreement; and (z) indemnification obligations required to be paid pursuant to the Management Services Agreement; (h) Borrower may pay dividendsmake Restricted Payments to Holdings (orwhich amount may be used promptly by Holdings to make Restricted Payments to any direct or indirect parent thereof) toof Holdings in reliance upon this clause (h)) to permit Holdings (or any direct or indirect parent thereof) to repurchase, redeem, retire or otherwise acquire or retire for value Stock owned by any future, current or former directors, officers, members of management, managers, employees or consultants (or their spouses, partners, trusts or estates); provided that such Restricted Payments (but excluding, for the avoidance of doubt, any Restricted Payments made on the Closing Date pursuant to the Share Repurchase on the Closing Date) shall not exceed (i) the greater of (x) $5,000,000 (which amount under this clause (x) may 48 [[7932149]]

be increased to $10,000,000 solely in connection with a Restricted Payment under this clause (h) to repurchase, redeem, retire or otherwise acquire or retire for value Stock owned by a retired employee (other than Sponsor)) and (y) 15% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period in any Fiscal Year or (ii) the greater of (x) $7,500,000 (which amount under this clause (x) shall be increased to $20,000,000 solely in connection with a Restricted Payment under this clause (h) to repurchase, redeem, retire or otherwise acquire or retire for value Stock owned by a retired employee (other than Sponsor)) and (y) 25% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period during the term of this Agreement in the aggregate provided, that no Event of Default exists at the time of such Restricted Payment or would occur as a result thereof; (i) Borrower may make payments and distributionsRestricted Payments to Holdings (orwhich amount may be used promptly by Holdings to make Restricted Payments to any direct or indirect parent thereofof Holdings in reliance upon this clause (i)) (whether directly or through sequential upstream Restricted Payments) that are used promptly by Holdings (or any direct or indirect parent thereof) to pay directors fees and expenses to the extent expressly permitted pursuant to Section 3.8(d); (j) Borrower may make Restricted Payments to Holdings (orwhich amount may be used promptly by Holdings to make Restricted Payments to any direct or indirect parent thereofof Holdings in reliance upon this clause (j)) to enable Holdings (or any direct or indirect parent thereofof Holdings) to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Stock of Holdings (or any such direct or indirect parent thereofof Holdings); (k) Borrower may repurchase (or make Restricted Payments to Holdings (orwhich amount may be used promptly by Holdings to make Restricted Payments to any direct or indirect parent thereofof Holdings in reliance upon this clause (k)) to enable it to repurchase) Stock upon the exercise of options or warrants or other securities convertible into or exchangeable for Stock if such Stock represents all or a portion of the exercise price of such options or warrants or other securities as part of a “cashless” exercise; (l) so long as no Event of Default exists before or immediately after giving effect to such payment and such payment is otherwise permitted under the applicable subordination and/or intercreditor terms for such Subordinated Debt, Restricted Payments in respect of Subordinated Debt to the extent required to be made to avoid the application of Section 163(e)(5) of the IRC with respect to such Subordinated Debt; (m) Borrower may make additional Restricted Payments (and such amount may be used promptly by Holdings to make Restricted Payments in reliance on this clause (m)) in an amount not to exceed the portion, if any, of the Available Amount on such date; provided all of the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing or would immediately result therefrom; (ii) after giving effect to such Restricted Payment, on a pro forma basis as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4(a), the Total Leverage Ratio is not greater than (x) solely in the case of any Restricted Payment with 49 [[7932149]]

respect to Subordinated Debt, 3.75 to 1.00 and (y) in the case of any other Restricted Payment, 3.25 to 1.00; (n) to the extent constituting a Restricted Payment, the Credit Parties may make Investments pursuant to Section 3.3 and effectuate other transactions pursuant to Section 3.6 and Section 3.7, in each case to the extent expressly permitted by this Agreement; (o) (x) the Credit Parties and their Restricted Subsidiaries may make Restricted Payments to pay the long-term incentive plan payments due within ninety (90) days following December 31, 2025, in each case, in accordance with the terms and provisions of the Phantom Interest Agreements as in effect on the Closing Date (or, solely in the case of the Post-Closing Phantom Interest Agreements, as in effect on the Post-Closing Effective Date), solely in the form of a distribution or dividend of Investor Units (as defined in the Parent L.P. Agreement) of Parent to the applicable Grantee (as defined in the applicable Phantom Interest Agreements as in effect on the Closing Date (or, solely in the case of the applicable Post-Closing Phantom Interest Agreements, as in effect on the Post-Closing Effective Date)) in an aggregate amount equal to twenty-five percent (25%) of such Grantee’s Performance Interest Payment (as defined in the applicable Phantom Interest Agreements as in effect on the Closing Date (or, solely in the case of the applicable Post-Closing Phantom Interest Agreements, as in effect on the Post-Closing Effective Date)) amount (or such greater percentage up to one hundred percent (100%) of such Performance Interest Payment amount as such Grantee may elect to receive in Investor Units in accordance with the terms of such Phantom Interest Agreements); provided that, notwithstanding anything to the contrary set forth in this clause (x), at the Borrower’s election (a written copy of which shall be delivered to Agent), in lieu of making Restricted Payments in the form a distribution or dividend of Investor Units, the Credit Parties may make Restricted Payments in reliance on this clause (x) in the form of cash, in an aggregate amount not to exceed $350,000 for all such Restricted Payments and (y) the Credit Parties and their Restricted Subsidiaries may make Restricted Payments to pay the long-term incentive plan payments due within ninety (90) days following December 31, 2025, in each case, in accordance with the terms and provisions of the Phantom Interest Agreements as in effect on the Closing Date (or, solely in the case of the Post-Closing Phantom Interest Agreements, as in effect on the Post-Closing Effective Date), in an aggregate amount not greater than $14,793,000 for all cash payments under all such Phantom Interest Agreements (which cash payments, in any event shall not exceed an aggregate amount equal to seventy-five percent (75%) of the aggregate Performance Interest Payment amounts under the applicable Phantom Interest Agreements); provided and only so long as (solely with respect to Restricted Payments made pursuant to this clause (y)): (i) both immediately before and after giving effect to such Restricted Payment, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4, is not in excess of 5.00 to 1.00; (ii) immediately before giving effect to such payment no Specified Event of Default exists and is continuing and no Specified Event of Default would immediately result from the making of any such payment; (iii) immediately after giving effect to any such payment, the Credit Parties shall have at least $5,000,000 of Liquidity; and 50 [[7932149]]

(iv) solely in connection with Restricted Payments made pursuant to this clause (o) that are financed with the proceeds of Delayed Draw Term Loans, immediately before and after giving effect to such Restricted Payment, Adjusted EBITDA (calculated for purposes of this clause (iv) solely with respect to Holdings and its Restricted Subsidiaries that were in existence as of the Closing Date (and for the avoidance of doubt, excluding Adjusted EBITDA attributable to any Team Lift Out Entities, Subsidiaries or other Investments formed or acquired after the Closing Date)) is at least $32,500,000; provided, further, that, the total amount of Restricted Payments permitted pursuant to this clause (o) shall not exceed $19,474,000 in the aggregate during the term of this Agreement; and (p) the Credit Parties and their Restricted Subsidiaries may make cash payments in respect of any Earnouts, in each case, as and when due and payable; provided and only so long as: (i) both immediately before and after giving effect to such payment, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4, is not in excess of 5.00 to 1.00 (or, solely with respect to any such payment in respect of Earnouts that are in excess of the aggregate cap on unsubordinated Earnouts set forth in Section 3.1(o), not in excess of 4.50 to 1.00); (ii) immediately before giving effect to such payment no Specified Event of Default exists and is continuing and no Specified Event of Default would immediately result from the making of any such payment; (iii) immediately after giving effect to any such payment, the Credit Parties shall have at least $5,000,000 of Liquidity; and (iv) in the case of Earnouts that are subordinated, such payment is otherwise permitted under the applicable subordination and/or intercreditor terms for such.; (q) Borrower and Holdings may make the First Amendment Restricted Payment on the First Amendment Funding Date in accordance with Section 2(b)(iv) of the First Amendment; and (r) the Credit Parties and their Restricted Subsidiaries may make Restricted Payments payable solely in Stock (excluding, in any event, Disqualified Stock) of Holdings (or any direct or indirect parent thereof). Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (i) in no event shall this Section 3.43.5 permit Borrower or any other Credit Party to dispose of or otherwise transfer or make any Investment transferring ownership of, or exclusive rights in, any Material Intellectual Property in or to any Person that is not Borrower or a Subsidiary that is a Credit Party or the Stock of any such Person that owns any Material Intellectual Property to any Person that is not Borrower or a Subsidiary that is a Credit Party, and (ii) no Restricted Payments shall be permitted to be made in respect of any Incentive Units, Incentive Unit Equivalents, Class P Units and/or Class P Unit Equivalents (or equivalent terms) (each as defined in the applicable Team Lift Out Entity Agreement, as in effect on the date of 51 [[7932149]]

execution thereof) or any equity interests issued in substitution or replacement thereof, in each case, as and when due and payable, except pursuant to clause (b), (c) or (r) above. 3.6 Restriction on Fundamental Changes. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to: (a) enter into any transaction of merger or consolidation except (i) any wholly-owned Restricted Subsidiary of Borrower may be merged or consolidated with or into Borrower (provided that Borrower is the surviving entity) or any Credit Party (other than Holdings), (ii) any Credit Party (other than Holdings) may be merged with or into any other Credit Party (other than Holdings and provided that, in the case of any merger involving Borrower, Borrower is the surviving entity) and (iii) any Restricted Subsidiary may be merged or consolidated with or into any Credit Party or any Restricted Subsidiary or other Person (provided that (A) in the case of such transaction involving Borrower, Borrower is the surviving entity, (B) in the case of any such transaction involving any Credit Party, either (x) such Credit Party is the surviving entity or such transaction shall be treated as an Investment and shall comply with Section 3.3 or (y) such transaction shall be treated as an disposal of Subsidiary Stock and shall comply with Section 3.7 and (C) in the case of any transaction involving a Restricted Subsidiary that is neither Borrower, a Credit Party nor another Restricted Subsidiary, either (x) such Restricted Subsidiary shall be the surviving entity or such transaction shall be treated as an Investment and shall comply with Section 3.3 or (y) such transaction shall be treated as a disposal of Subsidiary Stock and shall comply with Section 3.7); (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or change its organizational form; provided (i) any Credit Party or any Restricted Subsidiary may change its organizational form so long as, in the case of any Credit Party, written notice thereof is given to Agent within thirty (30) days following such change and all documents reasonably requested by Agent to maintain Agent’s perfected Liens on any Collateral of such Credit Party are delivered, (ii) any Restricted Subsidiary of Borrower may liquidate, wind-up or dissolve if Borrower determines in good faith that such liquidation, winding-up or dissolution is in the best interests of the Credit Parties and their Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders, and either Borrower or a Restricted Subsidiary receives any assets of such dissolved, wound-up or liquidated Subsidiary (provided that in the case of a dissolution, winding-up or liquidation of a Credit Party, another Credit Party receives any and all assets of such dissolved, wound-up or liquidated Credit Party); or (c) without the prior written consent of Agent, change its Fiscal Year or permit any of its Restricted Subsidiaries to change their respective Fiscal Years, other than any change in Fiscal Year of a Restricted Subsidiary acquired after the Closing Date to conform to the Fiscal Year of Borrower and its Restricted Subsidiaries. 3.7 Disposal of Assets or Subsidiary Stock. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to convey, sell, lease, sublease, transfer or otherwise dispose of (including by division), in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for: (a) (i) sales of inventory by Borrower and its Restricted Subsidiaries to customers in the ordinary course of business (including on an intercompany basis) and dispositions of surplus, obsolete, used or worn-out equipment or other assets no longer used or useful in the business or otherwise economically impracticable to maintain; 52 [[7932149]]

(b) Asset Dispositions by (i) a Credit Party to another Credit Party (other than Holdings), (ii) a Restricted Subsidiary of Holdings that is not a Credit Party to any Credit Party (other than Holdings) or to another Restricted Subsidiary and (iii) by a Credit Party to a Restricted Subsidiary that is not a Credit Party; provided that in the case of any Asset Disposition pursuant to this clause (iii), (x) no Event of Default then exists or would immediately result after giving effect to such Asset Disposition and (y) the consideration received by such Credit Party is at least equal to the fair market value of such assets (as determined by Borrower in good faith); (c) (i) the sale or issuance by a Restricted Subsidiary of a Credit Party of such Restricted Subsidiary’s Stock to such Credit Party so long as such Stock (to the extent constituting Collateral and required to be pledged) is pledged to Agent as Collateral pursuant to and in accordance with this Agreement and the other Loan Documents and (ii) the sale or issuance by a Restricted Subsidiary of a Credit Party of such Restricted Subsidiary’s Stock to another Restricted Subsidiary so long as (A) such transaction is treated as an Investment and otherwise made in compliance with Section 3.3 and (B) such Stock (to the extent constituting Collateral and required to be pledged) is pledged to Agent as Collateral pursuant to and in accordance with this Agreement and the other Loan Documents; (d) the disposition of cash or Cash Equivalents (or other assets that were Cash Equivalents when the original Investment was made) in the ordinary course of business; (e) to the extent constituting dispositions, the making of Investments and Restricted Payments and the consummation of any fundamental change as described in Section 3.6, in each case, otherwise expressly permitted hereunder; (f) the discount or write-off of accounts receivable or the sale of any such accounts receivable for the purposes of collection or compromise thereof, in each case, in the ordinary course of business; (g) (i) licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business (including any licenses or sublicenses of Intellectual Property) not interfering in any material respect with the business of the Credit Parties or any of their Restricted Subsidiaries, (ii) the leasing or subleasing of real property and the termination of leases, in each case, in the ordinary course of business, (iii) the expiration of any option agreement in respect of real or personal property, (iv) the surrender or waiver of any contractual rights or the settlement, release or surrender of contractual rights or litigation claims in the ordinary course of business and (v) the disposition, abandonment, cancellation, non-renewal, discontinuance of use or maintenance, dedication to the public domain, or lapse of Intellectual Property which, in the reasonable good faith determination of Borrower, are not material to the operation of its business or are no longer economically practical to maintain in light of its use; (h) Casualty Events; (i) Asset Dispositions by Borrower and its Restricted Subsidiaries (excluding sales of Accounts and Stock of any Credit Party) if all of the following conditions are met: (i) the aggregate fair market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $3,000,000 (with any unused amount under this Section 3.7(i) for a Fiscal Year (any such amount, the “Rollover Amount”) being carried over to the immediately succeeding Fiscal Year, provided, that the annual cap for such immediately succeeding Fiscal Year shall be fully utilized before using the Rollover Amount, if any); (ii) the consideration received is at least equal to the fair market value of such assets (as determined in good faith by Borrower); (iii) at least 75% of 53 [[7932149]]

the consideration received is cash; and (iv) the Net Proceeds of such Asset Disposition are applied as required by Section 1.5(d)(i); (j) dispositions or similar transfers of assets to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant disposition or transfer are promptly applied to the purchase of such replacement property; (k) dispositions of Investments in joint ventures or non-wholly-owned Restricted Subsidiaries to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture or similar party set forth in the joint venture arrangement or similar binding arrangement; and (l) dispositions of any assets (including Stock) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not core or principal to the business of Borrower and its Restricted Subsidiaries if all of the following conditions are met: (i) the consideration received is at least equal to the fair market value of such assets (as determined in good faith by Borrower), (ii) immediately before giving effect to such disposition, no Event of Default exists and is continuing and no Event of Default would immediately result from such disposition, (iii) such disposition is made no later than ninety (90) days after the consummation of the applicable Permitted Acquisition or permitted Investment in which the applicable assets were acquired and (iv) the Net Proceeds of such disposition are applied in the same manner required for mandatory prepayments under Section 1.5(d)(i). Notwithstanding anything to the contrary contained herein, in no event shall this Section 3.7 permit Borrower or any other Credit Party to dispose of or otherwise transfer or make any Investment transferring ownership of, or exclusive rights in, any Material Intellectual Property in or to any Person that is not Borrower or a Subsidiary that is a Credit Party or the Stock of any such Person that owns any Material Intellectual Property to any Person that is not Borrower or a Subsidiary that is a Credit Party. 3.8 Transactions with Affiliates. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party, except:(a) transactions described on Schedule 3.8(a) and any amendment, modification, renewal or extension thereto to the extent such amendment, modification, renewal or extension, taken as a whole, is not (i) adverse to the Lenders in any material respect or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect; (b) transactions upon fair and reasonable terms that are no less favorable to any such Credit Party or any of its Restricted Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and that, to the extent such transaction involves payments in excess of $1,000,000 in a Fiscal Year, have been disclosed to Agent; (c) (i) payment of reasonable compensation (including bonuses and other similar payments) to current or former officers, members of management and employees for services actually rendered to any such Credit Party or any of its Restricted Subsidiaries and (ii) payment of reasonable out-of-pocket costs and expenses to and indemnities provided on behalf of current or former officers, employees or members of management of the Credit Parties and their 54 [[7932149]]

Restricted Subsidiaries in the ordinary course of business and to the extent attributable to the operations of the Credit Parties and their Restricted Subsidiaries; (d) payment of independent director’s fees, costs and expenses not to exceed $1,000,000 in the aggregate for any Fiscal Year of Credit Parties; (e) [reserved]; (f) any transaction between or among the Credit Parties and their Restricted Subsidiaries to the extent expressly permitted or not restricted by this Agreement; (g) any loan, advance or Indebtedness or other similar transaction, in each case, expressly permitted by Section 3.1 and the agreements pursuant to which such loan, advance or Indebtedness or other similar transaction are required to be made; (h) Investments and, Restricted Payments and other transactions expressly permitted in Sections 3.3 and 3.5 and the agreements pursuant to which such Investments and/or Restricted Payments are required to be made; (i) reimbursement of employee travel and lodging costs incurred in the ordinary course of business; (j) customary compensation to Affiliates in connection with any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, in each case, pursuant to the Management Services Agreement; and (k) any Asset Disposition expressly permitted by Section 3.7. 3.9 Conduct of Business. Holdings shall not engage in any business activity other than (a) its ownership of the Stock of its Subsidiaries (other than de minimis assets relating to such ownership and administrative and other similar activities incidental thereto), (b) customary administrative, accounting, treasury and other corporate overhead matters on behalf of Borrower and its Subsidiaries, including preparing reports and other deliverables for governmental or regulatory authorities, providing indemnification for its current or former officers, directors or members of management and complying with all applicable requirements of law, (c) its performance of the Loan Documents and the Related Transaction Documents, (d) issuing its own Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Stock, in each case, solely to the extent not prohibited hereunder), (e) holding equity holder meetings, (f) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (g) any public offering of its common stock or any other issuance or registration of its equity interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (h) making any Investment in Borrower, (i) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (k) providing customary indemnification to officers and members of the board of directors (or similar governing body) of Holdings, (l) providing permitted guarantees in connection with leases of Borrower or any of its Subsidiaries, (m) performing its obligations (if any) under the Management Services Agreement, (ln) activities incidental to the businesses or activities described in clauses (a) to (m) of this paragraph. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to directly or indirectly engage in any material line of business other than the businesses engaged in by 55 [[7932149]]

Borrower and its Restricted Subsidiaries on the Closing Date and reasonably similar, complementary, ancillary, incidental or related businesses thereto. 3.10 Changes Relating to Certain Indebtedness. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to directly or indirectly change or amend the terms of any of governing agreements for any Subordinated Debt except as permitted by the terms of the applicable Subordination Agreement. 3.11 [Reserved]. 3.12 [Reserved]. 3.13 [Reserved]. 3.14 [Reserved]. 3.15 Sanctions; Anti-Corruption Laws. The Credit Parties will not (and will not permit their Subsidiaries to) use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or in violation of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Agent, Arranger, L/C Issuer, Lender, underwriter, advisor, investor, or otherwise). 3.16 Changes to Governing Documents; Equity Co-Investment Documents and Share Repurchase Documents. The Credit Parties shall not and shall not cause or permit any of their Restricted Subsidiaries (i) to change or amend the terms of the Governing Documents in any manner that is materially adverse to the rights or interests of Agent and the Lenders (it being agreed and understood that changes or amendments to the terms of any Team Lift Out Entity Agreement with respect to the payment or non-payment of amounts thereunder (and related terms thereof) are materially adverse to the rights and interests of Agent and the Lenders (provided, that any amendments to decrease and/or defer any payments under any Team Lift Out Entity Agreements required to be made by a Credit Party or a Restricted Subsidiary shall not be deemed materially adverse to the rights and interests of Agent and the Lenders)) or (ii) waive, amend, supplement or otherwise modify any provision in the Equity Co-Investment Documents or the Share Repurchase Documents, in each case, in a manner that is materially adverse to the rights or interests of the Lenders without the consent of Agent (such consent not to be unreasonably withheld, delayed or conditioned). SECTION 4. FINANCIAL COVENANTS/REPORTING The Credit Parties covenant and agree that from and after the date hereof until the Termination Date, the Credit Parties shall perform and comply with, and shall cause each of the other Credit Parties and their Restricted Subsidiaries to perform and comply with, all covenants in this Section 4 applicable to such Person. 4.1 [Reserved]. 56 [[7932149]]

57 [[7932149]] Leverage Ratio 4.2 Maximum Total Leverage Ratio. The Borrower and its Restricted Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Total Leverage Ratio as of the last day of such Fiscal Quarter, of not more than the following: December 31, 2024 and the last day of each Fiscal Quarter thereafter 5.50 to 1.00 Period ; provided, that, in the event of any borrowing of Delayed Draw Term Loans by Borrower after the Closing Date, if elected in writing by Borrower to Agent, the maximum Total Leverage Ratio level(s) permitted above shall be reset to higher levels based on an approximately thirty-five percent (35%) cushion to an updated financial model delivered by Sponsor to Agent (which financial model shall be acceptable to Agent and the Requisite Lenders) with step-downs to be mutually agreed; provided, further, that (i) Borrower shall not be permitted to make more than two (2) such elections during the term of this Agreement, and (ii) any increased covenant level pursuant to the immediately preceding proviso shall in any event not exceed 6.25 to 1.00. 4.3 Minimum Liquidity. From and after the Closing Date, Borrower and its Restricted Subsidiaries will not permit Liquidity to be less than $5,000,000 at any time. 4.4 Financial Statements and Other Reports. Holdings will maintain, and cause each of its Restricted Subsidiaries to maintain, a system of accounting to permit the preparation of Financial Statements in conformity with GAAP (it being understood that unaudited Financial Statements are not required to have footnote disclosures and may be subject to normal year-end adjustments). Borrower will deliver each of the Financial Statements and other reports described below to Agent (who will distribute to the Lenders). (a) Unaudited Financials. Within (i) thirty (30) days after the end of each of the first two months of each Fiscal Quarter commencing with the month ending September 30, 2024, Borrower will deliver (1) the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such month, and the related consolidated statement of income and the related consolidated statement of cash flow, for such month and for the period from the beginning of the then current Fiscal Year of Borrower to the end of such month and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 4.4(f) and (ii) forty-five (45) days after the end of each Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2024 (including the last Fiscal Quarter of Borrower’s Fiscal Year), Borrower will deliver (1) the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year of Borrower to the end of such Fiscal Quarter and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 4.4(f). (b) Year-End Financials. Within one-hundred twenty (120) days after the end of each Fiscal Year of Borrower commencing with the Fiscal Year ending December 31, 2024, Borrower will deliver (1) the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year and (2) a report with respect to the consolidated Financial Statements from a firm of certified public accountants selected by Borrower and being of national recognition or regional standing or otherwise reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 “Reports on Audited Financial Statements” and such report shall be unqualified as to scope, going concern and consistent application of accounting principles and exclude any qualifications with respect to going concern (except for any qualification with respect to (x) Obligations being considered current debt in their last year of maturity or (y) any prospective (but not actual) breach of the financial covenant set forth in Section 4.2). (c) Accountants’ Reports. Promptly upon receipt thereof, Borrower will deliver copies of all final copies of material reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Borrower or its Restricted Subsidiaries made by such accountants, including any final comment letter submitted by such accountants to management in connection with their services. (d) Management Report. Together with each delivery of Financial Statements of Borrower and its Restricted Subsidiaries pursuant to Sections 4.4(a)(ii), commencing with the delivery of such Financial Statements for the Fiscal Quarter ended September 30, 2024, Borrower will deliver a management report, in reasonable detail, (1) describing the operations and financial condition of Holdings and its Restricted Subsidiaries for the quarter then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations. (e) [Reserved]. (f) Projections. Within ninety (90) days following the end of each of the Borrower’s Fiscal Years (commencing with the Fiscal Year ending December 31, 2024), Borrower will deliver the board-approved Projections of Holdings and its Restricted Subsidiaries for the forthcoming Fiscal Year, month by month. (g) SEC Filings and Press Releases. Promptly upon their becoming available, Borrower will deliver copies of (1) all Financial Statements, reports, notices and proxy statements made publicly available by Holdings or any of its Restricted Subsidiaries to their Stockholders and (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of their Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, which shall then satisfy all of the reporting obligations specified in Sections 4.4(a), 4.4(b), 4.4(c) and 4.4(d) above. It being understood that if this Section 4.4(g) is applicable, all such documents may be delivered electronically and shall be deemed to have been delivered on the date on which Borrower (or any direct or indirect parent thereof) posts such documents, or provides a link thereto, on Borrower’s website. (h) Events of Default, Etc. Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all written notices given or received by Holdings or any of its Restricted Subsidiaries with respect to any such event or condition and a certificate of a Responsible Officer specifying the nature and period of existence of such event or condition and what action Holdings or any of its Restricted Subsidiaries has taken, is taking and proposes to take with respect thereto: (i) any Event of Default or Default; or (ii) any event or condition that would reasonably be expected to result in any Material Adverse Effect. 58 [[7932149]]

(i) Litigation. Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or threatened in writing against or affecting any Credit Party or any of its Restricted Subsidiaries or any property of any Credit Party or any of its Restricted Subsidiaries (“Litigation”) not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any property of any Credit Party which, in each case of clause (1) and (2), would reasonably be expected to have a Material Adverse Effect, Borrower will promptly give written notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter. (j) Notice of Corporate and other Changes. Borrower shall provide prompt written notice (or, solely with respect to clause (2) and (3) below, written notice within thirty (30) days thereof) of (1) any material amendment or other modification to the Governing Documents of any Credit Party, (2) any Subsidiary created or acquired by any Credit Party or any of its Restricted Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, organizational form and legal name of such Subsidiaries, (3) any change in a Credit Party’s organizational form, legal name or jurisdiction of organization or formation. The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement. (k) Other Information. With reasonable promptness, Borrower will deliver such (i) other financial information and pertinent data with respect to any Credit Party or any Restricted Subsidiary of any Credit Party as from time to time may be reasonably requested by Agent (or any Lender through Agent) (in each case, subject to the right of the Credit Parties to withhold any information to the extent the provision thereof would violate any confidentiality obligations binding on the Credit Parties or their Subsidiaries or would reasonably be expected to result in the loss of any professional privilege available to the Credit Parties or their Subsidiaries) and (ii) other information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws, including, to the extent requested by Agent (or any Lender through Agent), notification of any change to the list of beneficial owners identified in parts (c) or (d) of the Beneficial Ownership Certification. (l) Data Privacy. Borrower shall provide prompt written notice of a Credit Party or Restricted Subsidiary’s receipt of written notice of the commencement of any investigation by a Governmental Authority of the privacy or security practices of any Credit Party or Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. (m) Compliance and Excess Cash Flow Certificate. Together with each delivery of Financial Statements of Holdings and its Subsidiaries pursuant to Sections 4.4(a)(ii) and 4.4(b), commencing with the Fiscal Quarter ending September 30, 2024, Borrower will deliver a fully and properly completed Compliance and Excess Cash Flow Certificate (in substantially the same form as Annex F) (the “Compliance and Excess Cash Flow Certificate”) signed by Borrower’s chief executive officer or chief financial officer (it being understood that (i) the Excess Cash Flow calculation on such Compliance and Excess Cash Flow Certificate shall only be required in connection with the delivery of Financial Statements pursuant to Section 4.4(b), commencing with such Financial Statements for the Fiscal Year ending December 31, 2025 and (ii) the 59 [[7932149]]

Liquidity calculation on such Compliance and Excess Cash Flow Certificate shall be required commencing with the Fiscal Quarter ending September 30, 2024 and the Total Leverage Ratio calculation on such Compliance and Excess Cash Flow Certificate shall only be required commencing with the Fiscal Quarter ending December 31, 2024); provided, that, to the extent applicable, simultaneously with the delivery of each Compliance and Excess Cash Flow Certificate, the related consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, which shall be audited to the extent the consolidated financials are required to be audited pursuant to clause (b) above. (n) [Reserved]. (o) [Reserved]. (p) ERISA. Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of any of the following, Borrower shall provide written notice thereof: (i) an ERISA Event which would reasonably be expected to result in material liability to any Credit Party, (ii) that any Credit Party or ERISA Affiliate has filed or anticipates filing any request for a receipt of a minimum funding waiver under Section 412 of the IRC, (iii) any Multiemployer Plan has notified any Credit Party or ERISA Affiliate that it is or is expected to be in critical or endangered status under Title IV of ERISA, or (iv) that any Title IV Plan is or is expected to be in at-risk status under Title IV of ERISA, setting forth, as applicable in each case, the full details as to such occurrence and the action, if any, that, such Credit Party or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such Credit Party, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan, or Multiemployer Plan or participant and any notices received by such Credit Party or ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan, Multiemployer Plan or Plan participant with respect thereto. Notwithstanding the foregoing, the obligations in Sections 4.4(a) and 4.4(b) may be satisfied by furnishing the applicable financial statements of Parent and, in the case of clause (2) of Section 4.4(b), the corresponding report thereon; provided that the financial statements delivered pursuant to Sections 4.4(a), 4.4(b) and/or this paragraph shall in any event be accompanied by such consolidating information, reconciliations and other supplemental information (including, without limitation, with respect to Team Lift Outs), in each case, as is of the type and format consistent, in all material respects, with that provided with respect to such financial statements prior to the First Amendment Effective Date. 4.5 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent pursuant to Section 4.4 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided if an Accounting Change occurs that shall affect financial covenants, standards or terms in this Agreement, Borrower and Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Change with the desired result that the criteria for evaluating the Holdings financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made; provided further that until such time as such an amendment shall have been executed and delivered by Borrower and Agent, Credit Parties shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial 60 [[7932149]]

covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in this Section 4 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or other Financial Account Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Restricted Subsidiary of any Credit Party at “fair value.” SECTION 5. REPRESENTATIONS AND WARRANTIES To induce Agent and Lenders to enter into the Loan Documents and to make Loans hereunder and the L/C Issuer to issue Letters of Credit, Borrower and the other Credit Parties executing this Agreement, jointly and severally, represent and warrant to Agent and each Lender as follows: 5.1 Disclosure. (I) As of the Closing Date, no representation or warranty of any Credit Party contained in the Financial Statements referred to in Section 5.5 or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transaction Documents, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made (after giving effect to all supplements and updates thereto delivered to Agent and the Lenders); provided, that (a) with respect to financial estimates, projected financial information and financial forecasts furnished to Agent or any Lender by or on behalf of any such Person in connection with the Loan Documents, each Credit Party hereby represents and warrants only that such information, when taken as a whole, was prepared in good faith based upon assumptions that are reasonable at the time of preparation and at the time such financial estimates, projected financial information, forecasts and other forward looking information are made available to Agent or Lenders; it being understood that (i) such projections are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, (iii) no assurance can be given that any particular projections will be realized and (iv) actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and (b) no representation or warranty is made with respect to information of a general economic or general industry nature or, except as provided in the foregoing clause (a), forward-looking information; and (II) as of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects. 5.2 No Material Adverse Effect; No Default. Since December 31, 2023, no Material Adverse Effect has occurred. No Default or Event of Default has occurred and is continuing. 5.3 No Conflict. The execution, delivery and performance by each Credit Party of each Loan Document to which it is a party, and the consummation of the Related Transactions, have been duly authorized by all necessary organizational action, and do not and will not (i) violate or conflict with any laws, rules, regulations or orders of any Governmental Authority applicable to any Credit Party or (ii) violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under (x) any Contractual Obligation of any Credit Party or any of their respective Restricted Subsidiaries or (y) any Governing Documents of any Credit Party or any of their respective Restricted Subsidiaries, except if, in the case of clauses (i) and (ii)(x), such violations, conflicts, breaches or 61 [[7932149]]

defaults would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. 5.4 Organization, Powers, Capitalization and Good Standing. (a) Organization and Powers. Each of the Credit Parties and each of their Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business are set forth on Schedule 5.4(a). Each of the Credit Parties and each of their Restricted Subsidiaries has all requisite organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to own and operate its properties, to carry on its business as now conducted, to enter into and perform each Related Transactions Document to which it is a party and to incur the Obligations, to grant liens and security interests in the Collateral and to carry out the Related Transactions. (b) Capitalization. As of the Closing Date: (i) the authorized Stock of Holdings and each of the Credit Parties and each of their Subsidiaries is as set forth on Schedule 5.4(b); (ii) the identity of the holders of the Stock of Holdings and each of the Credit Parties and each of their Subsidiaries and the percentage of their ownership as of the Closing Date of the Stock of Holdings and each of the Credit Parties and each of their Subsidiaries is set forth on Schedule 5.4(b); and (iii) no Stock of Holdings or any Credit Party or any of their Subsidiaries, other than those described above, are issued and outstanding. As of the Closing Date, all issued and outstanding Stock of Holdings and each of the Credit Parties and each of their Restricted Subsidiaries (x) is duly authorized and validly issued, fully paid and nonassessable (to the extent such concept is applicable) and (y) is free and clear of all Liens other than those created under the Collateral Documents in favor of Agent for the benefit of Agent and Lenders and Permitted Encumbrances. Except as provided in Schedule 5.4(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Holdings or any Credit Party or any of their Restricted Subsidiaries of any Stock of any such entity. (c) Binding Obligation. This Agreement and the other Related Transactions Documents are the legally valid and binding obligations of the applicable Credit Parties party thereto, each enforceable against each such Credit Party thereto, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and the effects of general principles of equity. 5.5 Financial Statements. The Historical Financial Statements which have been furnished to Agent on or prior to the Closing Date have been prepared in accordance with GAAP consistently applied (except as disclosed therein) and present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments. 5.6 Intellectual Property. Each of the Credit Parties and its Restricted Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the condition (financial or other), 62 [[7932149]]

business or operations of such Credit Party and its Restricted Subsidiaries, except where the failure to own, be licensed to use or otherwise have the right to use would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all Intellectual Property registered to one or more of the Credit Parties in the United States is identified on Schedule 5.6. All registered Intellectual Property required to be set forth on Schedule 5.6, duly and properly registered, filed or issued in the United States Trademark Office or United States Copyright Office, as applicable. Except as disclosed in Schedule 5.6, as of the Closing Date, except to the extent any such infringement would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Credit Parties, the use of such Intellectual Property by the Credit Parties and their Restricted Subsidiaries and the conduct of their businesses does not, and has not been alleged in writing by any Person to, infringe on the rights of any Person. 5.7 Investigations, Audits, Etc. Except as set forth on Schedule 5.7, no Credit Party or any of their Restricted Subsidiaries is, to the knowledge of any Credit Party or such Restricted Subsidiaries, the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law. 5.8 Employee Matters. (a) No Credit Party or Restricted Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, other than collective bargaining agreements which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (b) no petition for certification or union election is pending with respect to the employees of any Credit Party or any of their Restricted Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their Restricted Subsidiaries, other than petitions for certification or union elections which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of their Restricted Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Restricted Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign law applicable to such matters. 5.9 Solvency. Borrower and its Restricted Subsidiaries, taken as a whole, are, on the Closing Date (after giving effect to the Related Transactions), Solvent. 5.10 Litigation; Adverse Facts. There are no judgments outstanding against any Credit Party or any of its Restricted Subsidiaries or affecting any property of any Credit Party or any of its Restricted Subsidiaries, nor is there any Litigation pending or, to the knowledge of any Credit Party, threatened against any Credit Party or any of its Restricted Subsidiaries, in either case, which would reasonably be expected to result in any Material Adverse Effect. 5.11 Use of Proceeds; Margin Regulations. (a) No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. 63 [[7932149]]

(b) Borrower shall utilize the proceeds of the Loans (other than the First Amendment Term Loan and the Delayed Draw Term Loans) solely for the Refinancing, for the financing of the other Related Transactions (and to pay any transaction costs and expenses related to any of the foregoing (including any premiums and original issue discount or upfront fees or other fees payable in connection therewith)), for the financing of capital expenditures, working capital and other general corporate purposes (including, without limitation, Permitted Acquisitions (including Limited Condition Transactions) and other Investments permitted under the Loan Documents) of Borrower and its Subsidiaries and to pay related fees, costs, and expenses not prohibited by this Agreement. Borrower shall utilize the proceeds of the Delayed Draw Term Loans (which shall be funded substantially concurrently with the proposed utilization) solely (i) for the financing of Permitted Acquisitions (including Limited Condition Transactions but excluding (x) any Team Lift Outs and (y) the financing of any deferred purchase obligations or deferred purchase price obligations referred to in clause (iii) of the final paragraph of Section 3.3 that are not subordinated to the Obligations on terms reasonably satisfactory to Agent) and permitted payments of Earnouts and purchase price adjustments and Seller Debt incurred in connection therewith, and to pay related fees, costs and expenses incurred in connection therewith, and the financing of the upfront purchase price or other consideration of any Team Lift Outs permitted under this Agreement at the time of consummation thereof, (ii) the financing of losses from Team Lift Outs in an amount not to exceed the lesser of (x) $10,000,000 in any Fiscal Year and (y) the amount of actual losses incurred (including actual upfront purchase price paid) during the trailing twelve (12) month period most recently ended (provided that the amount of Delayed Draw Term Loans borrowed for the uses described in this clause (ii) shall not exceed $2,500,000 in any Fiscal Quarter), (iii) to the extent permitted under Section 3.5(h), to repurchase, redeem, retire or otherwise acquire or retire for value Stock (but for the avoidance of doubt, excluding any Disqualified Stock) or to finance the payment of dividends or other Restricted Payment to Holdings (or any direct or indirect parent thereof) to permit Holdings (or any direct or indirect parent thereof) to repurchase, redeem, retire or otherwise acquire or retire for value Stock (but for the avoidance of doubt, excluding any Disqualified Stock)), in either case, owned by any retired employee equity holders (other than Sponsor) in an aggregate amount not to exceed $10,000,000 in any Fiscal Year or $20,000,000 during the term of this Agreement in the aggregate, (iv) solely to the extent permitted under Section 3.5(o), to pay the long-term incentive plan payments due within ninety (90) days after the last day of the Fiscal Quarter ending December 31, 2025, in an aggregate amount not to exceed $14,393,000 and (v) to repay Revolving Loans and/or replenish cash on the balance sheet, in each case, previously utilized within ninety (90) days prior to such borrowing of Delayed Draw Term Loans for the uses described in clause (i) of this clause (b) solely with respect to Permitted Acquisitions (including, for the avoidance of doubt, Limited Condition Transactions) and permitted payments of Earnouts and purchase price adjustments and Seller Debt incurred in connection therewith, and to pay related fees, costs and expenses incurred in connection therewith. Borrower shall utilize the proceeds of the First Amendment Term Loan solely for the purposes set forth in the First Amendment. (c) None of Holdings, Borrower or any of its Restricted Subsidiaries is (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) a “holding company” as defined in, or subject to regulation under, any public utility holding company act adopted in any State. (d) No part of the proceeds of any Loan will be used, directly or, to the knowledge of any Credit Party or any Restricted Subsidiary, indirectly, for any improper payments, including bribes, to any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for 64 [[7932149]]

political office, official of any public international organization or anyone else acting in an official capacity or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. Each of the Credit Parties has established procedures and controls reasonably designed to promote and achieve continued compliance with the FCPA and all other applicable anti-corruption laws or regulations in the U.S. and any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010. 5.12 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 5.12 constitutes all of the real property owned, leased or subleased by any Credit Party or any of its Restricted Subsidiaries. As of the Closing Date, each of the Credit Parties and each of its Restricted Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate. As of the Closing Date, each of the Credit Parties and each of its Restricted Subsidiaries also has good and marketable title to, or valid leasehold interests in or other valid rights to use, all of its personal property and assets except (i) for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title or interests would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the properties and assets of any Credit Party or any of its Restricted Subsidiaries are subject to any Liens other than Permitted Encumbrances. 5.13 Environmental Matters. (a) Except as set forth in Schedule 5.13, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not reasonably be expected to result in a Material Adverse Effect; (ii) no Credit Party and no Subsidiary of a Credit Party has caused or allowed any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate that would reasonably be expected to result in a Material Adverse Effect; (iii) the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that would not reasonably be expected to result in a Material Adverse Effect; (iv) the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not reasonably be expected to result in a Material Adverse Effect, and all such Environmental Permits are valid, uncontested and in good standing except as otherwise would not reasonably be expected to result in a Material Adverse Effect; (v) no Credit Party and no Subsidiary of a Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party or Subsidiary, and no Credit Party or Subsidiary of a Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations, which, in each case under this clause (v), would reasonably be expected to result in a Material Adverse Effect; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Materials that seeks damages, penalties, fines, costs or expenses or injunctive relief against, or that alleges criminal misconduct by any Credit Party or any Subsidiary of a Credit Party, in each case, that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (vii) no Credit Party or any Subsidiary is subject to any consent order or decree and none has received any notice from any Governmental Authority or third party alleging a violation of Environmental Laws, including any notice identifying any of them as a “potentially responsible party” under CERCLA or analogous state statutes or requesting information under 65 [[7932149]]

Environmental Laws, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any of the Credit Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes, in each case, that would reasonably be expected to have a Material Adverse Effect; and (viii) solely to the extent available, the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits prepared within the last three years, in each case in possession or control of the Credit Parties relating to any Real Estate owned by any of the Credit Parties or their Subsidiaries. (b) Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or affairs of such Credit Party or its Subsidiaries, and (ii) does not have the capacity through the provisions of the Loan Documents to control any Credit Party’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits. 5.14 Employee Benefits. (a) Except as would not reasonably be expected to result in a Material Adverse Effect or except with respect to Multiemployer Plans, (i) each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC or a Credit Party is entitled to rely on a prototype opinion letter that the form of the plan meets the requirements under Section 401 of the IRC, and nothing has occurred that would reasonably be expected to cause the loss of such qualification, (ii) each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, and (iii) no “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC in connection with any Plan, has occurred that would subject any Credit Party to a Tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC. (b) Except as set forth in Schedule 5.14 or as otherwise would not reasonably be expected to result in a Material Adverse Effect (i) no ERISA Event has occurred or is reasonably expected to occur; and (ii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (c) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (ii) no Credit Party has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of each Foreign Pension Plans’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities. 5.15 Brokers. Except as disclosed in Schedule 5.15, no broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the 66 [[7932149]]

Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith. 5.16 Creation, Validity and Perfection of Security Interests. The Loan Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby and described therein, which security interests and Liens will be first priority Liens (subject to Permitted Encumbrances), to the extent such Liens may be perfected by filing Uniform Commercial Code financing statements, upon the timely and proper filings, deliveries, notations and other actions contemplated by the Loan Documents (to the extent that such security interests and Liens may be perfected by such filings, deliveries, notations and other actions contemplated by the Loan Documents) to be made and effected on the Closing Date. 5.17 [Reserved]. 5.18 Insurance. Each Credit Party, its Restricted Subsidiaries and their respective businesses and properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Credit Parties, in each case, in accordance with Section 2.2. 5.19 Sanctions; Anti-Corruption. (a) None of Holdings or any of its Subsidiaries or, to the knowledge of any Credit Party, any director, officer, employee, agent, or affiliate of Holdings or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, currently, Crimea, Cuba, Iran, North Korea and Syria). (b) Holdings, its Subsidiaries and, to the knowledge of the Credit Parties, their respective directors, officers, employees and agents, are in compliance, in all material respects, with all applicable Sanctions and with the FCPA and any other applicable anti-corruption law. Holdings and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws. 5.20 Compliance with Laws. Each Credit Party is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority other than those laws, rules, regulations and orders the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. 5.21 Taxes and Tax Returns. Except as disclosed on Schedule 5.21, (i) all federal and material state, local and foreign tax returns required to be filed (or appropriate extensions have been timely requested) by the Credit Parties have been timely and properly filed and (ii) all Taxes for which a notice of assessment or collection has been received (other than amounts being diligently contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP), have been paid except for any such filings, payments or accruals which would not have individually, or in the aggregate, a Material Adverse Effect. No Governmental Authority has asserted any claim for Taxes, or to any Credit Party’s knowledge, has threatened to assert any claim for Taxes that would in either case, if paid by a Credit Party, have a Material Adverse Effect. All Taxes required by law 67 [[7932149]]

to be withheld or collected and remitted (including income, unemployment insurance and workman’s compensation premiums) with respect to the Credit Parties have been timely withheld or collected and timely paid to the appropriate Governmental Authorities, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect. SECTION 6. DEFAULT, RIGHTS AND REMEDIES 6.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following: (a) Payment. Failure to pay (i) when due, any principal of, or premium in respect of, any Loan, including at maturity of the Loans, or to pay any Letter of Credit Participation Liability when due, or (ii) within three (3) Business Days after the same shall become due, interest on any Loan, any Fee or any other amount under this Agreement or any of the other Loan Documents; or (b) Default in Other Agreements. (1) Any Credit Party or any of its Restricted Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on any Indebtedness having an aggregate principal amount in excess of $3,000,000 (other than the Loans) or Contingent Obligations having an aggregate maximum amount in excess of $3,000,000 or (2) any breach by or default of any Credit Party or any of its Restricted Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, if the effect of such failure, breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an aggregate principal amount in excess of $3,000,000 to become or be declared due prior to their stated maturity; or (c) Breach of Certain Provisions. Failure of any Credit Party to perform or comply with any term or condition contained in (i) Section 4.4(a), (b), (d) or (m) and such failure continues for ten (10) or more days or (ii) Section 2.10, Section 3, Section 4.2 (provided that an Event of Default thereunder is subject to cure pursuant to Section 6.7), Section 4.3 or Section 4.4(h); or (d) Breach of Warranty. Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant to or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or (e) Other Defaults Under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 6.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of any Responsible Officer of Borrower or any other Credit Party of such default; or (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to any Credit Party or any of their Restricted Subsidiaries 68 [[7932149]]

(other than Immaterial Subsidiaries) in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law within sixty (60) days of its entry; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Credit Party or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries), under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries), or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of a Credit Party or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries), for all or a substantial part of its property; or (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) any Credit Party or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Credit Party or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) makes any assignment for the benefit of creditors; or (3) the Board of Directors (or equivalent) of any Credit Party or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6.1(g); or (h) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 6.1) involving (1) an amount in any individual case in excess of $3,000,000 or (2) an amount in the aggregate for all judgments, writs, warrants and similar processes at any time in excess of $3,000,000 (in either case to the extent not adequately covered by third-party insurance or a binding indemnification agreement) is entered or filed against one or more of the Credit Parties or any of their Restricted Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or (i) [Reserved]; or (j) [Reserved]; or (k) Invalidity of Loan Documents. Any of this Agreement, any material Guarantee or any material Collateral Document for any reason, other than the occurrence of the Termination Date or a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date) under any Loan Documents to which it is party, or gives written notice to such effect; or (l) Change of Control. A Change of Control occurs; or (m) Employee Benefits. The occurrence of an ERISA Event, which either individually or in the aggregate with all other ERISA Events results in the imposition of a Lien, the granting of a security interest, or a liability, and such Lien, security interest or liability for the ERISA Event either individually or in the aggregate has had a Material Adverse Effect; or 69 [[7932149]]

(n) Invalidity of Subordination Provisions. Any Subordination Agreement or subordination provisions with respect to any Subordinated Debt having an aggregate principal amount in excess of $3,000,000, for any reason, other than the payment in full of such Subordinated Debt, as permitted hereunder or the Termination Date or a partial or full release in accordance with the terms thereof, ceases to be in full force and effect, the validity or enforceability of which is challenged or declared in writing by any Credit Party, Sponsor or any of their respective Affiliates to be null and void. 6.2 [Reserved]. 6.3 Acceleration and other Remedies. Upon the occurrence of any Event of Default described in Sections 6.1(f) or 6.1(g), the Commitments shall be immediately terminated, the Obligation of the L/C Issuer to issue Letters of Credit shall be immediately terminated and all of the Obligations (including the Revolving Loans, the Swing Line Loans, the Term Loan, the First Amendment Term Loan and the Delayed Draw Term Loans) shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived (including for purposes of Section 10) by Borrower. Upon the occurrence and during the continuance of any other Event of Default, Agent shall at the request of, or with the consent of, the Requisite Lenders, by written notice to Borrower (a) terminate the Commitments or reduce the aggregate amount of the Commitments from time to time, (b) declare all or any portion of the Loans then outstanding and all or any portion of the other Obligations accrued hereunder to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (c) terminate all or any portion of the obligations of Lenders to make Revolving Credit Advances, Delayed Draw Term Loans and/or the obligations of the L/C Issuer and Agent to issue Letters of Credit, respectively, and/or (d) exercise any other remedies which may be available under the Loan Documents or applicable law. It is understood and agreed that, as to the First Amendment Term Loan Commitments and the First Amendment Term Loan, the provisions of this Section 6.3 are subject to Section 7 of the First Amendment. 6.4 Performance by Agent. If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein. In such event, such Credit Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document. 6.5 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default and (b) payments (including the proceeds of any sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied as follows (provided that, notwithstanding the foregoing, during the continuance of a Trigger Event of Default, Agent may, and shall upon the direction of the Requisite Revolving Lenders, apply payments (including the proceeds of any sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations after the occurrence 70 [[7932149]]

and during the continuance of a Trigger Event of Default in accordance with clauses first through tenth below): first, to all fees, costs and expenses incurred by or owing to Agent, the L/C Issuer and any Revolving Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to up to $200,000 of fees, costs and expenses incurred by or owing to Term Loan Lenders, First Amendment Term Loan Lenders and Delayed Draw Term Loan Lenders with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on the Obligations in respect of the Revolving Loans and Swing Line Loans and fees owed to Agent, Revolving Lenders and L/C Issuers (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, ratably to (i) the principal amount of the Obligations outstanding in respect of the Revolving Loans, Swing Line Loans and Letter of Credit Participation Liability then due and payable (including cash collateralization of Letter of Credit Participation Liability) and (ii) all Credit Product Obligations (provided that funds from, and proceeds of Collateral owned by, any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation); fifth, to all other Obligations owing to the Revolving Lenders then due and payable; sixth, to all fees, costs and expenses incurred by or owing to the Term Loan Lenders, the First Amendment Term Loan Lenders and/or the Delayed Draw Term Loan Lenders with respect to this Agreement, the other Loan Documents or the Collateral to the extent not paid above; seventh, to accrued and unpaid interest on the Obligations in respect of the Term Loans, the First Amendment Term Loan and the Delayed Draw Term Loans and fees owned to the Term Loan Lenders and, the First Amendment Term Loan Lenders and the Delayed Draw Term Loan Lenders (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); eighth, ratably, to the principal amount of the Obligations outstanding in respect of the Term Loans, the First Amendment Term Loan and the Delayed Draw Term Loans then due and payable and, to the extent not paid above, all Credit Product Obligations (provided that funds from, and proceeds of Collateral owned by, any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation); ninth, to all other Obligations owing to the Term Loan Lenders and, the First Amendment Term Loan Lenders and the Delayed Draw Term Loan Lenders then due and payable; and 71 [[7932149]]

tenth, to any other obligations of Borrower or any other Credit Party owing to Agent, the L/C Issuer or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. No payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor. Amounts distributed with respect to any Credit Product Obligations shall be the lesser of (i) the maximum Credit Product Obligations last reported to Agent or (ii) the actual Credit Product Obligations as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Credit Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Credit Product Provider. 6.6 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing or this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason, then Agent shall at the request of, or with the consent of, the Requisite Lenders demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 6.3 hereof) that, and Borrower shall thereupon shall provide, Letter of Credit Collateralization in respect of the aggregate Stated Amount as additional collateral security in respect of any outstanding Letter of Credit. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Obligations in respect of any Letters of Credit. Pending such application, Agent may (but shall not be obligated to) invest the same in an interest bearing account in Agent’s name, for the benefit of Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as Agent may, in its discretion, select. 6.7 Cure Right. In the event Borrower fails to comply with the financial covenant set forth in Section 4.2, subject to the terms and conditions hereof, Holdings shall have the right (the “Cure Right”) from the last day of the applicable Fiscal Quarter until the expiration of the tenth (10th) Business Day subsequent to the date the applicable financial statements are required to be delivered to Agent with respect thereto, to issue Permitted Cure Securities for cash or otherwise receive, as additional paid in capital, cash contributions from its equity holders, in either case in an aggregate amount equal to, but not greater than, the amount necessary to cure the relevant financial covenant (hereinafter, the “Cure Amount”), and upon the receipt by Borrower of the cash proceeds thereof, the applicable financial covenant shall then be recalculated giving effect to the following pro forma adjustments: (a) EBITDA shall be increased for the applicable Fiscal Quarter and for the subsequent three (3) consecutive Fiscal Quarters, solely for the purpose of measuring compliance with the financial covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount received by Borrower; (b) any prepayment of the Loans made with the proceeds of such Cure Amount shall not serve as a reduction to Indebtedness for purposes of calculating the financial covenant for the applicable Fiscal Quarter with respect to which the Cure Right was exercised; and (c) if, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of all financial covenants, Borrower shall be deemed to have been in compliance with such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, Default or Event of Default of such financial covenant that had occurred shall be deemed not to have occurred for this purpose of the Agreement. In the event that (i) no Event of Default exists other than that arising due to failure of the Credit Parties to comply with the financial covenant set forth in Section 4.2, and (ii) Sponsor shall have delivered to Agent an irrevocable written notice of its intention to cause Holdings to exercise the Cure Right, then from and following receipt by Agent of any such notice and until the date that is the tenth (10th) Business Day subsequent to the date the applicable financial statements are required to be delivered, neither Agent nor any Lender 72 [[7932149]]

shall exercise any remedies set forth in Section 6.3 or Section 6.6 during such period solely as a result of such Event of Default arising from the failure of the Credit Parties to comply with the financial covenant set forth in Section 4.2; provided, that, during such period, none of Agent, L/C Issuer nor any Lender shall be required to advance any Loans and/or issue any Letters of Credit. Notwithstanding anything herein to the contrary, in no event shall Holdings or Borrower be permitted to exercise the Cure Right hereunder (x) more than 5 times in the aggregate during the term of this Agreement or (y) in more than two Fiscal Quarters in any four consecutive Fiscal Quarter period. SECTION 7. CONDITIONS TO LOANS The obligations of Lenders to make Loans (other than the First Amendment Term Loans) and the L/C Issuer or Agent to issue Letters of Credit are subject to satisfaction of all of the applicable conditions set forth below. 7.1 Conditions to Initial Loans. The obligations of Lenders to make the initial Loans and issue Letters of Credit on the Closing Date are subject to the following conditions precedent: (a) [reserved]; (b) the delivery of all documents listed on, the taking of all actions set forth on and all other conditions precedent listed in the Closing Checklist attached hereto as Annex C shall be satisfied, all in form and substance, or in a manner, satisfactory to Agent and Lenders; (c) [reserved]; (d) Borrower shall have delivered (i) audited consolidated balance sheet of Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2023 and related consolidated statements of income, equityholders’ equity and cash flows of Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2023, (ii) the unaudited consolidated balance sheets and related consolidated statements of income and cash flows of Borrower and its Subsidiaries for the Fiscal Quarters ended March 31, 2024 and June 30, 2024, and (iii) (1) for the fiscal month ended July 31, 2024, the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such month, and the related consolidated statement of income and the related consolidated statement of cash flow, for such month and for the period from the beginning of the then current Fiscal Year of Borrower to the end of such month and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 4.4(f) of the Existing Credit Agreement (the Financial Statements described in the preceding clauses (i) and (ii), collectively, the “Historical Financial Statements”); (e) [reserved]; (f) [reserved]; (g) (i) each document (including any UCC (or similar) financing statement) required by any Collateral Document or under law to be filed, registered or recorded in order to create in favor of Agent, for the benefit of the Lenders, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or 73 [[7932149]]

recordation and (ii) Agent (or its bailee) shall have received (x) the certificates representing the Stock required to be pledged pursuant to the Security Agreement or the Pledge Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (y) each instrument evidencing any Indebtedness for borrowed money which is required to be pledged to Agent (or its bailee) pursuant to the Security Agreement or the Pledge Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; (h) the Equity Contribution and Share Repurchase shall have been consummated (or substantially concurrently with the funding of the initial Loans will be consummated), and Agent shall have received reasonably satisfactory evidence thereof; (i) the Refinancing shall have been consummated (or substantially concurrently with the funding of the initial Loans will be consummated); (j) Agent shall have received all documentation and other information about Borrower and the Guarantors at least three (3) business days prior to the Closing Date (i) as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) to the extent Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower; (k) all representations and warranties by the Credit Parties contained herein or in any other Loan Document shall be true and correct in all material respects as of such date, except to the extent such representation or warranty (i) is qualified by materiality, Material Adverse Effect or words of similar effect, in which case such representation or warranty shall be true and correct in all respects, or (ii) expressly relates to an earlier date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (except to the extent such representation or warranty is qualified by materiality, Material Adverse Effect or words of similar effect, in which case such representation or warranty shall be true and correct in all respects as of such earlier date); (l) no Default or Event of Default shall have occurred and be continuing or would result immediately after giving effect to the initial Loans, or the incurrence of any Letter of Credit Participation Liability; and (m) any and all fees or expenses required to be paid or reimbursed to Agent and the Lenders (in any capacity) on or before the Closing Date shall have been paid or reimbursed, to the extent set forth in the Fee Letter or invoiced at least three (3) Business Days prior to the Closing Date (or such later date as may be agreed to by Borrower) (which amounts may be offset against the proceeds of the initial Loans). 7.2 Conditions to All Loans. Except as otherwise expressly provided herein (including, without limitation, the Limited Condition Transaction Provisions in the case of any Increase or Delayed Draw Term Loan requested in connection with a Limited Condition Transaction), no Lender shall be obligated to fund any Advance or other Loan (including the Delayed Draw Term Loan but excluding the First Amendment Term Loans) and the L/C Issuer will not be required to issue any Letter of Credit, in each case, after the Closing Date, if, as of the date thereof (each, a “Funding Date”): 74 [[7932149]]

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect as of such date, except to the extent such representation or warranty (i) is qualified by materiality, Material Adverse Effect or words of similar effect, in which case such representation or warranty is untrue or incorrect in any respect, or (ii) expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect as of such earlier date, and, solely with respect to the making of an Advance or Loan or the incurrence of a Letter of Credit Participation Liability, Agent (unless expressly directed in writing otherwise by the Requisite Revolving Lenders or the Requisite Delayed Draw Term Loan Lenders, as applicable) or the Requisite Revolving Lenders or the Requisite Delayed Draw Term Loan Lenders, as applicable, have determined not to make such Advance or other Loan (or permit the occurrence of a Letter of Credit Participation Liability) as a result of the fact that such warranty or representation is untrue or incorrect as set forth above; (b) any Default or Event of Default (excluding, for purposes of clarity, any Default or Event of Default waived in accordance with the terms and conditions hereof) has occurred and is continuing or would result immediately after giving effect to any Advance or other Loan, or the incurrence of any Letter of Credit Participation Liability, and, solely with respect to the making of an Advance or other Loan or the incurrence of a Letter of Credit Participation Liability, Agent (unless expressly directed in writing otherwise by the Requisite Revolving Lenders or the Requisite Delayed Draw Term Loan Lenders, as applicable) or the Requisite Revolving Lenders or the Requisite Delayed Draw Term Loan Lenders, as applicable, shall have determined not to make any Advance or other Loan as a result of that Default or Event of Default; or (c) solely in the case of any Revolving Credit Advance, Revolving Loan, Swing Line Loan or issuance of any Letter of Credit, after giving effect to any Advance, any Loan or the issuance of any Letter of Credit, the outstanding amount of the Revolving Loans and Swing Line Loans plus Letter of Credit Participation Liability would exceed the Maximum Amount. The request and acceptance by Borrower of the proceeds of any Advance or other Loan or of any Letter of Credit shall be deemed to constitute, as of the applicable Funding Date thereof, (i) a representation and warranty by Borrower that the applicable conditions in this Section 7.2 have been satisfied and (ii) a reaffirmation by Credit Parties of the cross-guaranty provisions set forth in Section 10 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents. 7.3 Conditions to the Delayed Draw Loans. The obligation of each Delayed Draw Term Loan Lender to fund any portion of any Delayed Draw Term Loan is also subject to the satisfaction of each of the following conditions precedent on the applicable Funding Date (collectively, and together with the applicable conditions set forth in Section 7.2, in each case, as applicable, the “Delayed Draw Term Loan Funding Conditions”) (subject to the Limited Condition Transaction Provisions): (a) Agent shall have received a Notice of Delayed Draw Term Loan at least three (3) (but no more than twenty (20)) Business Days (or such shorter period of time as Agent may agree in its sole discretion) prior to the requested funding date of such Delayed Draw Term Loan identifying the information contemplated by such Notice of Delayed Draw Term Loan and stating that the applicable Delayed Draw Term Loan Funding Conditions will be satisfied at the time of borrowing; 75 [[7932149]]

(b) after giving effect to such borrowing, the aggregate principal amount of Delayed Draw Term Loan borrowed does not exceed the Delayed Draw Term Loan Commitment; (c) after giving effect to such borrowing, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4, does not exceed 5.00 to 1.00; and (d) the requested funding date of the Delayed Draw Term Loan occurs on or prior to the Delayed Draw Term Loan Commitment Termination Date. The request and acceptance by Borrower of the proceeds of any Delayed Draw Term Loan shall be deemed to constitute, as of the applicable Funding Date thereof, (i) a representation and warranty by Borrower that the applicable Delayed Draw Term Loan Funding Conditions have been satisfied and (ii) a reaffirmation by Credit Parties of the cross-guaranty provisions set forth in Section 10 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents. SECTION 8. ASSIGNMENT AND PARTICIPATION 8.1 Assignment and Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to any Person (other than any of the Persons described in subsection (b)(iv) of this Section) in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 8.1(b), Letter of Credit Participation Liability and participations in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions: (i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitment, Term Loan Commitment, First Amendment Term Loan Commitment or Delayed Draw Term Loan Commitment, as applicable, and the Loans at the time owing to it 76 [[7932149]]

under such Commitment or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Loan Commitment, or $1,000,000, in the case of any assignment in respect of the Term Loan, the First Amendment Term Loan Commitment, the Delayed Draw Term Loan Commitment or any Increase, unless each of Agent and, so long as no Specified Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met. (ii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition: (A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within seven (7) Business Days after having received notice thereof; (B) the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Loan Commitment, First Amendment Term Loan Commitment, Delayed Draw Term Loan Commitment, Revolving Loan Commitment or Revolving Loan if such assignment is to a Person that is not a Lender with a Commitment or Loan in respect of the applicable Commitment being assigned, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan, First Amendment Term Loan or Delayed Draw Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and 77 [[7932149]]

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Loan Commitment. (iii) Assignment Agreement. The parties to each assignment shall execute and deliver to Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500; provided, however, that Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and provided, further, that such fee shall not be payable in connection with an assignment to an Affiliate of a Lender or an Approved Fund. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire. (iv) No Assignment to Certain Persons. No such assignment shall be made to (A) Sponsor or any Affiliate of Sponsor, Borrower or Borrower’s Affiliates or Subsidiaries, (B) any holder of the Subordinated Debt, (C) any Non-Funding Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C), (D) a natural person or (E) unless a Specified Event of Default has occurred and is continuing, any Disqualified Institution. (v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Non-Funding Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Agent, the applicable pro rata share of Loans previously requested but not funded by the Non-Funding Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Non-Funding Lender to Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Non-Funding Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Non-Funding Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by Agent in the Register pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 1.8, 1.9, 1.11 and 9.1 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a 78 [[7932149]]

participation in such rights and obligations in accordance with Section 8.1(d); provided that an assignment or transfer not in compliance with Section 8.1(b)(iv) shall be void and of no force or effect. (c) Register. Agent, acting solely for this purpose as a non-fiduciary agent of Borrower (and such agency being solely for tax purposes) (in such capacity, subject to Section 9.11), shall maintain at Agent’s Chicago office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Non-Funding Lender. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Agent a copy of the Register. (d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural person, a Non-Funding Lender, a Disqualified Institution (unless a Specified Event of Default has occurred and is continuing) or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and/or the Loans (including such Lender’s Letter of Credit Participation Liability and/or participations Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.1 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 1.8, 1.9 (subject to the requirements and limitations therein including the requirements under Section 1.9(f) (it being understood that the documentation required under Section 1.9(f) shall be delivered to the participating Lender)), and 1.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of, agrees to be subject to, Section 8.3 as though it were a Lender. Each Lender granting a participation shall as a non-fiduciary agent of Borrower maintain in the U.S. a register (“Participation Register”) with respect to the ownership and transfer of each participation containing the information set forth in the Register described in Section 8.1(c). No transfer of a participation shall be effective unless recorded in such Participation Register. Each Participation Register shall be available for inspection by Borrower during normal business hours upon prior reasonable notice to the applicable Lender maintaining the Participant Register to the extent required to cause the Obligations to be in “registered form” within the meaning of Treasury 79 [[7932149]]

Regulation Sections 5f.103-1 and 1.871-14(c). For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participation Register. (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 1.8 or 1.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment result from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 1.9 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 1.9 as though it were a Lender. (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. (h) Resignation as L/C Issuer and/or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of Montreal assigns all of its Revolving Loan Commitment or Revolving Loans pursuant to subsection (b) above, such Person may, (i) upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer and/or (ii) in the case of Bank of Montreal, upon 30 days’ notice to Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer, or Swing Line Lender, Borrower shall be entitled to appoint from among the Lenders willing to serve in such capacity a successor L/C Issuer or Swing Line Lender hereunder, as the case may be; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of such Person as L/C Issuer or Swing Line Lender, as the case may be. If Bank of Montreal resigns as L/C Issuer, such Person shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all Letter of Credit Participation Liability with respect thereto (including the right to require the Lenders to make Revolving Credit Advances or fund risk participations in Letter of Credit Participation Liability pursuant to the terms of this Agreement). If Bank of Montreal resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Advances or fund risk participations in outstanding Swing Line Loans pursuant to the terms of this Agreement. Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of 80 [[7932149]]

Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit. 8.2 Agent. (a) Appointment. Each Lender hereby designates and appoints BMO as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2. The provisions of this Section 8.2 (other than the provisions hereof requiring the consent of Borrower to a successor Agent and clause (h) hereof) are solely for the benefit of Agent and Lenders and neither Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof (other than the provisions hereof requiring the consent of Borrower to a successor Agent and clause (h) hereof). In performing its functions and duties under this Agreement, Agent shall act solely as agent of the applicable Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Credit Party. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-Agent, sub-Agent, employee, attorney-in-fact and any other Person (including any Lender Party). Any such Person shall benefit from this Article 8 to the extent provided by Agent. (b) Nature of Duties. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Credit Party and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each applicable Lender. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, Agent (irrespective of whether the principal of any Loan or any other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and Agent under the Loan Documents) 81 [[7932149]]

allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under the Loan Documents. (c) Rights, Exculpation, Etc. Neither Agent nor any of its respective officers, directors, employees or agents shall be liable for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its respective agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Requisite Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents, Agent is permitted or required to take or to grant. If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(e). (d) Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice 82 [[7932149]]

of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion. (e) Indemnification. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in its capacity as such in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent in its capacity as such in under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished. The obligations of Lenders under this Section 8.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement. (f) BMO (or any Successor Agent) Individually. With respect to its Commitments hereunder, BMO (or any Successor Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders”, “Requisite Revolving Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include BMO (or any successor Agent) in its individual capacity as a Lender or one of the Requisite Lenders or Requisite Revolving Lenders or other similar capacity. BMO (or any successor Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders. BMO (or any successor Agent), either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. (g) Successor Agents. (i) Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below. (ii) Appointment of Successor. Upon any such applicable notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Agent, which, unless a Specified Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent upon notice to Borrower, shall then appoint a successor Agent which, 83 [[7932149]]

unless a Specified Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower, who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent in the manner as provided above. (iii) Successor Agents. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation as Agent the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent. (h) Collateral Matters. (i) Release of Collateral. Lenders hereby irrevocably authorize Agent, and Agent agrees with Borrower that, in the case of clauses (w) and (x) below it shall, release any Lien granted to or held by Agent upon any Collateral (v) owned by a Restricted Subsidiary that is Credit Party (other than Borrower) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Credit Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger or amalgamation with a Subsidiary that is not a Credit Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary, (w) upon termination of the Commitments and payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims give rise thereto have been asserted), (x) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry), (y) in connection with the exercise of any right or remedy in accordance with the terms of the Loan Documents or (z) in accordance with the provisions of the next sentence. In addition, with the consent of Requisite Lenders, Agent may release any Lien granted to or held by Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, either in a single transaction or in a series of related transactions. (ii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 8.2(h)(i)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under clauses (v), (w), (x), (y) and (z) of Section 8.2(h)(i). Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. 84 [[7932149]]

(iii) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrower or any other Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 8.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by the Collateral Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account. (i) Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent. (j) Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 6. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders. (k) Lender Actions Against Collateral. Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Loans, against Borrower or any Credit Party hereunder or under the other Loan Documents or against any Collateral (including the exercise of any right of set-off) without the consent of Agent and Requisite Lenders. All such Lender enforcement actions and proceedings shall be taken in concert and at the direction and with the consent of Agent and Requisite Lenders. Agent is authorized to issue all notices to be issued by or on behalf of Lenders with respect to any Subordinated Debt. With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver 85 [[7932149]]

its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the Collateral Documents in accordance with the provisions hereof. (l) Agent Reports. Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of Agent (or one or more of Agent’s affiliates). With respect to each Report, each Lender hereby agrees that: (i) Agent (and Agent’s affiliates) shall have no duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration. Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and will not rely on any Report or make any claim that it has done so. In addition, each Lender releases, and agrees that it will not assert, any claim against Agent (or one or more of Agent’s affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to indemnify and hold harmless Agent (and Agent’s affiliates) and their respective officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by such Lender or any of its personnel of this Section or otherwise arising out of such Lender’s access to any Report or any discussion of its contents; (ii) Each Report may not be complete and certain information and findings obtained by Agent (or one or more of Agent’s affiliates) regarding the operations and condition of the Credit Parties may not be reflected in each Report. Agent (and Agent’s affiliates) makes no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agent’s (and Agent’s affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by Agent (or one or more of Agent’s affiliates) in connection with or using any Report or any related documentation; and (iii) Except as provided by Section 9.13, Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone. (m) Certain ERISA Matters. (i) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that at least one of the following is and will be true: (A) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement; 86 [[7932149]]

(B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; (C) (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or (D) such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender. (ii) In addition, unless either (1) sub-clause (A) in the immediately preceding clause (i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (D) in the immediately preceding clause (i), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto). (n) Credit Product Providers and Credit Product Arrangements. (i) Each Credit Product Provider, by delivery of a notice to Agent of the creation of a Credit Product Arrangement, agrees to be bound by Section 6.5, this Section 8.2(n) and Section 8.2(p). Each Credit Product Provider shall indemnify Agent (and any sub-agent thereof) and each Related Party thereof (each a “Credit Product Indemnitee”) against, and hold harmless each such Credit Product Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel), incurred by any such Credit Product Indemnitee or asserted against any Credit Product Indemnitee by any third party 87 [[7932149]]

or by Borrower or any other Credit Party arising out of, in connection with, or as a result of such provider’s Credit Product Obligations. (ii) Except as otherwise expressly set forth herein, no Credit Product Provider that obtains the benefit of the provisions of Section 6.5, any Guarantee or any Collateral by virtue of the provisions hereof or any other Loan Document shall have any voting rights or right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise (including with respect to the release or impairment of any Collateral or notice of or consent to any amendment, waiver or modification of the provisions hereof or of any other Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Credit Product Obligations arising under Credit Product Arrangements in respect of any payment in full of the Obligations or the Termination Date. Each Credit Product Provider acknowledges and agrees that the Guarantees and the Liens on the Collateral will be released on the Termination Date, notwithstanding that Credit Product Obligations remain outstanding. (o) Additional Agents and Titles. (i) Agent, subject to the consent of Borrower (not to be unreasonably withheld), shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers”, “joint lead arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof. (ii) Anything herein to the contrary notwithstanding, none of the bookrunners or arrangers or agents (other than Agent) listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender or the L/C Issuer hereunder. (p) Recovery of Erroneous Payments. Notwithstanding anything to the contrary in this Agreement, if at any time Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender, L/C Issuer or other Lender Party, whether or not in respect of an Obligation due and owing by a Credit Party at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Lender, each L/C Issuer and each other Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. Agent shall inform each Lender, L/C Issuer or other Lender Party that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 8.2(p) shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement 88 [[7932149]]

of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document. (q) Authorization to Enter into Subordination Agreements. Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into Subordination Agreements on its behalf and to take such action on its behalf under the provisions of any such agreement. Each Lender further agrees to be bound by the terms and conditions of any Subordination Agreement. Each Lender hereby authorizes and directs Agent to issue blockage notices in connection with the Subordinated Debt at the direction of Agent or the Requisite Lenders. 8.3 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, after the occurrence of any Event of Default and during the continuance of any such Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of any Credit Party (regardless of whether such balances are then due to any such Credit Party) (excluding any such balances maintained in Excluded Accounts), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of any such Credit Party, against and on account of any of the Guaranteed Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Lender to Borrower shall not affect the validity of such set off and application. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Guaranteed Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares in a manner consistent with Section 6.5. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Guaranteed Obligations and upon doing so shall deliver such amount so set off to Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares. 8.4 [Reserved]. 8.5 Disbursements of Advances; Payment. (a) Advances; Payments. At least once each calendar month or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, email or fax of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefits of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by or on behalf of Borrower to Agent since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender’s account (as designated by such Lender in writing to Agent on or before the Closing Date or from time to time thereafter or as set forth in the applicable Assignment Agreement) not later than 1:00 p.m. (Chicago time) on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments, Advances, any First Amendment Term Loan or any Delayed Draw Term Loan or failed to fund the purchase of all such participations required to be funded or purchased by such Lender pursuant to this Agreement, Agent shall be entitled to set off the funding shortfall 89 [[7932149]]

against that Non-Funding Lender’s Pro Rata Share of all payments received from or on behalf of Borrower. (b) Availability of Lender’s Pro Rata Share. Agent may assume that each Revolving Lender, First Amendment Term Loan Lender and Delayed Draw Term Loan Lender will make its Pro Rata Share of each Revolving Credit Advance, First Amendment Term Loan or Delayed Draw Term Loan, as applicable, available to Agent on each Funding Date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender, First Amendment Term Loan Lender or Delayed Draw Term Loan Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender, such First Amendment Term Loan Lender or such Delayed Draw Term Loan Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender, First Amendment Term Loan Lender or Delayed Draw Term Loan Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall promptly repay such amount to Agent. Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or, First Amendment Term Loan Lender or Delayed Draw Term Loan Lender or to relieve any Revolving Lender, First Amendment Term Loan Lender or any Delayed Draw Term Loan Lender, as applicable, from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender or, First Amendment Term Loan Lender or Delayed Draw Term Loan Lenders as a result of any default by such Revolving Lender, such First Amendment Term Loan Lender or such Delayed Draw Term Loan Lender, as applicable, hereunder. To the extent that Agent advances funds to Borrower and/or Borrower on behalf of any Revolving Lender, any First Amendment Term Loan Lender or any Delayed Draw Term Loan Lender and is not reimbursed therefor on the same Business Day as such Advance, First Amendment Term Loan or Delayed Draw Term Loan is made, Agent shall be entitled to retain for its account all interest accrued on such Advance, such First Amendment Term Loan or such Delayed Draw Term Loan until reimbursed by the applicable Revolving Lender, First Amendment Term Loan Lender or Delayed Draw Term Loan Lender. (c) Return of Payments. (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from or on behalf of Borrower and such related payment is not received by Agent then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind. (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent shall not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind. (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, to fund any First Amendment Term Loan for which such Lender holds a First Amendment Term Loan Commitment or to fund any Delayed Draw Term Loan for which such Lender holds a Delayed 90 [[7932149]]

Draw Term Loan Commitment, in each case, on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or, purchase such participation, fund such First Amendment Term Loan or fund such Delayed Draw Term Loan on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation, fund a First Amendment Term Loan, fund a Delayed Draw Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender”, a “Requisite Revolving Lender”, a “Revolving Lender”, “First Amendment Term Loan Lender” or a “Delayed Draw Term Loan Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. SECTION 9. MISCELLANEOUS 9.1 Indemnities. The Credit Parties agree, jointly and severally, to indemnify, pay, and hold Agent, the L/C Issuer, each Lender and their respective Affiliates, officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable and documented out-of-pocket fees and expenses of counsel to such Indemnitees (limited to one primary counsel for the Indemnitees, taken as a whole, and, if deemed reasonably necessary by Agent, one counsel in each relevant jurisdiction and any special counsel (except in the case of a conflict, in which case one additional counsel for each group of Indemnitees similarly situated in respect of such conflict)) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related Transactions; provided, that no Credit Party shall have any obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from (i) the gross negligence, bad faith or willful misconduct of that Indemnitee (or any of its commonly controlled affiliates, or its or its commonly controlled affiliates’ respective officers, directors, trustees, employees, agents and controlling persons) as determined by a court of competent jurisdiction, (ii) a material breach of the material obligations of such Indemnitee under the Loan Documents as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) disputes solely among Indemnitees at a time when no Event of Default has occurred and is continuing (excluding, in any event, claims against any such Indemnitee in its capacity or in fulfilling its role as Agent or Arranger) or (iv) any settlement of a claim by such Indemnitee without Borrower’s consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, if such claim is settled with Borrower’s consent or if there is a final judgment for the plaintiff in any proceeding related thereto, the Credit Parties shall indemnify such Indemnitee for all liabilities, losses, damages, penalties, claims, costs and expenses by reason of such settlement or judgment. No party hereto shall have liability to any other party hereto or any Indemnitee on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings); provided that the foregoing shall not limit the obligations of the Credit Parties set forth above with respect to any special, indirect, consequential or punitive damages included in any third party claim. This Section 9.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. 9.2 Amendments and Waivers. (a) Except for actions expressly permitted to be taken by Agent and subject to Section 1.11, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party 91 [[7932149]]

therefrom, shall in any event be effective unless the same shall be in writing and signed (i) by Borrower, (ii) by Requisite Lenders or all directly affected Lenders, as applicable, or (iii) if the rights or duties of Agent, the L/C Issuer, or the Swing Line Lender are affected thereby, then Agent, the L/C Issuer, or the Swing Line Lender, as applicable. Except as set forth in clauses (b), (c) and (d) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall only require the written consent of Requisite Lenders. (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 7.2 to the making of any Revolving Credit Advance (or the issuance of any Letter of Credit) shall be effective unless the same shall be in writing and signed by Requisite Revolving Lenders and Borrower; provided that notwithstanding the foregoing, any waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Revolving Credit Advances (or the issuance of any Letter of Credit) set forth in Section 7.2 to the extent the written consent of Requisite Lenders has been obtained. (c) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 7.2 or Section 7.3 to the making of any Delayed Draw Term Loan shall be effective unless the same shall be in writing and signed by Requisite Delayed Draw Term Loan Lenders and Borrower; provided that notwithstanding the foregoing, any waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Delayed Draw Term Loans, as applicable, set forth in Section 7.2 and Section 7.3 to the extent the written consent of Requisite Lenders has been obtained. (d) Subject to Section 9.2(a) with respect to Borrower’s consent, no amendment, modification, termination or waiver of or under this Agreement or any other Loan Document shall, unless in writing and signed by each Lender directly affected thereby: (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Commitment (other than a waiver of a Default or Event of Default); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate or a waiver of a Default or Event of Default) or Fees (other than any determination or waiver to charge or not charge fees at the Letter of Credit Default Rate or a waiver of a Default or Event of Default) payable with respect to any Loan of any affected Lender; (iii) extend any regularly scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender (but excluding prepayments under clauses (b), (c), (d) and (e) of Section 1.5 hereof, and other than a waiver of a Default or Event of Default); (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees (other than any determination or waiver to charge or not charge interest at the Default Rate, fees at the Letter of Credit Default Rate or a waiver of a Default or Event of Default) as to any affected Lender (which action shall be deemed only to directly affect those Lenders to whom such payments are made); (v) release all or substantially all of the value of the Guarantees (other than a Guaranty provided by a Restricted Subsidiary that (x) is sold or otherwise disposed of, liquidated or dissolved as expressly permitted under Section 3.7 or (y) ceases to be a Restricted Subsidiary (including pursuant to a merger or amalgamation with a Subsidiary that is not a Credit Party as expressly permitted under Section 3.6 or a designation as an Unrestricted Subsidiary as expressly permitted under Section 2.14 or becomes an Excluded Subsidiary pursuant to a transaction expressly permitted under the Loan Documents) or release all or substantially all of the Collateral, in each case, except as otherwise provided in this Agreement or the other Loan Documents; (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which action shall be 92 [[7932149]]

deemed to directly affect all Lenders); and (vii) amend or waive this Section 9.2 or the definition of the terms “Requisite Lenders” insofar as such definition affects the substance of this Section 9.2 or the term “Pro Rata Share” (which action shall be deemed to directly affect all Lenders); provided that any amendment to the definition of “Trigger Event of Default” shall require the prior written consent of the Requisite Revolving Lenders. For purposes of determining whether any prepayment in respect of a Term Loan, First Amendment Term Loan or Delayed Draw Term Loan may be made under Section 1.5(a) or whether proceeds of Collateral or payments must be applied pursuant to Section 1.5(f), no amendment or waiver of any Trigger Event of Default shall be taken into account unless such amendment or waiver shall have been signed by the Requisite Revolving Lenders. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes. (e) Notwithstanding anything to the contrary contained in this Section 9.2, (x) Agent may amend Annex B to reflect assignments entered into pursuant to Section 9.10, (y) Agent and Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of Agent, L/C Issuer and Lenders, extend an existing Lien over additional property or join additional Persons as Credit Parties, and (z) the provisions of this Section 9.2 shall be subject to the terms of Section 1.14 and Section 1.11. (f) No amendment, modification, termination or waiver that waives compliance with the conditions precedent set forth in Section 5 of the First Amendment to the making of any First Amendment Term Loan shall be effective unless the same shall be in writing and signed by the First Amendment Term Loan Lenders and Borrower; provided that notwithstanding the foregoing, any waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of First Amendment Term Loans set forth in Section 5 of the First Amendment to the extent the written consent of Requisite Lenders has been obtained. 9.3 Notices; Effectiveness. Any Communication required shall be in writing addressed to the respective party as set forth below and may be personally served by e-mail, telecopier transmission, by United States certified or registered mail or by a nationally-recognized overnight courier. A Communication shall be deemed to have been given: (i) upon receipt, if delivered in person; (ii) upon receipt (confirmed by automatic answer back or like evidence of receipt), if sent by telecopier during normal business hours at the office of the recipient on the date of transmission if transmitted on a Business Day before 3:00 p.m. Chicago time; (iii) upon receipt (confirmed by express acknowledgment of receipt by the intended addressee (expressly excluding any automatic reply e-mail or similar response)), if sent by e-mail during normal business hours at the office of the recipient on the date of transmission if transmitted on a Business Day before 3:00 p.m. Chicago time; (iv) one (1) Business Day after delivery to the courier properly addressed, if delivered by overnight courier; or (v) four (4) Business 93 [[7932149]]

waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available. 9.5 Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Guaranteed Obligations. To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Guaranteed Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred. 9.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents. 9.7 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt. 9.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect. 9.9 Applicable Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest). 9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that no Credit Party may assign its rights or obligations hereunder without the written consent of all Lenders and nothing hereunder shall waive or otherwise release (or be deemed or construed to waive or otherwise release) (i) any Credit Party from its obligations hereunder as a result of any assignment not permitted hereunder or (ii) any assignee of any Credit Party (including any assignee under an assignment not permitted hereunder) from such Credit Party’s obligations hereunder. 9.11 No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Credit Party by Agent, L/C Issuer or any Lender. Credit Parties agree that none of Agent, L/C Issuer nor any Lender shall have liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined 96 [[7932149]]

by a final non-appealable order by a court of competent jurisdiction. Neither Agent nor any Lender shall have any liability with respect to, and Credit Parties hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by any Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. 9.12 Construction. Agent, each Lender, L/C Issuer, Borrower and each other Credit Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Borrower and each other Credit Party. 9.13 Confidentiality. Until two (2) years after the Termination Date, Agent and each Lender agree to use commercially reasonable efforts to keep confidential any Confidential Information (as defined below) and not to disclose such information to Persons other than to potential assignees or participants or to any Affiliate of, investors in or partners of, lenders or other financing sources of, or Persons employed by or engaged by, Agent, a Lender or any of Agent’s and any Lender’s respective Affiliates or a Lender’s assignees or participants (including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services), to Persons who are potential investors in or partners of Agent, a Lender or Approved Funds thereof, to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding Borrower and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization, or to a Person that is a trustee, collateral agent, collateral manager, servicer, noteholder, equityholder or secured party in a Securitization in connection with the administration, servicing and evaluation of, and reporting on, the assets serving as collateral for such Securitization, in each of the foregoing cases, on a “need to know” basis solely in connection with the transactions completed hereby and who are advised of the confidential nature of such information and instructed (or, in the case of any lender or other financing source of Agent or any Lender, enters into a written agreement or is otherwise subject to professional confidentiality requirements consistent with this Section 9.13) to keep such information confidential in accordance herewith (it being understood and agreed that “commercially reasonable efforts” on behalf of any Agent or Lender for purposes of this Section 9.13 shall mean providing confidential treatment to Confidential Information in a manner substantially consistent with Agent’s or such Lender’s, as applicable, management, administration and protection of its own confidential information. The confidentiality provisions contained in this Section 9.13 shall not apply to disclosures (i) required to be made by Agent, L/C Issuer or any Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal process or (ii) consisting of general portfolio information that does not specifically identify Borrower; provided, that in the case of the foregoing clause (i), to the extent reasonably practicable and not prohibited by applicable law, rule or regulation and other than in connection with any routine audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, the applicable Lender, L/C Issuer or Agent shall notify Borrower as promptly as practicable of any such requested or required disclosure and shall use commercially reasonable efforts to notify the applicable regulatory or governmental agency that any such information so disclosed should be treated as confidential (provided, that any failure to provide such notification shall not affect, in any manner, its right to disclose such information in accordance with the foregoing). Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof. Agent may provide to industry trade organizations information with respect to the Loans and Commitments that is necessary and customary for inclusion in league table measurements. The obligations of Agent and Lenders under this Section 9.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and 97 [[7932149]]

delivered by Agent or any Lender prior to the date hereof. For the purposes of this Section, “Confidential Information” means all information received relating to the Credit Parties and/or any of their subsidiariesSubsidiaries and their respective businesses, the Sponsor or the Related Transactions (including any information obtained by Agent, any Lender or any L/C Issuer, or any of their respective Affiliates, based on a review of the books and records relating to Holdings and/or any of its subsidiariesSubsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is or becomes publicly available to Agent or any Lender on a non-confidential basis prior to disclosure by any Credit Party. 9.14 CONSENT TO JURISDICTION. BORROWER AND THE OTHER CREDIT PARTIES, AGENT, L/C ISSUER AND EACH LENDER HEREBY CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA SITTING IN THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. 9.15 WAIVER OF JURY TRIAL. BORROWER, THE OTHER CREDIT PARTIES, AGENT, L/C ISSUER AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, THE OTHER CREDIT PARTIES, AGENT, THE L/C ISSUER AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, THE OTHER CREDIT PARTIES, AGENT, THE L/C ISSUER AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS. 9.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower and any other Credit Party set forth in Sections 1.3(e), 1.8, 1.9, 9.1 and 9.13 shall survive the repayment of the Obligations and the termination of this Agreement. 9.17 Entire Agreement. This Agreement, the Notes and the other Loan Documents embody the entire agreement and understanding among the parties hereto and supersede all prior or contemporaneous commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, 98 [[7932149]]

Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement. 9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. Signature pages to this Agreement and the other Loan Documents may be detached from multiple separate counterparts and attached to the same document and a telecopy of any such executed signature page shall be valid as an original. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement. Each party further agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures. 9.19 Replacement of Lenders. (a) Following receipt by Borrower of written notice and demand from any Lender for payment pursuant to Section 1.8 or 1.9 or, as provided in this Section 9.19(a), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following: (i) Borrower may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be satisfactory to Agent. In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1, provided that Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.8 or 1.9, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.8 or 1.9 through the date of such sale and assignment; or (ii) Borrower may, subject to Section 1.5, with Agent’s consent, prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Pro Rata Share of the applicable Commitment in which case the applicable Commitment will be reduced by the amount of such Pro Rata Share. Borrower shall, subject to Section 1.5, prepay in full all outstanding Obligations owed to such Affected Lender (including, any amounts owing under Section 1.3(b) and, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the applicable Commitment. 99 [[7932149]]

(b) In the case of a Non-Funding Lender pursuant to Section 8.5(a), at Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. Without limiting the foregoing obligation and agreement of any Non-Funding Lender, to the extent such Non-Funding Lender does not execute and deliver the requisite Assignment Agreement within five (5) Business Days of the request therefor, Agent shall be, and each Lender, by execution of this Agreement or any Assignment Agreement pursuant to which such Lender becomes a Lender hereunder, hereby agrees that Agent shall be, fully authorized and empowered to execute any and all such Assignment Agreements on behalf of such Non-Funding Lender necessary to effectuate the foregoing. (c) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (c) being referred to as a “Non-Consenting Lender”); then, so long as Agent is not a Non-Consenting Lender, at Borrower’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees and other Obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. 9.20 Delivery of Termination Statements and Mortgage Releases. On the Termination Date, Agent shall, at the request and the sole expense of Borrower, deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations. 9.21 [Reserved]. 9.22 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. 9.23 Press Release. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority relating to a public offering of the Stock of any Credit Party, using the name of any Initial Lender or any of their respective affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least one (1) Business Day prior notice to the applicable Initial Lender and without the prior written consent of the applicable Initial Lender unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will, to the extent permitted by law, consult with the applicable Initial Lender before issuing such press release or other public disclosure. 100 [[7932149]]

9.24 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its payment obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.24, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.24 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 9.24 constitute, and this Section 9.24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. 9.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution, and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority. 9.26 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time. SECTION 10. CROSS-GUARANTY 10.1 Cross-Guaranty. Each Credit Party hereby agrees that such Credit Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent, the L/C Issuer and Lenders, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Guaranteed Obligations owed or hereafter owing to Agent, the L/C Issuer and Lenders by each other Credit Party. Each Credit Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 10 shall not be discharged until payment and performance, in full, of the Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been 101 [[7932149]]

asserted) has occurred, and that its obligations under this Section 10 shall be absolute and unconditional, irrespective of, and unaffected by: (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Credit Party is or may become a party; (b) the absence of any action to enforce this Agreement (including this Section 10) or any other Loan Document or the waiver or consent by Agent, the L/C Issuer and Lenders with respect to any of the provisions thereof; (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Guaranteed Obligations or any action, or the absence of any action, by Agent, the L/C Issuer and Lenders in respect thereof (including the release of any such security); (d) the insolvency of any Credit Party; or (e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Credit Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations guaranteed hereunder. 10.2 Waivers by Credit Parties. (a) Each Credit Party expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent, the L/C Issuer or any Lender to marshal assets or to proceed in respect of the Guaranteed Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Credit Party. (b) To the maximum extent permitted by law, each Credit Party, in its capacity as a Guarantor hereunder or a surety as a result of joint and several obligations hereunder, hereby waives and agrees not to assert or take advantage of: (i) the unenforceability or invalidity of any security or guaranty or the lack of perfection or continuing perfection, or failure of priority of any security for the Guaranteed Obligations; (ii) any and all rights and defenses arising out of an election of remedies by Agent, the L/C Issuer or any Lender; (iii) any defense based upon any failure to disclose to such Credit Party any information concerning the financial condition of any other Credit Party or any other Person or any other circumstances bearing on the ability of any other Credit Party or any other Person to pay and perform all obligations due under this Agreement or any of the other Loan Documents; (iv) any failure of Agent, the L/C Issuer or any Lender to comply with applicable laws in connection with the sale or disposition of security, including any failure by Agent, the L/C Issuer or any Lender to conduct a commercially reasonable sale or other disposition of such security; (v) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, or that reduces a surety’s or guarantor’s obligations in proportion to the principal’s obligation; (vi) any use of cash collateral under Section 363 of the Bankruptcy Code; (vii) any defense based upon an election by Agent, the L/C Issuer or any Lender, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute; (viii) any 102 [[7932149]]

defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code; (ix) any right of subrogation, any right to enforce any remedy which Agent, the L/C Issuer or any Lender may have against any other Credit Party or any other Person and any right to participate in, or benefit from, any security now or hereafter held by Agent, the L/C Issuer or any Lender for the Guaranteed Obligations; (x) presentment, demand, protest and notice of any kind, including notice of acceptance of this Agreement and of the existence, creation or incurring of new or additional Guaranteed Obligations; (xi) the benefit of any statute of limitations affecting the liability of any other Credit Party or other Person, enforcement of this Agreement or any other Loan Documents, the liability of any Credit Party hereunder or the enforcement hereof; (xii) relief from any applicable valuation or appraisement laws; (xiii) any other action by Agent, the L/C Issuer or any Lender, whether authorized by this Agreement or otherwise, or any omission by Agent, the L/C Issuer or any Lender or other failure of Agent, LC Issuer or any Lender to pursue, or delay in pursuing, any other remedy in its power; and (xiv) any and all claims and/or rights of counterclaim, recoupment, setoff or offset. Each Credit Party agrees that the payment and performance of all Guaranteed Obligations or any part thereof or other act which tolls any statute of limitations applicable to this Agreement or the other Loan Documents shall similarly operate to toll the statute of limitations applicable to such Credit Party’s liability hereunder. (c) It is agreed among each Credit Party, Agent, the L/C Issuer and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 10 and such waivers, Agent and Lenders would decline to enter into this Agreement. 10.3 Benefit of Guaranty. Each Credit Party agrees that the provisions of this Section 10 are for the benefit of Agent, the L/C Issuer and Lenders and their respective successors, transferees, endorsees and permitted assigns, and nothing herein contained shall impair, as between any other Credit Party and Agent, the L/C Issuer or Lenders, the obligations of such other Credit Party under the Loan Documents. 10.4 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 10.7, each Credit Party hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until all Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) have been indefeasibly paid in full in cash and all Commitments of Agent and/or Lenders to provide further credit have been terminated and all obligations of L/C Issuer to issue Letters of Credit have been terminated. As further security, any and all debts and liabilities now or hereafter arising and owing by any Credit Party to any other Guarantor are hereby subordinated to Agent and Lender’s claims (including the Guaranteed Obligations) and without the prior written consent of Agent during the occurrence and continuance of an Event of Default, no Guarantor shall demand, sue for or otherwise attempt to collect any indebtedness of any Credit Party owing to it until the Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) shall have been paid in full in cash and this Agreement shall have terminated; provided that no Guarantor shall have any rights hereunder against any Credit Party or any of its Restricted Subsidiaries if all or any portion of the Guaranteed Obligations shall have been satisfied in connection with an exercise of remedies in respect of the Stock of any Credit Party or any of its Restricted Subsidiaries pursuant to a Collateral Document. If, notwithstanding the foregoing sentence, a Guarantor shall collect, enforce or receive any amounts in respect of any indebtedness, such amounts shall be held in trust for the benefit of Agent and the Lenders, and such Guarantor shall immediately deliver any such amounts to Agent for application to the Guaranteed 103 [[7932149]]

Obligations. Each Guarantor acknowledges and agrees that this waiver is intended to benefit Agent, L/C Issuer and Lenders and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Section 10, and that Agent, L/C Issuer and the Lenders and their respective successors and permitted assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.4 and that such waivers and agreements shall remain in effect until all Guaranteed Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) have been paid in full in cash and all Commitments of Agent, L/C Issuer and/or Lenders to provide further credit (and/or issue Letters of Credit), in each case, have been terminated. Each Credit Party acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Credit Party’s liability hereunder or the enforceability of this Section 10, and that Agent, L/C Issuer, that Lenders and their respective successors and permitted assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.4 and that such waivers and agreements shall remain in effect until all Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) have been paid in full in cash and all Commitments of Agent and/or Lenders to provide further credit have, in each case, been terminated. This Section 10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned to Agent or Lenders or any other Person upon the insolvency, bankruptcy or reorganization of Borrower or any other Credit Party or otherwise, all as though such payment had not been made. 10.5 Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Credit Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 10. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Credit Party might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the Guaranteed Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Guaranteed Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under this Section 10, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale. 10.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Credit Party’s liability under this Section 10 (which liability is in any event in addition to amounts for which such Credit Party is liable under Section 1) shall be limited to an amount not to exceed as of any date of 104 [[7932149]]

determination the amount that could be claimed by Agent and Lenders from such Credit Party under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Credit Party’s right of contribution and indemnification from each other Credit Party under Section 10.7. 10.7 Contribution with Respect to Guaranty Obligations. (a) To the extent that any Credit Party shall make a payment under this Section 10 of all or any of the Guaranteed Obligations (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Credit Party, exceeds the amount that such Credit Party would otherwise have paid if each Credit Party had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion that such Credit Party’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Credit Parties as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guaranteed Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) and termination of the Commitments such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Credit Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. (b) As of any date of determination, the “Allocable Amount” of any Credit Party shall be equal to the maximum amount of the claim that could then be recovered from such Credit Party under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. (c) This Section 10.7 is intended only to define the relative rights of Credit Parties and nothing set forth in this Section 10.7 is intended to or shall impair the obligations of Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 10.1. Nothing contained in this Section 10.7 shall limit the liability of any Credit Party to pay the Loans made directly or indirectly to that Credit Party and accrued interest, Fees and expenses with respect thereto for which such Credit Party shall be primarily liable. (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Credit Party to which such contribution and indemnification is owing. (e) The rights of the indemnifying Credit Parties against other Credit Parties under this Section 10.7 shall be exercisable upon the full and payment of the Obligations (other than contingent indemnification Obligation for which no unsatisfied claim giving rise thereto has been asserted) and the termination of the Commitments. 10.8 Liability Cumulative. The liability of Credit Parties under this Section 10 is in addition to and shall be cumulative with all liabilities of each Credit Party to Agent, L/C Issuer and Lenders under this Agreement and the other Loan Documents to which such Credit Party is a party or in respect of any Guaranteed Obligations or obligation of the other Credit Party, without any limitation as to amount, 105 [[7932149]]

unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary. --Remainder of Page Intentionally Left Blank; Signature Pages Follow-- 106 [[7932149]]

ANNEX A to CREDIT AGREEMENT DEFINITIONS Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement: “Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account. “Accounting Changes” means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions); (b) changes in accounting principles concurred in by Borrower’s certified public accountants; (c) purchase accounting adjustments under FASB ASC 805, Business Combinations (SFAS No. 141(R)), and the application of the accounting principles set forth in FASB ASC 740, Income Taxes (SFAS No. 109), including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments. Notwithstanding anything to the contrary, any purchase accounting adjustments which may result from the application of FASB ASC 805, Business Combinations (SFAS No. 141(R)) which (i) are related to cash expenditures made on or prior to the Closing Date or (ii) are non-cash adjustments will be excluded from the computation of EBITDA under this Agreement. “Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party. “Acquisition Closing Date” has the meaning set forth in the definition of Permitted Acquisition. “Additional Lender” has the meaning ascribed to it in Section 1.14(c). “Additional Lender Joinder Agreement” has the meaning ascribed to such it in Section 1.14(c). “Adjusted EBITDA” has the meaning ascribed to it in Attachment A to Schedule 1 to Annex F. “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent. “Advances” means any Revolving Credit Advance. “Affected Lender” has the meaning ascribed to it in Section 9.19(a). “Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person and (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, Annex A-1 [[7932149]]

Annex A-2 [[7932149]] Greater than 3.00 to 1.00 Total Leverage Ratio 4.50% 5.50% Base Rate Loan however, that the term “Affiliate” shall specifically exclude Agent, each Lender, BMO and each Person that is controlled by BMO. No Person shall be deemed an “Affiliate” solely because it is an unrelated portfolio company of the Sponsor. “Agent” means BMO in its capacity as administrative agent for Lenders and the L/C Issuer or its successor appointed pursuant to Section 8.2. “Agreement” means this Credit Agreement (including all schedules, sub-schedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated, amended and restated, or otherwise modified from time to time. “Allocable Amount” has the meaning ascribed to it in Section 10.7. “Applicable Margin” means (i) with respect to the period from (and including) the Closing Date until the first Adjustment Date (as defined below) occurring after December 31, 2026, the Applicable Margin shall equal (A) in the case of Base Rate Loans, 4.50% and (B) in the case of SOFR Loans, 5.50%; and (ii) with respect to the period from (and including) the first Adjustment Date (as defined below) occurring after December 31, 2026 and thereafter, the Applicable Margin shall equal the applicable rate set forth below under the heading “Base Rate Loan”, or “SOFR Loan”, as applicable, based upon the Total Leverage Ratio as set forth in the most recent Compliance and Excess Cash Flow Certificate received by the Administrative Agent pursuant to Section 4.4(m): Less than or equal to 3.00 to 1.00 SOFR Loan 4.25% 5.25% Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date on which the applicable Compliance and Excess Cash Flow Certificate is delivered pursuant to Section 4.4(m) (each such Business Day, an “Adjustment Date”). Notwithstanding the foregoing, if the financial statements required by Section 4.4(a) or Section 4.5(b) and the related Compliance and Excess Cash Flow Certificate required by Section 4.4(m) are not delivered by the respective date required thereunder after the end of any related Fiscal Year or Fiscal Quarter of Borrower and its Subsidiaries, the Applicable Margin shall be the rate corresponding to the Total Leverage Ratio of greater than 3.00 to 1.00 in the respective foregoing table until such financial statements and Compliance Certificate are delivered. In addition, at any time an Event of Default shall have occurred and be continuing under Section 6, no reductions in the Applicable Margin pursuant to the foregoing table shall be permitted. In the event that any Compliance and Excess Cash Flow Certificate delivered pursuant to Section 4.4(m) is inaccurate in any respect, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any prior period than the Applicable Margin that was applied for such period, (i) Borrower shall promptly deliver to Agent a corrected Compliance and Excess Cash Flow Certificate, as applicable, for such period, (ii) the Applicable Margin shall be determined based on the corrected Compliance and Excess Cash Flow Certificate for such period, and (iii) Borrower shall promptly pay to Agent the accrued additional interest owing as a result of such increased Applicable Margin for such period (it being agreed that this clause (iii) shall not limit the rights of Agent or the Lenders under the Loan Documents).

Notwithstanding anything herein to the contrary, Loans made pursuant to an Increase shall have the Applicable Margin as may be agreed to with the applicable Lenders (or Additional Lenders) in accordance Section 1.14. “Applicable Percentage” means 50%; provided, that, if the Total Leverage Ratio as of the last day of any Fiscal Year is (a) less than 4.25 to 1.00 but greater than or equal to 3.75 to 1.00, then 25%, or (b) less than 3.75 to 1.00, then 0%. “Approved Fund” means any Person that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. “Arranger” means BMO, acting under its trade name BMO Sponsor Finance. “Asset Disposition” means the disposition whether by conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any of the following: (a) any of the Stock or other equity or ownership interest of any of Holdings’ Subsidiaries or (b) any or all of the assets of Holdings or any of its Subsidiaries other than sales of inventory in the ordinary course of business. “Assignee Group” means two or more assignees of Loans or Commitments that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor. “Assignment Agreement” means an assignment and assumption agreement entered into by a Lender and an assignee of Loans or Commitments (with the consent of any party whose consent is required by Section 8.1(b)), and accepted by Agent, in substantially the form of Exhibit 8.1 or any other form approved by Agent. “Auto Borrow Arrangement” has the meaning ascribed to it in Section 1.1(e)(vii). “Availability” means, as of any date of determination, the amount by which the Maximum Amount exceeds the sum of (x) the aggregate outstanding principal balance of all Revolving Loans and Swing Line Loans and (y) the aggregate amount of all Letter of Credit Participation Liability. “Available Amount” means, at any time, an amount equal to, without duplication, the sum of (a) an amount equal to the greater of (i) $11,000,000 and (ii) 35% of Adjusted EBITDA (calculated on a pro forma basis after giving effect to any Permitted Acquisition, other transactions consummated after the relevant financial statements date and on or prior to the applicable date of determination and any related transaction consummated substantially concurrently therewith) as of the end of the fiscal month most recently ended as to which financial statements were required to be delivered pursuant to Section 4.4), plus (b) an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for the Fiscal Year ended December 31, 2025 and each completed Fiscal Year thereafter (but not less than zero for any such Fiscal Year) that is not required prior to the applicable date of measurement to be applied as a mandatory prepayment under Section 1.5(b) (it being understood, for the avoidance of doubt, that solely for purposes of this definition, Excess Cash Flow for any Fiscal Year shall be deemed zero for such Fiscal Year until the financial statements required to be delivered pursuant to Section 4.4(b) and the related Compliance and Excess Cash Flow Certificate for such Fiscal Year have been received by Agent), plus (c) to the extent not otherwise applied, the amount of any capital contributions or other proceeds of issuances of Stock (other than amounts constituting a Cure Amount or the proceeds of Disqualified Stock or amounts applied to consummate a Permitted Foreign Acquisition in excess of the greater of (i) $32,500,000 and (ii) 100% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period limit otherwise applicable thereto pursuant to clause (g) of the definition of “Permitted Acquisition”) received as cash equity by Borrower from and including the day Annex A-3 [[7932149]]

immediately following the Closing Date through and including such time of measurement, plus (d) (i) the proceeds received by Borrower or any of its Restricted Subsidiaries from and including the day immediately following the Closing Date through and including such time of measurement in connection with an Asset Disposition to a Person (other than Borrower or any of its Restricted Subsidiaries) of any Investment (including Investments in Unrestricted Subsidiaries and joint ventures) made pursuant to Section 3.3(v) that is not otherwise subject to the mandatory prepayment requirements set forth in Section 1.5(d)(i) and which proceeds are not otherwise reinvested in accordance with such section and (ii) to the extent not already reflected as a return on capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by Borrower and/or any of its Restricted Subsidiaries during the period from and including the day immediately following the Closing Date through and including such time of measurement in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment (including Investments in Unrestricted Subsidiaries and joint ventures) made pursuant to Section 3.3(v) (in an amount not to exceed the original amount of such Investment made utilizing the Available Amount), plus (e) any Declined Prepayment Amount, plus (f) the aggregate amount of Investments of Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary made using the Available Amount that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated with or into Borrower or any of its Restricted Subsidiaries (up to the lesser of (i) the fair market value (as reasonably determined in good faith by Borrower) of the Investments of Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value (as reasonably determined in good faith by Borrower) of the original Investment by Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary made using the Available Amount), minus (g) the amounts used for any Investments or Restricted Payments pursuant to Sections 3.3(v) and 3.5(m), respectively. “Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 1.11. “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution. “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. “Bankruptcy Code” means the provisions of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws (whether foreign or domestic). “Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest announced or otherwise established by Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Agent’s best or lowest rate); (b) the Federal Funds Rate for such day, plus 0.50%; Annex A-4 [[7932149]]

and (c) the sum of (i) Term SOFR for a one-month tenor in effect on such day (after giving effect to the Floor) plus (ii) 1.00%. Any change in the Base Rate due to a change in the prime rate, the Federal Funds Rate or Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Sections 1.10 or 1.11, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided that if Base Rate as determined above shall ever be less than the Floor plus 1.00%, then Base Rate shall be deemed to be the Floor plus 1.00%. “Base Rate Loan” means a Loan or portion thereof bearing interest by reference to the Base Rate. “Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.11. “Benchmark Replacement” means, either of the following to the extent selected by Agent in its unilateral discretion: (a) Daily Simple SOFR; or (b) the sum of: (i) the alternate benchmark rate that has been selected by Agent and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities. “Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or Annex A-5 [[7932149]]

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof). “Benchmark Transition Event” “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof). Annex A-6 [[7932149]]

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.11. “Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation. “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230. “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the IRC or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise) for purposes of Title I of ERISA or Section 4975 of the IRC the assets of any such “employee benefit plan” or “plan”. “BMO” has the meaning ascribed to it in the preamble to this Agreement. “Borrower” has the meaning ascribed to it in the preamble to this Agreement. “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Illinois or New York. “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person; provided, however, for the avoidance of doubt, any lease that was classified or accounted for as an operating lease as of December 15, 2018 in accordance with GAAP and any similar lease entered into after December 15, 2018 shall be classified or accounted for as an operating lease and not a Capital Lease, even though, as a result of a change in GAAP after December 15, 2018, such lease would be classified and accounted for as a Capital Lease. “Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease; provided, however, for the avoidance of doubt, any lease that was classified or accounted for as an operating lease as of December 15, 2018 in accordance with GAAP and any similar lease entered into after December 15, 2018 shall be classified or accounted for as an operating lease and not a Capital Lease, even though, as a result of a change in GAAP after December 15, 2018, such lease would be classified and accounted for as a Capital Lease. “Cash Equivalents” means (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year (1) from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) amounts on deposit in a deposit account with or certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of Annex A-7 [[7932149]]

America or any state thereof or the District of Columbia that is at least (A) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s and (vi) in the case of any Credit Party or any Subsidiary that is organized or incorporated, has its principal place of business or otherwise conducts any material business operations in any country or jurisdiction other than the United States, investments denominated in the currency of such other country or jurisdiction which are of substantially the same type and credit quality as the items specified in clauses (i) through (v) above. “Casualty Event” means, with respect to any property (including Real Estate) of any Person, any loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Estate of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Estate of any Person or any part thereof by any Governmental Authority, civil or military. “Casualty Event” shall not include any loss or claim arising under any key-man life insurance policies, director and officer insurance policies or business interruption insurance policies. “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. “Change of Control” means any event, transaction or occurrence as a result of which (a) prior to a Qualified IPO, (i) the Sponsor and Co-Investors collectively cease to own and control, directly, all of the economic and voting rights associated with ownership of more than fifty percent (50%) of all classes of the outstanding Stock of Holdings on a fully diluted basis or (ii) the Sponsor ceases to possess the right to elect (through ownership of voting securities) at all times a majority of the board of directors (or similar governing body) of Holdings and to direct the management policies and decisions of Holdings, (b) upon and after a Qualified IPO (A) the Sponsor shall at any time and for any reason cease to own, directly or indirectly, at least thirty-five percent (35%) of both the economic and voting Stock of Holdings (on a fully diluted, aggregate basis (regardless of class of any such Stock of Holdings)) or (B) any “person” or “group” (as such terms are used in the Sections 13(d) and 14(d) of the Exchange Act, other than the Sponsor, (x) is or shall become, directly or indirectly, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), of voting or economic Stock of Holdings (in either case, on a fully diluted, aggregate basis (regardless of class of any such Stock of Holdings)) in an amount equal to or greater than the lesser of (1) the amount of such Stock of Holdings owned by Sponsor and (2) thirty percent (30%) of the outstanding amount of such Stock of Holdings or (y) has the right to elect (by contract or otherwise) a majority of the board of directors (or equivalent governing body) of Holdings, or Annex A-8 [[7932149]]

(c) Holdings ceases to own and control, directly or indirectly, as applicable, all of the economic and voting rights associated with ownership of at least one hundred percent (100)% of all classes of the outstanding Stock of Borrower. “Charges” means all federal, state, county, city, municipal, local, foreign or other governmental premiums and other amounts (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business. “Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C. “Closing Date” means October 10, 2024. “Closing Date Earnout” means, collectively, (a) the “Trigger Event Contingent Consideration” as defined in Section 1.13(a) of the Closing Date Merger Agreement (as in effect on the execution date thereof), (b) the “Earnout Payment” as defined (including with respect to the component definitions thereof) in Section 1.13(b) of the Closing Date Merger Agreement (as in effect on the execution date thereof) and (c) the “MUAR Earnout Reduction Amount” payable pursuant to the “Post-Closing Earnout Agreements”, in each case, as defined in Section 1.17 of the Closing Date Merger Agreement (as in effect on the execution date thereof). “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. “Co-Investors” means (a) Core Specialty Insurance Holdings Inc., (b) Starr Insurance Holdings, Inc., (c) BMO Private Equity (U.S.), Inc., (d) SOFX Master Blocker LLC, (e) BCP Special Opportunities Fund II Originations LP and (f) certain other co investors of Aquiline Capital Partners LLC, provided that, in the Sponsor’s reasonable business judgment, such co-investor constitutes a strategic partner to the Credit Parties and their Restricted Subsidiaries for future business activities of the Credit Parties and their Restricted Subsidiaries. “Collateral” means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself, L/C Issuer and Lenders, to secure the Guaranteed Obligations or any portion thereof. “Collateral Documents” means the Security Agreement, the Pledge Agreements, any Trademark Security Agreement, any Copyright Security Agreement, any Patent Security Agreement, any R&W Annex A-9 [[7932149]]

Insurance Policy Assignment, any Mortgage, any Control Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Guaranteed Obligations or any portion thereof. “Commitment Termination Date” means the earliest to occur of (a) October 10, 2029, (b) the date of termination of Lenders’ obligations to make Advances, other Loans or permit existing Loans to remain outstanding, and L/C Issuer’s obligations hereunder, pursuant to Section 6.3, and (c) the date of (i) indefeasible prepayment in full by Borrower of the Revolving Loans, Swing Line Loans, Term Loans, First Amendment Term Loans and Delayed Draw Term Loans, and (ii) the permanent reduction of the Commitments to zero dollars ($0). “Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment, Term Loan Commitment, First Amendment Term Loan Commitment and Delayed Draw Term Loan Commitment as set forth on Annex B to this Agreement, Schedule I to the First Amendment or in the most recent Assignment Agreement executed by such Lender, as applicable, and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments, Term Loan Commitments, First Amendment Term Loan Commitments and Delayed Draw Term Loan Commitments, which aggregate commitment shall bewas ONE HUNDRED AND FORTY-SIX MILLION DOLLARS AND 00/100 ($146,000,000.00) on the Closing Date, as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement. “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.). “Communication” means any notice or other communication required or permitted to be given or made under this Agreement. “Competitor” means any Person that is a direct operating company competitor of Borrower or its Subsidiaries. “Compliance and Excess Cash Flow Certificate” has the meaning ascribed to it in Section 4.4(m). “Confidential Information” has the meaning ascribed to it in Section 9.13. “Conforming Changes” means with respect to either the use of administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides, in consultation with Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents). Annex A-10 [[7932149]]

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes. “Consolidated Net Income” has the meaning ascribed to it in Attachment A to Schedule 1 to Annex F. “Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person, if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed. “Contractual Obligations” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents. “Control Agreement” means tri-party deposit account, securities or commodities account control agreements by and among the applicable Credit Party, Agent and the depository or securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to Agent and in any event providing to Agent springing “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the Code. “Controlled Investment Affiliate” means, with respect to the Sponsor, any fund or investment vehicle that (i) is organized by Sponsor for the purpose of making equity or debt investments in one or more portfolio companies and (ii) is controlled by Sponsor. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise. “Copyright Security Agreements” means any copyright security agreement made in favor of Agent, on behalf of itself and Lenders, by any applicable Credit Party. “Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor. “Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party in the United States, any state or territory thereof, or any other country or any political subdivision thereof: (a) all copyrightable works, including any rights in and to any Software (including source code and executable code), writings, documentation, marketing brochures, website content, and other works of authorship (whether or not fixed in a tangible medium of expression and whether or not original), (b) any copyrights and applications, registrations, renewals, extensions, reissues, termination Annex A-11 [[7932149]]

rights, and reversionary interests in connection therewith and all translations, localizations, adaptations, derivations, collections, and compilations thereof; and (c) all rights in or to any of the foregoing. “Credit Parties” means Holdings, Borrower and each of their respective Domestic Subsidiaries (other than Excluded Subsidiaries) and each other Person who executes this Agreement as a “Credit Party” or a Guaranty and who grants a Lien on all or substantially all of its assets to secure all of part of the Obligations and all of the Stock of which is pledged to Agent for the benefit of itself and Lenders. “Credit Parties Pledge Agreement” means the Pledge Agreement of even date herewith executed by certain Credit Parties in favor of Agent, on behalf of itself, L/C Issuer and Lenders, pledging (a) all Stock of each of Holdings’ Domestic Subsidiaries (other than Excluded Foreign Holding Companies), to the extent owned by a Credit Party, (b) all non-Voting Stock of each of Holdings’ Foreign Subsidiaries and Excluded Foreign Holding Companies and 65% of all Voting Stock of each of Parent’s Foreign Subsidiaries and Excluded Foreign Holding Companies, in each case, to the extent owned by a Credit Party and (c) certain material intercompany notes owing to or held by such Credit Parties. “Credit Product Arrangements” means, collectively, (a) Rate Contracts between any Credit Party and any Credit Product Provider and (b) Treasury Management and Other Services between any Credit Party and any Credit Product Provider. “Credit Product Indemnitee” has the meaning ascribed to it in Section 8.2(n). “Credit Product Obligations” means Indebtedness and other obligations of any Credit Party or any Subsidiary of a Credit Party arising under Credit Product Arrangements and owing to any Credit Product Provider; provided, that Credit Product Obligations shall not include Excluded Rate Contract Obligation. “Credit Product Provider” means (a) BMO or any of its Affiliates; and (b) any other Person who was a Lender at the time of entry into the applicable Credit Product Arrangement or an Affiliate of a Person who was a Lender at the time of entry into the applicable Credit Product Arrangement that is a provider under such Credit Product Arrangement, so long as such provider delivers written notice to Agent, in form and substance satisfactory to Agent, by the later of the Closing Date or the entering into of the applicable Credit Product Arrangement, (i) describing the Credit Product Arrangement and (ii) agreeing to be bound by Section 8.2(a). “Cure Amount” has the meaning ascribed to it in Section 6.7. “Cure Right” has the meaning ascribed to it in Section 6.7. “Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP (but excluding, without duplication, cash, Cash Equivalents, Indebtedness due from Affiliates and permitted loans made to third parties, the current portion of current and deferred Taxes based on income, profits or capital, assets held for sale, pension assets, deferred bank fees, derivative financial instruments and insurance claims) “Current Liabilities” means, with respect to any Person, all current liabilities of such person as of any date of determination calculated in accordance with GAAP (but excluding, without duplication, the current portion of long-term Indebtedness and other long-term liabilities, the aggregate outstanding principal balances of the Revolving Loans, any liabilities arising as a result of funds deposited in third party accounts, the current portion of interest expense, the current portion of any Capital Leases, the current portion of current and deferred Taxes based on income, profits or capital, liabilities in respect of Annex A-12 [[7932149]]

unpaid earnouts and other contingent consideration obligations, accruals relating to restructuring reserves, any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profit interests, deferred compensation awards and similar incentive based compensation awards and liabilities in respect of Restricted Payments declared but not yet paid). “Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion. “Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default. “Default Rate” has the meaning ascribed to it in Section 1.2(d). “Delayed Draw Term Loan” means the term loans from time to time funded under the Delayed Draw Term Loan Commitment pursuant to Section 1.1(f) (it being understood that such term shall refer to the aggregate Delayed Draw Term Loans funded to Borrower when used in the context of all Delayed Draw Term Loan Lenders collectively and a particular Delayed Draw Term Loan Lender’s portion of the aggregate Delayed Draw Term Loans when used in the context of an individual Delayed Draw Term Loan Lender). “Delayed Draw Term Loan Borrowing Cap” has the meaning ascribed to it in Section 1.1(f)(i). “Delayed Draw Term Loan Commitment” means (a) as to any Delayed Draw Term Loan Lender, the commitment of such Lender to make its Pro Rata Share of the Delayed Draw Term Loans as set forth on Annex B hereto under the caption “Delayed Draw Term Loan Commitment” or in the most recent Assignment Agreement to which it is a party (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Delayed Draw Term Loan Lenders, the aggregate commitment of all Delayed Draw Term Loan Lenders to make the Delayed Draw Term Loan, which aggregate commitment shall be FORTY MILLION DOLLARS AND NO/100 ($40,000,000.00) on the Closing Date, in each case, as the same may be may be (i) increased from time to time pursuant to Section 1.14 or (ii) reduced from time to time pursuant to Section 1.15(b). “Delayed Draw Term Loan Commitment Termination Date” means the earlier to occur of (a) October 10, 2026 and (b) the date on which the Delayed Draw Term Loan Commitment has been reduced to $0 as a result of the funding thereof in full or the termination thereof in accordance with Section 1.15(b) or Section 6.3. “Delayed Draw Term Loan Funding Conditions” has the meaning ascribed to such it in Section 7.3. “Delayed Draw Term Loan Lenders” means, as of any date of determination, all Lenders having a Delayed Draw Term Loan Commitment or holding all or any portion of the outstanding Delayed Draw Term Loan. “Delayed Draw Term Loan Maturity Date” means October 10, 2029. Annex A-13 [[7932149]]

“Delayed Draw Term Note” and “Delayed Draw Term Notes” have the respective meanings ascribed to such terms in Section 1.1(f)(iv). “Delayed Draw Term Loan Notice” has the meaning ascribed to such it in Section 1.1(f). “Delayed Draw Term Loan Obligations” means any obligation with respect to the Delayed Draw Term Loan (including the principal thereof, the interest thereon and all fees and expenses specifically related thereto). “Delayed Draw Term Loan Scheduled Installment” has the meaning ascribed to it in Section 1.1(f)(ii). “Delayed Draw Unused Line Fee” has the meaning ascribed to it in Section 1.3(b)(ii). “Deposit Accounts” means all “deposit accounts” as such term is defined in the Code. “Disbursement Account” has the meaning ascribed to it in Section 1.1(c). “Disqualified Institutions” means, collectively: (a) (i) those banks, financial institutions and other institutional lenders and investors identified in good faith in writing by Sponsor and delivered to Agent prior to the Closing Date (and Agent shall share such list with any Lender that requests to see such list) and (ii) any of their Affiliates that are identifiable solely on the basis of such Affiliate’s name and (b) (i) Competitors that are separately identified in good faith in writing by Borrower or Sponsor to Agent from time to time (and Agent shall share such list with any Lender that requests to see such list) and (ii) any of their Affiliates that are either (x) identified in good faith in writing by Borrower or Sponsor to Agent from time to time (and Agent shall share such list with any Lender that requests to see such list) or (y) clearly identifiable as such solely on the basis of such Affiliate’s name; provided, that updates to the list of Competitors (or Affiliates thereof) after the date hereof under the foregoing clause (b) shall only become effective two (2) Business Days after the date such written supplement is delivered to Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted under the Loan Documents. “Disqualified Stock” means any Stock which by it terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than upon a change of control or an optional redemption by the issuer thereof), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a change of control), in whole or in part, on or prior to the date that is ninety-one (91) days following the stated maturity date of the Term Loan, in each case, except to the extent such Stock is redeemable for other Stock that does not constitute Disqualified Stock, (b) unless at the sole option of the issuer thereof, is convertible into or exchangeable for (i) debts securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the Commitment Termination Date, or (c) is entitled to an earnout or dividend or distribution (other than for Taxes attributable to the operations of the business of the Credit Parties and their Restricted Subsidiaries) prior to the time that the Obligations (other than contingent indemnification obligations for which no unsatisfied claim giving rise thereto has been asserted) are paid in full, in cash and all Commitments to lend (and obligations to issue Letters of Credit), in each case, have terminated. “Distinguished” has the meaning ascribed to in the preamble to this Agreement. Annex A-14 [[7932149]]

“Documents” means any “document,” as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by any Credit Party, wherever located. “Dollars” or “$” means lawful currency of the United States of America. “Domestic Subsidiary” means any Subsidiary that is a U.S. Person. “Earnouts” means earnout purchase obligations and other similar deferred purchase price obligations, in each case, that are contingent in nature and incurred by Borrower or a Domestic Subsidiary of Borrower under Permitted Acquisitions. For purposes of Section 3.1(o) and clause (g) of the definition of “Permitted Acquisitions”, the amount of an Earnout shall be deemed to equal the maximum amount that may be due or owing in respect thereof, assuming for such purposes that all conditions (including financial hurdles or thresholds) to the obligation, realization and earning thereof are fully attained, met and satisfied, regardless of GAAP valuation or recognition to the contrary, and upon final and irrevocable determination in accordance with its terms that an Earnout (or such portion) will never be realized or determined, then such unpaid or unsatisfied Earnout (or portion thereof) shall be deemed to be zero for all such purposes. “EBITDA” has the meaning ascribed to it in Attachment A to Schedule 1 to Annex F. “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent. “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway. “EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution. “Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, common laws and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety (as it pertains to exposure to Hazardous Materials), the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes. Annex A-15 [[7932149]]

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial, abatement and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of or exposure to a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property. “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws. “Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party. “Equity Contribution” means the consummation of the transactions contemplated by the Equity Co-Investment Documents on the Closing Date pursuant to, and in accordance with, the terms of the Equity Co-Investment Documents. “Equity Co-Investment Documents” means (i) that certain Subscription Agreement, dated as of the Closing Date, by and between Parent and AQ Phoenix Parent GP, LLC, and agreed to and accepted by BMO Private Equity (U.S.), Inc., (ii) that certain Subscription Agreement, dated as of the Closing Date, by and between Parent and AQ Phoenix Parent GP, LLC, and agreed to and accepted by SOFIX Master Blocker LLC, (iii) that certain Subscription Agreement, dated as of the Closing Date, by and between Parent and AQ Phoenix Parent GP, LLC, and agreed to and accepted by BCP Special Opportunities Fund II Originations LP, (iv) that certain Subscription Agreement, dated as of the Closing Date, by and between Parent and AQ Phoenix Parent GP, LLC, and agreed to and accepted by Starstone National Insurance Company and (v) that certain Subscription Agreement, dated as of the Closing Date, by and between Parent and AQ Phoenix Parent GP, LLC, and agreed to and accepted by Starr Insurance Holdings, Inc., in each case, together with all exhibits, schedules and other annexes thereto. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder. “ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC. “ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the notice requirement has been duly waived) with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of “critical” status under IRC Section 432 or IRC Section 305 of ERISA, or the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of Annex A-16 [[7932149]]

ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under IRC Section 430(k) or IRC Section 303(k) or 4068 of ERISA on any property (or rights to property, whether real or personal) of any Credit Party or ERISA Affiliate; (i) the failure of a Qualified Plan or any trust thereunder intended to qualify for tax-exempt status under IRC Section 401 or 501 or other Requirements of Law to qualify thereunder; and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any Credit Party or ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent. “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time. “Event of Default” has the meaning ascribed to it in Section 6.1. “Excess Cash Flow” has the meaning ascribed to it in Schedule 2 to Annex F. “Excess Cash Flow Payment Date” has the meaning ascribed to it in Section 1.5(b). “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. “Excluded Account” means any deposit account that is (a) a zero balance payroll account or which is used for the sole purpose of making payroll and withholding Tax payments related thereto, (b) an employee wage or benefit account, a withholding account or a similar fiduciary or trust fund account and any segregated deposit account into which client funds (and only client funds) are deposited (c) an escrow account established in connection with any Permitted Acquisition to provide for the funding of contingent indemnification obligations or purchase price adjustment obligations thereunder, (d) accounts established or maintained for the sole purpose of cash collateralizing obligations permitted by Section 3.1(q) or (e) which, individually or in the aggregate with all other similarly situated deposit accounts, has an average daily balance for any fiscal month of less than $700,000. “Excluded Assets” means, collectively, all assets designated as “Excluded Assets” under the Pledge Agreement and the Security Agreement. “Excluded Foreign Holding Company” means a Domestic Subsidiary substantially all of the assets of which are Stock of one or more Foreign Subsidiaries, directly or through another Excluded Foreign Holding Company. “Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligation under a Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Rate Contract. If Swap Obligations under a Rate Contract arises under a master agreement governing more than one Rate Contract, such exclusion shall Annex A-17 [[7932149]]

apply only to the portion of such Swap Obligations under a Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal. “Excluded Subsidiary” means any direct or indirect Subsidiary (a) that is (i) an Excluded Foreign Holding Company, or a direct or indirect Subsidiary of a Foreign Subsidiary or an Excluded Foreign Subsidiary, or (ii) prohibited by applicable law, rule or regulation or by any Contractual Obligation existing on the Closing Date (or on the date such Subsidiary is acquired or created) from Guaranteeing the Obligations or that would require governmental (including regulatory) or other third party consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (b) that is an Immaterial Subsidiary, (c) to the extent the provision of a Guarantee by such Subsidiary would result in material adverse tax consequences to Holdings and its Subsidiaries, taken as a whole, as reasonably determined by Borrower acting in good faith, (d) that is an Unrestricted Subsidiary, (e) that is a not-for-profit Subsidiary, captive insurance subsidiary created solely for purposes of self-insurance or a special purpose securitization subsidiary or (f) with respect to which Borrower and Agent, each acting in good faith, reasonably determine the cost and/or burden of obtaining the Guarantee outweigh the practical benefit to the Lenders afforded thereby. “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), gross income, gross receipts, franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 9.19(a)(i)) or in the case of any other Recipient, such Recipient becomes a party hereto, or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 1.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 1.9(f) and (d) any withholding Taxes imposed under FATCA. “Existing Credit Agreement” means that certain Credit Agreement, dated as of April 22, 2022, by and among, inter alios, Holdings, Borrower, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time and Agent, as previously amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof. “Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq. “FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the IRC, any applicable intergovernmental agreement with respect to the foregoing, and any applicable fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any intergovernmental agreement treaty or convention among Governmental Authorities and implementing such Sections of the IRC. “FCPA” has the meaning ascribed to it in Section 2.13. Annex A-18 [[7932149]]

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to BMO on such day on such transactions as reasonably determined by Agent; provided that in no event shall the Federal Funds Rate be less than 0.00%. “Federal Reserve Board” means the Board of Governors of the Federal Reserve System. “Fee Letter” has the meaning ascribed to it in Section 1.3(a). “Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents. “Financial Statements” means the consolidated income statements, statements of cash flows, statements of stockholders’ equity and balance sheets of Holdings and its Subsidiaries, as applicable, delivered in accordance with Section 4.4. “Financial Statements Date” has the meaning ascribed to it in Section 7.1(d). “First Amendment” means the First Amendment, dated as of the First Amendment Effective Date, among Borrower, the other Credit Parties party thereto, Agent and each Lender party thereto. “First Amendment Effective Date” means July 4, 2025. “First Amendment Funding Date” has the meaning ascribed to it in the First Amendment. “First Amendment Restricted Payment” has the meaning ascribed to it in the First Amendment. “First Amendment Term Loan” means, collectively, the First Amendment Term Loans made pursuant to, and as defined in, the First Amendment. “First Amendment Term Loan Commitment” has the meaning ascribed to it in the First Amendment. “First Amendment Term Loan Lenders” means, as of any date of determination, all Lenders having a First Amendment Term Loan Commitment or holding all or any portion of the outstanding First Amendment Term Loan. “First Amendment Term Loan Maturity Date” means October 10, 2029. “First Amendment Term Loan Scheduled Installment” has the meaning ascribed to it in Section 1.1(g)(ii). Annex A-19 [[7932149]]

“First Amendment Term Note” and “First Amendment Term Notes” have the respective meanings ascribed to such terms in Section 1.1(g)(iii). “Fiscal Quarter” means any of the quarterly accounting periods of Holdings and its Restricted Subsidiaries, ending on March 31, June 30, September 30 and December 31 of each year. “Fiscal Year” means any of the annual accounting periods of Holdings and its Restricted Subsidiaries ending on December 31 of each year. “Floor” means the rate per annum of interest equal to 1.00%. “Foreign Lender” means a Lender that is not a U.S. Person. “Foreign Subsidiaries” means each Subsidiary that is not a U.S. Person. “Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by any Credit Party or any one or more of its Subsidiaries primarily for the benefit of employees of any Credit Party or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the IRC. “Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including all Letter of Credit Participation Liability, Capital Lease Obligations, current maturities of long-term Indebtedness, revolving credit and short-term Indebtedness extendible beyond one year at the option of such Person, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons. “Funding Date” has the meaning ascribed to it in Section 7.2. “GAAP” means generally accepted accounting principles in the United States of America, consistently applied. “Governing Documents” means, as to any Person, the certificate of formation, articles or certificate of incorporation, by-laws, articles or certificate of organization, partnership agreement, operating agreement, or other organizational or governing documents of such Person. “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank). “Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the Annex A-20 [[7932149]]

primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof. “Guaranteed Obligations” means (a) all Obligations and (b) all Credit Product Obligations; provided, that the Guaranteed Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor. “Guarantees” means, collectively, the Guarantees provided in Section 10 of this Agreement and any other guaranty of the Guaranteed Obligations executed by any Guarantor in favor of Agent, for itself and the ratable benefit of Lenders and L/C Issuer. “Guarantor Payment” has the meaning ascribed to it on Section 10.7. “Guarantors” means Borrower, each other Credit Party and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents. “Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous goods,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), toxic mold or any radioactive substance. “Historical Financial Statements” has the meaning ascribed to it in Section 7.1(d). “Holdings” has the meaning ascribed to in the preamble to this Agreement. “Increase” has the meaning ascribed to it in Section 1.14(a). “Increase Effective Date” has the meaning ascribed to it in Section 1.14(d). “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of a Borrower having both (i) Consolidated Net Income in an amount of less than 2.5% of Consolidated Net Income of Holdings and its Restricted Subsidiaries and (ii) total assets in an amount of less than 2.5% of the consolidated total assets of Holdings and its Restricted Subsidiaries, in each case for the most recently ended period for which financial statements have been delivered pursuant to Section 4.4(a)(ii) or 4.4(b), as applicable; provided that the Consolidated Net Income (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Net Income of Holdings and its Restricted Subsidiaries for the relevant period and the consolidated total assets (as so determined) of all Immaterial Annex A-21 [[7932149]]

Subsidiaries shall not exceed 5.0% of the consolidated total assets of Holdings and its Restricted Subsidiaries for the relevant period. “Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith and liabilities incurred in the ordinary course of business consistent with past practice associated with customer prepayments and deposits) (but in any event inclusive of Earnouts and Seller Debt), (b) the face amount of all reimbursement and other obligations of such Person with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured (including all Letter of Credit Participation Liability), (c) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person and the present value (discounted at the Base Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all net payment obligations of such Person under Rate Contracts and commodity hedging contracts (provided that in no event shall the obligations in this clause (f) be deemed “Indebtedness” for any calculation of the financial covenants (including any component definitions thereto) in Section 4), (g) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (h) “earnouts” and similar payment obligations of such Person (excluding bonus, phantom stock or other similar compensation payments owed to employees, or officers), (i) all Disqualified Stock and (j) the Obligations; provided that the amount of Indebtedness of any Person for purposes of clause (g) shall be deemed to equal the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything to the contrary contained in this Agreement, Indebtedness shall not include (a) premiums, interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted by the Agreement and (b) ordinary course intercompany payables. “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes. “Indemnitees” has the meaning ascribed to it in Section 9.1. “Initial Lenders” means BMO and Bank of Montreal, and each of their respective Affiliates who are, in each case, Lenders as of the Closing Date. “Intellectual Property” means any and all rights in (a) Patents, Copyrights, and Trademarks; (b) inventions (whether or not patentable and whether or not reduced to practice), utility models, invention disclosures, any other rights of invention, and all improvements thereon; (c) mask works and integrated circuit topologies, and any applications, registrations and renewals for any of the foregoing; (d) industrial designs and any applications, registrations and renewals for any of the foregoing; (e) trade secrets, know-how, show-how, technology, skills, expertise, experience, and all other confidential or proprietary business or technical information, and all documentation relating to any of the foregoing, including, any ideas, concepts, research and development, technical data, research records, records of invention, processes, methods, techniques, formulations, compilations, patterns, compositions, Annex A-22 [[7932149]]

specifications, programs, device and designs; (f) rights in data, databases and data collections; (g) internet domain names; and (h) rights to obtain and apply for Patents and register Trademarks and Copyrights. “Interest Expense” has the meaning ascribed to it in Schedule 1 to Annex F. “Interest Payment Date” means (a) with respect to any Base Rate Loan (other than Swing Line Loans), the last day of every calendar quarter) and on the maturity date, (b) as to any SOFR Loan the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and on the maturity date and (c) as to any Swing Line Loan, (i) bearing interest by reference to the Base Rate, the last day of every calendar month, and on the maturity date and (ii) bearing interest by reference to the Swing Line Lender’s Quoted Rate, the last day of the Interest Period with respect to such Swing Line Loan, and on the maturity date; provided that, as to any such Loan, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month, provided, that, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement. “Interest Period” means the period commencing on the date a borrowing of SOFR Loans or Swing Line Loans (bearing interest at the Swing Line Lender’s Quoted Rate) is advanced, continued, or created by conversion and ending (a) in the case of Term SOFR, the period commencing on the date of such Loan or borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as specified in the applicable borrowing request or interest election request and (b) in the case of Swing Line Loans bearing interest at the Swing Line Lender’s Quoted Rate, on the date one (1) to five (5) Business Days thereafter as mutually agreed by Borrower and the Swing Line Lender, provided, that: (i) no Interest Period shall extend beyond the final maturity date of the relevant Loans; (ii) no Interest Period with respect to any portion of the Term Loans shall extend beyond a date on which Borrower is required to make a scheduled payment of principal on the applicable Term Loans unless the sum of (a) the aggregate principal amount of applicable Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of applicable Term Loans that are SOFR Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans on such payment date; (iii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a borrowing of SOFR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and (iv) for purposes of determining an Interest Period for a borrowing of SOFR Loans, a month means a period starting on one day in a calendar month and ending on the numerically Annex A-23 [[7932149]]

corresponding day in the next calendar month; provided, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end; and (v) no tenor that has been removed from this definition pursuant to Section 1.11 below shall be available for specification in such borrowing request or interest election request. “Investment” means (i) any direct or indirect purchase or other acquisition by Holdings, Borrower or any of its Restricted Subsidiaries of any Stock, or other ownership interest in, any other Person, (ii) any direct or indirect purchase or other acquisition by Borrower or any of its Restricted Subsidiaries of all or substantially all of the assets of another Person, or of any business unit, division or asset group of any Person, including by way of merger, consolidation or other combination, (iii) any direct or indirect Team Lift Outs by Holdings, Borrower or any of its Restricted Subsidiaries, and (iv) any direct or indirect loan, advance or capital contribution by Holdings, Borrower or any of its Restricted Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or services to that other Person in the ordinary course of business. “IRC” means the U.S. Internal Revenue Code of 1986, as amended. “IRS” means the U.S. Internal Revenue Service. “ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto. “L/C Issuer” means Bank of Montreal (or an Affiliate of Bank of Montreal) or any other Person designated by Agent from time to time, and identified in writing to Borrower, as an issuer under this Agreement of Letters of Credit. “Lender Party” means (a) each Lender, (b) Agent, (c) the L/C Issuer, (d) the Swing Line Lender (e) the Arranger, (f) each Related Party entitled to indemnification under Section 9.1 hereof, and (g) the successors and permitted assigns of each of the foregoing. “Lenders” means the Revolving Lenders, the Swing Line Lender, the Term Loan Lenders, the First Amendment Term Loan Lenders, the Delayed Draw Term Loan Lenders and any other Person that shall have become a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. “Letter of Credit” shall have the meaning set forth in Section 1.1(d)(i). “Letter of Credit Collateralization” means, with respect to any Letter of Credit, any of (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Participation Fee and all usage and other charges set forth in this Agreement will continue to accrue while such Letter of Credit is outstanding) to be held by Agent, for the benefit of those Lenders with a Revolving Loan Commitment, in an amount equal to one hundred three percent (103%) of the Stated Amount of such Letter of Credit; (b) causing such Letter of Credit to be returned to the L/C Issuer; or (c) providing the L/C Issuer with a standby letter of credit, in form and substance reasonably satisfactory to the L/C Issuer and Agent, from a commercial bank reasonably Annex A-24 [[7932149]]

acceptable to the L/C Issuer and Agent in an amount equal to one hundred three percent (103%) of the Stated Amount of such Letter of Credit (it being understood that the Letter of Credit Participation Fee and all usage and other charges set forth in this Agreement will continue to accrue while such Letter of Credit is outstanding). “Letter of Credit Default Rate” has the meaning set forth in Section 1.3(c). “Letter of Credit Participation Fee” has the meaning set forth in Section 1.3(c). “Letter of Credit Participation Liability” means, as to each Letter of Credit, all reimbursement obligations and all other liabilities of Borrower or any of its Subsidiaries to Agent and the Lenders in connection with the Letter of Credit, whether contingent or otherwise, including with respect to any letter of credit: (a) the amount available to be drawn or which may become available to be drawn; (b) without duplication, all amounts which have been paid or made available by the issuing bank or by Agent under such Letters of Credit, in each instance, to the extent not reimbursed; and (c) all unpaid interest, fees and expenses. “Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien. “Limited Condition Transaction” means any Permitted Acquisition or another permitted investment under Section 3.3 that Borrower or one or more of its Restricted Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement), the consummation of which is not conditioned on the availability of, or on obtaining, third party financing (or, if such a condition does exist, Borrower or such Restricted Subsidiary would be required to pay any material fee, liquidated damages or other amount or be subject to any material indemnity, claim or other liability, in each case, as a result of such third party financing not having been available or obtained); provided that in the event the consummation of any Limited Condition Transaction has not occurred within 120 days following the date on which the agreement evidencing such contractual commitment was entered into, such Permitted Acquisition or investment, as applicable, shall no longer constitute a Limited Condition Transaction for the purposes hereof. “Liquidity” means, as of the applicable date of determination, the sum of (a) the available undrawn Revolving Loan Commitments as of such date of determination plus (b) the aggregate amount of unrestricted cash and Cash Equivalent Investments of Borrower and its Restricted Subsidiaries with respect to which Agent has a first priority perfected Lien perfected by Control Agreements as of such date of determination. “Litigation” has the meaning ascribed to it in Section 4.4(i). “Loan Account” has the meaning ascribed to it in Section 1.7. “Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Fee Letter, Subordination Agreements, any other document, agreement or instrument designated by Borrower and Agent as a “Loan Document” and any other agreements, instruments and certificates executed and delivered to Agent on the Closing Date or thereafter in accordance with the provisions of this Agreement or the Collateral Documents. Any reference in the Agreement or any other Loan Document to a Loan Annex A-25 [[7932149]]

Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative. “Loans” means the Revolving Loans, the Swing Line Loans, the Term Loan, the First Amendment Term Loan and the Delayed Draw Term Loan. “Management Holdco Entities” means, collectively, (a) Distinguished Environmental Management Holdco, LLC, a Delaware limited liability company, (b) Distinguished Fine Arts Management Holdco LLC, a Delaware limited liability company, (c) DP D & O Management Holdco, LLC, a Delaware limited liability company, (d) DP Surety Management Holdco LLC, a Delaware limited liability company, (e) DP Inland Marine Management Holdco, LLC, a Delaware limited liability company, and (f) any other non-wholly owned direct or indirect Restricted Subsidiary of Borrower formed in connection with a Team Lift Out. “Management Holdco Entity Agreements” means, collectively, all of the following: (a) that certain Limited Liability Company Agreement, dated as of April 21, 2023, of Distinguished Environmental Management Holdco, LLC, (b) that certain Limited Liability Company Agreement, dated as of December 12, 2022, of Distinguished Fine Arts Management Holdco LLC, (c) that certain Limited Liability Company Agreement, dated as of February 2, 2024, of DP D & O Management Holdco, LLC, (d) that certain Limited Liability Company Agreement, dated as of July 29, 2024, of DP Surety Management Holdco LLC, (e) that certain Limited Liability Company Agreement, dated as of February 2, 2024, of DP Inland Marine Management Holdco, LLC, and (f) each other limited liability company agreement, partnership, limited partnership or equivalent organizational or governing document of any Management Holdco Entity, in each case, together with all exhibits, schedules and other annexes thereto). “Management Services Agreement” means the management agreement between Borrower and the Sponsor as may be entered into after the Closing Date, as the same may be amended, restated, amended and restated, modified, supplemented, replaced or otherwise modified from time to time in accordance with their terms, but only to the extent that, (x) in the case of any such amendment, restatement, amendment and restatement, modification, supplement, replacement or other modification does not increase the aggregate amount of fees or similar compensation payable thereunder as of the initial execution date thereof (provided, it is understood and agreed that such restrictions shall not apply to any amounts payable on or following the Termination Date), and (y) in the case of the initial management agreement and any amendment, restatement, amendment and restatement, modification, supplement, replacement or other modification thereto, is in form and substance reasonably acceptable to Agent (such acceptance not to be unreasonably withheld, conditioned or delayed). “Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Credit Parties and their Restricted Subsidiaries, taken as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of this Agreement, (c) Agent’s Liens, on behalf of itself, L/C Issuer and Lenders, on the Collateral or the priority of such Liens, in each case, taken as a whole, or (d) Agent’s rights and remedies (taken as a whole) under this Agreement and the other Loan Documents. “Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date. “Maximum Lawful Rate” has the meaning ascribed to it in Section 1.2(f). Annex A-26 [[7932149]]

“Moody’s” means Moody’s Investor’s Services, Inc. “Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien in favor of Agent on real Property or any interest in real Property in form and substance reasonably satisfactory to Agent and such applicable Credit Party. “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them. “Net Proceeds” means cash proceeds received by Holdings or any of its Restricted Subsidiaries from any Asset Disposition or Casualty Event (including insurance proceeds and awards of condemnation in connection with any Casualty Event and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs and expenses of such Asset Disposition or Casualty Event (including Taxes attributable to such sale, lease or transfer and Taxes paid or reasonably estimated by Borrower to be payable as a result thereof either directly or as tax distributions permitted under Section 3.5) and any commissions and other customary transaction fees, costs and expenses), (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under the Agreement on the asset or property disposed (including amounts attributable to prepayment fees and penalties, accrued interest and interest rate breakage costs), (c) any amounts required to be held in escrow until such time as such amounts are released from escrow whereupon such amounts shall be considered Net Proceeds, and (d) amounts held as a reserve attributable to any working capital, earnings, balance sheet or similar adjustment in connection with an Asset Disposition or otherwise held as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations in connection with an Asset Disposition. “Non-Consenting Lender” has the meaning ascribed to it in Section 9.19(c). “Non-Funding Lender” has the meaning ascribed to it in Section 8.5(a). “Notes” means, collectively, the Revolving Notes, the Term Notes, the First Amendment Term Notes and the Delayed Draw Term Loan Notes. “Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.2(e). “Notice of Initial Term Loan Advance” has the meaning ascribed to it in Section 1.1(a). “Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(b)(ii). “NYFRB” means the Federal Reserve Bank of New York. “NYFRB’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. “Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), owing by any Credit Party to Agent, any Lender or the L/C Issuer or any other Lender Party, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in each case arising under the Agreement or any of the other Loan Documents and. This term includes all principal, interest (including all interest that accrues after the commencement of Annex A-27 [[7932149]]

any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents. “OFAC” has the meaning ascribed to it in Section 5.19. “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document). “Other Lender” has the meaning ascribed to it in Section 8.5(d). “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.19). “Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by Agent or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation. “Parent” means AQ Phoenix Parent, L.P., a Delaware limited partnership. “Parent L.P. Agreement” means that certain Third Amended and Restated Limited Partnership Agreement of AQ Phoenix Parent, L.P., dated as of October 10, 2024 (together with all exhibits, schedules and other annexes thereto), by and among Parent, AQ Phoenix Parent GP, LLC, a Delaware limited liability company, Phoenix Series, L.P., a Delaware limited partnership, and the other Limited Partners (as defined therein), in existence, and as in effect, on the Closing Date. “Participant” has the meaning ascribed to it in Section 8.1(d). “Participant Register” has the meaning ascribed to it in Section 8.1(d). “Patent Security Agreements” means any patent security agreement made in favor of Agent, on behalf of itself, L/C Issuer and Lenders, by any applicable Credit Party. “Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all issuances and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country; (b) all revisions, renewals, extensions, reexaminations, provisionals, reissuances, continuations, continuations-in-part, divisions and divisionals thereof and any applications for any of the foregoing, and all filings claiming priority to or serving as a basis for priority thereof; and (c) all rights in or to any of the foregoing. “PBGC” means the Pension Benefit Guaranty Corporation. Annex A-28 [[7932149]]

“Pension Plan” means a Plan described in Section 3(2) of ERISA. “Permit” means any permit, approval, authorization, license, registration, certification, certificate of authority, variance, permission, franchise, qualification, order, filing or consent required from a Governmental Authority or other Person under an applicable Requirement of Law. “Permitted Acquisition” means the acquisition by any Credit Party (other than Holdings) or any Restricted Subsidiary of a Credit Party (x) of all or substantially all of the property of any Target, or of any business unit, division or asset group of any Target, or (y) of one hundred percent (100%) of the Stock of any Target or otherwise causing such Target to become a Subsidiary of Borrower, and, in the case of both clauses (x) and (y), subject to the satisfaction of each of the following conditions (in each case, subject to the Limited Condition Transaction Provisions): (a) Documentation and Information. Borrower shall (A) have notified Agent of such proposed acquisition (the “Subject Acquisition”) at least five (5) days (or such shorter period of time as Agent may agree in its sole discretion) prior to the consummation thereof, (B) have furnished to Agent prior to the consummation thereof, (1) an executed term sheet and/or letter of intent to the extent that it exists (setting forth in reasonable detail the terms and conditions of such acquisition), (2) (i) pro forma financial statements and projections of Holdings and its Restricted Subsidiaries giving effect to the consummation of such Subject Acquisition, to the extent available, and (ii) a business due diligence package, including, in each case, to the extent available and permitted to be shared (including such items shared pursuant to customary non-disclosure and non-reliance agreements), historical audited and unaudited, as applicable, financial statements of the Target, sources and uses for the Subject Acquisition and copies of all third party reports obtained by the Credit Parties or Sponsor in connection with such Subject Acquisition and (3) reasonably promptly following the request of Agent therefor, such other information and documents that Agent may reasonably request, including the respective agreements, documents or instruments pursuant to which such acquisition is to be consummated (including any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and (C) provide to Agent promptly upon execution thereof, executed counterparts of the respective definitive documents or instruments pursuant to which such Subject Acquisition is consummated; provided, that Borrower shall not be required to comply with clauses (B)(2)(i) and (B)(3) (in the case of (B)(3), solely with respect to information and documents that are not acquisition documents) in this subsection (a) with respect to a Subject Acquisition the aggregate consideration with respect to which is equal to or less than $6,000,000. (b) Loan Documents. Borrower and its Restricted Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 2.7 in accordance with the time periods set forth in Section 2.7 and solely to the extent required thereby. (c) No Default; Pro Forma Compliance. No Default or Event of Default (subject to the Limited Condition Transaction Provisions) shall have occurred and be continuing or shall occur as result of consummating the Subject Acquisition. After giving effect to the Subject Acquisition and the funding of all Loans contemplated in connection therewith, if any, on a pro forma basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4(a)(ii), the Total Leverage Ratio of Holdings and its Restricted Subsidiaries shall not be greater than the lesser of (A) 5.00 to 1.00 and (B) the maximum Total Leverage Ratio permitted pursuant to Section 4.2 for the most recently ended Fiscal Quarter, subject to the Limited Condition Transactions Provisions; Annex A-29 [[7932149]]

provided, that the foregoing leverage ratio test shall not apply to any Subject Acquisition the aggregate consideration in respect of which is paid for in full solely with equity interests (other than Disqualified Stock and any equity interests issued in connection with an exercise of a Cure Right) of Holdings or any direct or indirect parent thereof or from the proceeds of any issuance thereof (other than Disqualified Stock and any equity interests issued in connection with an exercise of a Cure Right). (d) Target Organization. Except with respect to a Permitted Foreign Acquisition, substantially all of the assets of Target shall be located in the United States or Canada (and, in connection with the acquisition of the Stock of a Target, such Target shall be formed, incorporated or otherwise organized under the laws of a State within the United States or Canada (or a province thereof)) (any Acquisition that satisfies all of the conditions to satisfy a Permitted Acquisition, other than this clause (d) is referred to herein as a “Permitted Foreign Acquisition”). (e) Line of Business. The Target shall be in the same or a similar line of business as the Credit Parties were engaged as of the Closing Date. (f) [Reserved]. (g) Total Consideration for Permitted Foreign Acquisitions. The total consideration paid or payable (including all transaction costs, assumed Indebtedness and liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Restricted Subsidiaries after giving effect to the Subject Acquisition, including the maximum amount of all deferred payments, including future Earnouts, Indebtedness of the type described in Section 3.1(j) and promissory notes issued to sellers and Seller Debt) in connection with all Permitted Foreign Acquisitions shall not exceed the greater of (i) $32,500,000 and (ii) 100% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period in the aggregate during the term of this Agreement; provided, that the foregoing cap shall not apply to any Permitted Foreign Acquisition for which the acquisition consideration is paid for in full solely with the amount of any capital contributions or other proceeds of issuances of Stock of Holdings (other than amounts constituting a Cure Amount or the proceeds of Disqualified Stock) received as cash equity by Borrower. (h) Non-Hostile. The Subject Acquisition shall not involve the acquisition of the capital stock or other equity interests of a Target through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Target or by similar action if such Target is not a corporation, or as to which such approval has been withdrawn. (i) Quality of Earnings. With respect to any Subject Acquisition of a Target whose Pro Forma EBITDA will constitute at least twenty-five percent (25%) of Adjusted EBITDA (other than any Acquisition the consideration in respect of which is paid for in full with equity interests of Holdings or any direct or indirect parent thereof or from the proceeds of any issuance thereof (in each case, other than amounts constituting a Cure Amount or the proceeds of Disqualified Stock)), the Lenders shall have received the results of a quality of earnings review of a scope reasonably acceptable to the Lenders by an accounting or valuation firm of recognized national standing or otherwise acceptable to Agent as part of the Subject Acquisition due diligence. Annex A-30 [[7932149]]

(j) Permitted Acquisition Certificate. Borrower shall have furnished to Agent a certificate of a Responsible Officer of Borrower including, to the extent applicable, a reasonably detailed calculation of clause (c) above. “Permitted Encumbrances” means the following encumbrances: (a) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or Liens for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of any Credit Party or any of its Restricted Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ Liens, statutory and common law landlord’s Liens (or landlord’s Lien rights under leases solely in respect of past-due rent and similar obligations), and other similar Liens arising in the ordinary course of business, which secure amounts that are not delinquent for more than ninety (90) days and remain payable without penalty or which are being contested diligently and in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained; (c) Liens created by or pursuant to this Agreement, the Collateral Documents or the other Loan Documents or otherwise securing Credit Product Obligations; (d) Liens in existence on the Closing Date which are described on Schedule 3.2, and any modification, replacements, refinancings, renewals or extensions thereof; provided, that such modification, replacement, refinancings, renewal or extension of the obligations secured or benefitted by such Liens, if constituting Indebtedness, is permitted by Section 3.1 (it being understood, for the avoidance of doubt, that individual financings of the type permitted by Section 3.1(e) provided by any lender or its Affiliates may be cross-collateralized to other financings of such type provided by such lender or its Affiliates); (e) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default; (f) Liens (other than any Lien imposed by ERISA) (1) incurred or deposits made in the ordinary course of business in connection with insurance maintained by any Credit Party and its Restricted Subsidiaries, (2) incurred or deposits made in the ordinary course of business of any Credit Party and its Restricted Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security benefits, (3) to secure the performance by any Credit Party and its Restricted Subsidiaries of tenders, statutory obligations, surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, and (4) to secure the performance by any Credit Party and its Restricted Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business; (g) to the extent constituting Liens, (i) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of any Credit Party or any of its Restricted Subsidiaries and (ii) Intellectual Property licenses granted in the ordinary course of business not interfering in any material Annex A-31 [[7932149]]

respect with the business of any Credit Party or any of its Subsidiaries (taken as a whole) (provided, that no exclusive rights or licenses in Material Intellectual Property shall be granted to any Person that is not Borrower or a Subsidiary that is a Credit Party); (h) easements, entitlements, rights-of-way, restrictions, covenants, conditions, protrusions, zoning restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not interfering in any material respect with the ordinary conduct of the business of any Credit Party or any of its Subsidiaries (taken as a whole); (i) Liens arising from precautionary UCC financing statements regarding operating leases or consignment or bailee arrangements; (j) Liens created pursuant to or in connection with leases or Capital Leases permitted pursuant to this Agreement, provided that (1) such Liens only serve to secure the payment of rent or Indebtedness arising under such leases or Capital Leases and (2) the Liens encumbering the assets leased or purported to be leased under such leases or Capital Leases do not encumber any other assets of any Credit Party or any of its Restricted Subsidiaries ((i) other than (A) letters of credit, payment undertaking agreements, guaranteed investment contracts, deposits of cash or Cash Equivalents and other credit support arrangements, in each case having an aggregate value not exceeding the fair market value of the assets leased or purported to be leased under such leases or Capital Leases (each of such values determined at the time when the lease agreement relating to the relevant lease or Capital Lease is signed and delivered) and (B) the proceeds of or attributable to the assets so leased or purported be leased and (ii) it being understood, for the avoidance of doubt, that individual financings of the type permitted by Section 3.1(e) provided by any lender or its Affiliates may be cross-collateralized to other financings of such type provided by such lender or its Affiliates); (k) (k) (1) those liens, encumbrances, hypothecs and other matters affecting title to any Real Estate and found reasonably acceptable by Agent or insured against by title insurance, (2) as to any particular Real Estate at any time, such easements, entitlements, rights-of-way, restrictions, covenants, conditions, protrusions, zoning restrictions, minor defects, or irregularities in title, encroachments and other similar charges or encumbrances, which would not reasonably be expected to materially impair such Real Estate for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by Agent, (3) zoning and other municipal ordinances, (4) general real estate Taxes and assessments not yet delinquent or which are being contested in good faith and for which adequate reserves in accordance with GAAP are being maintained, (5) any Lien that would be disclosed on a true, correct and complete survey of the Real Estate that does not materially affect the use or enjoyment of the Real Estate, and (6) such other similar items as Agent may consent to; (l) Liens arising pursuant to purchase money security interests securing Indebtedness representing the purchase price of assets acquired after the Closing Date, provided that (1) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source or an Affiliate of the same financing source) and to the proceeds of or attributable to the assets so purchased, (2) the Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed one hundred percent (100%) of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Annex A-32 [[7932149]]

Indebtedness and (3) the Indebtedness secured thereby is permitted to be incurred pursuant to this Agreement; (m) any Lien existing on any property or asset prior to the acquisition thereof by a Credit Party or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (1) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (2) such Lien shall not apply to any other property or assets of the Credit Parties (other than the proceeds and products thereof, accessions thereto and improvements thereon), and (3) such Lien shall secure only Indebtedness that is expressly permitted pursuant to Section 3.1(j) and refinancings of such Indebtedness in accordance with Section 3.1(j); (n) normal and customary rights of setoff and netting or bankers’ liens upon deposits of cash in favor of banks or other depository institutions; (o) Liens under Section 4-210 of the Code in favor of collecting banks and arising by operation of law under Article 2 of the Uniform Commercial Code in effect in the applicable jurisdiction; (p) (p) (i) Liens for the benefit of a seller in connection with a proposed Permitted Acquisition pursuant to and in accordance with a letter of intent or acquisition of purchase agreement related thereto, in any event, so long as such Lien attached solely to reasonable and customary cash deposits given by a Credit Party required pursuant to the terms of such letter of intent or acquisition or purchase agreement and (ii) other Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets in the ordinary course of business and permitted by this Agreement (excluding, in any event, acquisitions); (q) Liens in connection with financing of insurance premiums, provided such Liens attach solely to the insurance policies being financed and the proceeds thereof or the deposits made in connection with such insurance policies; (r) Liens not otherwise permitted by the preceding clauses of this definition so long as the obligation secured thereby is permitted hereunder the aggregate principal outstanding amount of the obligations secured thereby does not exceed at any one time the greater of (i) $6,500,000 and (ii) 20% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period; (s) (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligation in respect of documentary letters of credit or similar instruments issued or created in favor for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; (t) Liens on Stock of joint ventures securing capital contributions to or obligations of such Persons and customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with non-wholly owned Restricted Subsidiaries; Annex A-33 [[7932149]]

(u) Liens in connection with cash collateral securing letters of credit and other similar Indebtedness permitted under Section 3.1(q) in an aggregate amount not exceeding 105% of the face amount of such letters of credit or other Indebtedness; and (v) Liens on cash and Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness, in each case, to the extent such defeasance, discharge or redemption is not prohibited hereunder. “Permitted Refinancing” means, with respect to any Indebtedness, modifications, replacements, renewals, extensions and refinancings of such Indebtedness that do not (i) increase the principal amount of such Indebtedness (except by an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such modification, replacement, renewal, extension or refinancing); (ii) add or make materially more restrictive the covenants or events of default applicable to such Indebtedness, when taken as a whole; (iii) make materially less restrictive the subordination provisions applicable thereto (or the subordination terms of any guaranty thereof), if any, when taken as a whole; (iv) add any Credit Parties as additional obligors on such Indebtedness unless such Credit Parties also guarantee the Guaranteed Obligations; (v) enhance the collateral securing such Indebtedness or the priority of the Liens thereon, in each case to the extent such collateral constitutes Collateral; or (vi) in the case of any Indebtedness originally permitted under clauses (i) or (o) of Section 3.1, cause the requirements of Seller Debt to cease to be satisfied. “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof). “Phantom Interest Agreements” means, collectively, (i) the Phantom Interest Agreements (together with all exhibits, schedules and other annexes thereto) in existence, and as in effect, on the Closing Date and (ii) one or more Phantom Interest Agreements to be entered into after the Closing Date and on or prior to March 31, 2025 providing for long-term incentive plan payments in an aggregate amount not to exceed $1,000,000 (not more than $750,000 of which shall be payable in cash) (together with all exhibits, schedules and other annexes thereto), as in effect on the date of execution thereof (such agreements described in this clause (ii), the “Post-Closing Phantom Interest Agreements” and such execution date thereof, the “Post-Closing Effective Date”), and solely to the extent an executed copy of thereof is delivered to Agent promptly upon execution thereof, in each case under the foregoing clauses (i) and (ii), pursuant to which business unit performance awards are granted to certain management employees of the Credit Parties. “Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or, with respect to any Title IV Plan or Multiemployer Plan only, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them. “Pledge Agreement” means (i) the Credit Parties Pledge Agreement, (ii) each pledge agreement entered into in favor of Agent, on behalf of itself and Lenders, pledging the Stock of any other Credit Party by any holder thereof other than a Credit Party and (iii) any other pledge agreement entered into after the Closing Date by any Credit Party. Annex A-34 [[7932149]]

“Post-Closing Phantom Interest Agreements” has the meaning set forth in the definition of “Phantom Interest Agreements”. “Post-Closing Effective Date” has the meaning set forth in the definition of “Phantom Interest Agreements”. “Pro Forma EBITDA” has the meaning set forth in the Compliance and Excess Cash Flow Certificate. “Pro Rata Share” means, with respect to all matters relating to any Lender, (a) with respect to the Revolving Loans and Swing Line Loans, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, (c) with respect to allthe First Amendment Term Loan, the percentage obtained by dividing (i) the First Amendment Term Loan Commitment of that Lender by (ii) the aggregate First Amendment Term Loan Commitments of all Lenders, (d) with respect to all matters relating to any Lender with respect to the Delayed Draw Term Loan, the percentage obtained by dividing (i) the Delayed Draw Term Loan Commitment of that Lender by (ii) the aggregate Delayed Draw Term Loan Commitment of all Lenders, (de) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (ef) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans and Letter of Credit Participation Liability held by that Lender, by (ii) the outstanding principal balance of the Loans and Letter of Credit Participation Liability held by all Lenders, as any such percentages may be adjusted by assignments pursuant to Section 8.1. “Proceeds” means all “proceeds” as such term is defined in the Code. “Program” means a distinct insurance product or products that is conducted and/or sponsored by the Credit Parties and their Restricted Subsidiaries through a non-wholly owned direct or indirect Restricted Subsidiary of Borrower established or acquired for the purpose thereof. “Projections” means Holdings’ and its Restricted Subsidiaries forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical consolidated Financial Statements of Holdings and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions. “Proposed Change” has the meaning ascribed to it in Section 9.19(c). “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time. “Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Rate Contract or such other Person (other than an Excluded Foreign Holding Company or Foreign Subsidiary) as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause Annex A-35 [[7932149]]

another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. “Qualified IPO” means the issuance by Holdings of its common Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) that results in Holdings receiving net proceeds of at least $30,000,000 which are contributed to Borrower. “Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC. “R&W Insurance Policy Assignment” means those certain Collateral Assignment of Buyer-Side Representations and Warranties Insurance Policy as Collateral Security (or equivalent agreements) entered into from time to time by the applicable insurance provider in favor of Agent, and accepted and agreed to by Agent and such insurance provider. “Rate Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, and (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. “Real Estate” has the meaning ascribed to it in Section 5.12. “Recipient” means (a) Agent, (b) any Lender and (c) any L/C Issuer, as applicable. “Refinancing” means the refinancing in full of all amounts borrowed under the Existing Credit Agreement, on the Closing Date. “Register” has the meaning ascribed to it in Section 8.1(c). “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates. “Related Transactions” means the initial borrowing of Loans on the Closing Date, the Refinancing, the Management Services Agreement, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution, delivery and performance by the Credit Parties of all of the Related Transactions Documents to which they are a party. Annex A-36 [[7932149]]

“Related Transactions Documents” means the Loan Documents, the Management Services Agreement and all other agreements or instruments executed in connection with the Related Transactions. “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property. “Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, or any successor thereto. “Replacement Lender” has the meaning ascribed to it in Section 9.19(a). “Requirements of Law” means, as to any Person, the Governing Documents of such Person, and any law, ordinance, policy, manual provision, guidance, principle of common law, statute, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or to which such Person or any of its assets is subject including the Securities Act, the Exchange Act, Regulations T, U and X of the Federal Reserve Board, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, the Social Security Act, any Environmental Law, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation (including those applicable to the disposal of medical waste). “Requisite Lenders” means Lenders having (a) more than fifty percent (50%) of the Revolving Loan Commitments of all Lenders, plus the Delayed Draw Term Loan Commitments of all Lenders, plus the unpaid principal balance of the Delayed Draw Term Loans, plus the unpaid principal balance of the Term Loan, plus the First Amendment Term Commitments of all Lenders, plus the unpaid principal balance of the First Amendment Term Loan or (b) if the Commitments have been terminated, more than fifty percent (50%) of the aggregate outstanding amount of the Loans, plus Letter of Credit Participation Liability; provided, to the extent there are two or more Lenders party to this Agreement, “Requisite Lenders” must include at least two unaffiliated Lenders. For purposes of this definition, a Lender and its Affiliates and Approved Funds that are also Lenders shall be treated as a single Lender. “Requisite Delayed Draw Term Loan Lenders” means Delayed Draw Term Loan Lenders having (a) more than fifty percent (50%) of the Delayed Draw Term Loan Commitment of all Delayed Draw Term Loan Lenders, plus the unpaid principal balance of the Delayed Draw Term Loans, or (b) if the Delayed Draw Term Loan Commitment has been terminated, more than fifty percent (50%) of the aggregate outstanding amount of the Delayed Draw Term Loan Loans; provided, to the extent there are two or more Delayed Draw Term Loan Lenders party to this Agreement, “Requisite Delayed Draw Term Loan Lenders” must include at least two unaffiliated Delayed Draw Term Loan Lenders. For purposes of this definition, a Delayed Draw Term Loan Lender and its Affiliates and Approved Funds that are also Delayed Draw Term Loan Lenders shall be treated as a single Delayed Draw Term Loan Lender. “Requisite Revolving Lenders” means Revolving Lenders having (a) more than fifty percent (50%) of the Revolving Loan Commitments of all Revolving Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Loans and Swing Line Loans plus Letter of Credit Participation Liability; provided, to Annex A-37 [[7932149]]

the extent there are two or more Revolving Lenders party to this Agreement, “Requisite Revolving Lenders” must include at least two unaffiliated Revolving Lenders. For purposes of this definition, a Revolving Lender and its Affiliates and Approved Funds that are also Revolving Lenders shall be treated as a single Revolving Lender. “Rescindable Amount” has the meaning ascribed to it in Section 1.4. “Responsible Officer” means the chief executive officer, chief financial officer or the president of Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the treasurer of a Borrower, or any other officer having substantially the same authority and responsibility. “Restricted Payment” means (a) the payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on account of any shares of any class of the Stock of any Credit Party or any Restricted Subsidiary thereof now or hereafter outstanding; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of any shares of any class of Stock of any Credit Party or any Restricted Subsidiary thereof now or hereafter outstanding or any other payment or distribution made in respect of such Stock; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt (including in respect of any Seller Debt); (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock of any Credit Party or any Restricted Subsidiary thereof now or hereafter outstanding; (e) any payment of management fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith by a Credit Party or any Restricted Subsidiary thereof to any Stockholder thereof or any of its Affiliates; and (f) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment of any Earnouts. “Restricted Subsidiary” means, unless otherwise specified herein, any Subsidiary of Borrower other than an Unrestricted Subsidiary. “Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant. “Revolver Unused Line Fee” has the meaning ascribed to it in Section 1.3(b)(i). “Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(b). “Revolving Lenders” means those Lenders having a Revolving Loan Commitment. “Revolving Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Credit Advances as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving Credit Advances, which aggregate commitment shall be FIFTEEN MILLION DOLLARS AND 0/100 ($15,000,000.00) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement. Annex A-38 [[7932149]]

“Revolving Loans” means, at any time the aggregate amount of Revolving Credit Advances outstanding. “Revolving Note” and “Revolving Notes” have the respective meaning ascribed to such terms in Section 1.1(b)(i). “S&P” means S&P Global Ratings. “Sanctions” has the meaning ascribed to it in Section 5.19. “Scheduled Installments” means, (a) with respect to the Term Loan, Term Loan Scheduled Installments and, (b) with respect to the First Amendment Term Loan, First Amendment Term Loan Scheduled Installments and (c) with respect to the Delayed Draw Term Loan, Delayed Draw Term Loan Scheduled Installments. “Scheduled Unavailability Date” shall have the meaning provided in Section 1.11(a). “Securitization” means an existing or proposed public or private offering of securities by, or other financing facility involving, a Lender or any of its Affiliates or their respective successors and assigns, which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments. “Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto. “Seller Debt” has the meaning ascribed to it in Section 3.1(i). “Settlement Date” has the meaning ascribed to it in Section 8.5(a). “Share Repurchase” means the repurchase and/or redemption of certain equity interests of Parent on the Closing Date pursuant to, and in accordance with, the terms of the Share Repurchase Documents, as in effect on the Closing Date. “Share Repurchase Documents” means (i) that certain Redemption Agreement, dated as of the Closing Date, by and between Parent and Potash Operating L.P., (ii) that certain Redemption Agreement, dated as of the Closing Date, by and between Parent and Distinguished Programs Ownership LLC, (iii) that certain Redemption Agreement, dated as of the Closing Date, by and between Parent and Albert L Salvatico Revocable Living Trust, (iv) that certain Redemption Agreement, dated as of the Closing Date, by and between Parent and Bessemer Trust Company, as Trustee for the Bessemer Giving Fund, (v) that certain Redemption Agreement, dated as of the Closing Date, by and between Parent and The Adam F. Potash 2012 Trust and (vi) that certain Redemption Agreement, dated as of the Closing Date, by and between Parent and Robert Olsman, in each case, together with all exhibits, schedules and other annexes thereto. “SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York) or a successor administrator of the secured overnight financing rate). “SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate). Annex A-39 [[7932149]]

“SOFR Loan” means a Loan bearing interest based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.” “Software” means computer programs, applications, interfaces, operating systems or embedded software programs or applications, including source code, object code, firmware, development tools, test suites, files, records and data, processes, scripts, routines used to process data, web sites (including related computer code and content), media on which any of the foregoing is recorded, improvements, modifications, enhancements, versions and releases relating thereto, and all documentation related to any of the foregoing, irrespective of the media on which it is recorded. “Solvent” means, with respect to any Person on a particular date, that on such date, such Person (a) has property with present fair saleable value greater than the total amount of its debts and liabilities, contingent, subordinated or otherwise, (b) has assets with present fair salable value not less than the amount that will be required to pay its liabilities (including contingent liabilities) and its debts as they become absolute and matured, (c) does not intend to incur, or believe that they will incur, debts (including contingent obligations), beyond its ability to pay such debts as they mature in the ordinary course of business, and (d) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Financial Accounting Standards Board Accounting Standards Codification Topic 450). “Specified Event of Default” means an Event of Default arising under Section 6.1(a), Section 6.1(c) (with respect to a failure to comply with (i) Section 4.2 or (ii) Sections 4.4(a)(ii), (b) or (m) to the extent the delivery of the financial statements and certificates thereunder are necessary to determine compliance with Section 4.2), Section 6.1(f) or Section 6.1(g) of this Agreement. “Specified Representations” means the representations and warranties of Borrower, and to the extent applicable, the other Credit Parties, set forth in Section 5.3(ii)(y), Section 5.4(a) and (c) (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), Section 5.9, Section 5.11(a), (c) and (d) and Section 5.16 (as it relates to the creation, validity, perfection and priority (subject to Permitted Liens) of the security interests, hypothecs or other Liens in the Collateral). “Sponsor” means (i) Aquiline Capital Partners and its Controlled Investment Affiliates and (ii) other than for purposes of the definition of Change in Control, certain limited partner co-investors of Aquiline Capital Partners LLC. “Stated Amount” means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit, plus (c) all related unpaid interest, fees and expenses. “Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act of 1934). Annex A-40 [[7932149]]

“Stockholder” means, with respect to any Person, each holder of Stock of such Person. “Subject Acquisition” has the meaning set forth in the definition of Permitted Acquisition. “Subordinated Debt” means (i) Seller Debt, and (ii) any other unsecured Indebtedness of a Credit Party incurred in connection with any Permitted Acquisition (including promissory notes, consulting fees and any other amounts owing by Credit Parties and payable after the closing or effective date of such Permitted Acquisition), in each case, which has been subordinated to the payment and performance of the Guaranteed Obligations on terms and conditions acceptable to Agent and Requisite Lenders. “Subordination Agreements” means each subordination and intercreditor agreement (or similar document) entered into by Agent, any Credit Party and a selling party or parties who have extended Subordinated Debt, in each case, which agreement is in form and substance and on terms and conditions acceptable to Agent and Requisite Lenders, as each of the same may be amended, restated or otherwise modified from time to time in accordance with the terms thereof. “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings. “Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act. “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 1.1(e). “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 1.1(e). “Swing Line Lender” means Bank of Montreal, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder. “Swing Line Lender’s Quoted Rate” has the meaning ascribed to it in Section 1.1(e)(ii). “Swing Line Loan” has the meaning ascribed to it in Section 1.1(e)(i). “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 1.1(e)(ii), which, if in writing, shall be substantially in the form of Exhibit 1.1(e). “Target” means any other Person or business unit, division or asset group of any other Person acquired or proposed to be acquired in an Acquisition (and solely in the case of any Team Lift Out, Annex A-41 [[7932149]]

means the applicable programProgram sponsored or to be sponsored by Borrower and its Affiliates and the applicable person or persons being engaged in support thereof). “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto. “Team Lift Out” means any transaction or series of transactions whereby Borrower or its Affiliatesany of the Credit Parties or their respective Restricted Subsidiaries engages any person or persons, whether as an employee, partner, equityholder or otherwise, in support of a new or existing programProgram sponsored by Borrower and its Affiliatesthe Credit Parties and their Restricted Subsidiaries. “Team Lift Out Entity” means (a) Distinguished Environmental, LLC, a Delaware limited liability company, (b) DP Fine Arts and Collectibles LLC, Delaware limited liability company, (c) DP D & O Management LLC, Delaware limited liability company, (d) DP Inland Marine Management LLC, Delaware limited liability company, (e) DP Surety Management LLC, Delaware limited liability company, and (f) any other non-wholly owned direct or indirect Restricted Subsidiary of Borrower through which a Team Lift Out is conducted. “Team Lift Out Entity Agreements” means, collectively, all of the following: (a) that certain Limited Liability Company Agreement, dated as of December 12, 2022, of DP Fine Arts and Collectibles, LLC, a Delaware limited liability company, (b) that certain Amended and Restated Limited Liability Company Agreement, dated as of April 21, 2023, of Distinguished Environmental, LLC, a Delaware limited liability company, (c) that certain Amended and Restated Limited Liability Company Agreement, dated as of February 2, 2024, of DP Inland Marine Management LLC, a Delaware limited liability company, (d) that certain Amended and Restated Limited Liability Company Agreement, dated as of February 2, 2024, of DP D & O Management LLC, a Delaware limited liability company, (e) that certain Amended and Restated Limited Liability Company Agreement, dated as of July 29, 2024, of DP Surety Management LLC, a Delaware limited liability company, and (f) each other limited liability company agreement, partnership, limited partnership or equivalent organizational or governing document of any Team Lift Out Entity entered into in connection with any Team Lift Outs consummated after August 31, 2023, in each case, together with all exhibits, schedules and other annexes thereto. “Term Loan” has the meaning ascribed to it in Section 1.1(a). “Term Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan (as set forth on Annex B) in the maximum aggregate amount set forth in Section 1.1(a) or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan. The Term Loan Commitment shall reducehas reduced automatically by the amount prepaid or repaid in respect of the Term Loan (but solely by the amount of such prepayment or repayment allocable to a Lender, for purposes of clause (a) of this definition)of the Term Loans funded on the Closing Date. “Term Loan Lenders” means those Lenders having Term Loan Commitments. “Term Loan Maturity Date” means October 10, 2029. “Term Loan Scheduled Installment” has the meaning ascribed to it in Section 1.1(a). Annex A-42 [[7932149]]

“Term Note” and “Term Notes” have the respective meanings ascribed to such terms in Section 1.1(a). “Term SOFR” means, for the applicable tenor, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) in the case of SOFR Loans, the first day of such applicable Interest Period, or (b) with respect to Base Rate, such day of determination of the Base Rate, in each case as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor. “Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion). “Term SOFR Reference Rate” means the per annum forward-looking term rate based on SOFR. “Termination Date” means the date on which (a) the Loans have been repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (other than contingent indemnification obligations to the extent no claim has been asserted), (c) Borrower shall not have any further right to borrow any monies under the Agreement and (d) all Credit Product Obligations constituting Guaranteed Obligations that are then due and payable (but only to the extent Agent has theretofore been notified in writing by the respective Credit Product Provider that such Credit Product Obligations are then due and payable) have been paid and satisfied in full. “Test Period” means, as of any date of determination, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 4.4(a) or Section 4.4(b), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery of financial statements under Section 4.4(a), “Test Period” means the most recent period of four consecutive Fiscal Quarters in respect of which financial statements for Borrower are available. “Testing Date” has the meaning ascribed to it in Section 6.7(a). “Threshold Amount” has the meaning ascribed to it in Section 1.5(d)(i). “Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA. “Total Leverage Ratio” has the meaning ascribed to it in Section 4.2 of Schedule 1 to Annex F. “Trademark Security Agreements” means any trademark security agreements made in favor of Agent, on behalf of itself and Lenders, by any applicable Credit Party. Annex A-43 [[7932149]]

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party in the United States, any state or territory thereof, or any other country or any political subdivision thereof: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers (whether registered or unregistered), including any common law rights; (b) all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (c) all reissues, extensions or renewals thereof; (d) all goodwill associated with or symbolized by any of the foregoing; and (e) all rights in or to any of the foregoing. “Treasury Management and Other Services” means (a) all arrangements for the delivery of treasury management services, (b) all commercial credit card, purchase card and merchant card services; and (c) all other banking products or services, other than Letters of Credit and Rate Contracts, in each case, to or for the benefit of any Credit Party or a Subsidiary of a Credit Party which are entered into or maintained with a Lender or Affiliate of a Lender and which are not prohibited by the express terms of the Loan Documents. “Treasury Regulations” means the Treasury regulations promulgated under the IRC. “Trigger Event of Default” means an Event of Default under (i) Section 6.1(a), (ii) Section 6.1(b), (iii) Section 6.1(c), (iv) Section 6.1(f), (v) Section 6.1(g), (vi) Section 6.1(h), (vii) Section 6.1(k) or (viii) Section 6.1(l). “U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities. “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the IRC. “U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 1.9(f). “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment. “Unrestricted Subsidiary” means any Subsidiary (other than Borrower) designated by Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 2.14. “Voting Stock” means Stock of any Person having ordinary power to vote in the election of the members of the board of directors, managers, trustees or other controlling persons of such Person (irrespective of whether, at the time, Stock of any other class or classes of such Person shall have or might have voting power by reason of the occurrence of any contingency). “Withholding Agent” means Borrower or Agent, as applicable, or any other withholding agent as specified under applicable law. “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Annex A-44 [[7932149]]

Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule. For purposes of (i) determining pro forma compliance with any provision of this Agreement which requires calculation of the Total Leverage Ratio, (ii) testing the amount of or availability under the Available Amount or baskets set forth in this Agreement (including any baskets based on a percentage of EBITDA or total assets) (including the incurrence of any Increase), (iii) determining the truth and accuracy of representations and warranties set forth in this Agreement or (iv) determining compliance with any provision of this Agreement which requires as a condition that no Default or Event of Default (other than an Event of Default under Section 6.1(a), 6.1(f) or 6.1(g)) has occurred, is continuing or would result immediately therefrom, in each case in connection with the consummation of a Limited Condition Transaction, the date of determination shall, at the option of Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be the time the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”) immediately after giving pro forma effect to such Limited Condition Transaction and related transactions to be entered into in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable test period ending prior to the LCT Test Date or on the LCT Test Date, as applicable. For the avoidance of doubt, if Borrower has made an LCT Election and if any of such ratios, baskets or amounts are exceeded as a result of fluctuations in such ratio or amount (including due to fluctuations in EBITDA of Borrower or the person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided, that if Borrower makes such election, then in connection with any calculation of any ratio, test or basket availability with respect to any transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such subsequent transaction is permitted hereunder, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have been consummated and, in the case of any such subsequent transaction that is a Restricted Payment, shall also be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have been not consummated (the provisions of this paragraph, the “Limited Condition Transaction Provisions”). Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender Annex A-45 [[7932149]]

shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and, except as otherwise specified, all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as may be from time to time amended, restated, amended and restated, supplemented or otherwise modified, extended, refinanced or replaced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications, extensions, refinancings or replacements set forth herein or in any Loan Document) and (b) any reference to any law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (unless expressly provided otherwise hereunder or in the other Loan Documents) or performance shall extend to the immediate succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Annex A-46 [[7932149]]

[[6937482]] Annex II Amended Credit Agreement (Permitted Change of Control Effective Date) [See attached.]

ANNEX II ==================================================================== CREDIT AGREEMENT dated as of October 10, 2024 by and among DISTINGUISHED LLC, as Borrower, THE OTHER PERSONS PARTY HERETO THAT ARE DESIGNATED AS CREDIT PARTIES, THE OTHER FINANCIAL INSTITUTIONS, FUNDS AND INVESTORS PARTY HERETO, as Lenders, BMO BANK N.A., as Agent, and BMO BANK N.A., acting under its trade name BMO Sponsor Finance, as Sole Lead Arranger and Bookrunner ==================================================================== [[6937528]]

TABLE OF CONTENTS Page SECTION 1. AMOUNTS AND TERMS OF LOANS 1 1.1 Loans 1 1.2 Interest and Applicable Margins. 9 1.3 Fees. 11 1.4 Payments 13 1.5 Prepayments. 14 1.6 Maturity 17 1.7 Loan Accounts 17 1.8 Increased Costs; Illegality. 18 1.9 Taxes. 19 1.10 Inability to Determine Rates 23 1.11 Effect of Benchmark Transition Event 23 1.12 Funding Losses 24 1.13 [Reserved]. 25 1.14 Increase in Revolving Loan Commitments, Delayed Draw Term Loan Commitments and Term Loan Commitments. 25 1.15 Termination or Reduction of Commitment. 29 SECTION 2. AFFIRMATIVE COVENANTS 30 2.1 Compliance With Laws 30 2.2 Insurance 30 2.3 Inspection 31 2.4 Organizational Existence; Maintenance of Properties 31 2.5 Environmental Matters 31 2.6 [Reserved] 32 2.7 Further Assurances. 32 2.8 Cash Management Systems 33 2.9 [Reserved]. 33 2.10 Post-Closing Covenants. 33 2.11 ERISA 34 2.12 Use of Proceeds 34 2.13 Sanctions; Anti-Corruption Laws 34 2.14 Designation of Subsidiaries 34 SECTION 3. NEGATIVE COVENANTS 36 3.1 Indebtedness 36 3.2 Liens and Related Matters. 39 3.3 Investments 40 3.4 Contingent Obligations 44 3.5 Restricted Payments 45 3.6 Restriction on Fundamental Changes 50 3.7 Disposal of Assets or Subsidiary Stock 51 3.8 Transactions with Affiliates 53 3.9 Conduct of Business 54 3.10 Changes Relating to Certain Indebtedness 54 3.11 [Reserved]. 54 i [[6937528]]

3.12 [Reserved]. 54 3.13 [Reserved]. 54 3.14 [Reserved]. 54 3.15 Sanctions; Anti-Corruption Laws 54 3.16 Changes to Governing Documents; Equity Co-Investment Documents and Share Repurchase Documents 55 SECTION 4. FINANCIAL COVENANTS/REPORTING 55 4.1 [Reserved]. 55 4.2 Maximum Total Leverage Ratio 55 4.3 Minimum Liquidity 55 4.4 Financial Statements and Other Reports 55 4.5 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement 59 SECTION 5. REPRESENTATIONS AND WARRANTIES 59 5.1 Disclosure 59 5.2 No Material Adverse Effect; No Default 60 5.3 No Conflict 60 5.4 Organization, Powers, Capitalization and Good Standing. 60 5.5 Financial Statements 61 5.6 Intellectual Property 61 5.7 Investigations, Audits, Etc 61 5.8 Employee Matters 61 5.9 Solvency 62 5.10 Litigation; Adverse Facts 62 5.11 Use of Proceeds; Margin Regulations. 62 5.12 Ownership of Property; Liens 63 5.13 Environmental Matters. 63 5.14 Employee Benefits. 64 5.15 Brokers 65 5.16 Creation, Validity and Perfection of Security Interests 65 5.17 [Reserved]. 65 5.18 Insurance 65 5.19 Sanctions; Anti-Corruption. 65 5.20 Compliance with Laws 65 5.21 Taxes and Tax Returns 66 SECTION 6. DEFAULT, RIGHTS AND REMEDIES 66 6.1 Event of Default 66 6.2 [Reserved]. 68 6.3 Acceleration and other Remedies 68 6.4 Performance by Agent 68 6.5 Application of Proceeds 68 6.6 Cash Collateral for Letters of Credit 70 6.7 Cure Right 70 SECTION 7. CONDITIONS TO LOANS 71 7.1 Conditions to Initial Loans 71 ii [[6937528]]

7.2 Conditions to Loans 72 7.3 Conditions to the Delayed Draw Loans 73 SECTION 8. ASSIGNMENT AND PARTICIPATION 74 8.1 Assignment and Participations. 74 8.2 Agent. 78 8.3 Set Off and Sharing of Payments 86 8.4 [Reserved]. 87 8.5 Disbursements of Advances; Payment. 87 SECTION 9. MISCELLANEOUS 88 9.1 Indemnities 88 9.2 Amendments and Waivers. 89 9.3 Notices; Effectiveness 91 9.4 Failure or Indulgence Not Waiver; Remedies Cumulative 93 9.5 Marshaling; Payments Set Aside 93 9.6 Severability 93 9.7 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights 93 9.8 Headings 93 9.9 Applicable Law 93 9.10 Successors and Assigns 93 9.11 No Fiduciary Relationship; Limited Liability 93 9.12 Construction 94 9.13 Confidentiality 94 9.14 CONSENT TO JURISDICTION 95 9.15 WAIVER OF JURY TRIAL 95 9.16 Survival of Warranties and Certain Agreements 95 9.17 Entire Agreement 95 9.18 Counterparts; Effectiveness 96 9.19 Replacement of Lenders. 96 9.20 Delivery of Termination Statements and Mortgage Releases 97 9.21 [Reserved] 97 9.22 Joint and Several 97 9.23 Press Release 97 9.24 Keepwell 97 9.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions 98 9.26 Divisions 98 SECTION 10. CROSS-GUARANTY 98 10.1 Cross-Guaranty 98 10.2 Waivers by Credit Parties. 99 10.3 Benefit of Guaranty 100 10.4 Waiver of Subrogation, Etc 100 10.5 Election of Remedies 101 10.6 Limitation 101 10.7 Contribution with Respect to Guaranty Obligations. 101 10.8 Liability Cumulative 102 iii [[6937528]]

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions
Annex B	-	Pro Rata Shares and Commitment Amounts
Annex C	-	Closing Checklist
Annex D	-	Reserved
Annex E	-	Reserved
Annex F	-	Compliance and Excess Cash Flow Certificate

Exhibits

Exhibit 1.1(a)(i)	-	Form of Term Note
Exhibit 1.1(a)(ii)	-	Form of Notice of Initial Term Loan Advance
Exhibit 1.1(b)(i)	-	Form of Revolving Note
Exhibit 1.1(b)(ii)	-	Form of Notice of Revolving Credit Advance
Exhibit 1.1(e)	-	Form of Swing Line Loan Notice
Exhibit 1.1(f)(i)	-	Form of Notice of Delayed Draw Term Loan
Exhibit 1.1(f)(iv)	-	Form of Delayed Draw Term Note
Exhibit 1.1(g)(iii)	-	Form of First Amendment Term Note
Exhibit 1.2(e)	-	Form of Notice of Continuation/Conversion
Exhibit 1.14(e)	-	Form of Increase Request
Exhibit 1.9-1	-	Form of U.S. Tax Compliance Certificate
Exhibit 1.9-2	-	Form of U.S. Tax Compliance Certificate
Exhibit 1.9-3	-	Form of U.S. Tax Compliance Certificate
Exhibit 1.9-4	-	Form of U.S. Tax Compliance Certificate
Exhibit 2.7(c)	-	Form of Guarantor Joinder
Exhibit 8.1	-	Form of Assignment Agreement

Schedules

Schedule 3.1	-	Indebtedness
Schedule 3.2	-	Liens
Schedule 3.3	-	Investments
Schedule 3.4	-	Contingent Obligations
Schedule 3.8(a)	-	Affiliate Transactions
Schedule 5.4(a)	-	Jurisdictions of Organization and Qualifications
Schedule 5.4(b)	-	Capitalization
Schedule 5.6	-	Intellectual Property
Schedule 5.7	-	Investigations and Audits
Schedule 5.12	-	Real Estate
Schedule 5.13	-	Environmental Matters
Schedule 5.14	-	ERISA
Schedule 5.15	-	Brokerage Fees
Schedule 5.21	-	Taxes

i

[[6937528]]

CREDIT AGREEMENT This CREDIT AGREEMENT is dated as of October 10, 2024, and is entered into by and among Distinguished LLC, a Delaware limited liability company (in its individual capacity, “Distinguished”), as borrower (“Borrower”), Phoenix Merger Parent, LLC, a Delaware limited liability company (“Holdings”), the other persons designated as “Credit Parties” on the signature pages hereof, the financial institutions, funds and other investors who are or hereafter become parties to this Agreement as Lenders, and BMO Bank N.A., a national banking association (in its individual capacity, “BMO”), as Agent. R E C I T A L S: WHEREAS, Borrower desires that the Lenders extend a term loan facility, a delayed draw term loan facility, and a revolving credit facility (including a letter of credit sub-facility and a swingline loan sub facility) to Borrower to fund the Refinancing, to finance capital expenditures and the purchase price of future Permitted Acquisitions, to provide working capital financing for Borrower and its Restricted Subsidiaries and to provide funds for other general corporate purposes of Borrower and its Restricted Subsidiaries; WHEREAS, Borrower desires to secure all of its Obligations under the Loan Documents and all other Guaranteed Obligations by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its assets; WHEREAS, Holdings directly owns all of the Stock of Borrower and is willing to guarantee all of the Guaranteed Obligations and, subject to the terms and conditions of this Agreement and the Collateral Documents, to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Borrower and to grant Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its assets (other than any such assets constituting Excluded Assets), in each case, to secure the Guaranteed Obligations; WHEREAS, each of the other Domestic Subsidiaries of Borrower (other than any such Subsidiaries constituting Excluded Subsidiaries) is willing to guarantee all of the Guaranteed Obligations and, subject to the terms and conditions of this Agreement and the Collateral Documents, to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of their respective Subsidiaries (other than any such Stock constituting Excluded Assets) and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its assets (other than any such assets constituting Excluded Assets), in each case, to secure the Guaranteed Obligations; and WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference. NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, the other Credit Parties, Lenders and Agent agree as follows: SECTION 1. AMOUNTS AND TERMS OF LOANS 1.1 Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other Credit Parties contained herein: (a) Term Loan. Each Term Loan Lender agrees, severally and not jointly, to lend to Borrower in one draw, on the Closing Date, pursuant to a written notice from Borrower in the [[6937528]]

form attached hereto as Exhibit 1.1(a)(ii) (a “Notice of Initial Term Loan Advance”), its Pro Rata Share of the aggregate Term Loan Commitment of all Term Loan Lenders, the original principal amount of which is equal to $91,000,000 (the “Term Loan”). Borrower agrees to pay the principal amount of the Term Loan in installments (each a “Term Loan Scheduled Installment”) (a) commencing with the Fiscal Quarter ending December 31, 2024, and on the last day of each Fiscal Quarter thereafter, in a quarterly amount equal to 0.25% of the initial principal amount of the Term Loan (as adjusted pursuant to the terms of this Agreement to account for the application of any prepayment), and (b) on the Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Term Loan outstanding on such date. Amounts borrowed under this Section 1.1(a) and repaid or prepaid may not be reborrowed. Payments of principal of the Term Loan shall reduce the Term Loan in the amount of any such payment. The Term Loan may be evidenced by promissory notes substantially in the form of Exhibit 1.1(a)(i) (each a “Term Note” and, collectively, the “Term Notes”), and Borrower shall execute and deliver each Term Note to the applicable Term Loan Lender, upon such Term Loan Lender’s request. Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Loan Lender’s Term Loan, together with interest thereon. (b) Revolving Loans. Each Revolving Lender agrees, severally and not jointly, to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each a “Revolving Credit Advance”) requested by Borrower hereunder; provided that the aggregate principal balance of all Revolving Credit Advances and Swing Line Loans, and the aggregate amount of Letter of Credit Participation Liability, outstanding on the Closing Date shall not exceed $1,500,000. All Revolving Credit Advances must be in a minimum amount of $100,000. The Pro Rata Share of the Revolving Loan of any Revolving Lender, together with its Pro Rata Share of risk participations in Swing Line Loans and of Letter of Credit Participation Liability, shall not at any time exceed its separate Revolving Loan Commitment. Revolving Credit Advances may be repaid and reborrowed; provided, that, with respect to any requested Revolving Credit Advance, (x) the amount of such requested Revolving Credit Advance, when taken together with the principal balance of all Revolving Credit Advances and Swing Line Loans then outstanding, and the aggregate amount of Letter of Credit Participation Liability, does not exceed the Maximum Amount then in effect and (y) each of the other conditions precedent in Section 7.2 hereof is satisfied. All Revolving Credit Advances shall be repaid in full on the Commitment Termination Date. Borrower shall execute and deliver to the applicable Revolving Lender, upon such Revolving Lender’s request, a note to evidence the Revolving Loan Commitment of that Revolving Lender. (i) Each such note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender and substantially in the form of Exhibit 1.1(b)(i) (each a “Revolving Note” and, collectively, the “Revolving Notes”). (ii) Revolving Credit Advances which are (x) Base Rate Loans may be requested with one (1) Business Day’s prior written notice to Agent in the form attached hereto as Exhibit 1.1(b)(ii) (a “Notice of Revolving Credit Advance”) prior to 11:00 a.m. (Chicago time) (or such shorter period of time as Agent may agree in its sole discretion) or (y) SOFR Loans may be requested with three (3) Business Days prior written notice to Agent in the form of a Notice of Revolving Credit Advance prior to 11:00 a.m. (Chicago time) (or such shorter period of time as Agent may agree in its sole discretion); provided that any Notice of Revolving Credit Advance given in connection with any Revolving Credit Advance on the Closing Date (including any Revolving Credit Advances designated as SOFR Loans) may be given not later than 11:00 a.m. (Chicago time) one 2 [[6937528]]

(1) Business Day prior to the Closing Date (or such shorter period of time as Agent may agree in its sole discretion). (c) Funding Authorization. Following receipt of a Notice of Revolving Credit Advance, Notice of Initial Term Loan Advance, or Delayed Draw Term Loan Notice, as applicable, Agent shall notify each Lender of its pro rata share of each requested Loan. Each Lender shall send its pro rata share of the requested Loan to Agent’s account in immediately available funds no later than 12:00 p.m. (Chicago time) on the date of the requested borrowing. The proceeds of all Loans made pursuant to this Agreement subsequent to the Closing Date are to be funded by Agent by wire transfer to such account of Borrower designated by Borrower by written notice to Agent from time to time (the “Disbursement Account”). Borrower shall provide Agent with written notice of any change in the Disbursement Account then in effect at least three (3) Business Days before the desired effective date of such change (or such shorter period of time as Agent may agree in its sole discretion). (d) Letters of Credit. (i) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties herein set forth, the Revolving Loan Commitment may, in addition to Revolving Credit Advances and Swing Line Loans, be utilized, upon the request of Borrower, for the issuance of letters of credit by, or arranged by, the L/C Issuer (each such letter of credit, a “Letter of Credit”). The Stated Amount with respect to all Letters of Credit outstanding at any time shall not exceed $4,000,000 in the aggregate. Further, after giving effect to each such issuance, the aggregate amount of Letter of Credit Participation Liability taken together with the principal balance of all Revolving Credit Advances and Swing Line Loans then outstanding, shall not exceed the Maximum Amount. (ii) Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse Agent and the L/C Issuer promptly for any amounts paid by the L/C Issuer under any Letter of Credit. Without duplication of any interest, penalty or fees payable to the L/C Issuer under any applicable letter of credit application documentation between L/C Issuer and Borrower as a result of unreimbursed drawings, all amounts paid by the L/C Issuer with respect to any Letter of Credit that are not promptly repaid by Borrower with the proceeds of a Revolving Credit Advance or otherwise shall bear interest at the interest rate then applicable to Revolving Credit Advances, calculated using the Base Rate and the Applicable Margin then in effect for Base Rate Loans. Borrower hereby authorizes and directs the Revolving Lenders, at Agent’s option, to make a Revolving Credit Advance in the amount of any payment made by the L/C Issuer with respect to any Letter of Credit. Each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Credit Advance made pursuant to this paragraph and, if no such Revolving Credit Advances are made, each Revolving Lender agrees to purchase, and shall be deemed to have purchased on the date on which it pays to Agent its ratable portion of any payments made by the L/C Issuer, a participation in such Letter of Credit in an amount equal to its ratable share of such Letter of Credit based upon the Revolving Loan Commitments then in effect (or which were in effect at the time the Revolving Loan Commitments terminated) and each Revolving Lender agrees to pay to Agent promptly such share of any payments made by the L/C Issuer under such Letter of Credit. The obligations of each Revolving Lender under the preceding two (2) sentences shall be absolute and unconditional and such remittance shall be made notwithstanding the 3 [[6937528]]

occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 7.2 hereof. (iii) [Reserved]. (iv) The expiration date of each Letter of Credit shall be on a date which is the earlier of (a) one (1) year from its date of issuance (provided, however, subject to the following clause (b), that any Letter of Credit with a term not exceeding one (1) year may provide for its renewal for additional periods not exceeding one (1) year as long as the applicable Borrower and the L/C Issuer each have the option to prevent such renewal before the expiration of such term or any such period), and (b) the fifteenth (15th) Business Day before the Commitment Termination Date; provided at the election of Agent and the L/C Issuer, Borrower may request that the L/C Issuer issue Letters of Credit with expiration dates extending beyond the fifteenth (15th) Business Day before the Commitment Termination Date (or that the L/C Issuer permits an automatic extension of any Letter of Credit to a date beyond the fifteenth (15th) Business Day before the Commitment Termination Date), in each case subject to the delivery to Agent by Borrower of cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Participation Fee and all usage and other charges set forth in this Agreement will continue to accrue while such Letter of Credit is outstanding) to be held by Agent, for the benefit of those Lenders with a Revolving Loan Commitment, in an amount equal to one hundred three percent (103%) of the Stated Amount of such Letter of Credit, and in any event, such cash collateral shall be deposited no later than 30 days prior to the fifteenth (15th) Business Day before the Commitment Termination Date. (v) Borrower shall give Agent at least three (3) Business Days’ prior written notice (or such later notice acceptable to Agent and the L/C Issuer in their sole discretion) specifying the date a Letter of Credit is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby, and concurrently therewith deliver a completed letter of credit application as may be requested by the L/C Issuer. The application shall be accompanied by the drawing terms for the Letter of Credit or form of each letter of credit signed by Borrower as applicant and account party. In the event of any inconsistency between the terms of any letter of credit application and the terms of this Agreement, the terms of this Agreement shall control. (vi) Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Non-Funding Lender having any portion of the Revolving Loan Commitment, the L/C Issuer shall not be required to issue any Letter of Credit, or increase the face amount of or extend any Letter of Credit, unless the L/C Issuer and Agent have entered into arrangements satisfactory to them with respect to the participation in the Letter of Credit by such Non-Funding Lender, which arrangement may include a requirement that Borrower provide cash collateral to Agent to hold on behalf of Borrower, on terms and conditions reasonably satisfactory to the L/C Issuer and Agent, in an amount equal to such Non-Funding Lender’s Pro Rata Share in any Letter of Credit. 4 [[6937528]]

(e) Swing Line Loans. (i) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, but shall not be obligated to, make loans in reliance upon the agreements of the other Revolving Lenders set forth in this subsection (e) in Dollars (each such loan, a “Swing Line Loan”) to Borrower from time to time on any Business Day until the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding $4,000,000, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the outstanding Revolving Loans and Letter of Credit Participation Liability of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Swing Line Loan, the Pro Rata Share of the Revolving Loans of any Revolving Lender, together with its Pro Rata Share of Letter of Credit Participation Liability and its Pro Rata Share of the outstanding Swing Line Loans at any time, shall not at any time exceed its separate Revolving Loan Commitment, and provided, further, that Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits and subject to the discretion of the Swing Line Lender to make Swing Line Loans, and subject to the other terms and conditions hereof, Borrower may borrow under this subsection (e), prepay under Section 1.5(a), and reborrow under this subsection (e). Each Swing Line Loan shall bear interest until maturity at a rate per annum equal to, at Borrower’s option, either (i) the sum of the Base Rate plus the Applicable Margin for Base Rate Loans as from time to time in effect or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Swing Line Loan. (ii) Borrowing Procedures. Each Swing Line Borrowing shall be made upon Borrower’s irrevocable notice to the Swing Line Lender and Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and Agent not later than 12:00 noon (Chicago time) on the requested borrowing date (or such later time on such date acceptable to Agent and the Swing Line Lender in their sole discretion), and shall specify (A) the amount to be borrowed, which shall be a minimum of $100,000 and integral multiples of $50,000 in excess thereof, and (B) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and Agent of a written Swing Line Loan Notice, appropriately completed and signed by an authorized officer of Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will (1) deliver notice to Borrower and Agent as to whether it will or will not make such Swing Line Loan available to Borrower and, if agreeing to make such Swing Line Loan, (2) in its discretion quote an interest rate to Borrower at which the Swing Line Lender would be willing to make such Swing Line Loan available to Borrower (the rate so quoted being herein referred to as “Swing Line Lender’s Quoted Rate”) and (3) confirm with Agent (by telephone or in writing) that Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from Agent (including at the request of any Revolving Lender) prior to 1:00 p.m. (Chicago time) on the date of the 5 [[6937528]]

proposed Swing Line Borrowing (a) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of subsection (e)(i), or (b) that one or more of the applicable conditions specified in Section 7.2 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. (Chicago time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the Disbursement Account in immediately available funds. (iii) Refinancing of Swing Line Loans. (A) The Swing Line Lender at any time in its sole and absolute discretion, may request, on behalf of Borrower (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Lender make a Revolving Credit Advance constituting a Base Rate Loan in an amount equal to such Revolving Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Revolving Credit Advance for purposes hereof) and in accordance with the requirements of this subsection (e) without regard to the minimum and multiples specified therein for the principal amount of Revolving Credit Advances and Base Rate Loans, but subject to the unutilized portion of the Maximum Amount and the conditions set forth in Section 7.2. The Swing Line Lender shall furnish Borrower with a copy of the applicable Notice of Revolving Credit Advance promptly after delivering such notice to Agent. Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Revolving Credit Advance available to Agent in immediately available funds (and Agent may apply cash collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at Agent’s office not later than 2:00 p.m. (Chicago time) on the day specified in such Notice of Revolving Credit Advance, whereupon, subject to Section 1.1(e)(iii)(B), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Credit Advance constituting a Base Rate Loan to Borrower in such amount. Agent shall remit the funds so received to the Swing Line Lender. (B) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Advance in accordance with Section 1.1(e)(iii)(A), the request for such Revolving Credit Advance submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to Agent for the account of the Swing Line Lender pursuant to Section 1.1(e)(iii)(A) shall be deemed payment in respect of such participation. (C) If any Revolving Lender fails to make available to Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 1.1(e)(iii) by the time specified in Section 1.1(e)(iii)(A), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such 6 [[6937528]]

payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. A certificate of the Swing Line Lender submitted to any Revolving Lender (through Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error. (D) Each Revolving Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Loans pursuant to this subsection (e) shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever, (2) the occurrence or continuance of a Default or an Event of Default, or (3) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest, as provided herein. (iv) Repayment of Participations. At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender. (v) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Pro Rata Share of Revolving Credit Advances or risk participation pursuant to this subsection (e) to refinance such Revolving Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender. (vi) Payments Directly to Swing Line Lender. Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender. (vii) Auto Borrow Arrangement. In order to facilitate the borrowing of Swing Line Loans, Borrower and the Swing Line Lender may mutually agree to, and are hereby authorized to, enter into an auto borrowing agreement in form and substance reasonably satisfactory to the Swing Line Lender and Agent (the “Auto Borrow Agreement”) providing for the automatic advance by the Swing Line Lender of Swing Line Loans under the conditions set forth in the Auto Borrow Agreement, subject to the conditions set forth herein. At any time an Auto Borrow Agreement is in effect, advances under the Auto Borrow Agreement shall be deemed Swing Line Loans for all purposes hereof, except that Borrowings of Swing Line Loans under the Auto Borrow Agreement shall be made in accordance with the Auto Borrow Agreement. 7 [[6937528]]

(f) Delayed Draw Term Loan. (i) Subject to the satisfaction of each of the applicable Delayed Draw Term Loan Funding Conditions, on any Business Day prior to the applicable Delayed Draw Term Loan Commitment Termination Date that is specified in a written notice in the form attached hereto as Exhibit 1.1(f)(i) (a “Delayed Draw Term Loan Notice”) delivered by Borrower to Agent at least three (3) (but no more than twenty (20)) Business Days (or such shorter period of time as Agent may agree in its sole discretion) prior to such date, each Delayed Draw Term Loan Lender agrees, severally and not jointly, to make a Delayed Draw Term Loan to Borrower in an original principal amount equal to such Delayed Draw Term Loan Lender’s Pro Rata Share of the Delayed Draw Term Loan Commitment multiplied by the amount of Delayed Draw Term Loan requested in such Delayed Draw Term Loan Notice but in any event not in excess of such Delayed Draw Term Loan Lender’s Pro Rata Share of the Delayed Draw Term Loan Commitment then in effect; provided, that, notwithstanding the foregoing or any other provision in this Agreement to the contrary, Borrower shall only be permitted to request a Delayed Draw Term Loan once per Fiscal Quarter if any of the proceeds of such requested Delayed Draw Term Loan are to be used in connection with the consummation of a Team Lift Out and/or financing any losses from Team Lift Outs (including any upfront purchase price incurred in connection therewith) (the “Delayed Draw Term Loan Borrowing Cap”), and the Delayed Draw Term Loan Notice for such request shall be accompanied by a Compliance and Excess Cash Flow Certificate calculated on a pro forma basis, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4. Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Delayed Draw Term Loan shall be required to be requested in a minimum principal amount of $1,000,000 and increments of $100,000 in excess thereof (or, if less at such time, the remaining applicable Delayed Draw Term Loan Commitment). Each Delayed Draw Term Loan made by any Delayed Draw Term Loan Lender to Borrower shall result in an immediate and permanent reduction of such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment, in an amount equal to the principal amount of such Delayed Draw Term Loan so made. Amounts paid or prepaid in respect of the Delayed Draw Term Loans may not be reborrowed. The Delayed Draw Term Loan Commitment shall, if not earlier terminated in accordance with the foregoing, terminate in its entirety on the Delayed Draw Term Loan Commitment Termination Date. (ii) The outstanding principal amount of each Delayed Draw Term Loan shall be repaid, beginning on the last day of the Fiscal Quarter in which such Delayed Draw Term Loan was made and on the last day of each Fiscal Quarter thereafter, in an amount on each such date equal to 0.25% of the initial principal amount of such Delayed Draw Term Loan (as adjusted pursuant to the terms of this Agreement to account for the application of any prepayment), with the remaining principal amount of such Delayed Draw Term Loan then outstanding due and payable in full on the Delayed Draw Term Loan Maturity Date (each, a “Delayed Draw Term Loan Scheduled Installment”). (iii) Notwithstanding the foregoing clause (ii), the entire unpaid balance of each Delayed Draw Term Loan and all other Delayed Draw Term Loan Obligations shall be due and payable in full by Borrower on the Delayed Draw Term Loan Maturity Date, in each case, if not sooner paid in fully in accordance with the terms of the Loan 8 [[6937528]]

Documents (without limiting such Person’s obligation to timely make all payments required under the terms of the Loan Documents). (iv) If requested by a Delayed Draw Term Loan Lender, the Delayed Draw Term Loans may be evidenced by promissory notes substantially in the form of Exhibit 1.1(f)(iv) (each a “Delayed Draw Term Note” and, collectively, the “Delayed Draw Term Notes”). (g) First Amendment Term Loan. (i) On the terms set forth herein and in the First Amendment and subject to the conditions set forth in the First Amendment, each First Amendment Term Loan Lender agreed, severally and not jointly, to make a First Amendment Term Loan to Borrower on the First Amendment Funding Date in a principal amount not to exceed its First Amendment Term Loan Commitment. (ii) The outstanding principal amount of the First Amendment Term Loan shall be repaid, beginning on the last day of the first full Fiscal Quarter after the First Amendment Funding Date and on the last day of each Fiscal Quarter thereafter, in an amount on each such date equal to 0.25% of the initial principal amount of the First Amendment Term Loan (as adjusted pursuant to the terms of this Agreement to account for the application of any prepayment), with the remaining principal amount of the First Amendment Term Loan then outstanding due and payable in full on the First Amendment Term Loan Maturity Date (each, a “First Amendment Term Loan Scheduled Installment”). Amounts paid or prepaid in respect of the First Amendment Term Loan may not be reborrowed. (iii) The First Amendment Term Loan may be evidenced by promissory notes substantially in the form of Exhibit 1.1(g)(iii) (each, a “First Amendment Term Note” and, collectively, the “First Amendment Term Notes”), and Borrower shall execute and deliver each First Amendment Term Note to the applicable First Amendment Term Loan Lender, upon such First Amendment Term Loan Lender’s request. Each First Amendment Term Note shall represent the obligation of Borrower to pay the amount of the applicable First Amendment Term Loan Lender’s First Amendment Term Loan, together with interest thereon. 1.2 Interest and Applicable Margins. (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances which are designated as Base Rate Loans (and for all other Obligations not otherwise set forth below), the Base Rate plus the Applicable Margin per annum for Base Rate Loans, (ii) with respect to Revolving Credit Advances which are designated as SOFR Loans, Term SOFR applicable thereto plus the Applicable Margin per annum for SOFR Loans, (iii) with respect to such portion of the Term Loan designated as a Base Rate Loan, the Base Rate plus the Applicable Margin per annum for Base Rate Loans, (iv) with respect to such portion of the Term Loan designated as a SOFR Loan, Term SOFR applicable thereto plus the Applicable Margin per annum for SOFR Loans, (v) with respect to such portion of the Delayed Draw Term Loan designated as a Base Rate Loan, the Base Rate plus the Applicable Margin per annum for Base Rate Loans, (vi) with respect to such portion of the Delayed Draw Term Loan designated as a 9 [[6937528]]

SOFR Loan, Term SOFR applicable thereto plus the Applicable Margin per annum for SOFR Loans, (vii) with respect to such portion of the First Amendment Term Loan designated as a Base Rate Loan, the Base Rate plus the Applicable Margin per annum for Base Rate Loans, (viii) with respect to such portion of the First Amendment Term Loan designated as a SOFR Loan, Term SOFR applicable thereto plus the Applicable Margin per annum for SOFR Loans and (ix) with respect to each Swing Line Loan, in accordance with the terms of Section 1.1(e)(i). (b) [Reserved]. (c) All computations of Fees calculated on a per annum basis (other than Agent’s fee and certain other fees, in each case, set forth in the Fee Letter, which shall be paid in accordance with the terms thereof) and interest shall be made by Agent on the basis of a three hundred sixty (360) day year, (or, solely for purposes of computing interest with respect to Base Rate Loans, a three hundred sixty five/three hundred sixty six (365/366) day year) in each case for the actual number of days occurring in the period for which such Fees and interest are payable. The Base Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on the parties hereto, absent demonstrable error. In connection with the use or administration of Term SOFR, Agent will have the right, in consultation with Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR. (d) Automatically upon and during the continuance of an Event of Default arising under Section 6.1(a), 6.1(f) or 6.1(g), the Applicable Margin applicable to the Loans shall be increased by two percentage points (2%) per annum above the rates of interest otherwise applicable hereunder (the aggregate increased interest rate, the “Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations; provided, Obligations that do not otherwise accrue interest, but for the implementation of the Default Rate, shall bear interest at the Default Rate applicable to the Revolving Loans that are Base Rate Loans. Interest at the Default Rate shall accrue from the initial date the Default Rate is imposed hereunder (which, for the avoidance of doubt, is the date such Event of Default first occurred) until the Event of Default resulting in the imposition of the Default Rate is cured or waived in writing in accordance with the terms hereof and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation. (e) Borrower shall have the option to (i) convert at any time all or any part of outstanding Loans from Base Rate Loans to SOFR Loans, (ii) convert any SOFR Loan to a Base Rate Loan, or (iii) continue all or any portion of any Loan as a SOFR Loan upon the expiration of the applicable Interest Period and the succeeding Interest Period of that continued Loan shall commence on the last day of the Interest Period of the Loan to be continued. In the case of any conversion or continuation, such election must be made pursuant to a written notice delivered to Agent (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.2(e) in the case of a conversion or continuation of a SOFR loan, no later than 11:00 a.m. (Chicago time) three (3) Business Days (or such shorter period of time as Agent may agree in its sole discretion) prior to the beginning of the applicable Interest Period and in the case of a conversion to Base Rate Loan, no later than 11:00 a.m. (Chicago time) one (1) Business Day (or such shorter period of time as Agent may agree in its sole discretion) prior to the beginning of the applicable Interest Period. 10 [[6937528]]

No Loan shall be made, converted into or continued as a SOFR Loan, if an Event of Default has occurred and is continuing and Agent or the Requisite Lenders have determined not to make or continue any Loan as a SOFR Loan as a result thereof. Unless a Notice of Conversion/Continuation has been timely provided to Agent in respect of any existing SOFR Loan requesting that all or any portion of such SOFR Loan be converted into a Base Rate Loan, such SOFR Loan shall automatically be converted into a Base Rate Loan effective as of the expiration of the then applicable Interest Period. There shall be no more than ten (10) SOFR Loans outstanding at any time. (f) Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (d), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5(f) and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order. (g) The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or 11 [[6937528]]

in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. 1.3 Fees. (a) Fee Letter. Borrower shall pay or cause to be paid the Fees specified in that certain fee letter dated as of the Closing Date between Borrower and Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Fee Letter”), at the times specified for payment therein. (b) Unused Line Fee. (i) As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Revolving Lenders, in arrears, on the last Business Day of each calendar quarter prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrower’s non-use of available funds (the “Unused Line Fee”) in an amount equal to 0.50% per annum multiplied by the difference between (x) the Revolving Loan Commitment (as it may be reduced from time to time) and (y) the sum of (1) the average for the period of the daily closing balances of the Revolving Loans outstanding during the period for which such Fee is due and (2) the average for the period of the daily Letter of Credit Participation Liability during the period for which such fee is due. For the avoidance of doubt, the outstanding principal amount of Swing Line Loans shall not be counted for purposes of determining the Unused Line Fee. (ii) As additional compensation for the Delayed Draw Term Loan Lenders, Borrower shall pay to Agent, for the ratable benefit of such Delayed Draw Term Loan Lenders, in arrears, on the last Business Day of each calendar quarter prior to the Delayed Draw Term Loan Commitment Termination Date and on the Delayed Draw Term Loan Commitment Termination Date, a fee for Borrower’s non-use of available funds (the “Delayed Draw Unused Line Fee”) in an amount equal to 1.00% per annum of the average daily Delayed Draw Term Loan Commitment (for the avoidance of doubt, excluding any such Delayed Draw Term Loan Commitment that had previously been funded as Delayed Draw Term Loans) during the period for which such Fee is due. (c) Letter of Credit Participation Fee. Borrower shall pay to Agent, for the ratable benefit of the Revolving Lenders, fees for each Letter of Credit (the “Letter of Credit Participation Fee”) for the period from and including the date of issuance of same to and including the date of expiration or termination, equal to the average daily amount of aggregate Stated Amount multiplied by the Applicable Margin for SOFR Loans; provided, however, without duplication of Section 1.2(d) above, at any time that the Default Rate has been imposed in accordance with Section 1.2(d), such percent shall be increased by two percent (2.0%) per annum (the “Letter of Credit Default Rate”). Letter of Credit Participation Fees at the Letter of Credit Default Rate shall accrue from the initial date the Letter of Credit Default Rate is imposed hereunder until the Event of Default resulting in the imposition of the Letter of Credit Default Rate is cured or waived in writing in accordance with the terms hereof and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for Letter of Credit Participation Fees. The Letter of Credit Participation Fee is payable quarterly in arrears on the last day of each calendar quarter (and also on the date upon which the respective Letter of Credit expires or is terminated). In addition, with respect to each Letter of Credit, Borrower agrees to pay to L/C Issuer, for its own account, (i) such fees and expenses as 12 [[6937528]]

the L/C Issuer customarily requires (or, as the case may be, is required to pay to the issuer of the letter of credit) in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in an amount equal to 0.125% computed on the amount of such Letter of Credit, and payable upon the issuance or renewal (automatic or otherwise) thereof or upon any amendment increasing the amount thereof. It is understood and agreed that so long as the maximum outstanding Stated Amount with respect to all Letters of Credit is $0, no fees, including Letter of Credit Participation Fees and fronting or other similar fees, or any other amounts in respect thereof shall accrue or be payable by Borrower hereunder. (d) [Reserved]. (e) Expenses and Attorneys’ Fees. Except with respect to Taxes which are governed by Section 1.9, Borrower agrees to promptly pay all reasonable and documented out-of-pocket fees, charges, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses (but limited to one primary counsel for Agent and Arranger, taken as a whole, and, if deemed reasonably necessary by Agent, one counsel in each relevant jurisdiction where a Credit Party is located) and limited, in the case of other third party consultants, to those engaged with the prior written consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed)) incurred by Agent and Arranger in connection with the initial preparation of the Loan Documents and the closing of the transactions contemplated hereby, including in connection with the due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and obtaining and maintaining no more than two credit ratings or estimates per calendar year in respect of the Loans from ratings agencies, whether obtained prior to or subsequent to the Closing Date. Borrower agrees to promptly pay all reasonable and documented out-of-pocket fees, charges, costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses (but limited to one primary counsel for Agent and the Lenders (except in the case of a conflict of interest between the Lenders, in which case, one additional counsel for each Lender similarly situated in respect of such conflict of interest), taken as a whole), and, if deemed reasonably necessary by Agent, one counsel in each relevant jurisdiction where a Credit Party is located and limited, in the case of other third party consultants, to those engaged with the prior written consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed)) incurred by Agent and the Lenders in connection with any amendment, waiver or consent with respect to the Loan Documents, Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party and in connection with the continued administration of the Loan Documents, including in connection with any inspection right(s), and with any amendments, modifications, consents and waivers thereto. All fees, charges, costs and expenses for which Borrower is responsible under this Section 1.3(e) shall be deemed part of the Obligations when incurred, payable in accordance with the final sentence of Section 1.4 and secured by the Collateral. 1.4 Payments. All payments by the Credit Parties of the Obligations shall be without deduction, defense, setoff or counterclaim, except as required by applicable law pursuant to Section 1.9, and shall be made in same day funds and delivered to Agent for the benefit of Agent and Lenders, as applicable, by wire transfer to the account as Agent may from time to time designate in writing. Borrower shall receive credit on the day of receipt for funds received by Agent by 2:00 p.m. (Chicago time) (or such later time as Agent may agree). In the absence of timely receipt, such funds may, in Agent’s discretion, be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be 13 [[6937528]]

made on the next succeeding Business Day (except as set forth in the definition of Interest Period) (unless the next succeeding Business Day would be in the next succeeding month after the stated due date for such payment, in which case such payment shall be made on the last Business Day immediately prior to the stated due date) and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may (but shall not be required to) in reliance upon such assumption, distribute to the applicable Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that Agent makes to any Lender, L/C Issuer or other Lender Party as to which Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made the corresponding payment to Agent; (2) Agent has made a payment in excess of the amount(s) received by it from Borrower either individually or in the aggregate (whether or not then owed); or (3) Agent has for any reason otherwise erroneously made such payment; then each of the Lender Parties severally agrees to repay to Agent forthwith on demand the Rescindable Amount so distributed to such Lender Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. 1.5 Prepayments. (a) Voluntary Prepayments of Loans. (i) At any time, Borrower may, upon notice to Agent from Borrower, prepay the Loans, in whole or in part and at any time or from time to time without premium or penalty (but subject to Section 1.12 to the extent applicable); provided that (A) such notice must be received by Agent not later than 11:00 a.m. (Chicago time) (i) three (3) Business Days (or such shorter period of time as Agent may agree in its sole discretion) prior to any date of prepayment of SOFR Loans and (ii) on the date of prepayment of Base Rate Loans (or such later time as Agent may agree in its sole discretion), and (B) each partial voluntary prepayment shall be in the minimum amount of $250,000 (or, in the case of any such prepayment of a SOFR Loan, $500,000) or an integral multiple of $100,000 in excess thereof (unless repaid in full). Each such notice shall be irrevocable and set forth the amount of the principal of the Loans being prepaid, the day the prepayment will be made (which shall be a Business Day), and the subsection hereunder pursuant to which such prepayment is being made; provided that if such prepayment is expressly conditioned upon the occurrence of any event, the proceeds of which are expected to be applied to such prepayment, then Borrower may revoke such notice and/or extend the prepayment date set forth therein by not more than ten (10) Business Days if such condition is not satisfied. Prepayments of the Term Loan, the First Amendment Term Loan and the Delayed Draw Term Loan shall be applied in accordance with Section 1.5(f). Notwithstanding anything to contrary contained herein, Borrower shall not be permitted to voluntarily prepay the Term Loan, the First Amendment Term Loan or the Delayed Draw Term Loan without the prior written consent of the Requisite Revolving Lenders if a Trigger Event of Default has occurred and is continuing, it being agreed, however, that nothing in this sentence shall restrict prepayment of the Term Loan, the First Amendment Term Loan and the Delayed Draw Term Loan concurrently with a repayment in full of all outstanding Revolving Loans and termination of all Revolving Loan Commitments on a date that would be a Termination Date. (ii) Borrower may, upon notice to the Swing Line Lender (with a copy to Agent) from Borrower, at any time or from time to time, voluntarily prepay Swing Line 14 [[6937528]]

Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and Agent not later than 1:00 p.m. (Chicago time) on the date of the prepayment (or such shorter period of time as Agent may agree in its sole discretion), and (B) any such prepayment shall be in a minimum principal amount of $50,000 or, if less, the entire principal amount thereof outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that if such prepayment is expressly conditioned upon the occurrence of any event, the proceeds of which are expected to be applied to such prepayment, then Borrower may revoke such notice and/or extend the prepayment date set forth therein by not more than ten (10) Business Days if such condition is not satisfied. Notwithstanding the foregoing to the contrary, prepayments of Swing Line Loans shall be made pursuant to the terms and conditions of an Auto Borrow Agreement for so long as any such agreement is in effect. (b) Prepayments from Excess Cash Flow. Within ten (10) Business Days after the date on which the audited year-end Financial Statements pursuant to and in accordance with Section 4.4(b) are required to be delivered hereunder with respect to any Fiscal Year (each such date, the “Excess Cash Flow Payment Date”), commencing with respect to the Fiscal Year ending December 31, 2025, Borrower shall prepay the Loans in an amount equal to (A) the Applicable Percentage of the Excess Cash Flow of Borrower and its Restricted Subsidiaries for such Fiscal Year, less (B) the amount of any voluntary prepayments of the Term Loan, the First Amendment Term Loan, the Delayed Draw Term Loan and the Revolving Loans (to the extent accompanied by a concurrent and equivalent reduction in the Revolving Loan Commitment) during such Fiscal Year (provided, the foregoing calculation shall never be less than zero, provided, further, that no prepayment pursuant to this Section 1.5(b) shall be required with respect to any Fiscal Year unless the amount of Excess Cash Flow otherwise required to be applied as a prepayment pursuant to this Section 1.5(b) is in excess of $1,000,000 for such Fiscal Year). Prepayments of the Loans under this Section 1.5(b) shall be applied in accordance with Section 1.5(f). (c) [Reserved]. (d) Prepayments from Asset Dispositions; Casualty Events. (i) Promptly upon receipt by Holdings or any of its Restricted Subsidiaries of Net Proceeds from Asset Dispositions described in Sections 3.7(i) or 3.7(k) in excess of $3,000,000 in the aggregate for all such Asset Dispositions (the “Threshold Amount”) during any Fiscal Year, Borrower shall prepay the Loans in an amount equal to such Net Proceeds in excess of such amount, except that Borrower may reinvest or commit to reinvest all or any portion of such Net Proceeds of any such Asset Disposition in assets (other than inventory) of a kind used or useful in the Credit Parties’ business within twelve (12) months; provided, with respect to any such commitment to reinvest that is made within such twelve (12) month period, such Net Proceeds are actually reinvested in such assets within the six (6) month period immediately succeeding such twelve (12) month period. If Borrower does not intend to so reinvest or commit to reinvest such Net Proceeds or if the applicable period set forth in the immediately preceding sentence expires without Borrower having reinvested or committed to reinvest the full amount of the Net Proceeds of any such Asset Disposition, then Borrower shall apply all such 15 [[6937528]]

remaining Net Proceeds of such Asset Disposition in excess of the Threshold Amount to payment of the Loans in accordance with Section 1.5(f). (ii) Subject to the terms of Section 2.2, immediately following the receipt by Holdings or any of its Restricted Subsidiaries of any Net Proceeds from a Casualty Event in excess of $3,000,000 in the aggregate for all such Casualty Events in any Fiscal Year, Borrower shall prepay the Loans in an amount equal to such Net Proceeds, to the extent not otherwise permitted by Section 2.2 to be used to maintain, develop, construct, improve, upgrade, replace, repair, restore or rebuild the destroyed or damaged assets or reinvest (including by acquiring any such assets) all or any portion of such Net Proceeds in assets (other than inventory) of a kind used or useful in the Credit Parties’ business within twelve (12) months; provided, with respect to any such commitment to reinvest that is made within such twelve (12) month period, such Net Proceeds are actually reinvested in such assets within the six (6) month period immediately succeeding such twelve (12) month period. If Borrower does not intend to so reinvest or commit to reinvest such Net Proceeds or if the applicable period set forth in the immediately preceding sentence expires without Borrower having reinvested or committed to reinvest the full amount of the Net Proceeds of any such Casualty Event, then Borrower shall apply all such remaining Net Proceeds of such Casualty Event in excess of $3,000,000 to the payment of the Loans in accordance with Section 1.5(f). (e) Prepayments from Debt Issuances. Promptly upon the receipt by Holdings or any of its Restricted Subsidiaries of the proceeds of any debt securities (other than the proceeds from the issuance of debt securities in respect of Indebtedness permitted hereunder), Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of the proceeds of such debt issuance. The payments shall be applied in accordance with Section 1.5(f). (f) Application of Proceeds. (i) Subject to Section 6.5, with respect to any prepayments made by Borrower pursuant to Sections 1.5(b), 1.5(d) and 1.5(e), such prepayments shall be applied as follows: first, in payment of the Term Loan, the First Amendment Term Loan and to the then outstanding balance of the Delayed Draw Term Loans on a pro rata basis, and as to each such Loan, against the next eight (8) Scheduled Installments thereof in direct order of maturity, second in payment of the Term Loan, the First Amendment Term Loan and the Delayed Draw Term Loans on a pro rata basis, and as to each such Loan, against all remaining Scheduled Installments thereof (excluding the final Scheduled Installment thereof at maturity) on a pro rata basis based on the amounts thereof and then to the final Scheduled Installment thereof at maturity, until such Loans shall have been prepaid in full, third, pro rata to the Revolving Credit Advances and Swing Line Loans outstanding until the same have been repaid in full but not as a permanent reduction of the Revolving Loan Commitment, and fourth, to Agent as cash collateral for all outstanding Letters of Credit up to an amount equal to one hundred three percent (103%) of the aggregate Letter of Credit Participation Liability thereunder. Notwithstanding the foregoing to the contrary, each Lender may elect, by prior written notice to Agent and Borrower, to decline to receive the proceeds of any mandatory prepayment event set forth in Sections 1.5(b), 1.5(d) and 1.5(e) above allocable to such Lender, and, upon Agent’s and Borrower’s receipt of such written notice, Borrower shall be permitted to keep and retain such portion of the proceeds so declined by such Lender (such declined amount, the “Declined Prepayment Amount”). 16 [[6937528]]

(ii) Subject to Section 6.5, with respect to any payments of the Term Loan, the First Amendment Term Loan and the Delayed Draw Term Loans pursuant to Section 1.5(a), such prepayments shall be applied to the Scheduled Installments thereof as specified by Borrower (or, if not specified, in direct order of maturity); provided, that, any such prepayment must be applied on a pro rata basis to the Term Loan funded on the Closing Date, to the First Amendment Term Loan funded on the First Amendment Funding Date and to the then outstanding balance of the Delayed Draw Term Loans. (g) Overadvances. If at any time the sum of (i) the then outstanding principal balance of Revolving Loans plus (ii) the then outstanding principal balance of Swing Line Loans plus (iii) the aggregate amount of Letter of Credit Participation Liabilities exceeds the Maximum Amount, then Borrower shall promptly prepay outstanding Swing Line Loans and Revolving Loans in an amount sufficient to eliminate such applicable excess. (h) No Implied Consent. Provisions contained in this Section 1.5 for the application of proceeds of certain transactions shall not be deemed to constitute consent by Agent or any Lender to transactions that are not otherwise expressly permitted by the terms hereof. (i) Restricted Amounts. Notwithstanding the foregoing, to the extent any or all of the Net Proceeds of any mandatory prepayment event of the type described in Sections 1.5(b), 1.5(d) and 1.5(e) are attributable to the Excess Cash Flow, Asset Disposition, Casualty Event or Net Proceeds of, by or received by, a Foreign Subsidiary and such amounts are prohibited or delayed by any applicable local Requirements of Law from being repatriated to Borrower or any Domestic Subsidiary (each, a “Repatriation”; with “Repatriated” having a correlative meaning) (Borrower hereby agreeing to cause the applicable Foreign Subsidiary to take promptly all actions reasonably required by such Requirements of Law to permit such Repatriation), the portion of such amounts so affected, will not be required to be applied to prepay Loans at the times provided in this Section 1.5 and may be retained by the applicable Foreign Subsidiary; provided, that if and to the extent any such Repatriation ceases to be prohibited or delayed by applicable local Requirements of Law at any time, the Credit Parties shall reasonably promptly Repatriate, or cause to be Repatriated, an amount equal to such previously prohibited amount, net of any costs and expenses associated with such Repatriation (such amount, the “Excluded Prepayment Amount”), and the Credit Parties shall reasonably promptly pay the Excluded Prepayment Amount to the Lenders, which payment shall be applied in accordance with Section 1.5(f). For the avoidance of doubt, to the extent that Borrower has reasonably determined in good faith that repatriation of all or any portion of any such Net Proceeds attributable to a Foreign Subsidiary would have material adverse tax consequences to Borrower and its Restricted Subsidiaries (taking into account any tax credit or benefit available in connection with such repatriation), such Net Proceeds so affected may be retained by the applicable Foreign Subsidiary and shall not be required to be applied as a repayment of the Term Loan, the First Amendment Term Loan or the Delayed Draw Term Loans pursuant to this Section 1.5 so long, but only so long, as the repatriation would result in such material adverse tax consequences to Borrower and its Restricted Subsidiaries (and for the avoidance of doubt, if such material adverse tax consequences cease to exist or would not result therefrom, such Net Proceeds shall be promptly paid to the Lenders to be applied in accordance with Section 1.5(f)). For the avoidance of doubt, the non-application of any such portion of the mandatory prepayment amount pursuant to this Section 1.5(i) shall not constitute a Default or an Event of Default. 1.6 Maturity. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon (a) in the case of any Obligations in respect of Revolving Credit Advances and Swing Line Loans, the 17 [[6937528]]

Commitment Termination Date, (b) in the case of any Obligations in respect of Term Loans, the Term Loan Maturity Date, (c) in the case of any Obligations in respect of the First Amendment Term Loan, the First Amendment Term Loan Maturity Date, and (d) in the case of any Obligations in respect of Delayed Draw Term Loans, the Delayed Draw Term Loan Maturity Date. Until the Termination Date, Agent shall be entitled to retain the security interests in the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to it under the Loan Documents and applicable laws. 1.7 Loan Accounts. Agent shall maintain a loan account (the “Loan Account”) on its books to record: the Loans, all payments made by Borrower or the other Credit Parties with respect to the Loans, and all other debits and credits as provided in this Agreement with respect to the Loans and any other Obligations. Without limiting the foregoing, Agent may, from time to time, at Agent’s discretion, charge the Loan Account for any amounts due and owing by Borrower under the Loan Documents whereupon the same shall be deemed added to the balance of Obligations owing by Borrower. All entries in the Loan Account shall be made in accordance with customary accounting practices of Agent as in effect from time to time. The balance in the Loan Account shall, absent demonstrable error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations. Upon the request of Borrower, Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans and any other Obligations setting forth the balance of the Loan Account for the immediately preceding month. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it. 1.8 Increased Costs; Illegality. (a) Increased Costs. (i) If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any L/C Issuer; (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered. 18 [[6937528]]

(ii) If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any lending office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered. (iii) A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof. (iv) Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that notwithstanding the foregoing, no Lender or L/C Issuer shall be entitled to be compensated hereunder unless the Change in Law occurred within one hundred eighty (180) days of the date that such Lender or L/C Issuer notified Borrower in writing of the Change in Law and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof. (b) Illegality. Notwithstanding anything to the contrary contained herein, if any Change in Law shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to continue to fund or maintain any SOFR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such SOFR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, the SOFR Loans of such Lender will, at the option of such Lender, be deemed to be computed by reference to the Base Rate (without reference to clause (c) of the definition of “Base Rate”) during the period of such illegality. If any Lender shall determine that it is unlawful to maintain any SOFR Loan, Borrower shall either (x) prepay in full all SOFR Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, together with any amounts required to be paid in connection therewith pursuant to Section 1.12 or (y) convert all outstanding SOFR Loans of such Lender into Base Rate Loans either on the last day of the Interest Period thereof if such Lender may lawfully continue such SOFR Loans to such day, or immediately, if such Lender 19 [[6937528]]

may not lawfully continue to maintain such SOFR Loans (and concurrently therewith pay any amounts required to be paid pursuant to Section 1.12). 1.9 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. (b) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes. (c) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (other than Indemnified Taxes and expenses payable by reason of the gross negligence, bad faith or willful misconduct of the applicable Recipient), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Credit Party reasonably believes that such Taxes were not correctly or legally asserted, Agent, or Lender, as applicable, will use reasonable efforts to cooperate with the Credit Party to obtain a refund of such Taxes (which shall be repaid to the Credit Party in accordance with Section 1.9(g)) so long as such efforts would not, in the sole discretion of Agent or such Lender, result in any additional out of pocket costs or expenses not reimbursed by the Credit Party, require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential), or be otherwise materially disadvantageous to Agent or such Lender, as applicable. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. (d) Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.1 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall 20 [[6937528]]

be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this Section 1.9(d). (e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent. (f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 1.9(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in any Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. (ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower, (A) any Lender that is a U.S. Person shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed originals of IRS Form W-9 certifying that such Lender is not subject to U.S. federal backup withholding tax; (B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business 21 [[6937528]]

profits” or “other income” article of such tax treaty; (ii) executed copies of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit 1.9-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or (iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.9-2 or Exhibit 1.9-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 1.9-4 on behalf of each such direct and indirect partner; (C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and (D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for 22 [[6937528]]

purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so. (g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person. (h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document. (i) Defined Terms. For purposes of this Section 1.9, the term “Lender” includes any L/C Issuer, and the term “applicable law” includes FATCA. 1.10 Inability to Determine Rates. Subject to Section 1.11, if, on or prior to the first day of any Interest Period for any SOFR Loan: (a) Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or (b) the Requisite Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Requisite Lenders have provided notice of such determination to Agent, then Agent will promptly so notify Borrower and each Lender. Upon notice thereof by Agent to Borrower, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans and, in the case of a SOFR Loan, the affected Interest Periods) until Agent revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans and, in the case of a SOFR Loans, the affected Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately or, in the case of a SOFR Loans, at the end of the applicable 23 [[6937528]]

Interest Period. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to Section 1.12. 1.11 Effect of Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document (and any interest rate swap agreement shall be deemed not to be a “Loan Document” for the purposes of this Section 1.11): (a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders. (b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make, in consultation with Borrower, Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. (c) Notice; Standards for Decisions and Determinations. The Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 1.11. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.11. (d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administration of 24 [[6937528]]

such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. (e) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. 1.12 Funding Losses. Borrower agrees to reimburse each Lender and to hold each Lender harmless from any actual and documented (subject to the last sentence of this Section 1.12) loss or expense (but excluding any loss of profit or Taxes) which such Lender may sustain or incur as a consequence of: (a) the failure of Borrower to make any payment or mandatory prepayment of principal of any SOFR Loan (including payments made after any acceleration thereof); (b) the failure of Borrower to borrow a SOFR Loan, continue a SOFR Loan or convert a Base Rate Loan into a SOFR Loan after Borrower has given (or is deemed to have given) a Notice of Revolving Credit Advance or a Notice of Conversion/Continuation; (c) the failure of Borrower to make any prepayment of a SOFR Loan after Borrower has given a notice in accordance with Section 1.5(a) (except to the extent any such notice is revoked by Borrower in accordance with Section 1.5(a)); (d) the prepayment (including pursuant to Section 1.5) of a SOFR Loan on a day which is not the last day of the Interest Period with respect thereto; or (e) the conversion pursuant to Section 1.5 of any SOFR Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period; including any such loss or expense (but excluding any loss of profit) arising from the liquidation or reemployment of funds obtained by it to maintain its SOFR Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by Borrower to the Lenders under this Section 1.12, at the election of any Lender that regularly 25 [[6937528]]

funds SOFR Loans by “match funding”, each SOFR Loan made by such Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at Term SOFR used in determining the interest rate for such SOFR Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such SOFR Loan is in fact so funded. 1.13 [Reserved]. 1.14 Increase in Revolving Loan Commitments, Delayed Draw Term Loan Commitments and Term Loan Commitments. (a) Request for Increase. Borrower may from time to time prior to the Commitment Termination Date, the Term Loan Maturity Date or the Delayed Draw Term Loan Maturity Date, as applicable, request to add one or more incremental term facilities and/or delayed draw term loan facilities and/or request an increase in the aggregate Revolving Loan Commitment or Term Loan Commitment or Delayed Draw Term Loan Commitment (each such increase or addition of incremental facilities, an “Increase”) by an amount (for all such requests) not exceeding an amount equal to the maximum aggregate principal amount that would not (on a pro forma basis after giving effect to such Increase and any Permitted Acquisition, other transactions consummated after the relevant financial statements date and on or prior to the date thereof and any related transaction consummated substantially concurrently therewith, and, with respect to an Increase of the Revolving Loan Commitment, assuming that the entire amount of such Increase is fully funded) cause the Total Leverage Ratio of Holdings and its Restricted Subsidiaries as of the end of the fiscal month most recently ended as to which financial statements were required to be delivered pursuant to Section 4.4 to be greater than the lesser of (A) 5.00 to 1.00 and (B) the maximum Total Leverage Ratio permitted pursuant to Section 4.2 for the most recently ended Fiscal Quarter; provided that any such request for an Increase shall be in a minimum amount of $2,000,000. The aggregate amount of all Increases of the Revolving Loan Commitment shall not exceed $15,000,000. At the time of sending any such request, Borrower (in consultation with Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than five (5) Business Days from the date of delivery of such notice to the applicable Lenders). (b) Lender Elections to Increase. Each applicable Lender shall notify Agent within such time period whether or not it agrees to commit to a portion of the requested increase of the Revolving Loan Commitment or Term Loan Commitment or Delayed Draw Term Loan Commitment or the requested incremental term facility or incremental delayed draw term loan facility and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share (each such notice of a Lender’s agreement to commit to a portion of the requested increase, an “Increase Election Notice” and each such Lender agreeing to commit to a portion of the requested increase, an “Electing Lender”). Any Lender not responding within such time period shall be deemed to have declined to commit to any portion of the requested increase. (c) Notification by Agent; Additional Lenders. Agent shall notify Borrower of the applicable Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase or incremental term facility or incremental delayed draw term loan facility, Borrower may also invite additional Persons (subject to the same approvals that would be required for an assignment to any such additional Person pursuant to Section 8.1) to become Lenders (each such additional Person, an “Additional Lender”) pursuant to a joinder agreement in form and substance reasonably satisfactory to Agent and its counsel (an “Additional Lender Joinder Agreement”); provided, however, that without the consent of Agent, at no time shall the 26 [[6937528]]

Revolving Loan Commitment or Term Loan Commitment, as applicable, of any Additional Lender be less than $1,000,000. (d) Effective Date and Allocations. If the Revolving Loan Commitment or Term Loan Commitment or Delayed Draw Term Loan Commitment are increased or an incremental term facility or incremental delayed draw term loan facility is provided in accordance with this Section 1.14, Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or incremental term facility or incremental delayed draw term loan facility; provided, that the final allocation for any Electing Lender shall not be less than its Pro Rata Share of the applicable Increase unless such Electing Lender has specified in the applicable Increase Election Notice for such Increase that it is committing to an amount less than its Pro Rata Share (in which case the final allocation for such Electing Lender shall not be less than such committed amount). Agent shall promptly notify Borrower and the applicable Lenders of the final allocation of such increase or incremental term facility or incremental delayed draw term loan facility and the Increase Effective Date. (e) Conditions to Effectiveness of Increase. As a condition precedent to each Increase (subject to the Limited Condition Transaction Provisions), (i) Borrower shall have delivered to Agent a certificate in substantially the form attached hereto as Exhibit 1.14(e) dated as of the Increase Effective Date signed by a Responsible Officer of Borrower (A) certifying and attaching the resolutions adopted by the Credit Parties approving or consenting to such Increase, and (B) certifying that, before and after giving effect to the Increase, no Default or Event of Default (subject to the Limited Condition Transaction Provisions and excluding, for purposes of clarity, any Default or Event of Default waived in accordance with the terms and conditions hereof) shall have occurred or be continuing or would result immediately after giving effect to such Increase; (ii) Borrower, Agent, and any Additional Lender shall have executed and delivered an Additional Lender Joinder Agreement; (iii) Borrower shall have paid such fees and other compensation to Agent, the Lenders increasing their Revolving Loan Commitments, Term Loan Commitments and/or Delayed Draw Term Loan Commitments or providing any incremental term loan or incremental delayed draw term loan and the Additional Lenders, as Borrower, Agent, such Lenders and such Additional Lenders shall agree; (iv) Borrower shall have delivered to Agent reasonably satisfactory evidence that on a pro forma basis after giving effect to such Increase and any Permitted Acquisition, other transactions consummated after the relevant financial statements date and on or prior to the date thereof and any related transaction consummated substantially concurrently therewith, and, with respect to an Increase of the Revolving Loan Commitment, assuming that the entire amount of such Increase is fully funded, the Total Leverage Ratio of Holdings and its Restricted Subsidiaries as of the end of the fiscal month most recently ended as to which financial statements were required to be delivered pursuant to Section 4.4 is less than or equal to the lesser of (x) 5.00 to 1.00 and (y) the maximum Total Leverage Ratio permitted pursuant to Section 4.2 for the most recently ended Fiscal Quarter, subject to the Limited Condition Transaction Provisions; (v) Borrower shall have delivered to Agent, to the extent requested by Agent, a customary opinion or opinions, in form and substance substantially consistent with the opinion or opinions delivered on the Closing Date (with customary changes thereto to reflect the incremental nature of the credit extensions) or otherwise reasonably satisfactory to Agent, from counsel to the Credit Parties and dated such date; and (vi) each of the applicable conditions precedent set forth in Section 7.2 shall have been satisfied (it being understood that any certificates or deliverables required thereunder, to the extent duplicative of any certificates or deliverables required above, may be combined at the option of Borrower). In the case of an Increase in respect of the Revolving Loan Commitment, the Revolving Loans outstanding on the Increase Effective Date shall be reallocated and adjusted between and among the applicable Lenders, and Borrower shall pay any additional amounts 27 [[6937528]]

required pursuant to Section 1.12 resulting therefrom, to the extent necessary to keep the outstanding applicable Revolving Loans ratable among the applicable Lenders with any revised Pro Rata Shares, as applicable, arising from any nonratable increase in the applicable Revolving Loans under this Section 1.14. (f) Interest Margins. Borrower shall have reached agreement with the Lenders (or Additional Lenders) agreeing to the respective Increase with respect to the interest margins applicable to Revolving Loans, Term Loans, Delayed Draw Term Loans, incremental term loans or incremental delayed draw term loans to be made pursuant such Increase and shall have communicated the amount of such interest margins to Agent. Any joinder pursuant to clause (c) above may, with the consent of Agent, Borrower and the Lenders or Additional Lenders providing such Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 1.14 (including any amendment necessary to effectuate the interest margins for the Revolving Loans, Term Loans, Delayed Draw Term Loans, incremental term loans or incremental delayed draw term loan facility to be made pursuant to such Increase). Anything to the contrary contained herein notwithstanding, (1) if the interest margin that is to be applicable to the Revolving Loans to be made pursuant to the increased Revolving Loan Commitments is higher than the interest margin applicable to the Revolving Loans immediately prior to the applicable Increase Effective Date (the amount by which the interest margin is higher, the “Excess”), then the interest margin applicable to the Revolving Loans immediately prior to the Increase Effective Date shall be increased by the amount of the Excess, effective on the applicable Increase Effective Date, and without the necessity of any action by any party hereto, (2) it is agreed and understood that the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable and customary arrangement, structuring and underwriting fees paid or payable to the lead arranger or its affiliates or otherwise not generally shared with all of the applicable lenders with respect to an Increase of the Term Loans or any incremental term loans (other than incremental delayed draw term loans, which are the subject of subclause (3) below) provided pursuant to an Increase) applicable to any Increase of the Term Loan or any incremental term loans (other than incremental delayed draw term loans) provided pursuant to an Increase shall not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the then outstanding Term Loans, First Amendment Term Loans and Delayed Draw Term Loans, unless the interest rate margin with respect to the then outstanding Term Loans, First Amendment Term Loans and Delayed Draw Term Loans is increased by an amount equal to (I) the difference between the all-in yield with respect to the Increase of the Term Loan or the incremental term loans (other than incremental delayed draw term loans) provided pursuant to the Increase, as applicable, and the all-in yield with respect to such then outstanding Term Loans, First Amendment Term Loans and Delayed Draw Term Loans, minus (II) 0.50% per annum and (3) it is agreed and understood that the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable and customary arrangement, structuring and underwriting fees paid or payable to the lead arranger or its affiliates or otherwise not generally shared with all of the applicable lenders with respect to an Increase of the Delayed Draw Term Loan Commitments or any incremental delayed draw term loan commitments provided pursuant to an Increase) applicable to any Delayed Draw Term Loans to be made pursuant to any Increase of the Delayed Draw Term Loan Commitments or any delayed draw term loans to be made pursuant to any incremental delayed draw term loan commitments provided pursuant to an Increase shall not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the then outstanding Delayed Draw Term Loans, Term Loans and First Amendment 28 [[6937528]]

Term Loans, unless the interest rate margin with respect to the then outstanding Delayed Draw Term Loans, Term Loans and First Amendment Term Loans is increased by an amount equal to (I) the difference between the all-in yield with respect to the Delayed Draw Term Loans to be made pursuant to the Increase of the Delayed Draw Term Loan Commitments or the delayed draw term loans to be made pursuant to the incremental delayed draw term loan commitments provided pursuant to the Increase, as applicable, and the all-in yield with respect to such then outstanding Delayed Draw Term Loans, Term Loans and First Amendment Term Loans, minus (II) 0.50% per annum. (g) Each Increase shall rank pari passu in right of payment in respect of Collateral and with the Obligations in respect of the Revolving Loan Commitments, Term Loans, First Amendment Term Loan Commitments (and the First Amendment Term Loan funded thereunder) and Delayed Draw Term Loan Commitments (and Delayed Draw Term Loans funded thereunder) available to Borrower. In addition thereto (i) (x) Increases to the Term Loan Commitment or any incremental term loans (other than incremental delayed draw term loans, which are the subject of subclause (y) below) shall not have a final maturity date earlier than the latest maturity date applicable to any Term Loan, First Amendment Term Loan or previously established incremental term loan (other than incremental delayed draw term loans) and (y) Increases to the Delayed Draw Term Loan Commitment (and Delayed Draw Term Loans funded thereunder) or any incremental delayed draw term loan commitments (and delayed draw term loans funded thereunder) shall not have a final maturity date earlier than the latest maturity date applicable to any Delayed Draw Term Loan or previously established incremental delayed draw term loan, (ii) (x) Increases to the Term Loans or any incremental term loans shall not have a weighted average life to maturity that is shorter than the then weighted average life to maturity of the remaining Term Loans, First Amendment Term Loans and previously established incremental term loans (other than incremental delayed draw term loans, which are the subject or subclause (y) below) and (y) Increases to the Delayed Draw Term Loan Commitment (and Delayed Draw Term Loans funded thereunder) or any incremental delayed draw term loan commitments (and delayed draw term loans funded thereunder) shall not have a weighted average life to maturity that is shorter than the then weighted average life to maturity of the remaining Delayed Draw Term Loans and previously established incremental delayed draw term loans, (iii) any incremental term loans (including incremental delayed draw term loans) may have such other terms as may be agreed among Borrower, Agent and the Lenders and Additional Lenders providing such incremental term loans (including incremental delayed draw term loans) to the extent not inconsistent with the other provisions of this Section 1.14; provided that in no event shall the terms applicable to such incremental term loans, when taken as a whole, be materially more restrictive than the terms applicable to the Term Loan, First Amendment Term Loan or Delayed Draw Term Loans, as applicable, and the incremental delayed draw term loans shall have the same pro forma leverage ratio funding condition as the existing Delayed Draw Term Loans under the Delayed Draw Term Loan Commitments and (iv) other than pricing (but subject to subsection (f) above), each Increase of the Revolving Loan Commitment shall be under the same terms as Revolving Loans in respect of Revolving Loan Commitments. (h) Conflicting Provisions. This Section 1.14 shall supersede any provisions in Section 8.3 or 9.2 to the contrary. 1.15 Termination or Reduction of Commitment. (a) Borrower may, upon notice to Agent from Borrower, terminate the Revolving Loan Commitment, or from time to time permanently reduce the Revolving Loan Commitment; provided that (i) any such notice shall be received by Agent not later than 12:00 p.m. (Chicago 29 [[6937528]]

time) three (3) Business Days prior to the date of termination or reduction (or such shorter period of time as Agent may agree in its sole discretion), (ii) any such reduction shall be in an aggregate amount of $250,000 or any whole multiple of $50,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Revolving Loan Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the then outstanding principal balance of Revolving Loans plus the then outstanding principal balance of Swing Line Loans plus the aggregate amount of Letter of Credit Participation Liabilities would exceed the Maximum Amount, and (iv) if, after giving effect to any reduction or termination, any sublimit hereunder for Letters of Credit or Swing Line Loans exceeds the amount of the Revolving Loan Commitment, such sublimit shall be automatically reduced by the amount of such excess. Agent will promptly notify the Lenders of any such notice of termination or reduction of the Revolving Loan Commitment. Any reduction of the Revolving Loan Commitment shall be applied to the Revolving Loan Commitment of each Revolving Lender according to its Pro Rata Share. All fees accrued until the effective date of any termination of the Revolving Loan Commitments shall be paid on the effective date of such termination. (b) Borrower may, upon notice to Agent from Borrower, terminate the Delayed Draw Term Loan Commitment, or from time to time permanently reduce the Delayed Draw Term Loan; provided that (i) any such notice shall be received by Agent not later than 12:00 p.m. (Chicago time) three (3) Business Days prior to the date of termination or reduction (or such shorter period of time as Agent may agree in its sole discretion) and (ii) any such reduction shall be in an aggregate amount of $250,000 or any whole multiple of $50,000 in excess thereof. Agent will promptly notify the Lenders of any such notice of termination or reduction of the applicable Delayed Draw Term Loan Commitment. Any reduction of the Delayed Draw Term Loan Commitment shall be applied to the Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender according to its Pro Rata Share of the Delayed Draw Term Loan Commitment. All fees accrued until the effective date of any termination of the Delayed Draw Term Loan Commitment shall be paid on the effective date of such termination. (c) The First Amendment Term Loan Commitments shall terminate as set forth in the First Amendment. (d) Notwithstanding the foregoing, if such commitment termination pursuant to Section 1.15(a) or (b) above is expressly conditioned upon the occurrence of any event, then Borrower may revoke such notice and/or extend the termination or reduction date set forth therein by not more than ten (10) Business Days if such condition is not satisfied. SECTION 2. AFFIRMATIVE COVENANTS Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties and their Restricted Subsidiaries (or, where expressly stated below, their Subsidiaries, as applicable) that, from and after the date hereof and until the Termination Date: 2.1 Compliance With Laws. Each Credit Party will (a) comply with and shall cause each of its Restricted Subsidiaries (and, solely with respect to taxes, environmental protection matters, ERISA and the provisions of OFAC and the Patriot Act described in Section 5.19 hereof, its other Subsidiaries) to comply with the requirements of all applicable material laws, rules, regulations and orders of any Governmental Authority (including laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety, ERISA and the provisions of OFAC and the Patriot Act 30 [[6937528]]

described in Section 5.19 hereof) as now in effect and which are imposed in the future in all jurisdictions in which any Credit Party or any of its Restricted Subsidiaries (and, solely with respect to taxes, environmental protection matters, ERISA and the provisions of OFAC and the Patriot Act described in Section 5.19 hereof, any of its other Subsidiaries) is doing business other than those laws, rules, regulations and orders the noncompliance with which (including the occurrence of an ERISA Event whether caused or permitted by a Credit Party or an ERISA Affiliate) would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Restricted Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Restricted Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section 2.1 shall not preclude any Credit Party or its Restricted Subsidiaries from contesting any Taxes or other payments, if they are being diligently contested in good faith and if appropriate reserves have been recorded in conformity with GAAP, subject to Section 3.2 and no Lien (other than a Permitted Encumbrance) in respect thereof has been created. 2.2 Insurance. Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, liability, casualty and business interruption insurance with respect to its business and properties and the business and properties of its Restricted Subsidiaries against loss or damage of the kinds and in the amounts customarily carried or maintained by corporations of established reputation engaged in similar businesses, as reasonably determined in good faith by such Credit Party, and will deliver evidence thereof to Agent. Each Credit Party shall, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Agent (and subject to Section 2.10), (i) cause Agent to be named as lender’s loss payee in the case of casualty insurance, and assignee in the case of all business interruption insurance (if any), in each case for the benefit of Agent and Lenders and (ii) cause Agent on behalf of the Lenders, to be named as additional insured in the case of all liability insurance. Agent acknowledges and agrees that the Credit Parties’ insurance as in effect on the Closing Date, subject to Section 2.10(b), is, under the circumstances prevailing as of the Closing Date, satisfies the requirements of the first sentence of this Section 2.2. In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement promptly following of Agent’s reasonable written request therefor, Agent may purchase insurance at such Credit Party’s expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect such Credit Party’s interests. The coverage purchased by Agent may or may not pay any claim made by such Credit Party or any claim that is made against such Credit Party in connection with the Collateral. Such Credit Party may later cancel any such insurance purchased by Agent, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement. If Agent purchases such insurance for the Collateral, such Credit Party will be responsible for the costs of that insurance, including interest and other reasonable charges imposed by Agent in connection with the placement of such insurance, until the effective date of the cancellation or expiration of such insurance. The costs of such insurance may be added to the Obligations. The costs of such insurance may be more than the cost of insurance such Credit Party is able to obtain on its own. 2.3 Inspection. Each Credit Party shall permit any authorized representatives of Agent to visit, audit and inspect any of the properties of such Credit Party and its Restricted Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants (so long as a reasonable opportunity to be present at such meeting with the certified public accountants is provided to Borrower) and agents, in each case, at such reasonable times during normal business hours and upon reasonable advance notice; provided that so long as no Event of Default shall have occurred and remain continuing, Agent shall not be entitled to conduct more than one (1) such visit, audit and inspection in each calendar year; provided further that such visit, audit and inspection rights 31 [[6937528]]

shall be subject to the right of the Credit Parties and their Restricted Subsidiaries to withhold any information to the extent the provision thereof would violate any confidentiality obligations binding on the Credit Parties or their Restricted Subsidiaries or would reasonably be expected to result in the loss of any professional privilege available to the Credit Parties or their Restricted Subsidiaries. Borrower shall pay all reasonable and documented out-of-pocket expenses of Agent related to any such visit, audit and inspection; provided that so long as no Event of Default shall have occurred and remain continuing, Borrower shall not be obligated to pay such expenses for more than one (1) such visit, audit and inspection by Agent each calendar year. Representatives of each Lender will be permitted to accompany representatives of Agent during each visit, inspection and discussion referred to in the immediately preceding sentence, in each case, as such Lender’s sole cost and expense. 2.4 Organizational Existence; Maintenance of Properties. Except as otherwise permitted by Section 3.6, each Credit Party will and will cause its Restricted Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, all rights and franchises necessary in the normal conduct of its business. Each Credit Party will maintain and will cause its Restricted Subsidiaries to maintain all of its real and personal property reasonably necessary to the normal conduct of its business in good working order and condition, ordinary wear and tear and involuntary casualty and condemnation excepted and shall make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. 2.5 Environmental Matters. Each Credit Party shall and shall cause each of its Subsidiaries to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that would not reasonably be expected to have a Material Adverse Effect; (b) refrain from causing a Release of or using, storing, generating, or manufacturing Hazardous Materials (except of kinds and in amounts ordinarily and customarily used or stored in similar properties and in compliance with all Environmental Laws) at, in, on, or under the Real Estate, that would, in either case, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (c) implement any and all investigation, remediation, removal, response, abatement and/or other actions that are necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws, Environmental Permits and the requirements of Governmental Authorities pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, except where the failure to conduct such action or comply with such Environmental Laws, Environmental Permits or requirements would not reasonably be expected to have a Material Adverse Effect; (d) notify Agent promptly after such Credit Party or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (e) promptly forward to Agent a copy of any order, notice, request for information or other communication or report received by such Credit Party or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that would reasonably be expected to result in Environmental Liabilities to a Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in 32 [[6937528]]

each case, would reasonably be expected to have a Material Adverse Effect, then each Credit Party and its Subsidiaries shall, upon Agent’s written request (i) cause the performance of such environmental assessments including, if recommended in Agent’s environmental consultant’s initial assessment report, subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower’s expense if such assessment identifies a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, would reasonably be expected to have a Material Adverse Effect, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) if the Credit Parties fail to perform (or cause performance) of any environmental audits under clause (i) above within a reasonable time after receiving a written request from Agent, Credit Parties shall permit Agent or its representatives to have reasonable access to the Real Estate that is the subject of such violation, Environmental Liability or Release of Hazardous Materials for the purpose of conducting such environmental audits and testing as Agent deems reasonably appropriate, including subsurface sampling of soil and groundwater, which shall be conducted by reputable environmental consulting firms reasonably acceptable to the Credit Parties at its own expense unless any such audit, testing or assessment identifies a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, would reasonably be expected to have a Material Adverse Effect. Each Credit Party and its Subsidiaries shall thereafter promptly and fully conduct any remediation, removal, response, abatement and/or other actions as may be reasonably required to address any violations of Environmental Laws or Environmental Permits or any Environmental Liabilities identified in such environmental audit. 2.6 [Reserved]. 2.7 Further Assurances. (a) Each Credit Party shall, from time to time, execute such additional financing statements, documents and reports that are not inconsistent with any express limitations set forth in this Agreement or any other Loan Document as Agent at any time may reasonably request to evidence, perfect (subject to the qualifications set forth in Section 4(c) of the Security Agreement) or otherwise implement the guarantees and security for repayment of the Guaranteed Obligations contemplated by the Loan Documents. (b) In the event any Credit Party acquires a fee ownership interest in real property after the Closing Date with a fair market value in excess of $3,000,000, such Credit Party shall, within one hundred twenty (120) days (or such longer period of time as Agent may agree in its reasonable discretion) following such acquisition, deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to Agent, together with such customary title insurance policies, surveys, appraisals, a certificate from a national certification agency indicating whether such real property is located in a special flood hazard area, evidence of insurance, local counsel opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent. (c) Each Credit Party shall, within thirty (30) days (or such later date as Agent may agree in its reasonable discretion) following the acquisition or creation of a Domestic Subsidiary, (i) cause each Person that is a Domestic Subsidiary (other than any Excluded Subsidiary) of such Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders 33 [[6937528]]

to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Guaranteed Obligations by executing and delivering a Guarantor Joinder substantially in the form of Exhibit 2.7(c) hereto, to grant to Agent, for the benefit of Agent and Lenders, a security interest in the Collateral of such Person to secure the Guaranteed Obligations by executing and delivering a joinder agreement to the Security Agreement (in substantially the form of the joinder agreements attached thereto), and (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, one hundred percent (100%) of the Stock (other than any such Stock constituting Excluded Assets) of each such Domestic Subsidiary (other than an Excluded Foreign Holding Company), to the extent owned by a Credit Party, to secure the Guaranteed Obligations and one hundred percent (100%) of the non-Voting Stock (other than any such Stock constituting Excluded Assets) and sixty five percent (65%) of the Voting Stock (other than any such Stock constituting Excluded Assets) of any first tier Foreign Subsidiary and any first tier Excluded Foreign Holding Company, in each case, to the extent owned by a Credit Party, to secure the Guaranteed Obligations by executing and delivering a pledge supplement to the Pledge Agreement (in substantially the form of the pledge supplement attached thereto). 2.8 Cash Management Systems. Borrower shall, and shall cause each other Credit Party to, enter into Control Agreements with respect to each deposit and securities account maintained by each Credit Party (other than any Excluded Account), (a) with respect to any such account (other than any Excluded Account) maintained as of the Closing Date, on or prior to the date that is ninety (90) days following the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), (b) with respect to any such account (other than any Excluded Account) acquired after the Closing Date, on or prior to the date that is ninety (90) days following such acquisition (or such later date as may be agreed to by Agent in its sole discretion) and (c) with respect to any such account (other than any Excluded Account) newly opened after the Closing Date, on or prior to the date that is thirty (30) days following such opening (or such later date as may be agreed to by Agent in its sole discretion). Each such Control Agreement shall be in form and substance reasonably satisfactory to Agent and permit Agent to assume, subject to the rights of the depositary or intermediary with respect hereto, exclusive dominion and control of such deposit accounts; provided that Agent shall not exercise its exclusive dominion and control with respect to such accounts so long as no Event of Default has occurred and remains continuing. Unless and until an Event of Default has occurred and remains continuing, the Credit Parties shall have the exclusive and sole right to make transfers and withdrawals from and write checks against amounts in such deposit accounts. 2.9 [Reserved]. 2.10 Post-Closing Covenants. (a) No later than ten (10) Business Days following the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), the Credit Parties shall deliver to Agent insurance certificates evidencing the Credit Parties’ liability and property policies naming Agent, as applicable, as an additional insured and lender’s loss payee thereunder, in each case, in form and substance reasonably satisfactory to Agent and duly executed by the applicable insurance provider and effective. (b) No later than sixty (60) days following the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), the Credit Parties shall deliver to Agent insurance endorsements to the Credit Parties’ liability and property policies naming Agent, as applicable, as an additional insured and lender’s loss payee thereunder, in each case, in form and 34 [[6937528]]

substance reasonably satisfactory to Agent and duly executed by the applicable insurance provider and effective. (c) No later than five (5) Business Days following the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), the Credit Parties shall deliver to Agent, amendments to the Team Lift Out Entity Agreements of each of DP D & O Management LLC, DP Inland Marine Management LLC and DP Surety Management LLC subordinating any unsecured obligations under each such Team Lift Out Entity Agreement in respect of any Incentive Units, Incentive Unit Equivalents, Class P Units and/or Class P Unit Equivalents (or equivalent terms) (each as defined in the applicable Team Lift Out Entity Agreement, as in effect on the date of execution thereof) or any equity interests issued in substitution or replacement thereof that are due and payable pursuant to the terms of each such Team Lift Out Entity Agreement, to the Obligations as to right and time of payment and on terms as to other rights and remedies reasonably satisfactory to Agent, in each case, in form and substance as previously agreed upon by Agent and the Credit Parties on the Closing Date. (d) No later than five (5) Business Days following the Closing Date (or such later date as may be agreed to by Agent in its sole discretion), the Credit Parties shall deliver to Agent, original irrevocable proxies coupled with interest with respect to each of DP D & O Management Holdco, LLC, DP Surety Management Holdco LLC and DP Inland Marine Management Holdco, LLC, in each case, in form and substance reasonably satisfactory to Agent and duly executed by the applicable Pledgor (as defined in the Pledge Agreement) and effective. 2.11 ERISA. The Credit Parties shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event would reasonably be expected to result in a Material Adverse Effect. 2.12 Use of Proceeds. Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.11. 2.13 Sanctions; Anti-Corruption Laws . The Credit Parties will maintain in effect policies and procedures reasonably designed to promote compliance by the Credit Parties, their Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the U.S. Foreign Corrupt Practices Act (as amended, together with the applicable rules and regulations thereunder, “FCPA”) and any other applicable anti-corruption laws. 2.14 Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Subsidiary as an Unrestricted Subsidiary or designate (or redesignate) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and immediately after such designation, no Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (ii) immediately after such designation, no Unrestricted Subsidiary shall (x) own any capital stock or other equity interests in any Restricted Subsidiary of Borrower or (y) hold any Indebtedness of or any Lien on any property of Borrower or its Restricted Subsidiaries that would not then be permitted to be incurred by Borrower or its Restricted Subsidiaries, as applicable (it being expressly understood and agreed that any such Indebtedness or Lien shall be deemed to have been incurred or granted by Borrower or its Restricted Subsidiaries, as applicable, on the date of such designation), (iii) immediately before and immediately after giving effect to such designation, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4, is not in excess of the maximum Total Leverage Ratio covenant set forth in Section 4.2 as of the last day of the most 35 [[6937528]]

recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4, (iv) at the time of designation of any Unrestricted Subsidiary, (x) the aggregate amount of total assets held by Unrestricted Subsidiaries shall not exceed 5.0% of the total assets of Holdings and its Restricted Subsidiaries and (y) the EBITDA attributable to all Unrestricted Subsidiaries shall not exceed 5.0% of the EBITDA of Holdings and its Restricted Subsidiaries, (v) no Subsidiary may be designated as an Unrestricted Subsidiary if it owns any Intellectual Property that is material to the business of Holdings and its Restricted Subsidiaries taken, as a whole (“Material Intellectual Property”), and (vi) prior to the effectiveness of any designation of any Unrestricted Subsidiary as a Restricted Subsidiary, solely to the extent such newly designated Restricted Subsidiary is required to comply with the requirements set forth Section 2.7(c), the Lenders shall have received all documentation and other information reasonably requested by the Administrative Agent in writing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably estimated by Borrower in good faith (and such designation shall only be permitted to the extent such Investment is a Permitted Investment). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable; provided that upon any re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary, (a) Borrower (or its applicable Restricted Subsidiary) shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (x) Borrower’s (or its Restricted Subsidiary’s) “Investment” in such Restricted Subsidiary at the time of such re-designation, less (y) the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to Borrower’s (or its Restricted Subsidiary’s) equity therein at the time of such re-designation and (b) such resulting Restricted Subsidiary shall be subject to Section 4.4(k)(ii) and the other provisions of the Loan Documents applicable to Restricted Subsidiaries; provided, further, that (a) no Unrestricted Subsidiary shall, directly or indirectly, own any Stock in any Restricted Subsidiary of Borrower or hold any Lien on any property of, Borrower or its Restricted Subsidiaries, (b) no Unrestricted Subsidiary that has subsequently been designated as a Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary and (c) no Subsidiary that is designated as a “restricted subsidiary” for purposes of any Increase may be designated as an Unrestricted Subsidiary hereunder. If at any time there are any Unrestricted Subsidiaries which collectively (i) own any Material Intellectual Property, (ii) generate more than 5.0% of EBITDA of Holdings and its Restricted Subsidiaries, on a pro forma basis, or (iii) have total assets of greater than 5.0% of the consolidated total assets of Holdings and its Restricted Subsidiaries, then Borrower shall promptly cause one or more of such Unrestricted Subsidiaries to be designated as Restricted Subsidiaries, such that, after such redesignation, all Unrestricted Subsidiaries shall (A) generate not more than 5.0% of EBITDA of Holdings and its Restricted Subsidiaries in the aggregate, (B) have total assets of not more than 5.0% of consolidated total assets of Holdings and its Restricted Subsidiaries and (C) not own (or have an exclusive license to) any Material Intellectual Property. SECTION 3. NEGATIVE COVENANTS Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties and their Restricted Subsidiaries (or, where expressly stated below, their Subsidiaries, as applicable) that from and after the date hereof until the Termination Date: 3.1 Indebtedness. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or 36 [[6937528]]

indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 3.4) except: (a) Indebtedness outstanding on the Closing Date and described on Schedule 3.1 and any Permitted Refinancing thereof; (b) the Guaranteed Obligations; (c) Indebtedness arising from extensions of credit made by (i) any Credit Party to Borrower, (ii) Borrower or other Credit Party to any other Credit Party (other than Holdings), (iii) any Restricted Subsidiary that is not a Credit Party to any Credit Party (other than Holdings) or any Restricted Subsidiary or (iv) any Credit Party to any Restricted Subsidiary that is not a Credit Party in an aggregate amount at any time outstanding not to exceed, when taken together with (but without duplication of) any Investments in such Restricted Subsidiary permitted by Section 3.3(i), the greater of (x) $5,250,000 and (y) 15% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period for all such Restricted Subsidiaries taken as a whole; provided, however, that, in the case of clause (iii) or (iv) of this Section 3.1(c), if owing by any Credit Party, such Indebtedness shall be subordinated to the Obligations on terms reasonably satisfactory to Agent; (d) to the extent constituting Indebtedness, unsecured obligations under Team Lift Out Entity Agreements in respect of any Incentive Units, Incentive Unit Equivalents, Class P Units and/or Class P Unit Equivalents (or equivalent terms) (each as defined in the applicable Team Lift Out Entity Agreement, as in effect on the date of execution thereof) or any equity interests issued in substitution or replacement thereof, in each case, to the extent such obligations are non-interest bearing and (i) solely with respect to any such obligations that are due and payable under Team Lift Out Entity Agreements entered into prior to August 31, 2023 (including, for the avoidance of doubt, the Team Lift Out Entity Agreements of each of Distinguished Environmental, LLC and DP Fine Arts and Collectibles LLC) that are not subordinated, the aggregate amount thereof (together with all Indebtedness under Section 3.1(i) and Section 3.1(o)) does not exceed the greater of (x) $32,500,000 and (y) 100% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period at any time outstanding, (ii) with respect to any such obligations under Team Lift Out Entity Agreements entered into on or after August 31, 2023 (whether or not they constitute Indebtedness) (other than the Team Lift Out Entity Agreements described in clause (iii) below), solely to the extent such obligations are subordinated to the Obligations as to right and time of payment and on terms as to other rights and remedies reasonably satisfactory to Agent, and (iii) with respect to any such obligations under the Team Lift Out Entity Agreements of each of DP D & O Management LLC, DP Inland Marine Management LLC and DP Surety Management LLC (whether or not they constitute Indebtedness), solely to the extent such obligations are subordinated to the Obligations in accordance with Section 2.10(c); (e) Indebtedness secured by purchase money Liens or incurred with respect to Capital Leases or equipment financing facilities the obligations in respect of which are secured by the equipment purchased with the proceeds thereof (and any Permitted Refinancing thereof) in an aggregate amount at any time outstanding not to exceed the greater of (i) $6,500,000 and (ii) 20% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period; (f) Indebtedness that may be deemed to exist pursuant to any performance and completion guarantees or customs, stay, performance, bid, surety, statutory, appeal, performance 37 [[6937528]]

and return of money bonds, tenders, statutory obligations, leases, governmental contracts, trade contracts or similar obligations, in each case, incurred in the ordinary course of business; (g) to the extent constituting Indebtedness, (i) obligations owed to suppliers, customers and licensees in the ordinary course of business, including take-or-pay obligations contained in supply arrangements in the ordinary course of business (including obligations thereunder in respect of advances, deferred purchase price or progress payments), and (ii) obligations in respect of workers compensation claims, unemployment insurance (including premiums related thereto) and other types of social security obligations, pension obligations, vacation pay obligations and health, disability or employee benefit obligations, in each case, incurred in the ordinary course of business; (h) to the extent constituting Indebtedness, unsecured obligations under the Management Holdco Entity Agreements in respect of any Management Units and/or Corresponding Class P Units (or equivalent terms) (each as defined in the applicable Management Holdco Entity Agreements, as in effect on the date of execution thereof) or any equity interests issued in substitution or replacement thereof, in each case, to the extent such obligations are non-interest bearing; (i) unsecured Indebtedness of Holdings or any other Credit Party owing to sellers as payments of the purchase price of Permitted Acquisitions, including, for the avoidance of doubt and without limitation, deferred purchase price obligations (and which does not constitute Earnouts) (and any Permitted Refinancing thereof), but only if the aggregate amount thereof (together with all Indebtedness described in Section 3.1(d)(i) and Section 3.1(o)) does not exceed the greater of (i) $32,500,000 and (ii) 100% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period at any time outstanding, solely to the extent (i) such Indebtedness does not require the cash payment of any principal, premium, interest, fees or other regularly scheduled amounts owing in respect thereof prior to the 91st day after the latest scheduled maturity date of the Loans then in effect, (ii) such Indebtedness does not have any maturity, amortization, redemption, sinking fund or other similar payment prior to the 91st day after the latest scheduled maturity date of the Loans then in effect (other than in connection with (x) a Change of Control or a sale of all or substantially all of the assets of the Credit Parties and their Restricted Subsidiaries or other similar event or (y) so long as no Event of Default exists before or immediately after giving effect to such payment and such payment is otherwise permitted under the applicable subordination and/or intercreditor terms for such Indebtedness, payments to the extent required to be made to avoid the application of Section 163(e)(5) of the IRC with respect to such Indebtedness), (iii) such Indebtedness does not have any covenants or defaults (other than payment default, a bankruptcy or insolvency event of Borrower or change of control defaults but otherwise subject to the subordination provisions thereof) that are applicable prior to the 91st day after the latest scheduled maturity of the Loans then in effect, and (iv) such Indebtedness (and any guaranty thereof) is subordinated to the Guaranteed Obligations as to right and time of payment and as to other rights and remedies thereunder in a manner and to the extent reasonably satisfactory to Agent (which subordination terms shall in any event require, as a condition to any payment in respect of such Indebtedness, that the Credit Parties shall have at least $5,000,000 of Liquidity after giving effect to any such payment) (such Indebtedness, “Seller Debt”); (j) Indebtedness (i) of any Person that becomes a Restricted Subsidiary after the Closing Date or (ii) assumed by any Credit Party in connection with any acquisition of assets after the Closing Date, in each case, pursuant to a Permitted Acquisition; provided that such Indebtedness (A) exists at the time such Person becomes a Restricted Subsidiary, or such assets 38 [[6937528]]

are acquired, (B) is not created or incurred in contemplation of or in connection with such Permitted Acquisition and (C) is secured solely by a lien on the subject assets acquired) (and any Permitted Refinancing thereof), so long as the aggregate outstanding principal amount of all such Indebtedness does not exceed $10,000,000 at any time; (k) to the extent constituting Indebtedness, other contingent liabilities of any Credit Party in respect of any customary purchase price adjustment, non-competition or consulting agreement or deferred compensation agreement, or other indemnity obligations in each case owing to the seller, buyer or any Affiliate thereof or their respective officers or directors, in each case, incurred in connection with a disposition of asset permitted under this Agreement or a Permitted Acquisition; (l) to the extent constituting Indebtedness, unsecured obligations (contingent or otherwise) of any Credit Party existing or arising under any Rate Contracts, in each case entered into in the ordinary course of business and not for speculative purposes or pursuant to the requirements of Section 2.9; (m) unsecured Indebtedness that is evidenced by promissory notes issued by Holdings (or any direct or indirect parent thereof) to directors, consultants, managers, members of management, officers and employees (or their spouses, partners, trusts or estates) of Borrower and its Restricted Subsidiaries in connection with repurchases or redemptions of capital Stock of Holdings (or any direct or indirect parent thereof) issued to such director, consultant, manager, member of management, officer or employee (or their spouses, partners, trusts or estates) so long as the aggregate principal amount of all such Indebtedness does not exceed the greater of (i) $3,250,000 and (ii) 10% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period at any time; (n) Indebtedness in connection with the financing of insurance premiums arising as a result of the payment of such premiums in installments in the ordinary course of business (expressly excluding third party financing); (o) unsecured Earnouts (and any Permitted Refinancing thereof) but only if the aggregate amount thereof (together with all Indebtedness under Section 3.1(d)(i) and Section 3.1(i)) does not exceed the greater of (i) $32,500,000 and (ii) 100% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period at any time outstanding; provided, that, if at any time all or any portion of any Earnout is realized and becomes evidenced by a promissory note or other instrument, becomes payable over time or otherwise accrues interest, then such Earnout (or portion) shall be required to satisfy the requirements of Seller Debt; provided, further, that the aggregate amount of Earnouts (including any guarantees and Permitted Refinancings thereof) that are not subordinated to the Guaranteed Obligations as to right and time of payment and as to other rights and remedies thereunder in a manner and to the extent reasonably satisfactory to Agent shall not exceed $10,000,000; (p) to the extent constituting Indebtedness, obligations (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services (including intercompany cash and treasury management arrangements) or reasonable and customary overdraft protection in the ordinary course of business; 39 [[6937528]]

(q) Contingent Obligations arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions and purchasers in connection with dispositions permitted under Section 3.7; and (r) any other Indebtedness in an aggregate amount at any time outstanding not to exceed the greater of (i) $6,500,000 and (ii) 20% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period. 3.2 Liens and Related Matters. (a) No Liens. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Restricted Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including those Liens constituting Permitted Encumbrances existing on the date hereof as set forth on Schedule 3.2 and modifications, replacements, renewals and extensions thereof). (b) No Negative Pledges. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, other than (i) provisions restricting subletting, assignment or other transfers (including the granting of any Lien) of any lease governing a leasehold interest of Borrower or a Restricted Subsidiary of Borrower entered into in the ordinary course of business, (ii) provisions of customary documentation of any Indebtedness secured by a Permitted Encumbrance, but only if such restrictions apply only to the Person or Persons obligated under such indebtedness and its or their Restricted Subsidiaries and the property or assets securing such Indebtedness, (iii) prohibitions included in documentation governing Indebtedness permitted by Section 3.1(j); provided that any such prohibitions apply solely to such Person that becomes a Restricted Subsidiary after the Closing Date or such assets acquired after the Closing Date, in each case, pursuant to the relevant Permitted Acquisition, (iv) agreements relating to any Asset Disposition expressly permitted hereunder, provided that such prohibitions and limitations apply only to the property to be sold (or the Persons the Stock of which is the subject of such agreement), (v) leases, subleases, licenses, sublicenses and other agreements containing customary provisions prohibiting or limiting the assignment or other transfer thereof that are entered into in the ordinary course of business, (vi) restrictions with respect to a Restricted Subsidiary of Borrower imposed pursuant to an agreement that has been entered into in connection with the disposition of such Restricted Subsidiary’s assets or all of such Restricted Subsidiary’s Stock, in each case, only to the extent such restrictions are imposed during the pendency of such disposition and such disposition is either expressly permitted hereunder or, in connection with the disposition of all of such Restricted Subsidiary’s Stock, such Stock disposition shall give rise to the concurrent repayment in full of the Obligations, (vii) in the case of any Restricted Subsidiary that is not a wholly-owned Subsidiary, customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of the assets of, or ownership interest in, such partnership, limited liability company, joint venture or similar Person, (viii) restrictions on deposits (including cash and Cash Equivalents) imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such cash, Cash Equivalents or other deposits exist, (ix) any restrictions or conditions set forth in any agreement of the types described in clauses (i) through (viii) above, in each case, as in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not 40 [[6937528]]

entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to any Credit Party or any other Restricted Subsidiary and (x) restrictions or conditions imposed by applicable Requirements of Law. (c) No Restrictions on Subsidiary Distributions to Borrower. Except as provided herein or in any of the other Loan Documents, the Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to: (1) pay dividends or make any other distribution on any of such Restricted Subsidiary’s Stock owned by Borrower or any other Restricted Subsidiary or (2) make or repay loans or advances to Borrower or any other Restricted Subsidiary, except for (i) restrictions with respect to a Restricted Subsidiary of Borrower imposed pursuant to an agreement that has been entered into in connection with the disposition of such Restricted Subsidiary’s assets or all of such Restricted Subsidiary’s Stock, in each case, to the extent such restrictions are imposed during the pendency of such disposition and such disposition is either expressly permitted hereunder or, in connection with the disposition of all of such Restricted Subsidiary’s Stock, such Stock disposition shall give rise to the concurrent repayment in full of the Obligations, (ii) restrictions included in documentation governing Indebtedness permitted by Section 3.1(j); provided that any such prohibitions apply solely to such Person that becomes a Restricted Subsidiary after the Closing Date or such assets acquired after the Closing Date, in each case, pursuant to the relevant Permitted Acquisition, (iii) in the case of a Restricted Subsidiary that is not a wholly-owned Restricted Subsidiary, restrictions or conditions imposed by its Governing Documents or any related joint venture or similar agreement, (iv) restrictions in any agreement evidencing Indebtedness of a Restricted Subsidiary that is not a Credit Party permitted by Section 3.1 or Indebtedness permitted by Section 3.1 that is secured by a Permitted Encumbrance if such encumbrance or restriction applies only to the Person obligated under such Indebtedness or the property or assets intended to secure such Indebtedness, (v) customary provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into in the ordinary course of business and customary net worth or similar provisions, (vi) restrictions arising under applicable law, rule, regulation or order and (vii) any restrictions or conditions set forth in any agreement of the types described in clauses (i) through (vi) above, in each case, as in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to any Credit Party or any other Restricted Subsidiary. 3.3 Investments. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to make or own any Investment in any Person, except: (a) Investments in cash and Cash Equivalents; (b) Intercompany loans to the extent expressly permitted under Section 3.1(c); (c) Loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,500,000 in the aggregate at any time outstanding; 41 [[6937528]]

(d) Investments representing non-cash consideration received in accordance with Section 3.7; (e) Investments existing on the Closing Date as set forth on Schedule 3.3 and any modifications, extensions, renewals, amendments and replacements thereof that do not increase the amount thereof except by the terms thereof on the Closing Date or as otherwise permitted by this Section 3.3; (f) Investments (i) comprised of notes payable, stock or other securities issued by financially troubled Account Debtors (excluding Affiliates) to any Credit Party pursuant to agreements with respect to settlement of such Account Debtor’s Accounts with such Credit Party negotiated in the ordinary course of business or in connection with the bankruptcy or reorganization of such Account Debtor, (ii) comprised of other assets received (A) in connection with the bankruptcy or reorganization of any Person, (B) in settlement of delinquent obligations of, or other disputes with, customers, suppliers or other account debtors, (C) upon foreclosure and/or (D) as a result of the settlement, compromise or resolution of any litigation, arbitration or other disputes; (g) Investments constituting Permitted Acquisitions (including Seller Debt and Earnouts otherwise permitted hereunder); (h) extensions of reasonable and customary trade credit and other customary trade arrangements with customers and suppliers in the ordinary course of business; (i) Investments in (i) the Credit Parties (other than Holdings) and (ii) any Restricted Subsidiary that is not a Credit Party; provided that, to the extent by a Credit Party, such Investments, when taken together with (but without duplication of) any intercompany loans by a Credit Party to such Restricted Subsidiaries permitted by Section 3.1(c), do not exceed the greater of (i) $5,000,000 and (ii) 15% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period in the aggregate at any time outstanding; (j) Investments by the Credit Parties constituting Rate Contracts, in each case entered into in the ordinary course of business and not for speculative purposes; (k) Investments consisting of endorsements of negotiable instruments for collection or deposit in the ordinary course of business; (l) Investments by Borrower in the form of a loan to Holdings, solely in respect of amounts that could have otherwise been made as a cash distribution expressly permitted under Section 3.5 (and the amount of such loan shall, for so long as such loan is outstanding, for all purposes be treated as a distribution for purposes of Section 3.5); (m) Investments in joint ventures in an aggregate amount not to exceed the greater of (i) $5,000,000 and (ii) 15% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period at any time outstanding; provided that, solely with respect to any Team Lift Out made pursuant to this clause (m), before and after giving effect to such Investment, no Specified Event of Default or Event of Default arising under Section 6.1(c) (with respect to a failure to comply with (i) Section 4.3 or (ii) Sections 4.4(a)(ii), (b) or (m) to the extent the delivery of the financial statements and certificates thereunder are necessary to determine 42 [[6937528]]

compliance with Section 4.3) has occurred and is continuing or would immediately result from such Investment; (n) loans and advances by a Credit Party or its Restricted Subsidiaries to present or former employees, directors, members of management, officers, managers or consultants, independent contractors or other service providers or other equity investors (or their respective spouses, partners, trusts or estates) in Holdings (or any direct or indirect parent thereof) used solely to fund such Person’s purchase of Stock (excluding, in any event, Disqualified Stock) in Holdings (or any direct or indirect parent thereof); provided solely to the extent any such loan exceeds the greater of (i) $2,500,000 and (ii) 7.5% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period in aggregate principal amount, such loan is secured by such Stock and evidenced by promissory notes and, solely to the extent such loan is made by a Credit Party, the sole originally executed counterparts of all such promissory notes shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Guaranteed Obligations; (o) in addition to Investments otherwise expressly permitted by this Section 3.3, Investments by Borrower or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (i) $5,250,000 and (ii) 15% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period; provided that, solely with respect to any Team Lift Out made pursuant to this clause (o), before and after giving effect to such Investment, no Specified Event of Default or Event of Default arising under Section 6.1(c) (with respect to a failure to comply with (i) Section 4.3 or (ii) Sections 4.4(a)(ii), (b) or (m) to the extent the delivery of the financial statements and certificates thereunder are necessary to determine compliance with Section 4.3) has occurred and is continuing or would immediately result from such Investment; (p) to the extent constituting Investments, Indebtedness permitted under Section 3.1, Liens permitted under Section 3.2, Restricted Payments permitted under Section 3.5 and transactions permitted under Sections 3.6 and 3.7; (q) loans and advances of payroll payments or other compensation to present or former employees, directors, members of management, officers, managers or consultants of any Credit Party or any direct or indirect parent thereof in the ordinary course of business to the extent such payments or other compensation relate to services provided by such Person; (r) Investments (other than Investments that would otherwise constitute Permitted Acquisitions or other acquisitions similar thereto) to the extent that the payment for such Investments is made solely with the Stock (excluding, in any event, Disqualified Stock) of Holdings (or any direct or indirect parent thereof); (s) Investments of a Restricted Subsidiary acquired after the Closing Date pursuant to a Permitted Acquisition or of any Person acquired by, or merged into or consolidated or amalgamated with, Borrower or any Restricted Subsidiary after the Closing Date, in each case, pursuant to an Investment otherwise permitted by this Section 3.3, in each case, to the extent that such Investments of such Person were not made in contemplation of or in connection with such transaction and were in existence on the date of such Permitted Acquisition or such other permitted Investment (and any modification, replacement, renewal or extension of any such Investment so long as such modification, replacement, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 3.3), it being understood that this provisions shall not permit transactions the purpose of which is to 43 [[6937528]]

acquire such existing Investments of such Restricted Subsidiary or other Person that would not otherwise be permitted under this Agreement or to avoid compliance with the requirements of the definition of Permitted Acquisitions; (t) Investments constituting Team Lift Outs that do not have any purchase price or other consideration paid in connection with the consummation of the applicable Team Lift Out (other than reasonable and customary signing bonuses paid to the applicable Team Lift Out Parties on a one-time basis upon the consummation of the applicable Team Lift Out or consideration solely in the form of Stock (excluding, in any event, Disqualified Stock) of Holdings (or any direct or indirect parent thereof)); provided that, before and after giving effect to such Investment: (i) both immediately before and after giving effect to such Investment, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4, is not in excess of 5.00 to 1.00; (ii) no Event of Default has occurred and is continuing or would immediately result from such Investment; and (iii) immediately after giving effect to any such Investment, the Credit Parties shall have at least $5,000,000 of Liquidity; (u) Investments in the Credit Parties and their Restricted Subsidiaries in connection with intercompany cash management and treasury arrangements and related activities in the ordinary course of business; (v) Investments made after the Closing Date by the Credit Parties and their Restricted Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount on the date of such Investment; provided that (subject to the Limited Condition Transaction Provisions) (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) both immediately before and after giving effect to such Investment, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4, is not in excess of the maximum Total Leverage Ratio covenant set forth in Section 4.2 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4; (w) Investments of client assets in marketable securities and other liquid assets in the ordinary course of business consistent with past practices; (x) to the extent constituting Investments, Contingent Obligations constituting Indebtedness permitted by Section 3.4; and (y) to the extent constituting Investments, (i) Intellectual Property licenses that are Permitted Encumbrances or (ii) the non-exclusive licensing of Intellectual Property pursuant to joint marketing arrangements that do not interfere in any material respect with the business of any Credit Party or any of its Subsidiaries. Notwithstanding anything to the contrary contained herein, in no event shall this Section 3.3 permit Borrower or any other Credit Party to (i) dispose of or otherwise transfer or make any Investment 44 [[6937528]]

transferring ownership of, or exclusive rights in, any Material Intellectual Property in or to any Person that is not Borrower or a Subsidiary that is a Credit Party or the Stock of any such Person that owns any Material Intellectual Property to any Person that is not Borrower or a Subsidiary that is a Credit Party, (ii) make any Investment that constitutes a Team Lift Out unless (x) Restricted Payments in respect of any Incentive Units, Incentive Unit Equivalents, Class P Units and/or Class P Unit Equivalents (or equivalent terms) (each as defined in the applicable Team Lift Out Entity Agreement, as in effect on the date of execution thereof) and any equity interests issued in substitution or replacement thereof are subordinated to the Obligations on terms reasonably satisfactory to Agent and (y) prior to the execution thereof, Borrower shall have delivered to Agent substantially final drafts of the respective definitive documents or instruments pursuant to which such Team Lift Out was or will be consummated (and promptly upon the execution thereof, executed copies of such documents and/or instruments) or (iii) make any Investment that contemplates any Credit Party or Restricted Subsidiary of a Credit Party having (or any Credit Party or Restricted Subsidiary of a Credit Party otherwise has) any deferred purchase price obligations and/or deferred purchase obligations (in each case, whether in the form of the applicable counterparty having a put or other repurchase right or otherwise), in each case, in connection with any such Investment consummated on or after September 23, 2023 unless such deferred purchase obligations and/or deferred purchase price obligations are subordinated to the Obligations on terms reasonably satisfactory to Agent. 3.4 Contingent Obligations. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to create or become or be liable with respect to any Contingent Obligation except: (a) those resulting from endorsement of negotiable instruments or other instruments for collection or deposit in the ordinary course of business or otherwise from the honoring by a bank or other financial institution of a check, draft or other item of payment drawn against insufficient funds in the ordinary course of business; (b) those existing on the Closing Date and described in Schedule 3.4 and any modification, replacement, renewal or extension thereof that does not increase the amount of such Contingent Obligation; (c) those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies; (d) those arising with respect to customary indemnification obligations and post-closing purchase price adjustments incurred in connection with Asset Dispositions permitted hereunder; (e) those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations to the extent permitted by Section 3.1(f); (f) those incurred with respect to Indebtedness permitted by Section 3.1; provided that any such Contingent Obligation is subordinated to the Guaranteed Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Guaranteed Obligations; (g) Contingent Obligations of any Credit Party or any Restricted Subsidiary of a Credit Party in respect of any customary purchase price adjustment, non-competition or consulting agreement or deferred compensation agreement (excluding Earnouts and Seller Notes), or other indemnity obligations in each case owing to the seller or any Affiliate thereof or 45 [[6937528]]

their respective officers or directors in connection with a Permitted Acquisition or other Investment permitted by Section 3.3; (h) Contingent Obligations of any Credit Party or any Restricted Subsidiary of a Credit Party existing or arising under a Rate Contract, in each case entered into in the ordinary course of business and not for speculative purposes; (i) customary indemnities or other payment obligations under operating contracts entered into in the ordinary course of business; (j) additional Contingent Obligations not described in the preceding clauses of this Section 3.4 in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $2,500,000 and (ii) 7.5% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period; and (k) arising in respect of Guaranteed Obligations. 3.5 Restricted Payments. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to directly or indirectly declare, order, pay or make any Restricted Payment, except that: (a) the Credit Parties and their Restricted Subsidiaries may pay (i) general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary wages, salary, bonus and other benefits payable to directors, officers, employees, members of management, consultants and/or independent contractors of Holdings (or any direct or indirect parent thereof)), in each case, solely to the extent attributable to the ownership or operations of Holdings (or any direct or indirect parent thereof) (but excluding, for the avoidance of doubt, the portion of any amount, if any, that is attributable to the ownership or operation of any Subsidiary of any parent company of Holdings other than Holdings and/or its Restricted Subsidiaries), the other Credit Parties or their Restricted Subsidiaries, (ii) audit and other accounting and reporting expenses at Holdings (or any direct or indirect parent thereof) solely to the extent relating to the ownership or operations of Holdings (or any direct or indirect parent) (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, attributable to the ownership or operations of any Subsidiary of any parent company other than Holdings and/or its Restricted Subsidiaries), the other Credit Parties or their Restricted Subsidiaries and (iii) insurance premiums solely to the extent relating to the ownership or operations of Holdings (or any direct or indirect parent thereof) (but excluding, for the avoidance of doubt, the portion of such premiums, if any, attributable to the ownership or operations of any Subsidiary of any parent company other than Holdings and/or its Restricted Subsidiaries), the other Credit Parties and their Restricted Subsidiaries; provided, that the aggregate amount of Restricted Payments made pursuant to this clause (a) shall not exceed the greater of (x) $1,500,000 and (y) 5% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period per Fiscal Year; (b) (i) to the extentat any time that each of Holdings and Borrower is treated as a partnership or disregarded entity for United States federal income tax purposes, Borrower may make Restricted Payments in cash distributionsand Cash Equivalents to Holdings, for (which amount may be used promptly by Holdings to promptly make such cash distributions to its equity holders for each taxable period in an amount no greater than the product of (x) the amount of aggregate net taxable income of Borrower (determined as if Borrower were a partnership for tax purposes) allocated by Borrower to its equity holders for such taxable period computeda 46 [[6937528]]

Restricted Payment to its direct or indirect parent in reliance upon this clause (b)(i)) at such time in an amount required for Parent to make an aggregate amount of distributions equal to the amount permitted to be distributed under Section 4.2 of the Parent L.P. Agreement, as in effect on the Permitted Change of Control Effective Date; provided, however, that, at any time that an Event of Default has occurred and is continuing, the amount of such distributions shall be determined by taking into account any adjustment to the basis of property (and resulting tax deductions) pursuant to Section 734, 743, or 754 of the Code and any comparable provisionprovisions of state and local income tax law, multiplied by (y) the highest combined marginal federal, state and local income tax rate applicable to any direct or indirect equity holder resident in New York, New York for the relevant taxable period (reflecting any reduced rate applicable to any special class of income or gain that is in effect for such taxable period with respect to items allocated by Borrower); (ii) to the extent DP Fine Arts and Collectibles, LLC is a partnership for United States federal income tax purposes, it may make Restricted Payments in cash and Cash Equivalents to the extent permitted under Section 4.1(a) of the Limited Liability Company Agreement of DP Fine Arts and Collectibles, dated as of December 12, 2022, as in effect on the First Amendment Effective Date; (iii) to the extent Distinguished Environmental, LLC is a partnership for United States federal income tax purposes, it may make Restricted Payments in cash and Cash Equivalents to the extent permitted under Section 4.1(a) of the Amended and Restated Limited Liability Company Agreement of Distinguished Environmental, LLC, dated as of April 21, 2023, as in effect on the First Amendment Effective Date; (iv) to the extent DP Commercial Surety Management, LLC is a partnership for United States federal income tax purposes, it may make Restricted Payments in cash and Cash Equivalents to the extent permitted under Section 4.1(a) of the Amended and Restated Limited Liability Company Agreement of DP Commercial Surety Management, LLC, dated as of April 30, 2025, as in effect on the First Amendment Effective Date; (v) to the extent DP Surety Management, LLC is a partnership for United States federal income tax purposes, it may make Restricted Payments in cash and Cash Equivalents to the extent permitted under Section 4.1(a) of the Amended and Restated Limited Liability Company Agreement of DP Surety Management, LLC, dated as of July 29, 2024, as in effect on the First Amendment Effective Date; (vi) to the extent DP Inland Marine Management, LLC is a partnership for United States federal income tax purposes, it may make Restricted Payments in cash and Cash Equivalents to the extent permitted under Section 4.1(a) of the Amended and Restated Limited Liability Company Agreement of DP Inland Marine Management, LLC, dated as of February 2, 2024, as in effect on the First Amendment Effective Date; (vii) to the extent DP D & O Management, LLC is a partnership for United States federal income tax purposes, it may make Restricted Payments in cash and Cash Equivalents to the extent permitted under Section 4.1(a) of the Amended and Restated Limited Liability Company Agreement of DP D & O Management, LLC, dated as of February 2, 2024, as in effect on the First Amendment Effective Date; and (viii) any other Restricted Subsidiary of the Borrower is a partnership for United States federal income tax purposes, such Restricted Subsidiary may make Restricted Payments in cash and Cash Equivalents to the equityholders of such Restricted Subsidiary to the extent required to satisfy tax distribution obligations under such Restricted Subsidiary’s Governing Documents), so long as such obligations are not adverse to the interests of the Lenders in any material respect compared to the obligations referred to in clauses (ii) through (vii) above; provided that any such distributions or payments (or portions thereof) in clauses (i) through (viii) above that are attributable to an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions and/or payments were made by such Unrestricted Subsidiary to Borrower or any Restricted Subsidiary; (c) the Credit Parties and their Restricted Subsidiaries may make Restricted Payments in respect of any Incentive Units, Incentive Unit Equivalents, Class P Units and/or 47 [[6937528]]

Class P Unit Equivalents (or equivalent terms) (each as defined in the applicable Team Lift Out Entity Agreement, as in effect on the date of execution thereof) or any equity interests issued in substitution or replacement thereof, in each case, as and when due and payable; provided and only so long as: (i) both immediately before and after giving effect to such Restricted Payment, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4, is not in excess of 4.50 to 1.00; (ii) immediately before giving effect to such payment no Specified Event of Default exists and is continuing and no Specified Event of Default would immediately result from the making of any such payment; and (iii) immediately after giving effect to any such payment, the Credit Parties shall have at least $5,000,000 of Liquidity; (d) [reserved]; (e) (i) Wholly-owned direct and indirect Restricted Subsidiaries of a Credit Party may make Restricted Payments to the direct owner of such wholly-owned Restricted Subsidiary and (ii) non-wholly-owned direct and indirect Restricted Subsidiaries of a Credit Party may make Restricted Payments to the direct owners of such non-wholly-owned Restricted Subsidiary (except to the extent expressly permitted under Section 3.5(c), other than Restricted Payments in respect of any Incentive Units, Incentive Unit Equivalents, Class P Units and/or Class P Unit Equivalents (or equivalent terms) (each as defined in the applicable Team Lift Out Entity Agreement, as in effect on the date of execution thereof) and any equity interests issued in substitution or replacement thereof), in each case, on a pro rata basis in accordance with such Person’s ownership interests; (f) [reserved]; (g) the Credit Parties may pay (x) management fees, success fees, transaction fees and other similar fees to Sponsor or its Controlled Investment Affiliates in accordance with the Management Services Agreement as in effect on the Closing Date,make Restricted Payments to Sponsor in an aggregate amount not to exceed in any calendar year the greater of (i) $1,500,000 and (ii) 55.00% of EBITDA for such calendar year; provided that no Specified Event of Default has occurred and is continuing at the time of any such Restricted Payment or would result after giving effect thereto; provided further, that if at any time any such fees are not permitted to be paid as a result of the occurrence and continuance of a Specified Event of Default, then (i) such amounts shall continue to accrue, and (ii) any such amounts that have accrued but which were not permitted to be paid may be paid so long as no Specified Event of Default has occurred and is continuing or would result therefrom; (y) pay reasonable out-of-pocket expenses required to be reimbursed pursuant to the Management Services Agreement; and (z) pay indemnification obligations required to be paid pursuant to the Management Services Agreement; (h) Borrower may make Restricted Payments to Holdings (which amount may be used promptly by Holdings to make Restricted Payments to any direct or indirect parent of Holdings in reliance upon this clause (h)) to permit Holdings (or any direct or indirect parent 48 [[6937528]]

thereof) to repurchase, redeem, retire or otherwise acquire or retire for value Stock owned by any future, current or former directors, officers, members of management, managers, employees or consultants (or their spouses, partners, trusts or estates); provided that such Restricted Payments (but excluding, for the avoidance of doubt, any Restricted Payments made on the Closing Date pursuant to the Share Repurchase on the Closing Date) shall not exceed (i) the greater of (x) $5,000,000 (which amount under this clause (x) may be increased to $10,000,000 solely in connection with a Restricted Payment under this clause (h) to repurchase, redeem, retire or otherwise acquire or retire for value Stock owned by a retired employee (other than Sponsor)) and (y) 15% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period in any Fiscal Year or (ii) the greater of (x) $7,500,000 (which amount under this clause (x) shall be increased to $20,000,000 solely in connection with a Restricted Payment under this clause (h) to repurchase, redeem, retire or otherwise acquire or retire for value Stock owned by a retired employee (other than Sponsor)) and (y) 25% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period during the term of this Agreement in the aggregate provided, that no Event of Default exists at the time of such Restricted Payment or would occur as a result thereof; (i) Borrower may make Restricted Payments to Holdings (which amount may be used promptly by Holdings to make Restricted Payments to any direct or indirect parent of Holdings in reliance upon this clause (i)) (whether directly or through sequential upstream Restricted Payments) that are used promptly by Holdings (or any direct or indirect parent thereof) to pay directors fees and expenses to the extent expressly permitted pursuant to Section 3.8(d); (j) Borrower may make Restricted Payments to Holdings (which amount may be used promptly by Holdings to make Restricted Payments to any direct or indirect parent of Holdings in reliance upon this clause (j)) to enable Holdings (or any direct or indirect parent of Holdings) to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Stock of Holdings (or any such direct or indirect parent of Holdings); (k) Borrower may repurchase (or make Restricted Payments to Holdings (which amount may be used promptly by Holdings to make Restricted Payments to any direct or indirect parent of Holdings in reliance upon this clause (k)) to enable it to repurchase) Stock upon the exercise of options or warrants or other securities convertible into or exchangeable for Stock if such Stock represents all or a portion of the exercise price of such options or warrants or other securities as part of a “cashless” exercise; (l) so long as no Event of Default exists before or immediately after giving effect to such payment and such payment is otherwise permitted under the applicable subordination and/or intercreditor terms for such Subordinated Debt, Restricted Payments in respect of Subordinated Debt to the extent required to be made to avoid the application of Section 163(e)(5) of the IRC with respect to such Subordinated Debt; (m) Borrower may make additional Restricted Payments (and such amount may be used promptly by Holdings to make Restricted Payments in reliance on this clause (m)) in an amount not to exceed the portion, if any, of the Available Amount on such date; provided all of the following conditions are satisfied: 49 [[6937528]]

(i) no Event of Default shall have occurred and be continuing or would immediately result therefrom; (ii) after giving effect to such Restricted Payment, on a pro forma basis as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4(a), the Total Leverage Ratio is not greater than (x) solely in the case of any Restricted Payment with respect to Subordinated Debt, 3.75 to 1.00 and (y) in the case of any other Restricted Payment, 3.25 to 1.00; (n) to the extent constituting a Restricted Payment, the Credit Parties may make Investments pursuant to Section 3.3 and effectuate other transactions pursuant to Section 3.6 and Section 3.7, in each case to the extent expressly permitted by this Agreement; (o) (x) the Credit Parties and their Restricted Subsidiaries may make Restricted Payments to pay the long-term incentive plan payments due within ninety (90) days following December 31, 2025, in each case, in accordance with the terms and provisions of the Phantom Interest Agreements as in effect on the Closing Date (or, solely in the case of the Post-Closing Phantom Interest Agreements, as in effect on the Post-Closing Effective Date), solely in the form of a distribution or dividend of Investor Units (as defined in the Parent L.P. Agreement) of Parent to the applicable Grantee (as defined in the applicable Phantom Interest Agreements as in effect on the Closing Date (or, solely in the case of the applicable Post-Closing Phantom Interest Agreements, as in effect on the Post-Closing Effective Date)) in an aggregate amount equal to twenty-five percent (25%) of such Grantee’s Performance Interest Payment (as defined in the applicable Phantom Interest Agreements as in effect on the Closing Date (or, solely in the case of the applicable Post-Closing Phantom Interest Agreements, as in effect on the Post-Closing Effective Date)) amount (or such greater percentage up to one hundred percent (100%) of such Performance Interest Payment amount as such Grantee may elect to receive in Investor Units in accordance with the terms of such Phantom Interest Agreements); provided that, notwithstanding anything to the contrary set forth in this clause (x), at the Borrower’s election (a written copy of which shall be delivered to Agent), in lieu of making Restricted Payments in the form a distribution or dividend of Investor Units, the Credit Parties may make Restricted Payments in reliance on this clause (x) in the form of cash, in an aggregate amount not to exceed $350,000 for all such Restricted Payments and (y) the Credit Parties and their Restricted Subsidiaries may make Restricted Payments to pay the long-term incentive plan payments due within ninety (90) days following December 31, 2025, in each case, in accordance with the terms and provisions of the Phantom Interest Agreements as in effect on the Closing Date (or, solely in the case of the Post-Closing Phantom Interest Agreements, as in effect on the Post-Closing Effective Date), in an aggregate amount not greater than $14,793,000 for all cash payments under all such Phantom Interest Agreements (which cash payments, in any event shall not exceed an aggregate amount equal to seventy-five percent (75%) of the aggregate Performance Interest Payment amounts under the applicable Phantom Interest Agreements); provided and only so long as (solely with respect to Restricted Payments made pursuant to this clause (y)): (i) both immediately before and after giving effect to such Restricted Payment, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4, is not in excess of 5.00 to 1.00; 50 [[6937528]]

(ii) immediately before giving effect to such payment no Specified Event of Default exists and is continuing and no Specified Event of Default would immediately result from the making of any such payment; (iii) immediately after giving effect to any such payment, the Credit Parties shall have at least $5,000,000 of Liquidity; and (iv) solely in connection with Restricted Payments made pursuant to this clause (o) that are financed with the proceeds of Delayed Draw Term Loans, immediately before and after giving effect to such Restricted Payment, Adjusted EBITDA (calculated for purposes of this clause (iv) solely with respect to Holdings and its Restricted Subsidiaries that were in existence as of the Closing Date (and for the avoidance of doubt, excluding Adjusted EBITDA attributable to any Team Lift Out Entities, Subsidiaries or other Investments formed or acquired after the Closing Date)) is at least $32,500,000; provided, further, that, the total amount of Restricted Payments permitted pursuant to this clause (o) shall not exceed $19,474,000 in the aggregate during the term of this Agreement; (p) the Credit Parties and their Restricted Subsidiaries may make cash payments in respect of any Earnouts, in each case, as and when due and payable; provided and only so long as: (i) both immediately before and after giving effect to such payment, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended fiscal month or Fiscal Quarter, as applicable, for which financial statements have been delivered pursuant to Section 4.4, is not in excess of 5.00 to 1.00 (or, solely with respect to any such payment in respect of Earnouts that are in excess of the aggregate cap on unsubordinated Earnouts set forth in Section 3.1(o), not in excess of 4.50 to 1.00); (ii) immediately before giving effect to such payment no Specified Event of Default exists and is continuing and no Specified Event of Default would immediately result from the making of any such payment; (iii) immediately after giving effect to any such payment, the Credit Parties shall have at least $5,000,000 of Liquidity; and (iv) in the case of Earnouts that are subordinated, such payment is otherwise permitted under the applicable subordination and/or intercreditor terms for such; (q) Borrower and Holdings may make the First Amendment Restricted Payment on the First Amendment Funding Date in accordance with Section 2(b)(iv) of the First Amendment; and (r) the Credit Parties and their Restricted Subsidiaries may make Restricted Payments payable solely in Stock (excluding, in any event, Disqualified Stock) of Holdings (or any direct or indirect parent thereof). Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (i) in no event shall this Section 3.5 permit Borrower or any other Credit Party to dispose of or otherwise transfer or 51 [[6937528]]

make any Investment transferring ownership of, or exclusive rights in, any Material Intellectual Property in or to any Person that is not Borrower or a Subsidiary that is a Credit Party or the Stock of any such Person that owns any Material Intellectual Property to any Person that is not Borrower or a Subsidiary that is a Credit Party, and (ii) no Restricted Payments shall be permitted to be made in respect of any Incentive Units, Incentive Unit Equivalents, Class P Units and/or Class P Unit Equivalents (or equivalent terms) (each as defined in the applicable Team Lift Out Entity Agreement, as in effect on the date of execution thereof) or any equity interests issued in substitution or replacement thereof, in each case, as and when due and payable, except pursuant to clause (b), (c) or (r) above. 3.6 Restriction on Fundamental Changes. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to: (a) enter into any transaction of merger or consolidation except (i) any wholly-owned Restricted Subsidiary of Borrower may be merged or consolidated with or into Borrower (provided that Borrower is the surviving entity) or any Credit Party (other than Holdings), (ii) any Credit Party (other than Holdings) may be merged with or into any other Credit Party (other than Holdings and provided that, in the case of any merger involving Borrower, Borrower is the surviving entity) and (iii) any Restricted Subsidiary may be merged or consolidated with or into any Credit Party or any Restricted Subsidiary or other Person (provided that (A) in the case of such transaction involving Borrower, Borrower is the surviving entity, (B) in the case of any such transaction involving any Credit Party, either (x) such Credit Party is the surviving entity or such transaction shall be treated as an Investment and shall comply with Section 3.3 or (y) such transaction shall be treated as an disposal of Subsidiary Stock and shall comply with Section 3.7 and (C) in the case of any transaction involving a Restricted Subsidiary that is neither Borrower, a Credit Party nor another Restricted Subsidiary, either (x) such Restricted Subsidiary shall be the surviving entity or such transaction shall be treated as an Investment and shall comply with Section 3.3 or (y) such transaction shall be treated as a disposal of Subsidiary Stock and shall comply with Section 3.7); (b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or change its organizational form; provided (i) any Credit Party or any Restricted Subsidiary may change its organizational form so long as, in the case of any Credit Party, written notice thereof is given to Agent within thirty (30) days following such change and all documents reasonably requested by Agent to maintain Agent’s perfected Liens on any Collateral of such Credit Party are delivered, (ii) any Restricted Subsidiary of Borrower may liquidate, wind-up or dissolve if Borrower determines in good faith that such liquidation, winding-up or dissolution is in the best interests of the Credit Parties and their Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders, and either Borrower or a Restricted Subsidiary receives any assets of such dissolved, wound-up or liquidated Subsidiary (provided that in the case of a dissolution, winding-up or liquidation of a Credit Party, another Credit Party receives any and all assets of such dissolved, wound-up or liquidated Credit Party); or (c) without the prior written consent of Agent, change its Fiscal Year or permit any of its Restricted Subsidiaries to change their respective Fiscal Years, other than any change in Fiscal Year of a Restricted Subsidiary acquired after the Closing Date to conform to the Fiscal Year of Borrower and its Restricted Subsidiaries. 3.7 Disposal of Assets or Subsidiary Stock. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to convey, sell, lease, sublease, transfer or otherwise dispose of 52 [[6937528]]

(including by division), in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for: (a) (i) sales of inventory by Borrower and its Restricted Subsidiaries to customers in the ordinary course of business (including on an intercompany basis) and dispositions of surplus, obsolete, used or worn-out equipment or other assets no longer used or useful in the business or otherwise economically impracticable to maintain; (b) Asset Dispositions by (i) a Credit Party to another Credit Party (other than Holdings), (ii) a Restricted Subsidiary of Holdings that is not a Credit Party to any Credit Party (other than Holdings) or to another Restricted Subsidiary and (iii) by a Credit Party to a Restricted Subsidiary that is not a Credit Party; provided that in the case of any Asset Disposition pursuant to this clause (iii), (x) no Event of Default then exists or would immediately result after giving effect to such Asset Disposition and (y) the consideration received by such Credit Party is at least equal to the fair market value of such assets (as determined by Borrower in good faith); (c) (i) the sale or issuance by a Restricted Subsidiary of a Credit Party of such Restricted Subsidiary’s Stock to such Credit Party so long as such Stock (to the extent constituting Collateral and required to be pledged) is pledged to Agent as Collateral pursuant to and in accordance with this Agreement and the other Loan Documents and (ii) the sale or issuance by a Restricted Subsidiary of a Credit Party of such Restricted Subsidiary’s Stock to another Restricted Subsidiary so long as (A) such transaction is treated as an Investment and otherwise made in compliance with Section 3.3 and (B) such Stock (to the extent constituting Collateral and required to be pledged) is pledged to Agent as Collateral pursuant to and in accordance with this Agreement and the other Loan Documents; (d) the disposition of cash or Cash Equivalents (or other assets that were Cash Equivalents when the original Investment was made) in the ordinary course of business; (e) to the extent constituting dispositions, the making of Investments and Restricted Payments and the consummation of any fundamental change as described in Section 3.6, in each case, otherwise expressly permitted hereunder; (f) the discount or write-off of accounts receivable or the sale of any such accounts receivable for the purposes of collection or compromise thereof, in each case, in the ordinary course of business; (g) (i) licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business (including any licenses or sublicenses of Intellectual Property) not interfering in any material respect with the business of the Credit Parties or any of their Restricted Subsidiaries, (ii) the leasing or subleasing of real property and the termination of leases, in each case, in the ordinary course of business, (iii) the expiration of any option agreement in respect of real or personal property, (iv) the surrender or waiver of any contractual rights or the settlement, release or surrender of contractual rights or litigation claims in the ordinary course of business and (v) the disposition, abandonment, cancellation, non-renewal, discontinuance of use or maintenance, dedication to the public domain, or lapse of Intellectual Property which, in the reasonable good faith determination of Borrower, are not material to the operation of its business or are no longer economically practical to maintain in light of its use; (h) Casualty Events; 53 [[6937528]]

(i) Asset Dispositions by Borrower and its Restricted Subsidiaries (excluding sales of Accounts and Stock of any Credit Party) if all of the following conditions are met: (i) the aggregate fair market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $3,000,000 (with any unused amount under this Section 3.7(i) for a Fiscal Year (any such amount, the “Rollover Amount”) being carried over to the immediately succeeding Fiscal Year, provided, that the annual cap for such immediately succeeding Fiscal Year shall be fully utilized before using the Rollover Amount, if any); (ii) the consideration received is at least equal to the fair market value of such assets (as determined in good faith by Borrower); (iii) at least 75% of the consideration received is cash; and (iv) the Net Proceeds of such Asset Disposition are applied as required by Section 1.5(d)(i); (j) dispositions or similar transfers of assets to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant disposition or transfer are promptly applied to the purchase of such replacement property; (k) dispositions of Investments in joint ventures or non-wholly-owned Restricted Subsidiaries to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture or similar party set forth in the joint venture arrangement or similar binding arrangement; and (l) dispositions of any assets (including Stock) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not core or principal to the business of Borrower and its Restricted Subsidiaries if all of the following conditions are met: (i) the consideration received is at least equal to the fair market value of such assets (as determined in good faith by Borrower), (ii) immediately before giving effect to such disposition, no Event of Default exists and is continuing and no Event of Default would immediately result from such disposition, (iii) such disposition is made no later than ninety (90) days after the consummation of the applicable Permitted Acquisition or permitted Investment in which the applicable assets were acquired and (iv) the Net Proceeds of such disposition are applied in the same manner required for mandatory prepayments under Section 1.5(d)(i). Notwithstanding anything to the contrary contained herein, in no event shall this Section 3.7 permit Borrower or any other Credit Party to dispose of or otherwise transfer or make any Investment transferring ownership of, or exclusive rights in, any Material Intellectual Property in or to any Person that is not Borrower or a Subsidiary that is a Credit Party or the Stock of any such Person that owns any Material Intellectual Property to any Person that is not Borrower or a Subsidiary that is a Credit Party. 3.8 Transactions with Affiliates. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party, except:(a) transactions described on Schedule 3.8(a) and any amendment, modification, renewal or extension thereto to the extent such amendment, modification, renewal or extension, taken as a whole, is not (i) adverse to the Lenders in any material respect or (ii) more disadvantageous to the Lenders than the relevant transaction in existence on the Closing Date in any material respect; (b) transactions upon fair and reasonable terms that are no less favorable to any such Credit Party or any of its Restricted Subsidiaries than would be obtained in a comparable arm’s 54 [[6937528]]

length transaction with a Person that is not an Affiliate and that, to the extent such transaction involves payments in excess of $1,000,000 in a Fiscal Year, have been disclosed to Agent; (c) (i) payment of reasonable compensation (including bonuses and other similar payments) to current or former officers, members of management and employees for services actually rendered to any such Credit Party or any of its Restricted Subsidiaries and (ii) payment of reasonable out-of-pocket costs and expenses to and indemnities provided on behalf of current or former officers, employees or members of management of the Credit Parties and their Restricted Subsidiaries in the ordinary course of business and to the extent attributable to the operations of the Credit Parties and their Restricted Subsidiaries; (d) payment of independent director’s fees, costs and expenses not to exceed $1,000,000 in the aggregate for any Fiscal Year of Credit Parties; (e) [reserved]; (f) any transaction between or among the Credit Parties and their Restricted Subsidiaries to the extent expressly permitted or not restricted by this Agreement; (g) any loan, advance or Indebtedness or other similar transaction, in each case, expressly permitted by Section 3.1 and the agreements pursuant to which such loan, advance or Indebtedness or other similar transaction are required to be made; (h) Investments, Restricted Payments and other transactions expressly permitted in Sections 3.3 and 3.5 and the agreements pursuant to which such Investments and/or Restricted Payments are required to be made; (i) reimbursement of employee travel and lodging costs incurred in the ordinary course of business; (j) customary compensation to Affiliates in connection with any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, in each case, pursuant to the Management Services Agreement; and (k) any Asset Disposition expressly permitted by Section 3.7. 3.9 Conduct of Business. Holdings shall not engage in any business activity other than (a) its ownership of the Stock of its Subsidiaries (other than de minimis assets relating to such ownership and administrative and other similar activities incidental thereto), (b) customary administrative, accounting, treasury and other corporate overhead matters on behalf of Borrower and its Subsidiaries, including preparing reports and other deliverables for governmental or regulatory authorities, providing indemnification for its current or former officers, directors or members of management and complying with all applicable requirements of law, (c) its performance of the Loan Documents and the Related Transaction Documents, (d) issuing its own Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Stock, in each case, solely to the extent not prohibited hereunder), (e) holding equity holder meetings, (f) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (g) any public offering of its common stock or any other issuance or registration of its equity interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (h) making any Investment in Borrower, (i) incurring fees, costs and expenses relating to overhead and 55 [[6937528]]

general operating including professional fees for legal, tax and accounting issues and paying taxes, (k) providing customary indemnification to officers and members of the board of directors (or similar governing body) of Holdings, (l) providing permitted guarantees in connection with leases of Borrower or any of its Subsidiaries, (m) performing its obligations (if any) under the Management Services Agreement, (n) activities incidental to the businesses or activities described in clauses (a) to (m) of this paragraph. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to directly or indirectly engage in any material line of business other than the businesses engaged in by Borrower and its Restricted Subsidiaries on the Closing Date and reasonably similar, complementary, ancillary, incidental or related businesses thereto. 3.10 Changes Relating to Certain Indebtedness. The Credit Parties shall not and shall not cause or permit their Restricted Subsidiaries to directly or indirectly change or amend the terms of any of governing agreements for any Subordinated Debt except as permitted by the terms of the applicable Subordination Agreement. 3.11 [Reserved]. 3.12 [Reserved]. 3.13 [Reserved]. 3.14 [Reserved]. 3.15 Sanctions; Anti-Corruption Laws. The Credit Parties will not (and will not permit their Subsidiaries to) use the proceeds of the Loans or use the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or in violation of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Agent, Arranger, L/C Issuer, Lender, underwriter, advisor, investor, or otherwise). 3.16 Changes to Governing Documents; Equity Co-Investment Documents and Share Repurchase Documents. The Credit Parties shall not and shall not cause or permit any of their Restricted Subsidiaries (i) to change or amend the terms of the Governing Documents in any manner that is materially adverse to the rights or interests of Agent and the Lenders (it being agreed and understood that changes or amendments to the terms of any Team Lift Out Entity Agreement with respect to the payment or non-payment of amounts thereunder (and related terms thereof) are materially adverse to the rights and interests of Agent and the Lenders (provided, that any amendments to decrease and/or defer any payments under any Team Lift Out Entity Agreements required to be made by a Credit Party or a Restricted Subsidiary shall not be deemed materially adverse to the rights and interests of Agent and the Lenders)) or (ii) waive, amend, supplement or otherwise modify any provision in the Equity Co-Investment Documents or the Share Repurchase Documents, in each case, in a manner that is materially adverse to the rights or interests of the Lenders without the consent of Agent (such consent not to be unreasonably withheld, delayed or conditioned). 56 [[6937528]]

57 [[6937528]] Leverage Ratio SECTION 4. FINANCIAL COVENANTS/REPORTING The Credit Parties covenant and agree that from and after the date hereof until the Termination Date, the Credit Parties shall perform and comply with, and shall cause each of the other Credit Parties and their Restricted Subsidiaries to perform and comply with, all covenants in this Section 4 applicable to such Person. 4.1 [Reserved]. 4.2 Maximum Total Leverage Ratio. The Borrower and its Restricted Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Total Leverage Ratio as of the last day of such Fiscal Quarter, of not more than the following: December 31, 2024 and the last day of each Fiscal Quarter thereafter 5.50 to 1.00 Period ; provided, that, in the event of any borrowing of Delayed Draw Term Loans by Borrower after the Closing Date, if elected in writing by Borrower to Agent, the maximum Total Leverage Ratio level(s) permitted above shall be reset to higher levels based on an approximately thirty-five percent (35%) cushion to an updated financial model delivered by Sponsor to Agent (which financial model shall be acceptable to Agent and the Requisite Lenders) with step-downs to be mutually agreed; provided, further, that (i) Borrower shall not be permitted to make more than two (2) such elections during the term of this Agreement, and (ii) any increased covenant level pursuant to the immediately preceding proviso shall in any event not exceed 6.25 to 1.00. 4.3 Minimum Liquidity. From and after the Closing Date, Borrower and its Restricted Subsidiaries will not permit Liquidity to be less than $5,000,000 at any time. 4.4 Financial Statements and Other Reports. Holdings will maintain, and cause each of its Restricted Subsidiaries to maintain, a system of accounting to permit the preparation of Financial Statements in conformity with GAAP (it being understood that unaudited Financial Statements are not required to have footnote disclosures and may be subject to normal year-end adjustments). Borrower will deliver each of the Financial Statements and other reports described below to Agent (who will distribute to the Lenders). (a) Unaudited Financials. Within (i) thirty (30) days after the end of each of the first two months of each Fiscal Quarter commencing with the month ending September 30, 2024, Borrower will deliver (1) the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such month, and the related consolidated statement of income and the related consolidated statement of cash flow, for such month and for the period from the beginning of the then current Fiscal Year of Borrower to the end of such month and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 4.4(f) and (ii) forty-five (45) days after the end of each Fiscal Quarter commencing with the Fiscal Quarter ending September 30, 2024 (including the last Fiscal Quarter of Borrower’s Fiscal Year), Borrower will deliver (1) the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year of Borrower to the end of such Fiscal Quarter and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 4.4(f). (b) Year-End Financials. Within one-hundred twenty (120) days after the end of each Fiscal Year of Borrower commencing with the Fiscal Year ending December 31, 2024, Borrower will deliver (1) the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year and (2) a report with respect to the consolidated Financial Statements from a firm of certified public accountants selected by Borrower and being of national recognition or regional standing or otherwise reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 “Reports on Audited Financial Statements” and such report shall be unqualified as to scope, going concern and consistent application of accounting principles and exclude any qualifications with respect to going concern (except for any qualification with respect to (x) Obligations being considered current debt in their last year of maturity or (y) any prospective (but not actual) breach of the financial covenant set forth in Section 4.2). (c) Accountants’ Reports. Promptly upon receipt thereof, Borrower will deliver copies of all final copies of material reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Borrower or its Restricted Subsidiaries made by such accountants, including any final comment letter submitted by such accountants to management in connection with their services. (d) Management Report. Together with each delivery of Financial Statements of Borrower and its Restricted Subsidiaries pursuant to Sections 4.4(a)(ii), commencing with the delivery of such Financial Statements for the Fiscal Quarter ended September 30, 2024, Borrower will deliver a management report, in reasonable detail, (1) describing the operations and financial condition of Holdings and its Restricted Subsidiaries for the quarter then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations. (e) [Reserved]. (f) Projections. Within ninety (90) days following the end of each of the Borrower’s Fiscal Years (commencing with the Fiscal Year ending December 31, 2024), Borrower will deliver the board-approved Projections of Holdings and its Restricted Subsidiaries for the forthcoming Fiscal Year, month by month. (g) SEC Filings and Press Releases. Promptly upon their becoming available, Borrower will deliver copies of (1) all Financial Statements, reports, notices and proxy statements made publicly available by Holdings or any of its Restricted Subsidiaries to their Stockholders and (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of their Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, which shall then satisfy all of the reporting obligations specified in Sections 4.4(a), 4.4(b), 4.4(c) and 4.4(d) above. It being understood that if this Section 4.4(g) is applicable, all such documents may be delivered electronically and shall be deemed to have been 58 [[6937528]]

delivered on the date on which Borrower (or any direct or indirect parent thereof) posts such documents, or provides a link thereto, on Borrower’s website. (h) Events of Default, Etc. Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all written notices given or received by Holdings or any of its Restricted Subsidiaries with respect to any such event or condition and a certificate of a Responsible Officer specifying the nature and period of existence of such event or condition and what action Holdings or any of its Restricted Subsidiaries has taken, is taking and proposes to take with respect thereto: (i) any Event of Default or Default; or (ii) any event or condition that would reasonably be expected to result in any Material Adverse Effect. (i) Litigation. Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or threatened in writing against or affecting any Credit Party or any of its Restricted Subsidiaries or any property of any Credit Party or any of its Restricted Subsidiaries (“Litigation”) not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any property of any Credit Party which, in each case of clause (1) and (2), would reasonably be expected to have a Material Adverse Effect, Borrower will promptly give written notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter. (j) Notice of Corporate and other Changes. Borrower shall provide prompt written notice (or, solely with respect to clause (2) and (3) below, written notice within thirty (30) days thereof) of (1) any material amendment or other modification to the Governing Documents of any Credit Party, (2) any Subsidiary created or acquired by any Credit Party or any of its Restricted Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, organizational form and legal name of such Subsidiaries, (3) any change in a Credit Party’s organizational form, legal name or jurisdiction of organization or formation. The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement. (k) Other Information. With reasonable promptness, Borrower will deliver such (i) other financial information and pertinent data with respect to any Credit Party or any Restricted Subsidiary of any Credit Party as from time to time may be reasonably requested by Agent (or any Lender through Agent) (in each case, subject to the right of the Credit Parties to withhold any information to the extent the provision thereof would violate any confidentiality obligations binding on the Credit Parties or their Subsidiaries or would reasonably be expected to result in the loss of any professional privilege available to the Credit Parties or their Subsidiaries) and (ii) other information and documentation reasonably requested by Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws, including, to the extent requested by Agent (or any Lender through Agent), notification of any change to the list of beneficial owners identified in parts (c) or (d) of the Beneficial Ownership Certification. (l) Data Privacy. Borrower shall provide prompt written notice of a Credit Party or Restricted Subsidiary’s receipt of written notice of the commencement of any investigation by a Governmental Authority of the privacy or security practices of any Credit Party or Restricted 59 [[6937528]]

Subsidiary that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. (m) Compliance and Excess Cash Flow Certificate. Together with each delivery of Financial Statements of Holdings and its Subsidiaries pursuant to Sections 4.4(a)(ii) and 4.4(b), commencing with the Fiscal Quarter ending September 30, 2024, Borrower will deliver a fully and properly completed Compliance and Excess Cash Flow Certificate (in substantially the same form as Annex F) (the “Compliance and Excess Cash Flow Certificate”) signed by Borrower’s chief executive officer or chief financial officer (it being understood that (i) the Excess Cash Flow calculation on such Compliance and Excess Cash Flow Certificate shall only be required in connection with the delivery of Financial Statements pursuant to Section 4.4(b), commencing with such Financial Statements for the Fiscal Year ending December 31, 2025 and (ii) the Liquidity calculation on such Compliance and Excess Cash Flow Certificate shall be required commencing with the Fiscal Quarter ending September 30, 2024 and the Total Leverage Ratio calculation on such Compliance and Excess Cash Flow Certificate shall only be required commencing with the Fiscal Quarter ending December 31, 2024); provided, that, to the extent applicable, simultaneously with the delivery of each Compliance and Excess Cash Flow Certificate, the related consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, which shall be audited to the extent the consolidated financials are required to be audited pursuant to clause (b) above. (n) [Reserved]. (o) [Reserved]. (p) ERISA. Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of any of the following, Borrower shall provide written notice thereof: (i) an ERISA Event which would reasonably be expected to result in material liability to any Credit Party, (ii) that any Credit Party or ERISA Affiliate has filed or anticipates filing any request for a receipt of a minimum funding waiver under Section 412 of the IRC, (iii) any Multiemployer Plan has notified any Credit Party or ERISA Affiliate that it is or is expected to be in critical or endangered status under Title IV of ERISA, or (iv) that any Title IV Plan is or is expected to be in at-risk status under Title IV of ERISA, setting forth, as applicable in each case, the full details as to such occurrence and the action, if any, that, such Credit Party or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by such Credit Party, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan, or Multiemployer Plan or participant and any notices received by such Credit Party or ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan, Multiemployer Plan or Plan participant with respect thereto. Notwithstanding the foregoing, the obligations in Sections 4.4(a) and 4.4(b) may be satisfied by furnishing the applicable financial statements of Parent and, in the case of clause (2) of Section 4.4(b), the corresponding report thereon; provided that the financial statements delivered pursuant to Sections 4.4(a), 4.4(b) and/or this paragraph shall in any event be accompanied by such consolidating information, reconciliations and other supplemental information (including, without limitation, with respect to Team Lift Outs), in each case, as is of the type and format consistent, in all material respects, with that provided with respect to such financial statements prior to the First Amendment Effective Date. 4.5 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the 60 [[6937528]]

meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent pursuant to Section 4.4 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided if an Accounting Change occurs that shall affect financial covenants, standards or terms in this Agreement, Borrower and Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Change with the desired result that the criteria for evaluating the Holdings financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made; provided further that until such time as such an amendment shall have been executed and delivered by Borrower and Agent, Credit Parties shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in this Section 4 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or other Financial Account Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Restricted Subsidiary of any Credit Party at “fair value.” SECTION 5. REPRESENTATIONS AND WARRANTIES To induce Agent and Lenders to enter into the Loan Documents and to make Loans hereunder and the L/C Issuer to issue Letters of Credit, Borrower and the other Credit Parties executing this Agreement, jointly and severally, represent and warrant to Agent and each Lender as follows: 5.1 Disclosure. (I) As of the Closing Date, no representation or warranty of any Credit Party contained in the Financial Statements referred to in Section 5.5 or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transaction Documents, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made (after giving effect to all supplements and updates thereto delivered to Agent and the Lenders); provided, that (a) with respect to financial estimates, projected financial information and financial forecasts furnished to Agent or any Lender by or on behalf of any such Person in connection with the Loan Documents, each Credit Party hereby represents and warrants only that such information, when taken as a whole, was prepared in good faith based upon assumptions that are reasonable at the time of preparation and at the time such financial estimates, projected financial information, forecasts and other forward looking information are made available to Agent or Lenders; it being understood that (i) such projections are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, (iii) no assurance can be given that any particular projections will be realized and (iv) actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and (b) no representation or warranty is made with respect to information of a general economic or general industry nature or, except as provided in the foregoing clause (a), forward-looking information; and (II) as of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects. 61 [[6937528]]

5.2 No Material Adverse Effect; No Default. Since December 31, 2023, no Material Adverse Effect has occurred. No Default or Event of Default has occurred and is continuing. 5.3 No Conflict. The execution, delivery and performance by each Credit Party of each Loan Document to which it is a party, and the consummation of the Related Transactions, have been duly authorized by all necessary organizational action, and do not and will not (i) violate or conflict with any laws, rules, regulations or orders of any Governmental Authority applicable to any Credit Party or (ii) violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under (x) any Contractual Obligation of any Credit Party or any of their respective Restricted Subsidiaries or (y) any Governing Documents of any Credit Party or any of their respective Restricted Subsidiaries, except if, in the case of clauses (i) and (ii)(x), such violations, conflicts, breaches or defaults would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. 5.4 Organization, Powers, Capitalization and Good Standing. (a) Organization and Powers. Each of the Credit Parties and each of their Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business are set forth on Schedule 5.4(a). Each of the Credit Parties and each of their Restricted Subsidiaries has all requisite organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to own and operate its properties, to carry on its business as now conducted, to enter into and perform each Related Transactions Document to which it is a party and to incur the Obligations, to grant liens and security interests in the Collateral and to carry out the Related Transactions. (b) Capitalization. As of the Closing Date: (i) the authorized Stock of Holdings and each of the Credit Parties and each of their Subsidiaries is as set forth on Schedule 5.4(b); (ii) the identity of the holders of the Stock of Holdings and each of the Credit Parties and each of their Subsidiaries and the percentage of their ownership as of the Closing Date of the Stock of Holdings and each of the Credit Parties and each of their Subsidiaries is set forth on Schedule 5.4(b); and (iii) no Stock of Holdings or any Credit Party or any of their Subsidiaries, other than those described above, are issued and outstanding. As of the Closing Date, all issued and outstanding Stock of Holdings and each of the Credit Parties and each of their Restricted Subsidiaries (x) is duly authorized and validly issued, fully paid and nonassessable (to the extent such concept is applicable) and (y) is free and clear of all Liens other than those created under the Collateral Documents in favor of Agent for the benefit of Agent and Lenders and Permitted Encumbrances. Except as provided in Schedule 5.4(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Holdings or any Credit Party or any of their Restricted Subsidiaries of any Stock of any such entity. (c) Binding Obligation. This Agreement and the other Related Transactions Documents are the legally valid and binding obligations of the applicable Credit Parties party thereto, each enforceable against each such Credit Party thereto, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, 62 [[6937528]]

moratorium or other laws affecting creditors’ rights generally and the effects of general principles of equity. 5.5 Financial Statements. The Historical Financial Statements which have been furnished to Agent on or prior to the Closing Date have been prepared in accordance with GAAP consistently applied (except as disclosed therein) and present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments. 5.6 Intellectual Property. Each of the Credit Parties and its Restricted Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the condition (financial or other), business or operations of such Credit Party and its Restricted Subsidiaries, except where the failure to own, be licensed to use or otherwise have the right to use would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, all Intellectual Property registered to one or more of the Credit Parties in the United States is identified on Schedule 5.6. All registered Intellectual Property required to be set forth on Schedule 5.6, duly and properly registered, filed or issued in the United States Trademark Office or United States Copyright Office, as applicable. Except as disclosed in Schedule 5.6, as of the Closing Date, except to the extent any such infringement would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Credit Parties, the use of such Intellectual Property by the Credit Parties and their Restricted Subsidiaries and the conduct of their businesses does not, and has not been alleged in writing by any Person to, infringe on the rights of any Person. 5.7 Investigations, Audits, Etc. Except as set forth on Schedule 5.7, no Credit Party or any of their Restricted Subsidiaries is, to the knowledge of any Credit Party or such Restricted Subsidiaries, the subject of any review or audit by the IRS or any governmental investigation concerning the violation or possible violation of any law. 5.8 Employee Matters. (a) No Credit Party or Restricted Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, other than collective bargaining agreements which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (b) no petition for certification or union election is pending with respect to the employees of any Credit Party or any of their Restricted Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their Restricted Subsidiaries, other than petitions for certification or union elections which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of their Restricted Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Restricted Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign law applicable to such matters. 5.9 Solvency. Borrower and its Restricted Subsidiaries, taken as a whole, are, on the Closing Date (after giving effect to the Related Transactions), Solvent. 63 [[6937528]]

5.10 Litigation; Adverse Facts. There are no judgments outstanding against any Credit Party or any of its Restricted Subsidiaries or affecting any property of any Credit Party or any of its Restricted Subsidiaries, nor is there any Litigation pending or, to the knowledge of any Credit Party, threatened against any Credit Party or any of its Restricted Subsidiaries, in either case, which would reasonably be expected to result in any Material Adverse Effect. 5.11 Use of Proceeds; Margin Regulations. (a) No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. (b) Borrower shall utilize the proceeds of the Loans (other than the First Amendment Term Loan and the Delayed Draw Term Loans) solely for the Refinancing, for the financing of the other Related Transactions (and to pay any transaction costs and expenses related to any of the foregoing (including any premiums and original issue discount or upfront fees or other fees payable in connection therewith)), for the financing of capital expenditures, working capital and other general corporate purposes (including, without limitation, Permitted Acquisitions (including Limited Condition Transactions) and other Investments permitted under the Loan Documents) of Borrower and its Subsidiaries and to pay related fees, costs, and expenses not prohibited by this Agreement. Borrower shall utilize the proceeds of the Delayed Draw Term Loans (which shall be funded substantially concurrently with the proposed utilization) solely (i) for the financing of Permitted Acquisitions (including Limited Condition Transactions but excluding (x) any Team Lift Outs and (y) the financing of any deferred purchase obligations or deferred purchase price obligations referred to in clause (iii) of the final paragraph of Section 3.3 that are not subordinated to the Obligations on terms reasonably satisfactory to Agent) and permitted payments of Earnouts and purchase price adjustments and Seller Debt incurred in connection therewith, and to pay related fees, costs and expenses incurred in connection therewith, and the financing of the upfront purchase price or other consideration of any Team Lift Outs permitted under this Agreement at the time of consummation thereof, (ii) the financing of losses from Team Lift Outs in an amount not to exceed the lesser of (x) $10,000,000 in any Fiscal Year and (y) the amount of actual losses incurred (including actual upfront purchase price paid) during the trailing twelve (12) month period most recently ended (provided that the amount of Delayed Draw Term Loans borrowed for the uses described in this clause (ii) shall not exceed $2,500,000 in any Fiscal Quarter), (iii) to the extent permitted under Section 3.5(h), to repurchase, redeem, retire or otherwise acquire or retire for value Stock (but for the avoidance of doubt, excluding any Disqualified Stock) or to finance the payment of dividends or other Restricted Payment to Holdings (or any direct or indirect parent thereof) to permit Holdings (or any direct or indirect parent thereof) to repurchase, redeem, retire or otherwise acquire or retire for value Stock (but for the avoidance of doubt, excluding any Disqualified Stock)), in either case, owned by any retired employee equity holders (other than Sponsor) in an aggregate amount not to exceed $10,000,000 in any Fiscal Year or $20,000,000 during the term of this Agreement in the aggregate, (iv) solely to the extent permitted under Section 3.5(o), to pay the long-term incentive plan payments due within ninety (90) days after the last day of the Fiscal Quarter ending December 31, 2025, in an aggregate amount not to exceed $14,393,000 and (v) to repay Revolving Loans and/or replenish cash on the balance sheet, in each case, previously utilized within ninety (90) days prior to such borrowing of Delayed Draw Term Loans for the uses described in clause (i) of this clause (b) solely with respect to Permitted Acquisitions (including, for the avoidance of doubt, Limited Condition Transactions) and permitted payments 64 [[6937528]]

of Earnouts and purchase price adjustments and Seller Debt incurred in connection therewith, and to pay related fees, costs and expenses incurred in connection therewith. Borrower shall utilize the proceeds of the First Amendment Term Loan solely for the purposes set forth in the First Amendment. (c) None of Holdings, Borrower or any of its Restricted Subsidiaries is (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) a “holding company” as defined in, or subject to regulation under, any public utility holding company act adopted in any State. (d) No part of the proceeds of any Loan will be used, directly or, to the knowledge of any Credit Party or any Restricted Subsidiary, indirectly, for any improper payments, including bribes, to any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. Each of the Credit Parties has established procedures and controls reasonably designed to promote and achieve continued compliance with the FCPA and all other applicable anti-corruption laws or regulations in the U.S. and any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010. 5.12 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 5.12 constitutes all of the real property owned, leased or subleased by any Credit Party or any of its Restricted Subsidiaries. As of the Closing Date, each of the Credit Parties and each of its Restricted Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate. As of the Closing Date, each of the Credit Parties and each of its Restricted Subsidiaries also has good and marketable title to, or valid leasehold interests in or other valid rights to use, all of its personal property and assets except (i) for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title or interests would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the properties and assets of any Credit Party or any of its Restricted Subsidiaries are subject to any Liens other than Permitted Encumbrances. 5.13 Environmental Matters. (a) Except as set forth in Schedule 5.13, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not reasonably be expected to result in a Material Adverse Effect; (ii) no Credit Party and no Subsidiary of a Credit Party has caused or allowed any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate that would reasonably be expected to result in a Material Adverse Effect; (iii) the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that would not reasonably be expected to result in a Material Adverse Effect; (iv) the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not reasonably be expected to result in a Material Adverse Effect, and all such Environmental Permits are valid, uncontested and in good standing except as otherwise would not reasonably be expected to result in a Material Adverse Effect; (v) no Credit 65 [[6937528]]

Party and no Subsidiary of a Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party or Subsidiary, and no Credit Party or Subsidiary of a Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations, which, in each case under this clause (v), would reasonably be expected to result in a Material Adverse Effect; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Materials that seeks damages, penalties, fines, costs or expenses or injunctive relief against, or that alleges criminal misconduct by any Credit Party or any Subsidiary of a Credit Party, in each case, that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; (vii) no Credit Party or any Subsidiary is subject to any consent order or decree and none has received any notice from any Governmental Authority or third party alleging a violation of Environmental Laws, including any notice identifying any of them as a “potentially responsible party” under CERCLA or analogous state statutes or requesting information under Environmental Laws, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any of the Credit Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes, in each case, that would reasonably be expected to have a Material Adverse Effect; and (viii) solely to the extent available, the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits prepared within the last three years, in each case in possession or control of the Credit Parties relating to any Real Estate owned by any of the Credit Parties or their Subsidiaries. (b) Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or affairs of such Credit Party or its Subsidiaries, and (ii) does not have the capacity through the provisions of the Loan Documents to control any Credit Party’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits. 5.14 Employee Benefits. (a) Except as would not reasonably be expected to result in a Material Adverse Effect or except with respect to Multiemployer Plans, (i) each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC or a Credit Party is entitled to rely on a prototype opinion letter that the form of the plan meets the requirements under Section 401 of the IRC, and nothing has occurred that would reasonably be expected to cause the loss of such qualification, (ii) each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, and (iii) no “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC in connection with any Plan, has occurred that would subject any Credit Party to a Tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC. (b) Except as set forth in Schedule 5.14 or as otherwise would not reasonably be expected to result in a Material Adverse Effect (i) no ERISA Event has occurred or is reasonably expected to occur; and (ii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (c) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) each Foreign Pension Plan has been maintained in 66 [[6937528]]

compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (ii) no Credit Party has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of each Foreign Pension Plans’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities. 5.15 Brokers. Except as disclosed in Schedule 5.15, no broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith. 5.16 Creation, Validity and Perfection of Security Interests. The Loan Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby and described therein, which security interests and Liens will be first priority Liens (subject to Permitted Encumbrances), to the extent such Liens may be perfected by filing Uniform Commercial Code financing statements, upon the timely and proper filings, deliveries, notations and other actions contemplated by the Loan Documents (to the extent that such security interests and Liens may be perfected by such filings, deliveries, notations and other actions contemplated by the Loan Documents) to be made and effected on the Closing Date. 5.17 [Reserved]. 5.18 Insurance. Each Credit Party, its Restricted Subsidiaries and their respective businesses and properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Credit Parties, in each case, in accordance with Section 2.2. 5.19 Sanctions; Anti-Corruption. (a) None of Holdings or any of its Subsidiaries or, to the knowledge of any Credit Party, any director, officer, employee, agent, or affiliate of Holdings or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, currently, Crimea, Cuba, Iran, North Korea and Syria). (b) Holdings, its Subsidiaries and, to the knowledge of the Credit Parties, their respective directors, officers, employees and agents, are in compliance, in all material respects, with all applicable Sanctions and with the FCPA and any other applicable anti-corruption law. Holdings and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws. 5.20 Compliance with Laws. Each Credit Party is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority other than those laws, rules, regulations and orders the noncompliance with 67 [[6937528]]

which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. 5.21 Taxes and Tax Returns. Except as disclosed on Schedule 5.21, (i) all federal and material state, local and foreign tax returns required to be filed (or appropriate extensions have been timely requested) by the Credit Parties have been timely and properly filed and (ii) all Taxes for which a notice of assessment or collection has been received (other than amounts being diligently contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP), have been paid except for any such filings, payments or accruals which would not have individually, or in the aggregate, a Material Adverse Effect. No Governmental Authority has asserted any claim for Taxes, or to any Credit Party’s knowledge, has threatened to assert any claim for Taxes that would in either case, if paid by a Credit Party, have a Material Adverse Effect. All Taxes required by law to be withheld or collected and remitted (including income, unemployment insurance and workman’s compensation premiums) with respect to the Credit Parties have been timely withheld or collected and timely paid to the appropriate Governmental Authorities, except for amounts which would not, individually or in the aggregate, have a Material Adverse Effect. SECTION 6. DEFAULT, RIGHTS AND REMEDIES 6.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following: (a) Payment. Failure to pay (i) when due, any principal of, or premium in respect of, any Loan, including at maturity of the Loans, or to pay any Letter of Credit Participation Liability when due, or (ii) within three (3) Business Days after the same shall become due, interest on any Loan, any Fee or any other amount under this Agreement or any of the other Loan Documents; or (b) Default in Other Agreements. (1) Any Credit Party or any of its Restricted Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on any Indebtedness having an aggregate principal amount in excess of $3,000,000 (other than the Loans) or Contingent Obligations having an aggregate maximum amount in excess of $3,000,000 or (2) any breach by or default of any Credit Party or any of its Restricted Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, if the effect of such failure, breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an aggregate principal amount in excess of $3,000,000 to become or be declared due prior to their stated maturity; or (c) Breach of Certain Provisions. Failure of any Credit Party to perform or comply with any term or condition contained in (i) Section 4.4(a), (b), (d) or (m) and such failure continues for ten (10) or more days or (ii) Section 2.10, Section 3, Section 4.2 (provided that an Event of Default thereunder is subject to cure pursuant to Section 6.7), Section 4.3 or Section 4.4(h); or (d) Breach of Warranty. Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant to or in connection with any Loan Document 68 [[6937528]]

is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or (e) Other Defaults Under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 6.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of any Responsible Officer of Borrower or any other Credit Party of such default; or (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to any Credit Party or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law within sixty (60) days of its entry; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Credit Party or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries), under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries), or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of a Credit Party or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries), for all or a substantial part of its property; or (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) any Credit Party or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Credit Party or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) makes any assignment for the benefit of creditors; or (3) the Board of Directors (or equivalent) of any Credit Party or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 6.1(g); or (h) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 6.1) involving (1) an amount in any individual case in excess of $3,000,000 or (2) an amount in the aggregate for all judgments, writs, warrants and similar processes at any time in excess of $3,000,000 (in either case to the extent not adequately covered by third-party insurance or a binding indemnification agreement) is entered or filed against one or more of the Credit Parties or any of their Restricted Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or (i) [Reserved]; or (j) [Reserved]; or 69 [[6937528]]

(k) Invalidity of Loan Documents. Any of this Agreement, any material Guarantee or any material Collateral Document for any reason, other than the occurrence of the Termination Date or a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date) under any Loan Documents to which it is party, or gives written notice to such effect; or (l) Change of Control. A Change of Control occurs; or (m) Employee Benefits. The occurrence of an ERISA Event, which either individually or in the aggregate with all other ERISA Events results in the imposition of a Lien, the granting of a security interest, or a liability, and such Lien, security interest or liability for the ERISA Event either individually or in the aggregate has had a Material Adverse Effect; or (n) Invalidity of Subordination Provisions. Any Subordination Agreement or subordination provisions with respect to any Subordinated Debt having an aggregate principal amount in excess of $3,000,000, for any reason, other than the payment in full of such Subordinated Debt, as permitted hereunder or the Termination Date or a partial or full release in accordance with the terms thereof, ceases to be in full force and effect, the validity or enforceability of which is challenged or declared in writing by any Credit Party, Sponsor or any of their respective Affiliates to be null and void. 6.2 [Reserved]. 6.3 Acceleration and other Remedies. Upon the occurrence of any Event of Default described in Sections 6.1(f) or 6.1(g), the Commitments shall be immediately terminated, the Obligation of the L/C Issuer to issue Letters of Credit shall be immediately terminated and all of the Obligations (including the Revolving Loans, the Swing Line Loans, the Term Loan, the First Amendment Term Loan and the Delayed Draw Term Loans) shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived (including for purposes of Section 10) by Borrower. Upon the occurrence and during the continuance of any other Event of Default, Agent shall at the request of, or with the consent of, the Requisite Lenders, by written notice to Borrower (a) terminate the Commitments or reduce the aggregate amount of the Commitments from time to time, (b) declare all or any portion of the Loans then outstanding and all or any portion of the other Obligations accrued hereunder to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (c) terminate all or any portion of the obligations of Lenders to make Revolving Credit Advances, Delayed Draw Term Loans and/or the obligations of the L/C Issuer and Agent to issue Letters of Credit, respectively, and/or (d) exercise any other remedies which may be available under the Loan Documents or applicable law. It is understood and agreed that, as to the First Amendment Term Loan Commitments and the First Amendment Term Loan, the provisions of this Section 6.3 are subject to Section 7 of the First Amendment. 6.4 Performance by Agent. If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein. In such event, such Credit Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid. Notwithstanding the foregoing, it 70 [[6937528]]

is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document. 6.5 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default and (b) payments (including the proceeds of any sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied as follows (provided that, notwithstanding the foregoing, during the continuance of a Trigger Event of Default, Agent may, and shall upon the direction of the Requisite Revolving Lenders, apply payments (including the proceeds of any sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations after the occurrence and during the continuance of a Trigger Event of Default in accordance with clauses first through tenth below): first, to all fees, costs and expenses incurred by or owing to Agent, the L/C Issuer and any Revolving Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to up to $200,000 of fees, costs and expenses incurred by or owing to Term Loan Lenders, First Amendment Term Loan Lenders and Delayed Draw Term Loan Lenders with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on the Obligations in respect of the Revolving Loans and Swing Line Loans and fees owed to Agent, Revolving Lenders and L/C Issuers (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, ratably to (i) the principal amount of the Obligations outstanding in respect of the Revolving Loans, Swing Line Loans and Letter of Credit Participation Liability then due and payable (including cash collateralization of Letter of Credit Participation Liability) and (ii) all Credit Product Obligations (provided that funds from, and proceeds of Collateral owned by, any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation); fifth, to all other Obligations owing to the Revolving Lenders then due and payable; sixth, to all fees, costs and expenses incurred by or owing to the Term Loan Lenders, the First Amendment Term Loan Lenders and/or the Delayed Draw Term Loan Lenders with respect to this Agreement, the other Loan Documents or the Collateral to the extent not paid above; seventh, to accrued and unpaid interest on the Obligations in respect of the Term Loans, the First Amendment Term Loan and the Delayed Draw Term Loans and fees owned to the Term Loan Lenders, the First Amendment Term Loan Lenders and the Delayed Draw Term Loan Lenders (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); 71 [[6937528]]

eighth, ratably, to the principal amount of the Obligations outstanding in respect of the Term Loans, the First Amendment Term Loan and the Delayed Draw Term Loans then due and payable and, to the extent not paid above, all Credit Product Obligations (provided that funds from, and proceeds of Collateral owned by, any Person directly or indirectly liable for a Swap Obligation and that was not an “eligible contract participant” as defined in the Commodity Exchange Act at the time such Swap Obligation was incurred may not be used to satisfy such Swap Obligation); ninth, to all other Obligations owing to the Term Loan Lenders, the First Amendment Term Loan Lenders and the Delayed Draw Term Loan Lenders then due and payable; and tenth, to any other obligations of Borrower or any other Credit Party owing to Agent, the L/C Issuer or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. No payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Excluded Rate Contract Obligations of such Guarantor. Amounts distributed with respect to any Credit Product Obligations shall be the lesser of (i) the maximum Credit Product Obligations last reported to Agent or (ii) the actual Credit Product Obligations as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Credit Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Credit Product Provider. 6.6 Cash Collateral for Letters of Credit. If an Event of Default has occurred and is continuing or this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason, then Agent shall at the request of, or with the consent of, the Requisite Lenders demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 6.3 hereof) that, and Borrower shall thereupon shall provide, Letter of Credit Collateralization in respect of the aggregate Stated Amount as additional collateral security in respect of any outstanding Letter of Credit. Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Obligations in respect of any Letters of Credit. Pending such application, Agent may (but shall not be obligated to) invest the same in an interest bearing account in Agent’s name, for the benefit of Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as Agent may, in its discretion, select. 6.7 Cure Right. In the event Borrower fails to comply with the financial covenant set forth in Section 4.2, subject to the terms and conditions hereof, Holdings shall have the right (the “Cure Right”) from the last day of the applicable Fiscal Quarter until the expiration of the tenth (10th) Business Day subsequent to the date the applicable financial statements are required to be delivered to Agent with respect thereto, to issue Permitted Cure Securities for cash or otherwise receive, as additional paid in capital, cash contributions from its equity holders, in either case in an aggregate amount equal to, but not greater than, the amount necessary to cure the relevant financial covenant (hereinafter, the “Cure Amount”), and upon the receipt by Borrower of the cash proceeds thereof, the applicable financial covenant shall then be recalculated giving effect to the following pro forma adjustments: (a) EBITDA shall be increased for the applicable Fiscal Quarter and for the subsequent three (3) consecutive Fiscal Quarters, solely for the purpose of measuring compliance with the financial covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount received by Borrower; (b) any prepayment of the Loans made with the proceeds of such Cure Amount shall not serve as a reduction to Indebtedness for purposes of calculating the financial covenant for the applicable Fiscal Quarter with 72 [[6937528]]

respect to which the Cure Right was exercised; and (c) if, after giving effect to the foregoing recalculations, Borrower shall then be in compliance with the requirements of all financial covenants, Borrower shall be deemed to have been in compliance with such financial covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, Default or Event of Default of such financial covenant that had occurred shall be deemed not to have occurred for this purpose of the Agreement. In the event that (i) no Event of Default exists other than that arising due to failure of the Credit Parties to comply with the financial covenant set forth in Section 4.2, and (ii) Sponsor shall have delivered to Agent an irrevocable written notice of its intention to cause Holdings to exercise the Cure Right, then from and following receipt by Agent of any such notice and until the date that is the tenth (10th) Business Day subsequent to the date the applicable financial statements are required to be delivered, neither Agent nor any Lender shall exercise any remedies set forth in Section 6.3 or Section 6.6 during such period solely as a result of such Event of Default arising from the failure of the Credit Parties to comply with the financial covenant set forth in Section 4.2; provided, that, during such period, none of Agent, L/C Issuer nor any Lender shall be required to advance any Loans and/or issue any Letters of Credit. Notwithstanding anything herein to the contrary, in no event shall Holdings or Borrower be permitted to exercise the Cure Right hereunder (x) more than 5 times in the aggregate during the term of this Agreement or (y) in more than two Fiscal Quarters in any four consecutive Fiscal Quarter period. SECTION 7. CONDITIONS TO LOANS The obligations of Lenders to make Loans (other than the First Amendment Term Loans) and the L/C Issuer or Agent to issue Letters of Credit are subject to satisfaction of all of the applicable conditions set forth below. 7.1 Conditions to Initial Loans. The obligations of Lenders to make the initial Loans and issue Letters of Credit on the Closing Date are subject to the following conditions precedent: (a) [reserved]; (b) the delivery of all documents listed on, the taking of all actions set forth on and all other conditions precedent listed in the Closing Checklist attached hereto as Annex C shall be satisfied, all in form and substance, or in a manner, satisfactory to Agent and Lenders; (c) [reserved]; (d) Borrower shall have delivered (i) audited consolidated balance sheet of Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2023 and related consolidated statements of income, equityholders’ equity and cash flows of Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2023, (ii) the unaudited consolidated balance sheets and related consolidated statements of income and cash flows of Borrower and its Subsidiaries for the Fiscal Quarters ended March 31, 2024 and June 30, 2024, and (iii) (1) for the fiscal month ended July 31, 2024, the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such month, and the related consolidated statement of income and the related consolidated statement of cash flow, for such month and for the period from the beginning of the then current Fiscal Year of Borrower to the end of such month and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 4.4(f) of the Existing Credit Agreement (the 73 [[6937528]]

Financial Statements described in the preceding clauses (i) and (ii), collectively, the “Historical Financial Statements”); (e) [reserved]; (f) [reserved]; (g) (i) each document (including any UCC (or similar) financing statement) required by any Collateral Document or under law to be filed, registered or recorded in order to create in favor of Agent, for the benefit of the Lenders, a perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation and (ii) Agent (or its bailee) shall have received (x) the certificates representing the Stock required to be pledged pursuant to the Security Agreement or the Pledge Agreement, together with an undated stock or similar power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (y) each instrument evidencing any Indebtedness for borrowed money which is required to be pledged to Agent (or its bailee) pursuant to the Security Agreement or the Pledge Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; (h) the Equity Contribution and Share Repurchase shall have been consummated (or substantially concurrently with the funding of the initial Loans will be consummated), and Agent shall have received reasonably satisfactory evidence thereof; (i) the Refinancing shall have been consummated (or substantially concurrently with the funding of the initial Loans will be consummated); (j) Agent shall have received all documentation and other information about Borrower and the Guarantors at least three (3) business days prior to the Closing Date (i) as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by the Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) to the extent Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower; (k) all representations and warranties by the Credit Parties contained herein or in any other Loan Document shall be true and correct in all material respects as of such date, except to the extent such representation or warranty (i) is qualified by materiality, Material Adverse Effect or words of similar effect, in which case such representation or warranty shall be true and correct in all respects, or (ii) expressly relates to an earlier date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (except to the extent such representation or warranty is qualified by materiality, Material Adverse Effect or words of similar effect, in which case such representation or warranty shall be true and correct in all respects as of such earlier date); (l) no Default or Event of Default shall have occurred and be continuing or would result immediately after giving effect to the initial Loans, or the incurrence of any Letter of Credit Participation Liability; and (m) any and all fees or expenses required to be paid or reimbursed to Agent and the Lenders (in any capacity) on or before the Closing Date shall have been paid or reimbursed, to 74 [[6937528]]

the extent set forth in the Fee Letter or invoiced at least three (3) Business Days prior to the Closing Date (or such later date as may be agreed to by Borrower) (which amounts may be offset against the proceeds of the initial Loans). 7.2 Conditions to Loans. Except as otherwise expressly provided herein (including, without limitation, the Limited Condition Transaction Provisions in the case of any Increase or Delayed Draw Term Loan requested in connection with a Limited Condition Transaction), no Lender shall be obligated to fund any Advance or other Loan (including the Delayed Draw Term Loan but excluding the First Amendment Term Loans) and the L/C Issuer will not be required to issue any Letter of Credit, in each case, after the Closing Date, if, as of the date thereof (each, a “Funding Date”): (a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect as of such date, except to the extent such representation or warranty (i) is qualified by materiality, Material Adverse Effect or words of similar effect, in which case such representation or warranty is untrue or incorrect in any respect, or (ii) expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect as of such earlier date, and, solely with respect to the making of an Advance or Loan or the incurrence of a Letter of Credit Participation Liability, Agent (unless expressly directed in writing otherwise by the Requisite Revolving Lenders or the Requisite Delayed Draw Term Loan Lenders, as applicable) or the Requisite Revolving Lenders or the Requisite Delayed Draw Term Loan Lenders, as applicable, have determined not to make such Advance or other Loan (or permit the occurrence of a Letter of Credit Participation Liability) as a result of the fact that such warranty or representation is untrue or incorrect as set forth above; (b) any Default or Event of Default (excluding, for purposes of clarity, any Default or Event of Default waived in accordance with the terms and conditions hereof) has occurred and is continuing or would result immediately after giving effect to any Advance or other Loan, or the incurrence of any Letter of Credit Participation Liability, and, solely with respect to the making of an Advance or other Loan or the incurrence of a Letter of Credit Participation Liability, Agent (unless expressly directed in writing otherwise by the Requisite Revolving Lenders or the Requisite Delayed Draw Term Loan Lenders, as applicable) or the Requisite Revolving Lenders or the Requisite Delayed Draw Term Loan Lenders, as applicable, shall have determined not to make any Advance or other Loan as a result of that Default or Event of Default; or (c) solely in the case of any Revolving Credit Advance, Revolving Loan, Swing Line Loan or issuance of any Letter of Credit, after giving effect to any Advance, any Loan or the issuance of any Letter of Credit, the outstanding amount of the Revolving Loans and Swing Line Loans plus Letter of Credit Participation Liability would exceed the Maximum Amount. The request and acceptance by Borrower of the proceeds of any Advance or other Loan or of any Letter of Credit shall be deemed to constitute, as of the applicable Funding Date thereof, (i) a representation and warranty by Borrower that the applicable conditions in this Section 7.2 have been satisfied and (ii) a reaffirmation by Credit Parties of the cross-guaranty provisions set forth in Section 10 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents. 7.3 Conditions to the Delayed Draw Loans. The obligation of each Delayed Draw Term Loan Lender to fund any portion of any Delayed Draw Term Loan is also subject to the satisfaction of each of the following conditions precedent on the applicable Funding Date (collectively, and together 75 [[6937528]]

with the applicable conditions set forth in Section 7.2, in each case, as applicable, the “Delayed Draw Term Loan Funding Conditions”) (subject to the Limited Condition Transaction Provisions): (a) Agent shall have received a Notice of Delayed Draw Term Loan at least three (3) (but no more than twenty (20)) Business Days (or such shorter period of time as Agent may agree in its sole discretion) prior to the requested funding date of such Delayed Draw Term Loan identifying the information contemplated by such Notice of Delayed Draw Term Loan and stating that the applicable Delayed Draw Term Loan Funding Conditions will be satisfied at the time of borrowing; (b) after giving effect to such borrowing, the aggregate principal amount of Delayed Draw Term Loan borrowed does not exceed the Delayed Draw Term Loan Commitment; (c) after giving effect to such borrowing, the Total Leverage Ratio, recomputed on a pro forma basis, as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4, does not exceed 5.00 to 1.00; and (d) the requested funding date of the Delayed Draw Term Loan occurs on or prior to the Delayed Draw Term Loan Commitment Termination Date. The request and acceptance by Borrower of the proceeds of any Delayed Draw Term Loan shall be deemed to constitute, as of the applicable Funding Date thereof, (i) a representation and warranty by Borrower that the applicable Delayed Draw Term Loan Funding Conditions have been satisfied and (ii) a reaffirmation by Credit Parties of the cross-guaranty provisions set forth in Section 10 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents. SECTION 8. ASSIGNMENT AND PARTICIPATION 8.1 Assignment and Participations. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to any Person (other than any of the Persons described in subsection (b)(iv) of this Section) in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 8.1(b), Letter 76 [[6937528]]

of Credit Participation Liability and participations in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions: (i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Loan Commitment, Term Loan Commitment, First Amendment Term Loan Commitment or Delayed Draw Term Loan Commitment, as applicable, and the Loans at the time owing to it under such Commitment or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date, shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Loan Commitment, or $1,000,000, in the case of any assignment in respect of the Term Loan, the First Amendment Term Loan Commitment, the Delayed Draw Term Loan Commitment or any Increase, unless each of Agent and, so long as no Specified Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met. (ii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition: (A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within seven (7) Business Days after having received notice thereof; (B) the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Loan Commitment, First Amendment Term Loan Commitment, Delayed Draw Term Loan Commitment, Revolving Loan Commitment or Revolving Loan if such assignment is to a Person that is not a Lender with a Commitment or Loan in respect of the applicable Commitment being assigned, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan, 77 [[6937528]]

First Amendment Term Loan or Delayed Draw Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Loan Commitment. (iii) Assignment Agreement. The parties to each assignment shall execute and deliver to Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500; provided, however, that Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and provided, further, that such fee shall not be payable in connection with an assignment to an Affiliate of a Lender or an Approved Fund. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire. (iv) No Assignment to Certain Persons. No such assignment shall be made to (A) Sponsor or any Affiliate of Sponsor, Borrower or Borrower’s Affiliates or Subsidiaries, (B) any holder of the Subordinated Debt, (C) any Non-Funding Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C), (D) a natural person or (E) unless a Specified Event of Default has occurred and is continuing, any Disqualified Institution. (v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Non-Funding Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Agent, the applicable pro rata share of Loans previously requested but not funded by the Non-Funding Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Non-Funding Lender to Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Non-Funding Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Non-Funding Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by Agent in the Register pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the 78 [[6937528]]

assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 1.8, 1.9, 1.11 and 9.1 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.1(d); provided that an assignment or transfer not in compliance with Section 8.1(b)(iv) shall be void and of no force or effect. (c) Register. Agent, acting solely for this purpose as a non-fiduciary agent of Borrower (and such agency being solely for tax purposes) (in such capacity, subject to Section 9.11), shall maintain at Agent’s Chicago office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Non-Funding Lender. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from Agent a copy of the Register. (d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural person, a Non-Funding Lender, a Disqualified Institution (unless a Specified Event of Default has occurred and is continuing) or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and/or the Loans (including such Lender’s Letter of Credit Participation Liability and/or participations Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.1 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 1.8, 1.9 (subject to the requirements and limitations therein including the requirements under Section 1.9(f) (it being understood that the documentation required under Section 1.9(f) shall be delivered to the participating Lender)), and 1.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of, agrees to be subject to, Section 8.3 as though it were a Lender. Each Lender granting a 79 [[6937528]]

participation shall as a non-fiduciary agent of Borrower maintain in the U.S. a register (“Participation Register”) with respect to the ownership and transfer of each participation containing the information set forth in the Register described in Section 8.1(c). No transfer of a participation shall be effective unless recorded in such Participation Register. Each Participation Register shall be available for inspection by Borrower during normal business hours upon prior reasonable notice to the applicable Lender maintaining the Participant Register to the extent required to cause the Obligations to be in “registered form” within the meaning of Treasury Regulation Sections 5f.103-1 and 1.871-14(c). For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participation Register. (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 1.8 or 1.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment result from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 1.9 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 1.9 as though it were a Lender. (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. (h) Resignation as L/C Issuer and/or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of Montreal assigns all of its Revolving Loan Commitment or Revolving Loans pursuant to subsection (b) above, such Person may, (i) upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer and/or (ii) in the case of Bank of Montreal, upon 30 days’ notice to Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer, or Swing Line Lender, Borrower shall be entitled to appoint from among the Lenders willing to serve in such capacity a successor L/C Issuer or Swing Line Lender hereunder, as the case may be; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of such Person as L/C Issuer or Swing Line Lender, as the case may be. If Bank of Montreal resigns as L/C Issuer, such Person shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all Letter of Credit Participation Liability with respect thereto (including the right to require the Lenders to make Revolving Credit Advances or fund risk participations in Letter of Credit Participation Liability pursuant to the terms of this Agreement). If Bank of Montreal resigns as Swing Line Lender, it shall retain all the rights of the Swing Line 80 [[6937528]]

Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Advances or fund risk participations in outstanding Swing Line Loans pursuant to the terms of this Agreement. Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit. 8.2 Agent. (a) Appointment. Each Lender hereby designates and appoints BMO as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2. The provisions of this Section 8.2 (other than the provisions hereof requiring the consent of Borrower to a successor Agent and clause (h) hereof) are solely for the benefit of Agent and Lenders and neither Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof (other than the provisions hereof requiring the consent of Borrower to a successor Agent and clause (h) hereof). In performing its functions and duties under this Agreement, Agent shall act solely as agent of the applicable Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Credit Party. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-Agent, sub-Agent, employee, attorney-in-fact and any other Person (including any Lender Party). Any such Person shall benefit from this Article 8 to the extent provided by Agent. (b) Nature of Duties. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Credit Party and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each applicable Lender. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, Agent (irrespective of whether the principal of any Loan or any other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and 81 [[6937528]]

empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and Agent under the Loan Documents) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under the Loan Documents. (c) Rights, Exculpation, Etc. Neither Agent nor any of its respective officers, directors, employees or agents shall be liable for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its respective agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Requisite Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents, Agent is permitted or required to take or to grant. If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is 82 [[6937528]]

deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(e). (d) Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion. (e) Indemnification. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in its capacity as such in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent in its capacity as such in under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished. The obligations of Lenders under this Section 8.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement. (f) BMO (or any Successor Agent) Individually. With respect to its Commitments hereunder, BMO (or any Successor Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Requisite Lenders”, “Requisite Revolving Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include BMO (or any successor Agent) in its individual capacity as a Lender or one of the Requisite Lenders or Requisite Revolving Lenders or other similar capacity. BMO (or any successor Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders. BMO (or any successor Agent), either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. (g) Successor Agents. (i) Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and Lenders. Such resignation shall take effect upon the 83 [[6937528]]

acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below. (ii) Appointment of Successor. Upon any such applicable notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Agent, which, unless a Specified Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower. If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent upon notice to Borrower, shall then appoint a successor Agent which, unless a Specified Event of Default has occurred and is continuing, shall be reasonably acceptable to Borrower, who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent in the manner as provided above. (iii) Successor Agents. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation as Agent the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent. (h) Collateral Matters. (i) Release of Collateral. Lenders hereby irrevocably authorize Agent, and Agent agrees with Borrower that, in the case of clauses (w) and (x) below it shall, release any Lien granted to or held by Agent upon any Collateral (v) owned by a Restricted Subsidiary that is Credit Party (other than Borrower) upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Credit Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger or amalgamation with a Subsidiary that is not a Credit Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary, (w) upon termination of the Commitments and payment and satisfaction of all Obligations (other than contingent indemnification obligations to the extent no claims give rise thereto have been asserted), (x) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry), (y) in connection with the exercise of any right or remedy in accordance with the terms of the Loan Documents or (z) in accordance with the provisions of the next sentence. In addition, with the consent of Requisite Lenders, Agent may release any Lien granted to or held by Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, either in a single transaction or in a series of related transactions. (ii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 8.2(h)(i)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under clauses (v), (w), (x), (y) and (z) of Section 8.2(h)(i). Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to 84 [[6937528]]

evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. (iii) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrower or any other Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 8.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by the Collateral Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account. (i) Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent. (j) Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 6. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders. (k) Lender Actions Against Collateral. Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Loans, against 85 [[6937528]]

Borrower or any Credit Party hereunder or under the other Loan Documents or against any Collateral (including the exercise of any right of set-off) without the consent of Agent and Requisite Lenders. All such Lender enforcement actions and proceedings shall be taken in concert and at the direction and with the consent of Agent and Requisite Lenders. Agent is authorized to issue all notices to be issued by or on behalf of Lenders with respect to any Subordinated Debt. With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the Collateral Documents in accordance with the provisions hereof. (l) Agent Reports. Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of Agent (or one or more of Agent’s affiliates). With respect to each Report, each Lender hereby agrees that: (i) Agent (and Agent’s affiliates) shall have no duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration. Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and will not rely on any Report or make any claim that it has done so. In addition, each Lender releases, and agrees that it will not assert, any claim against Agent (or one or more of Agent’s affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to indemnify and hold harmless Agent (and Agent’s affiliates) and their respective officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by such Lender or any of its personnel of this Section or otherwise arising out of such Lender’s access to any Report or any discussion of its contents; (ii) Each Report may not be complete and certain information and findings obtained by Agent (or one or more of Agent’s affiliates) regarding the operations and condition of the Credit Parties may not be reflected in each Report. Agent (and Agent’s affiliates) makes no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agent’s (and Agent’s affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by Agent (or one or more of Agent’s affiliates) in connection with or using any Report or any related documentation; and (iii) Except as provided by Section 9.13, Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone. (m) Certain ERISA Matters. (i) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the 86 [[6937528]]

benefit of, Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that at least one of the following is and will be true: (A) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement; (B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; (C) (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or (D) such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender. (ii) In addition, unless either (1) sub-clause (A) in the immediately preceding clause (i) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (D) in the immediately preceding clause (i), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Credit Party, that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto). 87 [[6937528]]

(n) Credit Product Providers and Credit Product Arrangements. (i) Each Credit Product Provider, by delivery of a notice to Agent of the creation of a Credit Product Arrangement, agrees to be bound by Section 6.5, this Section 8.2(n) and Section 8.2(p). Each Credit Product Provider shall indemnify Agent (and any sub-agent thereof) and each Related Party thereof (each a “Credit Product Indemnitee”) against, and hold harmless each such Credit Product Indemnitee from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel), incurred by any such Credit Product Indemnitee or asserted against any Credit Product Indemnitee by any third party or by Borrower or any other Credit Party arising out of, in connection with, or as a result of such provider’s Credit Product Obligations. (ii) Except as otherwise expressly set forth herein, no Credit Product Provider that obtains the benefit of the provisions of Section 6.5, any Guarantee or any Collateral by virtue of the provisions hereof or any other Loan Document shall have any voting rights or right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise (including with respect to the release or impairment of any Collateral or notice of or consent to any amendment, waiver or modification of the provisions hereof or of any other Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Credit Product Obligations arising under Credit Product Arrangements in respect of any payment in full of the Obligations or the Termination Date. Each Credit Product Provider acknowledges and agrees that the Guarantees and the Liens on the Collateral will be released on the Termination Date, notwithstanding that Credit Product Obligations remain outstanding. (o) Additional Agents and Titles. (i) Agent, subject to the consent of Borrower (not to be unreasonably withheld), shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers”, “joint lead arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof. (ii) Anything herein to the contrary notwithstanding, none of the bookrunners or arrangers or agents (other than Agent) listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent, a Lender or the L/C Issuer hereunder. (p) Recovery of Erroneous Payments. Notwithstanding anything to the contrary in this Agreement, if at any time Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender, L/C Issuer or other Lender Party, whether or not in respect of an Obligation due and owing by a Credit Party at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Lender, each L/C Issuer and each other Lender Party irrevocably waives any 88 [[6937528]]

and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. Agent shall inform each Lender, L/C Issuer or other Lender Party that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 8.2(p) shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document. (q) Authorization to Enter into Subordination Agreements. Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into Subordination Agreements on its behalf and to take such action on its behalf under the provisions of any such agreement. Each Lender further agrees to be bound by the terms and conditions of any Subordination Agreement. Each Lender hereby authorizes and directs Agent to issue blockage notices in connection with the Subordinated Debt at the direction of Agent or the Requisite Lenders. 8.3 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, after the occurrence of any Event of Default and during the continuance of any such Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of any Credit Party (regardless of whether such balances are then due to any such Credit Party) (excluding any such balances maintained in Excluded Accounts), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of any such Credit Party, against and on account of any of the Guaranteed Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Lender to Borrower shall not affect the validity of such set off and application. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Guaranteed Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares in a manner consistent with Section 6.5. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Guaranteed Obligations and upon doing so shall deliver such amount so set off to Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares. 8.4 [Reserved]. 8.5 Disbursements of Advances; Payment. (a) Advances; Payments. At least once each calendar month or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, email or fax of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefits of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by or on behalf of Borrower to Agent since the previous Settlement Date for the 89 [[6937528]]

benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender’s account (as designated by such Lender in writing to Agent on or before the Closing Date or from time to time thereafter or as set forth in the applicable Assignment Agreement) not later than 1:00 p.m. (Chicago time) on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments, Advances, any First Amendment Term Loan or any Delayed Draw Term Loan or failed to fund the purchase of all such participations required to be funded or purchased by such Lender pursuant to this Agreement, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Pro Rata Share of all payments received from or on behalf of Borrower. (b) Availability of Lender’s Pro Rata Share. Agent may assume that each Revolving Lender, First Amendment Term Loan Lender and Delayed Draw Term Loan Lender will make its Pro Rata Share of each Revolving Credit Advance, First Amendment Term Loan or Delayed Draw Term Loan, as applicable, available to Agent on each Funding Date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender, First Amendment Term Loan Lender or Delayed Draw Term Loan Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender, such First Amendment Term Loan Lender or such Delayed Draw Term Loan Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender, First Amendment Term Loan Lender or Delayed Draw Term Loan Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall promptly repay such amount to Agent. Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender, First Amendment Term Loan Lender or Delayed Draw Term Loan Lender or to relieve any Revolving Lender, First Amendment Term Loan Lender or any Delayed Draw Term Loan Lender, as applicable, from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender, First Amendment Term Loan Lender or Delayed Draw Term Loan Lenders as a result of any default by such Revolving Lender, such First Amendment Term Loan Lender or such Delayed Draw Term Loan Lender, as applicable, hereunder. To the extent that Agent advances funds to Borrower and/or Borrower on behalf of any Revolving Lender, any First Amendment Term Loan Lender or any Delayed Draw Term Loan Lender and is not reimbursed therefor on the same Business Day as such Advance, First Amendment Term Loan or Delayed Draw Term Loan is made, Agent shall be entitled to retain for its account all interest accrued on such Advance, such First Amendment Term Loan or such Delayed Draw Term Loan until reimbursed by the applicable Revolving Lender, First Amendment Term Loan Lender or Delayed Draw Term Loan Lender. (c) Return of Payments. (i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from or on behalf of Borrower and such related payment is not received by Agent then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind. (ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent shall not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on 90 [[6937528]]

demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind. (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, to fund any First Amendment Term Loan for which such Lender holds a First Amendment Term Loan Commitment or to fund any Delayed Draw Term Loan for which such Lender holds a Delayed Draw Term Loan Commitment, in each case, on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance, purchase such participation, fund such First Amendment Term Loan or fund such Delayed Draw Term Loan on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation, fund a First Amendment Term Loan, fund a Delayed Draw Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender”, a “Requisite Revolving Lender”, a “Revolving Lender”, “First Amendment Term Loan Lender” or a “Delayed Draw Term Loan Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document. SECTION 9. MISCELLANEOUS 9.1 Indemnities. The Credit Parties agree, jointly and severally, to indemnify, pay, and hold Agent, the L/C Issuer, each Lender and their respective Affiliates, officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable and documented out-of-pocket fees and expenses of counsel to such Indemnitees (limited to one primary counsel for the Indemnitees, taken as a whole, and, if deemed reasonably necessary by Agent, one counsel in each relevant jurisdiction and any special counsel (except in the case of a conflict, in which case one additional counsel for each group of Indemnitees similarly situated in respect of such conflict)) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Related Transactions; provided, that no Credit Party shall have any obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from (i) the gross negligence, bad faith or willful misconduct of that Indemnitee (or any of its commonly controlled affiliates, or its or its commonly controlled affiliates’ respective officers, directors, trustees, employees, agents and controlling persons) as determined by a court of competent jurisdiction, (ii) a material breach of the material obligations of such Indemnitee under the Loan Documents as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) disputes solely among Indemnitees at a time when no Event of Default has occurred and is continuing (excluding, in any event, claims against any such Indemnitee in its capacity or in fulfilling its role as Agent or Arranger) or (iv) any settlement of a claim by such Indemnitee without Borrower’s consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, if such claim is settled with Borrower’s consent or if there is a final judgment for the plaintiff in any proceeding related thereto, the Credit Parties shall indemnify such Indemnitee for all liabilities, losses, damages, penalties, claims, costs and expenses by reason of such settlement or judgment. No party hereto shall have liability to any other party hereto or any Indemnitee on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings); provided that the foregoing shall not limit the obligations of the Credit Parties set forth above with respect to any special, indirect, consequential or 91 [[6937528]]

punitive damages included in any third party claim. This Section 9.1 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. 9.2 Amendments and Waivers. (a) Except for actions expressly permitted to be taken by Agent and subject to Section 1.11, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed (i) by Borrower, (ii) by Requisite Lenders or all directly affected Lenders, as applicable, or (iii) if the rights or duties of Agent, the L/C Issuer, or the Swing Line Lender are affected thereby, then Agent, the L/C Issuer, or the Swing Line Lender, as applicable. Except as set forth in clauses (b), (c) and (d) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall only require the written consent of Requisite Lenders. (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 7.2 to the making of any Revolving Credit Advance (or the issuance of any Letter of Credit) shall be effective unless the same shall be in writing and signed by Requisite Revolving Lenders and Borrower; provided that notwithstanding the foregoing, any waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Revolving Credit Advances (or the issuance of any Letter of Credit) set forth in Section 7.2 to the extent the written consent of Requisite Lenders has been obtained. (c) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 7.2 or Section 7.3 to the making of any Delayed Draw Term Loan shall be effective unless the same shall be in writing and signed by Requisite Delayed Draw Term Loan Lenders and Borrower; provided that notwithstanding the foregoing, any waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Delayed Draw Term Loans, as applicable, set forth in Section 7.2 and Section 7.3 to the extent the written consent of Requisite Lenders has been obtained. (d) Subject to Section 9.2(a) with respect to Borrower’s consent, no amendment, modification, termination or waiver of or under this Agreement or any other Loan Document shall, unless in writing and signed by each Lender directly affected thereby: (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Commitment (other than a waiver of a Default or Event of Default); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate or a waiver of a Default or Event of Default) or Fees (other than any determination or waiver to charge or not charge fees at the Letter of Credit Default Rate or a waiver of a Default or Event of Default) payable with respect to any Loan of any affected Lender; (iii) extend any regularly scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender (but excluding prepayments under clauses (b), (c), (d) and (e) of Section 1.5 hereof, and other than a waiver of a Default or Event of Default); (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees (other than any determination or waiver to charge or not charge interest at the Default Rate, fees at the Letter of Credit Default Rate or a waiver of a Default or Event of Default) as to any affected Lender (which action shall be deemed only to directly affect those Lenders to whom such payments are made); (v) release all or substantially all of the value of the Guarantees (other than a Guaranty provided by a Restricted Subsidiary that (x) is sold or otherwise disposed of, liquidated or dissolved as 92 [[6937528]]

expressly permitted under Section 3.7 or (y) ceases to be a Restricted Subsidiary (including pursuant to a merger or amalgamation with a Subsidiary that is not a Credit Party as expressly permitted under Section 3.6 or a designation as an Unrestricted Subsidiary as expressly permitted under Section 2.14 or becomes an Excluded Subsidiary pursuant to a transaction expressly permitted under the Loan Documents) or release all or substantially all of the Collateral, in each case, except as otherwise provided in this Agreement or the other Loan Documents; (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders); and (vii) amend or waive this Section 9.2 or the definition of the terms “Requisite Lenders” insofar as such definition affects the substance of this Section 9.2 or the term “Pro Rata Share” (which action shall be deemed to directly affect all Lenders); provided that any amendment to the definition of “Trigger Event of Default” shall require the prior written consent of the Requisite Revolving Lenders. For purposes of determining whether any prepayment in respect of a Term Loan, First Amendment Term Loan or Delayed Draw Term Loan may be made under Section 1.5(a) or whether proceeds of Collateral or payments must be applied pursuant to Section 1.5(f), no amendment or waiver of any Trigger Event of Default shall be taken into account unless such amendment or waiver shall have been signed by the Requisite Revolving Lenders. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes. (e) Notwithstanding anything to the contrary contained in this Section 9.2, (x) Agent may amend Annex B to reflect assignments entered into pursuant to Section 9.10, (y) Agent and Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of Agent, L/C Issuer and Lenders, extend an existing Lien over additional property or join additional Persons as Credit Parties, and (z) the provisions of this Section 9.2 shall be subject to the terms of Section 1.14 and Section 1.11. (f) No amendment, modification, termination or waiver that waives compliance with the conditions precedent set forth in Section 5 of the First Amendment to the making of any First Amendment Term Loan shall be effective unless the same shall be in writing and signed by the First Amendment Term Loan Lenders and Borrower; provided that notwithstanding the foregoing, any waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of First Amendment Term Loans set forth in Section 5 of the First Amendment to the extent the written consent of Requisite Lenders has been obtained. 9.3 Notices; Effectiveness. Any Communication required shall be in writing addressed to the respective party as set forth below and may be personally served by e-mail, telecopier transmission, by United States certified or registered mail or by a nationally-recognized overnight courier. A Communication shall be deemed to have been given: (i) upon receipt, if delivered in person; (ii) upon receipt (confirmed by automatic answer back or like evidence of receipt), if sent by telecopier during 93 [[6937528]]

that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Guaranteed Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred. 9.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents. 9.7 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt. 9.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect. 9.9 Applicable Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including its validity, interpretation, construction, performance and enforcement (including any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest). 9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that no Credit Party may assign its rights or obligations hereunder without the written consent of all Lenders and nothing hereunder shall waive or otherwise release (or be deemed or construed to waive or otherwise release) (i) any Credit Party from its obligations hereunder as a result of any assignment not permitted hereunder or (ii) any assignee of any Credit Party (including any assignee under an assignment not permitted hereunder) from such Credit Party’s obligations hereunder. 9.11 No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Credit Party by Agent, L/C Issuer or any Lender. Credit Parties agree that none of Agent, L/C Issuer nor any Lender shall have liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Neither Agent nor any Lender shall have any liability with respect to, and Credit Parties hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by any Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby. 96 [[6937528]]

9.12 Construction. Agent, each Lender, L/C Issuer, Borrower and each other Credit Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Borrower and each other Credit Party. 9.13 Confidentiality. Until two (2) years after the Termination Date, Agent and each Lender agree to use commercially reasonable efforts to keep confidential any Confidential Information (as defined below) and not to disclose such information to Persons other than to potential assignees or participants or to any Affiliate of, investors in or partners of, lenders or other financing sources of, or Persons employed by or engaged by, Agent, a Lender or any of Agent’s and any Lender’s respective Affiliates or a Lender’s assignees or participants (including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services), to Persons who are potential investors in or partners of Agent, a Lender or Approved Funds thereof, to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding Borrower and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization, or to a Person that is a trustee, collateral agent, collateral manager, servicer, noteholder, equityholder or secured party in a Securitization in connection with the administration, servicing and evaluation of, and reporting on, the assets serving as collateral for such Securitization, in each of the foregoing cases, on a “need to know” basis solely in connection with the transactions completed hereby and who are advised of the confidential nature of such information and instructed (or, in the case of any lender or other financing source of Agent or any Lender, enters into a written agreement or is otherwise subject to professional confidentiality requirements consistent with this Section 9.13) to keep such information confidential in accordance herewith (it being understood and agreed that “commercially reasonable efforts” on behalf of any Agent or Lender for purposes of this Section 9.13 shall mean providing confidential treatment to Confidential Information in a manner substantially consistent with Agent’s or such Lender’s, as applicable, management, administration and protection of its own confidential information. The confidentiality provisions contained in this Section 9.13 shall not apply to disclosures (i) required to be made by Agent, L/C Issuer or any Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal process or (ii) consisting of general portfolio information that does not specifically identify Borrower; provided, that in the case of the foregoing clause (i), to the extent reasonably practicable and not prohibited by applicable law, rule or regulation and other than in connection with any routine audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, the applicable Lender, L/C Issuer or Agent shall notify Borrower as promptly as practicable of any such requested or required disclosure and shall use commercially reasonable efforts to notify the applicable regulatory or governmental agency that any such information so disclosed should be treated as confidential (provided, that any failure to provide such notification shall not affect, in any manner, its right to disclose such information in accordance with the foregoing). Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof. Agent may provide to industry trade organizations information with respect to the Loans and Commitments that is necessary and customary for inclusion in league table measurements. The obligations of Agent and Lenders under this Section 9.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof. For the purposes of this Section, “Confidential Information” means all information received relating to the Credit Parties and/or any of their Subsidiaries and their respective businesses, the Sponsor or the Related Transactions (including any information obtained by Agent, any Lender or any L/C Issuer, or any of their respective Affiliates, based on a review of the books and records relating to Holdings and/or any of its Subsidiaries and their respective Affiliates 97 [[6937528]]

from time to time, including prior to the date hereof) other than any such information that is or becomes publicly available to Agent or any Lender on a non-confidential basis prior to disclosure by any Credit Party. 9.14 CONSENT TO JURISDICTION. BORROWER AND THE OTHER CREDIT PARTIES, AGENT, L/C ISSUER AND EACH LENDER HEREBY CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA SITTING IN THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. 9.15 WAIVER OF JURY TRIAL. BORROWER, THE OTHER CREDIT PARTIES, AGENT, L/C ISSUER AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, THE OTHER CREDIT PARTIES, AGENT, THE L/C ISSUER AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, THE OTHER CREDIT PARTIES, AGENT, THE L/C ISSUER AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS. 9.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower and any other Credit Party set forth in Sections 1.3(e), 1.8, 1.9, 9.1 and 9.13 shall survive the repayment of the Obligations and the termination of this Agreement. 9.17 Entire Agreement. This Agreement, the Notes and the other Loan Documents embody the entire agreement and understanding among the parties hereto and supersede all prior or contemporaneous commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement. 9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which 98 [[6937528]]

counterparts together shall constitute but one and the same instrument. Signature pages to this Agreement and the other Loan Documents may be detached from multiple separate counterparts and attached to the same document and a telecopy of any such executed signature page shall be valid as an original. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement. Each party further agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures. 9.19 Replacement of Lenders. (a) Following receipt by Borrower of written notice and demand from any Lender for payment pursuant to Section 1.8 or 1.9 or, as provided in this Section 9.19(a), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following: (i) Borrower may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be satisfactory to Agent. In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Commitments hereunder, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1, provided that Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.8 or 1.9, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.8 or 1.9 through the date of such sale and assignment; or (ii) Borrower may, subject to Section 1.5, with Agent’s consent, prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Pro Rata Share of the applicable Commitment in which case the applicable Commitment will be reduced by the amount of such Pro Rata Share. Borrower shall, subject to Section 1.5, prepay in full all outstanding Obligations owed to such Affected Lender (including, any amounts owing under Section 1.3(b) and, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the applicable Commitment. (b) In the case of a Non-Funding Lender pursuant to Section 8.5(a), at Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest 99 [[6937528]]

and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. Without limiting the foregoing obligation and agreement of any Non-Funding Lender, to the extent such Non-Funding Lender does not execute and deliver the requisite Assignment Agreement within five (5) Business Days of the request therefor, Agent shall be, and each Lender, by execution of this Agreement or any Assignment Agreement pursuant to which such Lender becomes a Lender hereunder, hereby agrees that Agent shall be, fully authorized and empowered to execute any and all such Assignment Agreements on behalf of such Non-Funding Lender necessary to effectuate the foregoing. (c) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (c) being referred to as a “Non-Consenting Lender”); then, so long as Agent is not a Non-Consenting Lender, at Borrower’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees and other Obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. 9.20 Delivery of Termination Statements and Mortgage Releases. On the Termination Date, Agent shall, at the request and the sole expense of Borrower, deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations. 9.21 [Reserved]. 9.22 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several. 9.23 Press Release. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority relating to a public offering of the Stock of any Credit Party, using the name of any Initial Lender or any of their respective affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least one (1) Business Day prior notice to the applicable Initial Lender and without the prior written consent of the applicable Initial Lender unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will, to the extent permitted by law, consult with the applicable Initial Lender before issuing such press release or other public disclosure. 9.24 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its payment obligations under the Guaranty and Security Agreement in respect of Swap Obligations under any Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.24 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.24, or otherwise under the Guaranty and Security Agreement, voidable under applicable Requirements of Law 100 [[6937528]]

relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.24 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 9.24 constitute, and this Section 9.24 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. 9.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution, and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority. 9.26 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time. SECTION 10. CROSS-GUARANTY 10.1 Cross-Guaranty. Each Credit Party hereby agrees that such Credit Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent, the L/C Issuer and Lenders, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Guaranteed Obligations owed or hereafter owing to Agent, the L/C Issuer and Lenders by each other Credit Party. Each Credit Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 10 shall not be discharged until payment and performance, in full, of the Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) has occurred, and that its obligations under this Section 10 shall be absolute and unconditional, irrespective of, and unaffected by: (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Credit Party is or may become a party; 101 [[6937528]]

(b) the absence of any action to enforce this Agreement (including this Section 10) or any other Loan Document or the waiver or consent by Agent, the L/C Issuer and Lenders with respect to any of the provisions thereof; (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Guaranteed Obligations or any action, or the absence of any action, by Agent, the L/C Issuer and Lenders in respect thereof (including the release of any such security); (d) the insolvency of any Credit Party; or (e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Credit Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations guaranteed hereunder. 10.2 Waivers by Credit Parties. (a) Each Credit Party expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent, the L/C Issuer or any Lender to marshal assets or to proceed in respect of the Guaranteed Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Credit Party. (b) To the maximum extent permitted by law, each Credit Party, in its capacity as a Guarantor hereunder or a surety as a result of joint and several obligations hereunder, hereby waives and agrees not to assert or take advantage of: (i) the unenforceability or invalidity of any security or guaranty or the lack of perfection or continuing perfection, or failure of priority of any security for the Guaranteed Obligations; (ii) any and all rights and defenses arising out of an election of remedies by Agent, the L/C Issuer or any Lender; (iii) any defense based upon any failure to disclose to such Credit Party any information concerning the financial condition of any other Credit Party or any other Person or any other circumstances bearing on the ability of any other Credit Party or any other Person to pay and perform all obligations due under this Agreement or any of the other Loan Documents; (iv) any failure of Agent, the L/C Issuer or any Lender to comply with applicable laws in connection with the sale or disposition of security, including any failure by Agent, the L/C Issuer or any Lender to conduct a commercially reasonable sale or other disposition of such security; (v) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, or that reduces a surety’s or guarantor’s obligations in proportion to the principal’s obligation; (vi) any use of cash collateral under Section 363 of the Bankruptcy Code; (vii) any defense based upon an election by Agent, the L/C Issuer or any Lender, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute; (viii) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code; (ix) any right of subrogation, any right to enforce any remedy which Agent, the L/C Issuer or any Lender may have against any other Credit Party or any other Person and any right to participate in, or benefit from, any security now or hereafter held by Agent, the L/C Issuer or any Lender for the Guaranteed Obligations; (x) presentment, demand, protest and notice of any kind, including notice of acceptance of this Agreement and of the existence, creation or incurring of new or additional Guaranteed Obligations; (xi) the benefit of any statute of 102 [[6937528]]

limitations affecting the liability of any other Credit Party or other Person, enforcement of this Agreement or any other Loan Documents, the liability of any Credit Party hereunder or the enforcement hereof; (xii) relief from any applicable valuation or appraisement laws; (xiii) any other action by Agent, the L/C Issuer or any Lender, whether authorized by this Agreement or otherwise, or any omission by Agent, the L/C Issuer or any Lender or other failure of Agent, LC Issuer or any Lender to pursue, or delay in pursuing, any other remedy in its power; and (xiv) any and all claims and/or rights of counterclaim, recoupment, setoff or offset. Each Credit Party agrees that the payment and performance of all Guaranteed Obligations or any part thereof or other act which tolls any statute of limitations applicable to this Agreement or the other Loan Documents shall similarly operate to toll the statute of limitations applicable to such Credit Party’s liability hereunder. (c) It is agreed among each Credit Party, Agent, the L/C Issuer and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 10 and such waivers, Agent and Lenders would decline to enter into this Agreement. 10.3 Benefit of Guaranty. Each Credit Party agrees that the provisions of this Section 10 are for the benefit of Agent, the L/C Issuer and Lenders and their respective successors, transferees, endorsees and permitted assigns, and nothing herein contained shall impair, as between any other Credit Party and Agent, the L/C Issuer or Lenders, the obligations of such other Credit Party under the Loan Documents. 10.4 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 10.7, each Credit Party hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until all Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) have been indefeasibly paid in full in cash and all Commitments of Agent and/or Lenders to provide further credit have been terminated and all obligations of L/C Issuer to issue Letters of Credit have been terminated. As further security, any and all debts and liabilities now or hereafter arising and owing by any Credit Party to any other Guarantor are hereby subordinated to Agent and Lender’s claims (including the Guaranteed Obligations) and without the prior written consent of Agent during the occurrence and continuance of an Event of Default, no Guarantor shall demand, sue for or otherwise attempt to collect any indebtedness of any Credit Party owing to it until the Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) shall have been paid in full in cash and this Agreement shall have terminated; provided that no Guarantor shall have any rights hereunder against any Credit Party or any of its Restricted Subsidiaries if all or any portion of the Guaranteed Obligations shall have been satisfied in connection with an exercise of remedies in respect of the Stock of any Credit Party or any of its Restricted Subsidiaries pursuant to a Collateral Document. If, notwithstanding the foregoing sentence, a Guarantor shall collect, enforce or receive any amounts in respect of any indebtedness, such amounts shall be held in trust for the benefit of Agent and the Lenders, and such Guarantor shall immediately deliver any such amounts to Agent for application to the Guaranteed Obligations. Each Guarantor acknowledges and agrees that this waiver is intended to benefit Agent, L/C Issuer and Lenders and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Section 10, and that Agent, L/C Issuer and the Lenders and their respective successors and permitted assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.4 and that such waivers and agreements shall remain in effect until all Guaranteed Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) have been paid in full in cash and all Commitments of Agent, L/C Issuer 103 [[6937528]]

and/or Lenders to provide further credit (and/or issue Letters of Credit), in each case, have been terminated. Each Credit Party acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Credit Party’s liability hereunder or the enforceability of this Section 10, and that Agent, L/C Issuer, that Lenders and their respective successors and permitted assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 10.4 and that such waivers and agreements shall remain in effect until all Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) have been paid in full in cash and all Commitments of Agent and/or Lenders to provide further credit have, in each case, been terminated. This Section 10 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned to Agent or Lenders or any other Person upon the insolvency, bankruptcy or reorganization of Borrower or any other Credit Party or otherwise, all as though such payment had not been made. 10.5 Election of Remedies. If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Credit Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 10. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Credit Party might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the Guaranteed Obligations. In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Guaranteed Obligations. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under this Section 10, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale. 10.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Credit Party’s liability under this Section 10 (which liability is in any event in addition to amounts for which such Credit Party is liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the amount that could be claimed by Agent and Lenders from such Credit Party under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Credit Party’s right of contribution and indemnification from each other Credit Party under Section 10.7. 104 [[6937528]]

10.7 Contribution with Respect to Guaranty Obligations. (a) To the extent that any Credit Party shall make a payment under this Section 10 of all or any of the Guaranteed Obligations (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Credit Party, exceeds the amount that such Credit Party would otherwise have paid if each Credit Party had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion that such Credit Party’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Credit Parties as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guaranteed Obligations (other than contingent indemnification Obligations for which no unsatisfied claim giving rise thereto has been asserted) and termination of the Commitments such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Credit Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. (b) As of any date of determination, the “Allocable Amount” of any Credit Party shall be equal to the maximum amount of the claim that could then be recovered from such Credit Party under this Section 10 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. (c) This Section 10.7 is intended only to define the relative rights of Credit Parties and nothing set forth in this Section 10.7 is intended to or shall impair the obligations of Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 10.1. Nothing contained in this Section 10.7 shall limit the liability of any Credit Party to pay the Loans made directly or indirectly to that Credit Party and accrued interest, Fees and expenses with respect thereto for which such Credit Party shall be primarily liable. (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Credit Party to which such contribution and indemnification is owing. (e) The rights of the indemnifying Credit Parties against other Credit Parties under this Section 10.7 shall be exercisable upon the full and payment of the Obligations (other than contingent indemnification Obligation for which no unsatisfied claim giving rise thereto has been asserted) and the termination of the Commitments. 10.8 Liability Cumulative. The liability of Credit Parties under this Section 10 is in addition to and shall be cumulative with all liabilities of each Credit Party to Agent, L/C Issuer and Lenders under this Agreement and the other Loan Documents to which such Credit Party is a party or in respect of any Guaranteed Obligations or obligation of the other Credit Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary. --Remainder of Page Intentionally Left Blank-- 105 [[6937528]]

ANNEX A to CREDIT AGREEMENT DEFINITIONS Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement: “Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account. “Accounting Changes” means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions); (b) changes in accounting principles concurred in by Borrower’s certified public accountants; (c) purchase accounting adjustments under FASB ASC 805, Business Combinations (SFAS No. 141(R)), and the application of the accounting principles set forth in FASB ASC 740, Income Taxes (SFAS No. 109), including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments. Notwithstanding anything to the contrary, any purchase accounting adjustments which may result from the application of FASB ASC 805, Business Combinations (SFAS No. 141(R)) which (i) are related to cash expenditures made on or prior to the Closing Date or (ii) are non-cash adjustments will be excluded from the computation of EBITDA under this Agreement. “Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party. “Aquiline” means (a) Aquiline Capital Partners L.P. and (b) any fund or investment vehicle that (i) is organized by Aquiline Capital Partners L.P. for the purpose of making equity or debt investments in one or more portfolio companies and (ii) is controlled by Aquiline Capital Partners L.P.. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise. “Acquisition Closing Date” has the meaning set forth in the definition of Permitted Acquisition. “Additional Lender” has the meaning ascribed to it in Section 1.14(c). “Additional Lender Joinder Agreement” has the meaning ascribed to such it in Section 1.14(c). “Adjusted EBITDA” has the meaning ascribed to it in Attachment A to Schedule 1 to Annex F. “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent. “Advances” means any Revolving Credit Advance. “Affected Lender” has the meaning ascribed to it in Section 9.19(a). Annex A-1 [[6937528]]

Annex A-2 [[6937528]] Greater than 3.00 to 1.00 Total Leverage Ratio 4.50% 5.50% Base Rate Loan “Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person and (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent, each Lender, BMO and each Person that is controlled by BMO. No Person shall be deemed an “Affiliate” solely because it is an unrelated portfolio company of the Sponsor or Aquiline. “Agent” means BMO in its capacity as administrative agent for Lenders and the L/C Issuer or its successor appointed pursuant to Section 8.2. “Agreement” means this Credit Agreement (including all schedules, sub-schedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated, amended and restated, or otherwise modified from time to time. “Allocable Amount” has the meaning ascribed to it in Section 10.7. “Applicable Margin” means (i) with respect to the period from (and including) the Closing Date until the first Adjustment Date (as defined below) occurring after December 31, 2026, the Applicable Margin shall equal (A) in the case of Base Rate Loans, 4.50% and (B) in the case of SOFR Loans, 5.50%; and (ii) with respect to the period from (and including) the first Adjustment Date (as defined below) occurring after December 31, 2026 and thereafter, the Applicable Margin shall equal the applicable rate set forth below under the heading “Base Rate Loan”, or “SOFR Loan”, as applicable, based upon the Total Leverage Ratio as set forth in the most recent Compliance and Excess Cash Flow Certificate received by the Administrative Agent pursuant to Section 4.4(m): Less than or equal to 3.00 to 1.00 SOFR Loan 4.25% 5.25% Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date on which the applicable Compliance and Excess Cash Flow Certificate is delivered pursuant to Section 4.4(m) (each such Business Day, an “Adjustment Date”). Notwithstanding the foregoing, if the financial statements required by Section 4.4(a) or Section 4.5(b) and the related Compliance and Excess Cash Flow Certificate required by Section 4.4(m) are not delivered by the respective date required thereunder after the end of any related Fiscal Year or Fiscal Quarter of Borrower and its Subsidiaries, the Applicable Margin shall be the rate corresponding to the Total Leverage Ratio of greater than 3.00 to 1.00 in the respective foregoing table until such financial statements and Compliance Certificate are delivered. In addition, at any time an Event of Default shall have occurred and be continuing under Section 6, no reductions in the Applicable Margin pursuant to the foregoing table shall be permitted. In the event that any Compliance and Excess Cash Flow Certificate delivered pursuant to Section 4.4(m) is inaccurate in any respect, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any prior period than the Applicable

Margin that was applied for such period, (i) Borrower shall promptly deliver to Agent a corrected Compliance and Excess Cash Flow Certificate, as applicable, for such period, (ii) the Applicable Margin shall be determined based on the corrected Compliance and Excess Cash Flow Certificate for such period, and (iii) Borrower shall promptly pay to Agent the accrued additional interest owing as a result of such increased Applicable Margin for such period (it being agreed that this clause (iii) shall not limit the rights of Agent or the Lenders under the Loan Documents). Notwithstanding anything herein to the contrary, Loans made pursuant to an Increase shall have the Applicable Margin as may be agreed to with the applicable Lenders (or Additional Lenders) in accordance Section 1.14. “Applicable Percentage” means 50%; provided, that, if the Total Leverage Ratio as of the last day of any Fiscal Year is (a) less than 4.25 to 1.00 but greater than or equal to 3.75 to 1.00, then 25%, or (b) less than 3.75 to 1.00, then 0%. “Approved Fund” means any Person that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. “Arranger” means BMO, acting under its trade name BMO Sponsor Finance. “Asset Disposition” means the disposition whether by conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any of the following: (a) any of the Stock or other equity or ownership interest of any of Holdings’ Subsidiaries or (b) any or all of the assets of Holdings or any of its Subsidiaries other than sales of inventory in the ordinary course of business. “Assignee Group” means two or more assignees of Loans or Commitments that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor. “Assignment Agreement” means an assignment and assumption agreement entered into by a Lender and an assignee of Loans or Commitments (with the consent of any party whose consent is required by Section 8.1(b)), and accepted by Agent, in substantially the form of Exhibit 8.1 or any other form approved by Agent. “Auto Borrow Arrangement” has the meaning ascribed to it in Section 1.1(e)(vii). “Availability” means, as of any date of determination, the amount by which the Maximum Amount exceeds the sum of (x) the aggregate outstanding principal balance of all Revolving Loans and Swing Line Loans and (y) the aggregate amount of all Letter of Credit Participation Liability. “Available Amount” means, at any time, an amount equal to, without duplication, the sum of (a) an amount equal to the greater of (i) $11,000,000 and (ii) 35% of Adjusted EBITDA (calculated on a pro forma basis after giving effect to any Permitted Acquisition, other transactions consummated after the relevant financial statements date and on or prior to the applicable date of determination and any related transaction consummated substantially concurrently therewith) as of the end of the fiscal month most recently ended as to which financial statements were required to be delivered pursuant to Section 4.4), plus (b) an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for the Fiscal Year ended December 31, 2025 and each completed Fiscal Year thereafter (but not less than zero for any such Fiscal Year) that is not required prior to the applicable date of measurement to be applied as a mandatory prepayment under Section 1.5(b) (it being understood, for the avoidance of doubt, that solely for purposes of this definition, Excess Cash Flow for any Fiscal Year shall be deemed zero for such Fiscal Year until the financial statements required to be delivered pursuant Annex A-3 [[6937528]]

to Section 4.4(b) and the related Compliance and Excess Cash Flow Certificate for such Fiscal Year have been received by Agent), plus (c) to the extent not otherwise applied, the amount of any capital contributions or other proceeds of issuances of Stock (other than amounts constituting a Cure Amount or the proceeds of Disqualified Stock or amounts applied to consummate a Permitted Foreign Acquisition in excess of the greater of (i) $32,500,000 and (ii) 100% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period limit otherwise applicable thereto pursuant to clause (g) of the definition of “Permitted Acquisition”) received as cash equity by Borrower from and including the day immediately following the Closing Date through and including such time of measurement, plus (d) (i) the proceeds received by Borrower or any of its Restricted Subsidiaries from and including the day immediately following the Closing Date through and including such time of measurement in connection with an Asset Disposition to a Person (other than Borrower or any of its Restricted Subsidiaries) of any Investment (including Investments in Unrestricted Subsidiaries and joint ventures) made pursuant to Section 3.3(v) that is not otherwise subject to the mandatory prepayment requirements set forth in Section 1.5(d)(i) and which proceeds are not otherwise reinvested in accordance with such section and (ii) to the extent not already reflected as a return on capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by Borrower and/or any of its Restricted Subsidiaries during the period from and including the day immediately following the Closing Date through and including such time of measurement in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment (including Investments in Unrestricted Subsidiaries and joint ventures) made pursuant to Section 3.3(v) (in an amount not to exceed the original amount of such Investment made utilizing the Available Amount), plus (e) any Declined Prepayment Amount, plus (f) the aggregate amount of Investments of Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary made using the Available Amount that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated with or into Borrower or any of its Restricted Subsidiaries (up to the lesser of (i) the fair market value (as reasonably determined in good faith by Borrower) of the Investments of Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value (as reasonably determined in good faith by Borrower) of the original Investment by Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary made using the Available Amount), minus (g) the amounts used for any Investments or Restricted Payments pursuant to Sections 3.3(v) and 3.5(m), respectively. “Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 1.11. “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution. “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule. Annex A-4 [[6937528]]

“Bankruptcy Code” means the provisions of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws (whether foreign or domestic). “Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest announced or otherwise established by Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Agent’s best or lowest rate); (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the sum of (i) Term SOFR for a one-month tenor in effect on such day (after giving effect to the Floor) plus (ii) 1.00%. Any change in the Base Rate due to a change in the prime rate, the Federal Funds Rate or Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Sections 1.10 or 1.11, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided that if Base Rate as determined above shall ever be less than the Floor plus 1.00%, then Base Rate shall be deemed to be the Floor plus 1.00%. “Base Rate Loan” means a Loan or portion thereof bearing interest by reference to the Base Rate. “Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.11. “Benchmark Replacement” means, either of the following to the extent selected by Agent in its unilateral discretion: (a) Daily Simple SOFR; or (b) the sum of: (i) the alternate benchmark rate that has been selected by Agent and Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities. Annex A-5 [[6937528]]

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or not to comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness or non-compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof). “Benchmark Transition Event” “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no Annex A-6 [[6937528]]

longer, or as of a specified future date will no longer be, representative or do not, or as a specified future date will not, comply with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof). “Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.11 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.11. “Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation. “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230. “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the IRC or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise) for purposes of Title I of ERISA or Section 4975 of the IRC the assets of any such “employee benefit plan” or “plan”. “BMO” has the meaning ascribed to it in the preamble to this Agreement. “Borrower” has the meaning ascribed to it in the preamble to this Agreement. “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Illinois or New York. “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person; provided, however, for the avoidance of doubt, any lease that was classified or accounted for as an operating lease as of December 15, 2018 in accordance with GAAP and any similar lease entered into after December 15, 2018 shall be classified or accounted for as an operating lease and not a Capital Lease, even though, as a result of a change in GAAP after December 15, 2018, such lease would be classified and accounted for as a Capital Lease. “Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease; provided, however, for the avoidance of doubt, any lease that was classified or accounted for as an operating lease as of December 15, 2018 in accordance with GAAP and any similar lease entered into after December 15, 2018 shall be classified or accounted for as an operating lease and not a Capital Lease, even though, as a result of a change in GAAP after December 15, 2018, such lease would be classified and accounted for as a Capital Lease. “Cash Equivalents” means (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of Annex A-7 [[6937528]]

the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year (1) from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) amounts on deposit in a deposit account with or certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s and (vi) in the case of any Credit Party or any Subsidiary that is organized or incorporated, has its principal place of business or otherwise conducts any material business operations in any country or jurisdiction other than the United States, investments denominated in the currency of such other country or jurisdiction which are of substantially the same type and credit quality as the items specified in clauses (i) through (v) above. “Casualty Event” means, with respect to any property (including Real Estate) of any Person, any loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Estate of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Estate of any Person or any part thereof by any Governmental Authority, civil or military. “Casualty Event” shall not include any loss or claim arising under any key-man life insurance policies, director and officer insurance policies or business interruption insurance policies. “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued. “Change of Control” means any event, transaction or occurrence as a result of which (a) prior to a Qualified IPO, (i) the Sponsor and Co Investors collectively ceaseceases to own and control, directly, all of the economic and voting rights associated with ownership of more than fifty percent (50%) of all classes of the outstanding Stock of Holdings on a fully diluted basis or, (ii) the Sponsor and Aquiline, collectively, cease to own and control, directly, all of the economic rights associated with ownership of more than fifty percent (50%) of all outstanding Stock of Holdings on a fully diluted basis (but determined disregarding all MIP Stock) or (iii) the Sponsor ceases to possess the right to elect Annex A-8 [[6937528]]

(through ownership of voting securities) at all times a majority of the board of directors (or similar governing body) of Holdings and to direct the management policies and decisions of Holdings, (b) upon and after a Qualified IPO, (Ai) the Sponsor shall at any time and for any reason cease to own, directly or indirectly, at least thirty-five percent (35%) of both the economic andor voting Stock of Holdings (on a fully diluted, aggregate basis (regardless of class of any such Stock of Holdings)) or (Bii) any “person” or “group” (as such terms are used in the Sections 13(d) and 14(d) of the Exchange Act), other than the Sponsor, (x) is or shall become, directly or indirectly, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), of voting or economic Stock of Holdings (in either case, on a fully diluted, aggregate basis (regardless of class of any such Stock of Holdings)) in an amount equal to or greater than the lesser of (1) the amount of such Stock of Holdings owned by the Sponsor and (2) thirty percent (30%) of the outstanding amount of such Stock of Holdings or (y) has the right to elect (by contract or otherwise) a majority of the board of directors (or equivalent governing body) of Holdings, or (c) Holdings ceases to own and control, directly or indirectly, as applicable, all of the economic and voting rights associated with ownership of at least one hundred percent (100)% of all classes of the outstanding Stock of Borrower. Notwithstanding anything to the contrary in this definition or any provision of Sections 13(d) or 14(d) of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own any Stock to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of such Stock pursuant to such agreement, (ii) if any group (other than a group consisting solely of the Sponsor and/or Aquiline) includes the Sponsor or Aquiline, the issued and outstanding Stock of Holdings owned, directly or indirectly, by the Sponsor or Aquiline as part of such group shall not be treated as being beneficially owned by any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than the Sponsor and Aquiline) will not be deemed to beneficially own Stock of another Person as a result of its ownership of Stock or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total ordinary voting power of all of the outstanding Stock of such Person’s parent or otherwise has the right to elect (by contract or otherwise) a majority of the board of directors (or equivalent governing body) of such Person’s parent, and (iv) the right of any Person to acquire Stock (so long as such Person does not have the right to direct the voting of the voting Stock subject to such right) or any veto power of any Person in connection with the acquisition or disposition of Stock will not cause such Person to be a beneficial owner of such voting Stock solely as a result of having such right or power. “Charges” means all federal, state, county, city, municipal, local, foreign or other governmental premiums and other amounts (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business. “Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C. “Closing Date” means October 10, 2024. Annex A-9 [[6937528]]

“Closing Date Earnout” means, collectively, (a) the “Trigger Event Contingent Consideration” as defined in Section 1.13(a) of the Closing Date Merger Agreement (as in effect on the execution date thereof), (b) the “Earnout Payment” as defined (including with respect to the component definitions thereof) in Section 1.13(b) of the Closing Date Merger Agreement (as in effect on the execution date thereof) and (c) the “MUAR Earnout Reduction Amount” payable pursuant to the “Post-Closing Earnout Agreements”, in each case, as defined in Section 1.17 of the Closing Date Merger Agreement (as in effect on the execution date thereof). “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. “Co Investors” means (a) Core Specialty Insurance Holdings Inc., (b) Starr Insurance Holdings, Inc., (c) BMO Private Equity (U.S.), Inc., (d) SOFX Master Blocker LLC, (e) BCP Special Opportunities Fund II Originations LP and (f) certain other co investors of Aquiline Capital Partners LLC, provided that, in the Sponsor’s reasonable business judgment, such co investor constitutes a strategic partner to the Credit Parties and their Restricted Subsidiaries for future business activities of the Credit Parties and their Restricted Subsidiaries. “Collateral” means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself, L/C Issuer and Lenders, to secure the Guaranteed Obligations or any portion thereof. “Collateral Documents” means the Security Agreement, the Pledge Agreements, any Trademark Security Agreement, any Copyright Security Agreement, any Patent Security Agreement, any R&W Insurance Policy Assignment, any Mortgage, any Control Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Guaranteed Obligations or any portion thereof. “Commitment Termination Date” means the earliest to occur of (a) October 10, 2029, (b) the date of termination of Lenders’ obligations to make Advances, other Loans or permit existing Loans to remain outstanding, and L/C Issuer’s obligations hereunder, pursuant to Section 6.3, and (c) the date of (i) indefeasible prepayment in full by Borrower of the Revolving Loans, Swing Line Loans, Term Loans, First Amendment Term Loans and Delayed Draw Term Loans and (ii) the permanent reduction of the Commitments to zero dollars ($0). “Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment, Term Loan Commitment, First Amendment Term Loan Commitment and Delayed Draw Term Loan Commitment as set forth on Annex B to this Agreement, Schedule I to the First Amendment or in the most recent Assignment Agreement executed by such Lender, as applicable, and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments, Term Loan Commitments, First Amendment Term Loan Commitments and Delayed Draw Term Loan Commitments, which aggregate commitment was ONE HUNDRED AND FORTY-SIX MILLION DOLLARS AND 00/100 Annex A-10 [[6937528]]

($146,000,000.00) on the Closing Date, as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement. “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.). “Communication” means any notice or other communication required or permitted to be given or made under this Agreement. “Competitor” means any Person that is a direct operating company competitor of Borrower or its Subsidiaries. “Compliance and Excess Cash Flow Certificate” has the meaning ascribed to it in Section 4.4(m). “Confidential Information” has the meaning ascribed to it in Section 9.13. “Conforming Changes” means with respect to either the use of administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides, in consultation with Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents). “Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes. “Consolidated Net Income” has the meaning ascribed to it in Attachment A to Schedule 1 to Annex F. “Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person, if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Annex A-11 [[6937528]]

Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed. “Contractual Obligations” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents. “Control Agreement” means tri-party deposit account, securities or commodities account control agreements by and among the applicable Credit Party, Agent and the depository or securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to Agent and in any event providing to Agent springing “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the Code. “Controlled Investment Affiliate” means, with respect to the Sponsor, any fund or investment vehicle that (i) is organized by Sponsor for the purpose of making equity or debt investments in one or more portfolio companies and (ii) is controlled by Sponsor. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise. “Copyright Security Agreements” means any copyright security agreement made in favor of Agent, on behalf of itself and Lenders, by any applicable Credit Party. “Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor. “Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party in the United States, any state or territory thereof, or any other country or any political subdivision thereof: (a) all copyrightable works, including any rights in and to any Software (including source code and executable code), writings, documentation, marketing brochures, website content, and other works of authorship (whether or not fixed in a tangible medium of expression and whether or not original), (b) any copyrights and applications, registrations, renewals, extensions, reissues, termination rights, and reversionary interests in connection therewith and all translations, localizations, adaptations, derivations, collections, and compilations thereof; and (c) all rights in or to any of the foregoing. “Credit Parties” means Holdings, Borrower and each of their respective Domestic Subsidiaries (other than Excluded Subsidiaries) and each other Person who executes this Agreement as a “Credit Party” or a Guaranty and who grants a Lien on all or substantially all of its assets to secure all of part of the Obligations and all of the Stock of which is pledged to Agent for the benefit of itself and Lenders. “Credit Parties Pledge Agreement” means the Pledge Agreement of even date herewith executed by certain Credit Parties in favor of Agent, on behalf of itself, L/C Issuer and Lenders, pledging (a) all Stock of each of Holdings’ Domestic Subsidiaries (other than Excluded Foreign Holding Companies), to the extent owned by a Credit Party, (b) all non-Voting Stock of each of Holdings’ Foreign Subsidiaries and Excluded Foreign Holding Companies and 65% of all Voting Stock of each of Parent’s Foreign Subsidiaries and Excluded Foreign Holding Companies, in each case, to the extent owned by a Credit Party and (c) certain material intercompany notes owing to or held by such Credit Parties. Annex A-12 [[6937528]]

“Credit Product Arrangements” means, collectively, (a) Rate Contracts between any Credit Party and any Credit Product Provider and (b) Treasury Management and Other Services between any Credit Party and any Credit Product Provider. “Credit Product Indemnitee” has the meaning ascribed to it in Section 8.2(n). “Credit Product Obligations” means Indebtedness and other obligations of any Credit Party or any Subsidiary of a Credit Party arising under Credit Product Arrangements and owing to any Credit Product Provider; provided, that Credit Product Obligations shall not include Excluded Rate Contract Obligation. “Credit Product Provider” means (a) BMO or any of its Affiliates; and (b) any other Person who was a Lender at the time of entry into the applicable Credit Product Arrangement or an Affiliate of a Person who was a Lender at the time of entry into the applicable Credit Product Arrangement that is a provider under such Credit Product Arrangement, so long as such provider delivers written notice to Agent, in form and substance satisfactory to Agent, by the later of the Closing Date or the entering into of the applicable Credit Product Arrangement, (i) describing the Credit Product Arrangement and (ii) agreeing to be bound by Section 8.2(a). “Cure Amount” has the meaning ascribed to it in Section 6.7. “Cure Right” has the meaning ascribed to it in Section 6.7. “Current Assets” means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP (but excluding, without duplication, cash, Cash Equivalents, Indebtedness due from Affiliates and permitted loans made to third parties, the current portion of current and deferred Taxes based on income, profits or capital, assets held for sale, pension assets, deferred bank fees, derivative financial instruments and insurance claims) “Current Liabilities” means, with respect to any Person, all current liabilities of such person as of any date of determination calculated in accordance with GAAP (but excluding, without duplication, the current portion of long-term Indebtedness and other long-term liabilities, the aggregate outstanding principal balances of the Revolving Loans, any liabilities arising as a result of funds deposited in third party accounts, the current portion of interest expense, the current portion of any Capital Leases, the current portion of current and deferred Taxes based on income, profits or capital, liabilities in respect of unpaid earnouts and other contingent consideration obligations, accruals relating to restructuring reserves, any liabilities recorded in connection with stock-based awards, partnership interest-based awards, awards of profit interests, deferred compensation awards and similar incentive based compensation awards and liabilities in respect of Restricted Payments declared but not yet paid). “Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion. “Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default. Annex A-13 [[6937528]]

“Default Rate” has the meaning ascribed to it in Section 1.2(d). “Delayed Draw Term Loan” means the term loans from time to time funded under the Delayed Draw Term Loan Commitment pursuant to Section 1.1(f) (it being understood that such term shall refer to the aggregate Delayed Draw Term Loans funded to Borrower when used in the context of all Delayed Draw Term Loan Lenders collectively and a particular Delayed Draw Term Loan Lender’s portion of the aggregate Delayed Draw Term Loans when used in the context of an individual Delayed Draw Term Loan Lender). “Delayed Draw Term Loan Borrowing Cap” has the meaning ascribed to it in Section 1.1(f)(i). “Delayed Draw Term Loan Commitment” means (a) as to any Delayed Draw Term Loan Lender, the commitment of such Lender to make its Pro Rata Share of the Delayed Draw Term Loans as set forth on Annex B hereto under the caption “Delayed Draw Term Loan Commitment” or in the most recent Assignment Agreement to which it is a party (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Delayed Draw Term Loan Lenders, the aggregate commitment of all Delayed Draw Term Loan Lenders to make the Delayed Draw Term Loan, which aggregate commitment shall be FORTY MILLION DOLLARS AND NO/100 ($40,000,000.00) on the Closing Date, in each case, as the same may be may be (i) increased from time to time pursuant to Section 1.14 or (ii) reduced from time to time pursuant to Section 1.15(b). “Delayed Draw Term Loan Commitment Termination Date” means the earlier to occur of (a) October 10, 2026 and (b) the date on which the Delayed Draw Term Loan Commitment has been reduced to $0 as a result of the funding thereof in full or the termination thereof in accordance with Section 1.15(b) or Section 6.3. “Delayed Draw Term Loan Funding Conditions” has the meaning ascribed to such it in Section 7.3. “Delayed Draw Term Loan Lenders” means, as of any date of determination, all Lenders having a Delayed Draw Term Loan Commitment or holding all or any portion of the outstanding Delayed Draw Term Loan. “Delayed Draw Term Loan Maturity Date” means October 10, 2029. “Delayed Draw Term Note” and “Delayed Draw Term Notes” have the respective meanings ascribed to such terms in Section 1.1(f)(iv). “Delayed Draw Term Loan Notice” has the meaning ascribed to such it in Section 1.1(f). “Delayed Draw Term Loan Obligations” means any obligation with respect to the Delayed Draw Term Loan (including the principal thereof, the interest thereon and all fees and expenses specifically related thereto). “Delayed Draw Term Loan Scheduled Installment” has the meaning ascribed to it in Section 1.1(f)(ii). “Delayed Draw Unused Line Fee” has the meaning ascribed to it in Section 1.3(b)(ii). “Deposit Accounts” means all “deposit accounts” as such term is defined in the Code. Annex A-14 [[6937528]]

“Disbursement Account” has the meaning ascribed to it in Section 1.1(c). “Disqualified Institutions” means, collectively: (a) (i) those banks, financial institutions and other institutional lenders and investors identified in good faith in writing by the Sponsor and delivered to Agent prior to the Closing Datein connection with the First Amendment (and Agent shall share such list with any Lender that requests to see such list) and (ii) any of their Affiliates that are identifiable solely on the basis of such Affiliate’s name and (b) (i) Competitors that are separately identified in good faith in writing by Borrower or Sponsor to Agent from time to time (and Agent shall share such list with any Lender that requests to see such list) and (ii) any of their Affiliates that are either (x) identified in good faith in writing by Borrower or Sponsor to Agent from time to time (and Agent shall share such list with any Lender that requests to see such list) or (y) clearly identifiable as such solely on the basis of such Affiliate’s name; provided, that updates to the list of Competitors (or Affiliates thereof) after the date hereof under the foregoing clause (b) shall only become effective two (2) Business Days after the date such written supplement is delivered to Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted under the Loan Documents. “Disqualified Stock” means any Stock which by it terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than upon a change of control or an optional redemption by the issuer thereof), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a change of control), in whole or in part, on or prior to the date that is ninety-one (91) days following the stated maturity date of the Term Loan, in each case, except to the extent such Stock is redeemable for other Stock that does not constitute Disqualified Stock, (b) unless at the sole option of the issuer thereof, is convertible into or exchangeable for (i) debts securities or (ii) any Stock referred to in (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the Commitment Termination Date, or (c) is entitled to an earnout or dividend or distribution (other than for Taxes attributable to the operations of the business of the Credit Parties and their Restricted Subsidiaries) prior to the time that the Obligations (other than contingent indemnification obligations for which no unsatisfied claim giving rise thereto has been asserted) are paid in full, in cash and all Commitments to lend (and obligations to issue Letters of Credit), in each case, have terminated. “Distinguished” has the meaning ascribed to in the preamble to this Agreement. “Documents” means any “document,” as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by any Credit Party, wherever located. “Dollars” or “$” means lawful currency of the United States of America. “Domestic Subsidiary” means any Subsidiary that is a U.S. Person. “Earnouts” means earnout purchase obligations and other similar deferred purchase price obligations, in each case, that are contingent in nature and incurred by Borrower or a Domestic Subsidiary of Borrower under Permitted Acquisitions. For purposes of Section 3.1(o) and clause (g) of the definition of “Permitted Acquisitions”, the amount of an Earnout shall be deemed to equal the maximum amount that may be due or owing in respect thereof, assuming for such purposes that all conditions (including financial hurdles or thresholds) to the obligation, realization and earning thereof are fully attained, met and satisfied, regardless of GAAP valuation or recognition to the contrary, and upon final and irrevocable determination in accordance with its terms that an Earnout (or such portion) Annex A-15 [[6937528]]

will never be realized or determined, then such unpaid or unsatisfied Earnout (or portion thereof) shall be deemed to be zero for all such purposes. “EBITDA” has the meaning ascribed to it in Attachment A to Schedule 1 to Annex F. “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent. “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway. “EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution. “Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, common laws and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety (as it pertains to exposure to Hazardous Materials), the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes. “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial, abatement and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of or exposure to a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property. “Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws. Annex A-16 [[6937528]]

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party. “Equity Contribution” means the consummation of the transactions contemplated by the Equity Co-Investment Documents on the Closing Date pursuant to, and in accordance with, the terms of the Equity Co-Investment Documents. “Equity Co-Investment Documents” means (a) prior to the Permitted Change of Control Effective Date, (i) that certain Subscription Agreement, dated as of the Closing Date, by and between Parent and AQ Phoenix Parent GP, LLC, and agreed to and accepted by BMO Private Equity (U.S.), Inc., (ii) that certain Subscription Agreement, dated as of the Closing Date, by and between Parent and AQ Phoenix Parent GP, LLC, and agreed to and accepted by SOFIX Master Blocker LLC, (iii) that certain Subscription Agreement, dated as of the Closing Date, by and between Parent and AQ Phoenix Parent GP, LLC, and agreed to and accepted by BCP Special Opportunities Fund II Originations LP, and (ivb) (i) that certain Subscription Agreement, dated as of the Closing Date, by and between Parent and AQ Phoenix Parent GP, LLC, and agreed to and accepted by Starstone National Insurance Company and (vii) that certain Subscription Agreement, dated as of the Closing Date, by and between Parent and AQ Phoenix Parent GP, LLC, and agreed to and accepted by Starr Insurance Holdings, Inc., in each case, together with all exhibits, schedules and other annexes thereto. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder. “ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC. “ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the notice requirement has been duly waived) with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of “critical” status under IRC Section 432 or IRC Section 305 of ERISA, or the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under IRC Section 430(k) or IRC Section 303(k) or 4068 of ERISA on any property (or rights to property, whether real or personal) of any Credit Party or ERISA Affiliate; (i) the failure of a Qualified Plan or any trust thereunder intended to qualify for tax-exempt status under IRC Section 401 or 501 or other Requirements of Law to qualify thereunder; and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any Credit Party or ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent. “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time. Annex A-17 [[6937528]]

“Event of Default” has the meaning ascribed to it in Section 6.1. “Excess Cash Flow” has the meaning ascribed to it in Schedule 2 to Annex F. “Excess Cash Flow Payment Date” has the meaning ascribed to it in Section 1.5(b). “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. “Excluded Account” means any deposit account that is (a) a zero balance payroll account or which is used for the sole purpose of making payroll and withholding Tax payments related thereto, (b) an employee wage or benefit account, a withholding account or a similar fiduciary or trust fund account and any segregated deposit account into which client funds (and only client funds) are deposited (c) an escrow account established in connection with any Permitted Acquisition to provide for the funding of contingent indemnification obligations or purchase price adjustment obligations thereunder, (d) accounts established or maintained for the sole purpose of cash collateralizing obligations permitted by Section 3.1(q) or (e) which, individually or in the aggregate with all other similarly situated deposit accounts, has an average daily balance for any fiscal month of less than $700,000. “Excluded Assets” means, collectively, all assets designated as “Excluded Assets” under the Pledge Agreement and the Security Agreement. “Excluded Foreign Holding Company” means a Domestic Subsidiary substantially all of the assets of which are Stock of one or more Foreign Subsidiaries, directly or through another Excluded Foreign Holding Company. “Excluded Rate Contract Obligation” means, with respect to any Guarantor, any guarantee of any Swap Obligation under a Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation under a Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation under a Rate Contract. If Swap Obligations under a Rate Contract arises under a master agreement governing more than one Rate Contract, such exclusion shall apply only to the portion of such Swap Obligations under a Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal. “Excluded Subsidiary” means any direct or indirect Subsidiary (a) that is (i) an Excluded Foreign Holding Company, or a direct or indirect Subsidiary of a Foreign Subsidiary or an Excluded Foreign Subsidiary, or (ii) prohibited by applicable law, rule or regulation or by any Contractual Obligation existing on the Closing Date (or on the date such Subsidiary is acquired or created) from Guaranteeing the Obligations or that would require governmental (including regulatory) or other third party consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (b) that is an Immaterial Subsidiary, (c) to the extent the provision of a Guarantee by such Subsidiary would result in material adverse tax consequences to Holdings and its Subsidiaries, taken as a whole, as reasonably determined by Borrower acting in good faith, (d) that is an Unrestricted Subsidiary, (e) that is a not-for-profit Subsidiary, captive insurance subsidiary created solely for purposes of self-insurance or a special purpose securitization subsidiary or (f) with respect to which Annex A-18 [[6937528]]

Borrower and Agent, each acting in good faith, reasonably determine the cost and/or burden of obtaining the Guarantee outweigh the practical benefit to the Lenders afforded thereby. “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), gross income, gross receipts, franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 9.19(a)(i)) or in the case of any other Recipient, such Recipient becomes a party hereto, or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 1.9, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 1.9(f) and (d) any withholding Taxes imposed under FATCA. “Existing Credit Agreement” means that certain Credit Agreement, dated as of April 22, 2022, by and among, inter alios, Holdings, Borrower, the other Credit Parties party thereto from time to time, the Lenders party thereto from time to time and Agent, as previously amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof. “Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq. “FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable agreements entered into pursuant to Section 1471(b)(1) of the IRC, any applicable intergovernmental agreement with respect to the foregoing, and any applicable fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any intergovernmental agreement treaty or convention among Governmental Authorities and implementing such Sections of the IRC. “FCPA” has the meaning ascribed to it in Section 2.13. “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to BMO on such day on such transactions as reasonably determined by Agent; provided that in no event shall the Federal Funds Rate be less than 0.00%. “Federal Reserve Board” means the Board of Governors of the Federal Reserve System. “Fee Letter” has the meaning ascribed to it in Section 1.3(a). Annex A-19 [[6937528]]

retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the IRC. “Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including all Letter of Credit Participation Liability, Capital Lease Obligations, current maturities of long-term Indebtedness, revolving credit and short-term Indebtedness extendible beyond one year at the option of such Person, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons. “Funding Date” has the meaning ascribed to it in Section 7.2. “GAAP” means generally accepted accounting principles in the United States of America, consistently applied. “Governing Documents” means, as to any Person, the certificate of formation, articles or certificate of incorporation, by-laws, articles or certificate of organization, partnership agreement, operating agreement, or other organizational or governing documents of such Person. “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank). “Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof. “Guaranteed Obligations” means (a) all Obligations and (b) all Credit Product Obligations; provided, that the Guaranteed Obligations of any Guarantor shall not include any Excluded Rate Contract Obligations solely of such Guarantor. Annex A-21 [[6937528]]

“Guarantees” means, collectively, the Guarantees provided in Section 10 of this Agreement and any other guaranty of the Guaranteed Obligations executed by any Guarantor in favor of Agent, for itself and the ratable benefit of Lenders and L/C Issuer. “Guarantor Payment” has the meaning ascribed to it on Section 10.7. “Guarantors” means Borrower, each other Credit Party and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents. “Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous goods,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), toxic mold or any radioactive substance. “Historical Financial Statements” has the meaning ascribed to it in Section 7.1(d). “Holdings” has the meaning ascribed to in the preamble to this Agreement. “Increase” has the meaning ascribed to it in Section 1.14(a). “Increase Effective Date” has the meaning ascribed to it in Section 1.14(d). “Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of Borrower having both (i) Consolidated Net Income in an amount of less than 2.5% of Consolidated Net Income of Holdings and its Restricted Subsidiaries and (ii) total assets in an amount of less than 2.5% of the consolidated total assets of Holdings and its Restricted Subsidiaries, in each case for the most recently ended period for which financial statements have been delivered pursuant to Section 4.4(a)(ii) or 4.4(b), as applicable; provided that the Consolidated Net Income (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Net Income of Holdings and its Restricted Subsidiaries for the relevant period and the consolidated total assets (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of the consolidated total assets of Holdings and its Restricted Subsidiaries for the relevant period. “Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith and liabilities incurred in the ordinary course of business consistent with past practice associated with customer prepayments and deposits) (but in any event inclusive of Earnouts and Seller Debt), (b) the face amount of all reimbursement and other obligations of such Person with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured (including all Letter of Credit Participation Liability), (c) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person and the present value (discounted at the Base Rate as in effect on the Closing Date) of future Annex A-22 [[6937528]]

rental payments under all synthetic leases, (f) all net payment obligations of such Person under Rate Contracts and commodity hedging contracts (provided that in no event shall the obligations in this clause (f) be deemed “Indebtedness” for any calculation of the financial covenants (including any component definitions thereto) in Section 4), (g) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (h) “earnouts” and similar payment obligations of such Person (excluding bonus, phantom stock or other similar compensation payments owed to employees, or officers), (i) all Disqualified Stock and (j) the Obligations; provided that the amount of Indebtedness of any Person for purposes of clause (g) shall be deemed to equal the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything to the contrary contained in this Agreement, Indebtedness shall not include (a) premiums, interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted by the Agreement and (b) ordinary course intercompany payables. “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes. “Indemnitees” has the meaning ascribed to it in Section 9.1. “Initial Lenders” means BMO and Bank of Montreal, and each of their respective Affiliates who are, in each case, Lenders as of the Closing Date. “Intellectual Property” means any and all rights in (a) Patents, Copyrights, and Trademarks; (b) inventions (whether or not patentable and whether or not reduced to practice), utility models, invention disclosures, any other rights of invention, and all improvements thereon; (c) mask works and integrated circuit topologies, and any applications, registrations and renewals for any of the foregoing; (d) industrial designs and any applications, registrations and renewals for any of the foregoing; (e) trade secrets, know-how, show-how, technology, skills, expertise, experience, and all other confidential or proprietary business or technical information, and all documentation relating to any of the foregoing, including, any ideas, concepts, research and development, technical data, research records, records of invention, processes, methods, techniques, formulations, compilations, patterns, compositions, specifications, programs, device and designs; (f) rights in data, databases and data collections; (g) internet domain names; and (h) rights to obtain and apply for Patents and register Trademarks and Copyrights. “Interest Expense” has the meaning ascribed to it in Schedule 1 to Annex F. “Interest Payment Date” means (a) with respect to any Base Rate Loan (other than Swing Line Loans), the last day of every calendar quarter) and on the maturity date, (b) as to any SOFR Loan the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and on the maturity date and (c) as to any Swing Line Loan, (i) bearing interest by reference to the Base Rate, the last day of every calendar month, and on the maturity date and (ii) bearing interest by reference to the Swing Line Lender’s Quoted Rate, the last day of the Interest Period with respect to such Swing Line Loan, and on the maturity date; provided that, as to any such Loan, (i) if any such date would be a day other than a Business Day, such date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next Annex A-23 [[6937528]]

calendar month, in which case such date shall be the next preceding Business Day and (ii) the Interest Payment Date with respect to any borrowing that occurs on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in any applicable calendar month) shall be the last Business Day of any such succeeding applicable calendar month, provided, that, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement. “Interest Period” means the period commencing on the date a borrowing of SOFR Loans or Swing Line Loans (bearing interest at the Swing Line Lender’s Quoted Rate) is advanced, continued, or created by conversion and ending (a) in the case of Term SOFR, the period commencing on the date of such Loan or borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as specified in the applicable borrowing request or interest election request and (b) in the case of Swing Line Loans bearing interest at the Swing Line Lender’s Quoted Rate, on the date one (1) to five (5) Business Days thereafter as mutually agreed by Borrower and the Swing Line Lender, provided, that: (i) no Interest Period shall extend beyond the final maturity date of the relevant Loans; (ii) no Interest Period with respect to any portion of the Term Loans shall extend beyond a date on which Borrower is required to make a scheduled payment of principal on the applicable Term Loans unless the sum of (a) the aggregate principal amount of applicable Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of applicable Term Loans that are SOFR Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans on such payment date; (iii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a borrowing of SOFR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and (iv) for purposes of determining an Interest Period for a borrowing of SOFR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end; and (v) no tenor that has been removed from this definition pursuant to Section 1.11 below shall be available for specification in such borrowing request or interest election request. “Investment” means (i) any direct or indirect purchase or other acquisition by Holdings, Borrower or any of its Restricted Subsidiaries of any Stock, or other ownership interest in, any other Person, (ii) any direct or indirect purchase or other acquisition by Borrower or any of its Restricted Subsidiaries of all or substantially all of the assets of another Person, or of any business unit, division or asset group of any Person, including by way of merger, consolidation or other combination, (iii) any direct or indirect Team Lift Outs by Holdings, Borrower or any of its Restricted Subsidiaries, and (iv) any direct or indirect loan, advance or capital contribution by Holdings, Borrower or any of its Restricted Subsidiaries to any other Person, including all indebtedness and accounts receivable from that Annex A-24 [[6937528]]

other Person that are not current assets or did not arise from sales or services to that other Person in the ordinary course of business. “IRC” means the U.S. Internal Revenue Code of 1986, as amended. “IRS” means the U.S. Internal Revenue Service. “ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto. “L/C Issuer” means Bank of Montreal (or an Affiliate of Bank of Montreal) or any other Person designated by Agent from time to time, and identified in writing to Borrower, as an issuer under this Agreement of Letters of Credit. “Lender Party” means (a) each Lender, (b) Agent, (c) the L/C Issuer, (d) the Swing Line Lender (e) the Arranger, (f) each Related Party entitled to indemnification under Section 9.1 hereof, and (g) the successors and permitted assigns of each of the foregoing. “Lenders” means the Revolving Lenders, the Swing Line Lender, the Term Loan Lenders, the First Amendment Term Loan Lenders, the Delayed Draw Term Loan Lenders and any other Person that shall have become a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement. “Letter of Credit” shall have the meaning set forth in Section 1.1(d)(i). “Letter of Credit Collateralization” means, with respect to any Letter of Credit, any of (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Participation Fee and all usage and other charges set forth in this Agreement will continue to accrue while such Letter of Credit is outstanding) to be held by Agent, for the benefit of those Lenders with a Revolving Loan Commitment, in an amount equal to one hundred three percent (103%) of the Stated Amount of such Letter of Credit; (b) causing such Letter of Credit to be returned to the L/C Issuer; or (c) providing the L/C Issuer with a standby letter of credit, in form and substance reasonably satisfactory to the L/C Issuer and Agent, from a commercial bank reasonably acceptable to the L/C Issuer and Agent in an amount equal to one hundred three percent (103%) of the Stated Amount of such Letter of Credit (it being understood that the Letter of Credit Participation Fee and all usage and other charges set forth in this Agreement will continue to accrue while such Letter of Credit is outstanding). “Letter of Credit Default Rate” has the meaning set forth in Section 1.3(c). “Letter of Credit Participation Fee” has the meaning set forth in Section 1.3(c). “Letter of Credit Participation Liability” means, as to each Letter of Credit, all reimbursement obligations and all other liabilities of Borrower or any of its Subsidiaries to Agent and the Lenders in connection with the Letter of Credit, whether contingent or otherwise, including with respect to any letter of credit: (a) the amount available to be drawn or which may become available to be drawn; (b) without duplication, all amounts which have been paid or made available by the issuing bank or by Agent under such Letters of Credit, in each instance, to the extent not reimbursed; and (c) all unpaid interest, fees and expenses. Annex A-25 [[6937528]]

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease in and of itself be deemed a Lien. “Limited Condition Transaction” means any Permitted Acquisition or another permitted investment under Section 3.3 that Borrower or one or more of its Restricted Subsidiaries is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the terms of the applicable agreement), the consummation of which is not conditioned on the availability of, or on obtaining, third party financing (or, if such a condition does exist, Borrower or such Restricted Subsidiary would be required to pay any material fee, liquidated damages or other amount or be subject to any material indemnity, claim or other liability, in each case, as a result of such third party financing not having been available or obtained); provided that in the event the consummation of any Limited Condition Transaction has not occurred within 120 days following the date on which the agreement evidencing such contractual commitment was entered into, such Permitted Acquisition or investment, as applicable, shall no longer constitute a Limited Condition Transaction for the purposes hereof. “Liquidity” means, as of the applicable date of determination, the sum of (a) the available undrawn Revolving Loan Commitments as of such date of determination plus (b) the aggregate amount of unrestricted cash and Cash Equivalent Investments of Borrower and its Restricted Subsidiaries with respect to which Agent has a first priority perfected Lien perfected by Control Agreements as of such date of determination. “Litigation” has the meaning ascribed to it in Section 4.4(i). “Loan Account” has the meaning ascribed to it in Section 1.7. “Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Fee Letter, Subordination Agreements, any other document, agreement or instrument designated by Borrower and Agent as a “Loan Document” and any other agreements, instruments and certificates executed and delivered to Agent on the Closing Date or thereafter in accordance with the provisions of this Agreement or the Collateral Documents. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative. “Loans” means the Revolving Loans, the Swing Line Loans, the Term Loan, the First Amendment Term Loan and the Delayed Draw Term Loan. “Management Holdco Entities” means, collectively, (a) Distinguished Environmental Management Holdco, LLC, a Delaware limited liability company, (b) Distinguished Fine Arts Management Holdco LLC, a Delaware limited liability company, (c) DP D & O Management Holdco, LLC, a Delaware limited liability company, (d) DP Surety Management Holdco LLC, a Delaware limited liability company, (e) DP Inland Marine Management Holdco, LLC, a Delaware limited liability company, and (f) any other non-wholly owned direct or indirect Restricted Subsidiary of Borrower formed in connection with a Team Lift Out. “Management Holdco Entity Agreements” means, collectively, all of the following: (a) that certain Limited Liability Company Agreement, dated as of April 21, 2023, of Distinguished Annex A-26 [[6937528]]

Environmental Management Holdco, LLC, (b) that certain Limited Liability Company Agreement, dated as of December 12, 2022, of Distinguished Fine Arts Management Holdco LLC, (c) that certain Limited Liability Company Agreement, dated as of February 2, 2024, of DP D & O Management Holdco, LLC, (d) that certain Limited Liability Company Agreement, dated as of July 29, 2024, of DP Surety Management Holdco LLC, (e) that certain Limited Liability Company Agreement, dated as of February 2, 2024, of DP Inland Marine Management Holdco, LLC, and (f) each other limited liability company agreement, partnership, limited partnership or equivalent organizational or governing document of any Management Holdco Entity, in each case, together with all exhibits, schedules and other annexes thereto). “Management Services Agreement” means the management agreement or other agreement governing the payment of management fees between Borrower and the Sponsor as may be entered into after the ClosingFirst Amendment Effective Date, as the same may be amended, restated, amended and restated, modified, supplemented, replaced or otherwise modified from time to time in accordance with their terms, but only to the extent that, (x) in the case of any such amendment, restatement, amendment and restatement, modification, supplement, replacement or other modification does not increase the aggregate amount of fees or similar compensation payable thereunder as of the initial execution date thereof (provided, it is understood and agreed that such restrictions shall not apply to any amounts payable on or following the Termination Date), and (y) in the case of the initial management agreement and any amendment, restatement, amendment and restatement, modification, supplement, replacement or other modification thereto, is in form and substance reasonably acceptable to Agent (such acceptance not to be unreasonably withheld, conditioned or delayed). “Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Credit Parties and their Restricted Subsidiaries, taken as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of this Agreement, (c) Agent’s Liens, on behalf of itself, L/C Issuer and Lenders, on the Collateral or the priority of such Liens, in each case, taken as a whole, or (d) Agent’s rights and remedies (taken as a whole) under this Agreement and the other Loan Documents. “Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date. “Maximum Lawful Rate” has the meaning ascribed to it in Section 1.2(f). “MIP Stock” means any of the Management Investor Units or the Incentive Units, each as defined in the Parent L.P. Agreement, as in effect on the Permitted Change of Control Effective Date. “Moody’s” means Moody’s Investor’s Services, Inc. “Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien in favor of Agent on real Property or any interest in real Property in form and substance reasonably satisfactory to Agent and such applicable Credit Party. “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them. Annex A-27 [[6937528]]

“Net Proceeds” means cash proceeds received by Holdings or any of its Restricted Subsidiaries from any Asset Disposition or Casualty Event (including insurance proceeds and awards of condemnation in connection with any Casualty Event and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs and expenses of such Asset Disposition or Casualty Event (including Taxes attributable to such sale, lease or transfer and Taxes paid or reasonably estimated by Borrower to be payable as a result thereof either directly or as tax distributions permitted under Section 3.5) and any commissions and other customary transaction fees, costs and expenses), (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under the Agreement on the asset or property disposed (including amounts attributable to prepayment fees and penalties, accrued interest and interest rate breakage costs), (c) any amounts required to be held in escrow until such time as such amounts are released from escrow whereupon such amounts shall be considered Net Proceeds, and (d) amounts held as a reserve attributable to any working capital, earnings, balance sheet or similar adjustment in connection with an Asset Disposition or otherwise held as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations in connection with an Asset Disposition. “Non-Consenting Lender” has the meaning ascribed to it in Section 9.19(c). “Non-Funding Lender” has the meaning ascribed to it in Section 8.5(a). “Notes” means, collectively, the Revolving Notes, the Term Notes, the First Amendment Term Notes and the Delayed Draw Term Notes. “Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.2(e). “Notice of Initial Term Loan Advance” has the meaning ascribed to it in Section 1.1(a). “Notice of Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(b)(ii). “NYFRB” means the Federal Reserve Bank of New York. “NYFRB’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. “Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), owing by any Credit Party to Agent, any Lender or the L/C Issuer or any other Lender Party, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in each case arising under the Agreement or any of the other Loan Documents and. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents. “OFAC” has the meaning ascribed to it in Section 5.19. “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in Annex A-28 [[6937528]]

any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document). “Other Lender” has the meaning ascribed to it in Section 8.5(d). “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.19). “Overnight Rate” means, for any day, with respect to any amount denominated in Dollars, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by Agent or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation. “Parent” means WM Phoenix Parent, L.P. (formerly known as AQ Phoenix Parent, L.P.), a Delaware limited partnership. “Parent L.P. Agreement” means that certain ThirdFourth Amended and Restated Limited Partnership Agreement of AQ Phoenix Parent, L.P., dated as of October 10, 2024 (together with all exhibits, schedules and other annexes thereto), by and among Parent, AQ Phoenix Parent GP, LLC, a Delaware limited liability company, Phoenix Series, L.P., a Delaware limited partnership, and the other Limited Partners (as defined therein), in existence, andentered into pursuant to the Permitted Change of Control Acquisition Agreement (as defined in the First Amendment), as in effect, on the ClosingPermitted Change of Control Effective Date. “Participant” has the meaning ascribed to it in Section 8.1(d). “Participant Register” has the meaning ascribed to it in Section 8.1(d). “Patent Security Agreements” means any patent security agreement made in favor of Agent, on behalf of itself, L/C Issuer and Lenders, by any applicable Credit Party. “Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all issuances and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country; (b) all revisions, renewals, extensions, reexaminations, provisionals, reissuances, continuations, continuations-in-part, divisions and divisionals thereof and any applications for any of the foregoing, and all filings claiming priority to or serving as a basis for priority thereof; and (c) all rights in or to any of the foregoing. “PBGC” means the Pension Benefit Guaranty Corporation. “Pension Plan” means a Plan described in Section 3(2) of ERISA. “Permit” means any permit, approval, authorization, license, registration, certification, certificate of authority, variance, permission, franchise, qualification, order, filing or consent required from a Governmental Authority or other Person under an applicable Requirement of Law. “Permitted Acquisition” means the acquisition by any Credit Party (other than Holdings) or any Restricted Subsidiary of a Credit Party (x) of all or substantially all of the property of any Target, or of Annex A-29 [[6937528]]

any business unit, division or asset group of any Target, or (y) of one hundred percent (100%) of the Stock of any Target or otherwise causing such Target to become a Subsidiary of Borrower, and, in the case of both clauses (x) and (y), subject to the satisfaction of each of the following conditions (in each case, subject to the Limited Condition Transaction Provisions): (a) Documentation and Information. Borrower shall (A) have notified Agent of such proposed acquisition (the “Subject Acquisition”) at least five (5) days (or such shorter period of time as Agent may agree in its sole discretion) prior to the consummation thereof, (B) have furnished to Agent prior to the consummation thereof, (1) an executed term sheet and/or letter of intent to the extent that it exists (setting forth in reasonable detail the terms and conditions of such acquisition), (2) (i) pro forma financial statements and projections of Holdings and its Restricted Subsidiaries giving effect to the consummation of such Subject Acquisition, to the extent available, and (ii) a business due diligence package, including, in each case, to the extent available and permitted to be shared (including such items shared pursuant to customary non-disclosure and non-reliance agreements), historical audited and unaudited, as applicable, financial statements of the Target, sources and uses for the Subject Acquisition and copies of all third party reports obtained by the Credit Parties or Sponsor in connection with such Subject Acquisition and (3) reasonably promptly following the request of Agent therefor, such other information and documents that Agent may reasonably request, including the respective agreements, documents or instruments pursuant to which such acquisition is to be consummated (including any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and (C) provide to Agent promptly upon execution thereof, executed counterparts of the respective definitive documents or instruments pursuant to which such Subject Acquisition is consummated; provided, that Borrower shall not be required to comply with clauses (B)(2)(i) and (B)(3) (in the case of (B)(3), solely with respect to information and documents that are not acquisition documents) in this subsection (a) with respect to a Subject Acquisition the aggregate consideration with respect to which is equal to or less than $6,000,000. (b) Loan Documents. Borrower and its Restricted Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 2.7 in accordance with the time periods set forth in Section 2.7 and solely to the extent required thereby. (c) No Default; Pro Forma Compliance. No Default or Event of Default (subject to the Limited Condition Transaction Provisions) shall have occurred and be continuing or shall occur as result of consummating the Subject Acquisition. After giving effect to the Subject Acquisition and the funding of all Loans contemplated in connection therewith, if any, on a pro forma basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 4.4(a)(ii), the Total Leverage Ratio of Holdings and its Restricted Subsidiaries shall not be greater than the lesser of (A) 5.00 to 1.00 and (B) the maximum Total Leverage Ratio permitted pursuant to Section 4.2 for the most recently ended Fiscal Quarter, subject to the Limited Condition Transactions Provisions; provided, that the foregoing leverage ratio test shall not apply to any Subject Acquisition the aggregate consideration in respect of which is paid for in full solely with equity interests (other than Disqualified Stock and any equity interests issued in connection with an exercise of a Cure Right) of Holdings or any direct or indirect parent thereof or from the proceeds of any issuance thereof (other than Disqualified Stock and any equity interests issued in connection with an exercise of a Cure Right). Annex A-30 [[6937528]]

(d) Target Organization. Except with respect to a Permitted Foreign Acquisition, substantially all of the assets of Target shall be located in the United States or Canada (and, in connection with the acquisition of the Stock of a Target, such Target shall be formed, incorporated or otherwise organized under the laws of a State within the United States or Canada (or a province thereof)) (any Acquisition that satisfies all of the conditions to satisfy a Permitted Acquisition, other than this clause (d) is referred to herein as a “Permitted Foreign Acquisition”). (e) Line of Business. The Target shall be in the same or a similar line of business as the Credit Parties were engaged as of the Closing Date. (f) [Reserved]. (g) Total Consideration for Permitted Foreign Acquisitions. The total consideration paid or payable (including all transaction costs, assumed Indebtedness and liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Restricted Subsidiaries after giving effect to the Subject Acquisition, including the maximum amount of all deferred payments, including future Earnouts, Indebtedness of the type described in Section 3.1(j) and promissory notes issued to sellers and Seller Debt) in connection with all Permitted Foreign Acquisitions shall not exceed the greater of (i) $32,500,000 and (ii) 100% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period in the aggregate during the term of this Agreement; provided, that the foregoing cap shall not apply to any Permitted Foreign Acquisition for which the acquisition consideration is paid for in full solely with the amount of any capital contributions or other proceeds of issuances of Stock of Holdings (other than amounts constituting a Cure Amount or the proceeds of Disqualified Stock) received as cash equity by Borrower. (h) Non-Hostile. The Subject Acquisition shall not involve the acquisition of the capital stock or other equity interests of a Target through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the board of directors of such Target or by similar action if such Target is not a corporation, or as to which such approval has been withdrawn. (i) Quality of Earnings. With respect to any Subject Acquisition of a Target whose Pro Forma EBITDA will constitute at least twenty-five percent (25%) of Adjusted EBITDA (other than any Acquisition the consideration in respect of which is paid for in full with equity interests of Holdings or any direct or indirect parent thereof or from the proceeds of any issuance thereof (in each case, other than amounts constituting a Cure Amount or the proceeds of Disqualified Stock)), the Lenders shall have received the results of a quality of earnings review of a scope reasonably acceptable to the Lenders by an accounting or valuation firm of recognized national standing or otherwise acceptable to Agent as part of the Subject Acquisition due diligence. (j) Permitted Acquisition Certificate. Borrower shall have furnished to Agent a certificate of a Responsible Officer of Borrower including, to the extent applicable, a reasonably detailed calculation of clause (c) above. “Permitted Change of Control Effective Date” has the meaning ascribed to it in the First Amendment. “Permitted Encumbrances” means the following encumbrances: Annex A-31 [[6937528]]

(a) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or Liens for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) Liens in respect of property or assets of any Credit Party or any of its Restricted Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ Liens, statutory and common law landlord’s Liens (or landlord’s Lien rights under leases solely in respect of past-due rent and similar obligations), and other similar Liens arising in the ordinary course of business, which secure amounts that are not delinquent for more than ninety (90) days and remain payable without penalty or which are being contested diligently and in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained; (c) Liens created by or pursuant to this Agreement, the Collateral Documents or the other Loan Documents or otherwise securing Credit Product Obligations; (d) Liens in existence on the Closing Date which are described on Schedule 3.2, and any modification, replacements, refinancings, renewals or extensions thereof; provided, that such modification, replacement, refinancings, renewal or extension of the obligations secured or benefitted by such Liens, if constituting Indebtedness, is permitted by Section 3.1 (it being understood, for the avoidance of doubt, that individual financings of the type permitted by Section 3.1(e) provided by any lender or its Affiliates may be cross-collateralized to other financings of such type provided by such lender or its Affiliates); (e) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default; (f) Liens (other than any Lien imposed by ERISA) (1) incurred or deposits made in the ordinary course of business in connection with insurance maintained by any Credit Party and its Restricted Subsidiaries, (2) incurred or deposits made in the ordinary course of business of any Credit Party and its Restricted Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security benefits, (3) to secure the performance by any Credit Party and its Restricted Subsidiaries of tenders, statutory obligations, surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, and (4) to secure the performance by any Credit Party and its Restricted Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business; (g) to the extent constituting Liens, (i) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of any Credit Party or any of its Restricted Subsidiaries and (ii) Intellectual Property licenses granted in the ordinary course of business not interfering in any material respect with the business of any Credit Party or any of its Subsidiaries (taken as a whole) (provided, that no exclusive rights or licenses in Material Intellectual Property shall be granted to any Person that is not Borrower or a Subsidiary that is a Credit Party); (h) easements, entitlements, rights-of-way, restrictions, covenants, conditions, protrusions, zoning restrictions, minor defects or irregularities in title, encroachments and other Annex A-32 [[6937528]]

similar charges or encumbrances, in each case not interfering in any material respect with the ordinary conduct of the business of any Credit Party or any of its Subsidiaries (taken as a whole); (i) Liens arising from precautionary UCC financing statements regarding operating leases or consignment or bailee arrangements; (j) Liens created pursuant to or in connection with leases or Capital Leases permitted pursuant to this Agreement, provided that (1) such Liens only serve to secure the payment of rent or Indebtedness arising under such leases or Capital Leases and (2) the Liens encumbering the assets leased or purported to be leased under such leases or Capital Leases do not encumber any other assets of any Credit Party or any of its Restricted Subsidiaries ((i) other than (A) letters of credit, payment undertaking agreements, guaranteed investment contracts, deposits of cash or Cash Equivalents and other credit support arrangements, in each case having an aggregate value not exceeding the fair market value of the assets leased or purported to be leased under such leases or Capital Leases (each of such values determined at the time when the lease agreement relating to the relevant lease or Capital Lease is signed and delivered) and (B) the proceeds of or attributable to the assets so leased or purported be leased and (ii) it being understood, for the avoidance of doubt, that individual financings of the type permitted by Section 3.1(e) provided by any lender or its Affiliates may be cross-collateralized to other financings of such type provided by such lender or its Affiliates); (k) (k) (1) those liens, encumbrances, hypothecs and other matters affecting title to any Real Estate and found reasonably acceptable by Agent or insured against by title insurance, (2) as to any particular Real Estate at any time, such easements, entitlements, rights-of-way, restrictions, covenants, conditions, protrusions, zoning restrictions, minor defects, or irregularities in title, encroachments and other similar charges or encumbrances, which would not reasonably be expected to materially impair such Real Estate for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by Agent, (3) zoning and other municipal ordinances, (4) general real estate Taxes and assessments not yet delinquent or which are being contested in good faith and for which adequate reserves in accordance with GAAP are being maintained, (5) any Lien that would be disclosed on a true, correct and complete survey of the Real Estate that does not materially affect the use or enjoyment of the Real Estate, and (6) such other similar items as Agent may consent to; (l) Liens arising pursuant to purchase money security interests securing Indebtedness representing the purchase price of assets acquired after the Closing Date, provided that (1) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source or an Affiliate of the same financing source) and to the proceeds of or attributable to the assets so purchased, (2) the Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed one hundred percent (100%) of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (3) the Indebtedness secured thereby is permitted to be incurred pursuant to this Agreement; (m) any Lien existing on any property or asset prior to the acquisition thereof by a Credit Party or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary; provided that (1) such Lien is not created in contemplation of or in connection with such Annex A-33 [[6937528]]

acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (2) such Lien shall not apply to any other property or assets of the Credit Parties (other than the proceeds and products thereof, accessions thereto and improvements thereon), and (3) such Lien shall secure only Indebtedness that is expressly permitted pursuant to Section 3.1(j) and refinancings of such Indebtedness in accordance with Section 3.1(j); (n) normal and customary rights of setoff and netting or bankers’ liens upon deposits of cash in favor of banks or other depository institutions; (o) Liens under Section 4-210 of the Code in favor of collecting banks and arising by operation of law under Article 2 of the Uniform Commercial Code in effect in the applicable jurisdiction; (p) (p) (i) Liens for the benefit of a seller in connection with a proposed Permitted Acquisition pursuant to and in accordance with a letter of intent or acquisition of purchase agreement related thereto, in any event, so long as such Lien attached solely to reasonable and customary cash deposits given by a Credit Party required pursuant to the terms of such letter of intent or acquisition or purchase agreement and (ii) other Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets in the ordinary course of business and permitted by this Agreement (excluding, in any event, acquisitions); (q) Liens in connection with financing of insurance premiums, provided such Liens attach solely to the insurance policies being financed and the proceeds thereof or the deposits made in connection with such insurance policies; (r) Liens not otherwise permitted by the preceding clauses of this definition so long as the obligation secured thereby is permitted hereunder the aggregate principal outstanding amount of the obligations secured thereby does not exceed at any one time the greater of (i) $6,500,000 and (ii) 20% of EBITDA, calculated on a pro forma basis, for the most recently ended Test Period; (s) (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligation in respect of documentary letters of credit or similar instruments issued or created in favor for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; (t) Liens on Stock of joint ventures securing capital contributions to or obligations of such Persons and customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with non-wholly owned Restricted Subsidiaries; (u) Liens in connection with cash collateral securing letters of credit and other similar Indebtedness permitted under Section 3.1(q) in an aggregate amount not exceeding 105% of the face amount of such letters of credit or other Indebtedness; and (v) Liens on cash and Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness, in each case, to the extent such defeasance, discharge or redemption is not prohibited hereunder. Annex A-34 [[6937528]]

“Permitted Refinancing” means, with respect to any Indebtedness, modifications, replacements, renewals, extensions and refinancings of such Indebtedness that do not (i) increase the principal amount of such Indebtedness (except by an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such modification, replacement, renewal, extension or refinancing); (ii) add or make materially more restrictive the covenants or events of default applicable to such Indebtedness, when taken as a whole; (iii) make materially less restrictive the subordination provisions applicable thereto (or the subordination terms of any guaranty thereof), if any, when taken as a whole; (iv) add any Credit Parties as additional obligors on such Indebtedness unless such Credit Parties also guarantee the Guaranteed Obligations; (v) enhance the collateral securing such Indebtedness or the priority of the Liens thereon, in each case to the extent such collateral constitutes Collateral; or (vi) in the case of any Indebtedness originally permitted under clauses (i) or (o) of Section 3.1, cause the requirements of Seller Debt to cease to be satisfied. “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof). “Phantom Interest Agreements” means, collectively, (i) the Phantom Interest Agreements (together with all exhibits, schedules and other annexes thereto) in existence, and as in effect, on the Closing Date and (ii) one or more Phantom Interest Agreements to be entered into after the Closing Date and on or prior to March 31, 2025 providing for long-term incentive plan payments in an aggregate amount not to exceed $1,000,000 (not more than $750,000 of which shall be payable in cash) (together with all exhibits, schedules and other annexes thereto), as in effect on the date of execution thereof (such agreements described in this clause (ii), the “Post-Closing Phantom Interest Agreements” and such execution date thereof, the “Post-Closing Effective Date”), and solely to the extent an executed copy of thereof is delivered to Agent promptly upon execution thereof, in each case under the foregoing clauses (i) and (ii), pursuant to which business unit performance awards are granted to certain management employees of the Credit Parties. “Plan” means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or, with respect to any Title IV Plan or Multiemployer Plan only, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them. “Pledge Agreement” means (i) the Credit Parties Pledge Agreement, (ii) each pledge agreement entered into in favor of Agent, on behalf of itself and Lenders, pledging the Stock of any other Credit Party by any holder thereof other than a Credit Party and (iii) any other pledge agreement entered into after the Closing Date by any Credit Party. “Post-Closing Phantom Interest Agreements” has the meaning set forth in the definition of “Phantom Interest Agreements”. “Post-Closing Effective Date” has the meaning set forth in the definition of “Phantom Interest Agreements”. “Pro Forma EBITDA” has the meaning set forth in the Compliance and Excess Cash Flow Certificate. Annex A-35 [[6937528]]

“Pro Rata Share” means, with respect to all matters relating to any Lender, (a) with respect to the Revolving Loans and Swing Line Loans, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, (c) with respect to the First Amendment Term Loan, the percentage obtained by dividing (i) the First Amendment Term Loan Commitment of that Lender by (ii) the aggregate First Amendment Term Loan Commitments of all Lenders, (d) with respect to all matters relating to any Lender with respect to the Delayed Draw Term Loan, the percentage obtained by dividing (i) the Delayed Draw Term Loan Commitment of that Lender by (ii) the aggregate Delayed Draw Term Loan Commitment of all Lenders, (e) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (f) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans and Letter of Credit Participation Liability held by that Lender, by (ii) the outstanding principal balance of the Loans and Letter of Credit Participation Liability held by all Lenders, as any such percentages may be adjusted by assignments pursuant to Section 8.1. “Proceeds” means all “proceeds” as such term is defined in the Code. “Program” means a distinct insurance product or products that is conducted and/or sponsored by the Credit Parties and their Restricted Subsidiaries through a non-wholly owned direct or indirect Restricted Subsidiary of Borrower established or acquired for the purpose thereof. “Projections” means Holdings’ and its Restricted Subsidiaries forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical consolidated Financial Statements of Holdings and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions. “Proposed Change” has the meaning ascribed to it in Section 9.19(c). “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time. “Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Rate Contract or such other Person (other than an Excluded Foreign Holding Company or Foreign Subsidiary) as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. “Qualified IPO” means the issuance by Holdings of its common Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) that results in Holdings receiving net proceeds of at least $30,000,000 which are contributed to Borrower. Annex A-36 [[6937528]]

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC. “R&W Insurance Policy Assignment” means those certain Collateral Assignment of Buyer-Side Representations and Warranties Insurance Policy as Collateral Security (or equivalent agreements) entered into from time to time by the applicable insurance provider in favor of Agent, and accepted and agreed to by Agent and such insurance provider. “Rate Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, and (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. “Real Estate” has the meaning ascribed to it in Section 5.12. “Recipient” means (a) Agent, (b) any Lender and (c) any L/C Issuer, as applicable. “Refinancing” means the refinancing in full of all amounts borrowed under the Existing Credit Agreement, on the Closing Date. “Register” has the meaning ascribed to it in Section 8.1(c). “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates. “Related Transactions” means the initial borrowing of Loans on the Closing Date, the Refinancing, the Management Services Agreement, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution, delivery and performance by the Credit Parties of all of the Related Transactions Documents to which they are a party. “Related Transactions Documents” means the Loan Documents, the Management Services Agreement and all other agreements or instruments executed in connection with the Related Transactions. “Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property. Annex A-37 [[6937528]]

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, or any successor thereto. “Replacement Lender” has the meaning ascribed to it in Section 9.19(a). “Requirements of Law” means, as to any Person, the Governing Documents of such Person, and any law, ordinance, policy, manual provision, guidance, principle of common law, statute, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or to which such Person or any of its assets is subject including the Securities Act, the Exchange Act, Regulations T, U and X of the Federal Reserve Board, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, the Social Security Act, any Environmental Law, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation (including those applicable to the disposal of medical waste). “Requisite Lenders” means Lenders having (a) more than fifty percent (50%) of the Revolving Loan Commitments of all Lenders, plus the Delayed Draw Term Loan Commitments of all Lenders, plus the unpaid principal balance of the Delayed Draw Term Loans, plus the unpaid principal balance of the Term Loan, plus the First Amendment Term Commitments of all Lenders, plus the unpaid principal balance of the First Amendment Term Loan or (b) if the Commitments have been terminated, more than fifty percent (50%) of the aggregate outstanding amount of the Loans, plus Letter of Credit Participation Liability; provided, to the extent there are two or more Lenders party to this Agreement, “Requisite Lenders” must include at least two unaffiliated Lenders. For purposes of this definition, a Lender and its Affiliates and Approved Funds that are also Lenders shall be treated as a single Lender. “Requisite Delayed Draw Term Loan Lenders” means Delayed Draw Term Loan Lenders having (a) more than fifty percent (50%) of the Delayed Draw Term Loan Commitment of all Delayed Draw Term Loan Lenders, plus the unpaid principal balance of the Delayed Draw Term Loans, or (b) if the Delayed Draw Term Loan Commitment has been terminated, more than fifty percent (50%) of the aggregate outstanding amount of the Delayed Draw Term Loan Loans; provided, to the extent there are two or more Delayed Draw Term Loan Lenders party to this Agreement, “Requisite Delayed Draw Term Loan Lenders” must include at least two unaffiliated Delayed Draw Term Loan Lenders. For purposes of this definition, a Delayed Draw Term Loan Lender and its Affiliates and Approved Funds that are also Delayed Draw Term Loan Lenders shall be treated as a single Delayed Draw Term Loan Lender. “Requisite Revolving Lenders” means Revolving Lenders having (a) more than fifty percent (50%) of the Revolving Loan Commitments of all Revolving Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Loans and Swing Line Loans plus Letter of Credit Participation Liability; provided, to the extent there are two or more Revolving Lenders party to this Agreement, “Requisite Revolving Lenders” must include at least two unaffiliated Revolving Lenders. For purposes of this definition, a Revolving Lender and its Affiliates and Approved Funds that are also Revolving Lenders shall be treated as a single Revolving Lender. “Rescindable Amount” has the meaning ascribed to it in Section 1.4. “Responsible Officer” means the chief executive officer, chief financial officer or the president of Borrower, or any other officer having substantially the same authority and responsibility; or, with Annex A-38 [[6937528]]

respect to compliance with financial covenants or delivery of financial information, the treasurer of a Borrower, or any other officer having substantially the same authority and responsibility. “Restricted Payment” means (a) the payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on account of any shares of any class of the Stock of any Credit Party or any Restricted Subsidiary thereof now or hereafter outstanding; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of any shares of any class of Stock of any Credit Party or any Restricted Subsidiary thereof now or hereafter outstanding or any other payment or distribution made in respect of such Stock; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt (including in respect of any Seller Debt); (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock of any Credit Party or any Restricted Subsidiary thereof now or hereafter outstanding; (e) any payment of management fees (or other fees of a similar nature) or out-of-pocket expenses in connection therewith by a Credit Party or any Restricted Subsidiary thereof to any Stockholder thereof or any of its Affiliates; and (f) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment of any Earnouts. “Restricted Subsidiary” means, unless otherwise specified herein, any Subsidiary of Borrower other than an Unrestricted Subsidiary. “Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant. “Revolver Unused Line Fee” has the meaning ascribed to it in Section 1.3(b)(i). “Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(b). “Revolving Lenders” means those Lenders having a Revolving Loan Commitment. “Revolving Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Credit Advances as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving Credit Advances, which aggregate commitment shall be FIFTEEN MILLION DOLLARS AND 0/100 ($15,000,000.00) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement. “Revolving Loans” means, at any time the aggregate amount of Revolving Credit Advances outstanding. “Revolving Note” and “Revolving Notes” have the respective meaning ascribed to such terms in Section 1.1(b)(i). “S&P” means S&P Global Ratings. “Sanctions” has the meaning ascribed to it in Section 5.19. Annex A-39 [[6937528]]

“Scheduled Installments” means, (a) with respect to the Term Loan, Term Loan Scheduled Installments, (b) with respect to the First Amendment Term Loan, First Amendment Term Loan Scheduled Installments and (c) with respect to the Delayed Draw Term Loan, Delayed Draw Term Loan Scheduled Installments. “Scheduled Unavailability Date” shall have the meaning provided in Section 1.11(a). “Securitization” means an existing or proposed public or private offering of securities by, or other financing facility involving, a Lender or any of its Affiliates or their respective successors and assigns, which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments. “Security Agreement” means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto. “Seller Debt” has the meaning ascribed to it in Section 3.1(i). “Settlement Date” has the meaning ascribed to it in Section 8.5(a). “Share Repurchase” means the repurchase and/or redemption of certain equity interests of Parent on the Closing Date pursuant to, and in accordance with, the terms of the Share Repurchase Documents, as in effect on the Closing Date. “Share Repurchase Documents” means (i) that certain Redemption Agreement, dated as of the Closing Date, by and between Parent and Potash Operating L.P., (ii) that certain Redemption Agreement, dated as of the Closing Date, by and between Parent and Distinguished Programs Ownership LLC, (iii) that certain Redemption Agreement, dated as of the Closing Date, by and between Parent and Albert L Salvatico Revocable Living Trust, (iv) that certain Redemption Agreement, dated as of the Closing Date, by and between Parent and Bessemer Trust Company, as Trustee for the Bessemer Giving Fund, (v) that certain Redemption Agreement, dated as of the Closing Date, by and between Parent and The Adam F. Potash 2012 Trust and (vi) that certain Redemption Agreement, dated as of the Closing Date, by and between Parent and Robert Olsman, in each case, together with all exhibits, schedules and other annexes thereto. “SOFR” means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York) or a successor administrator of the secured overnight financing rate). “SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate). “SOFR Loan” means a Loan bearing interest based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.” “Software” means computer programs, applications, interfaces, operating systems or embedded software programs or applications, including source code, object code, firmware, development tools, test suites, files, records and data, processes, scripts, routines used to process data, web sites (including related computer code and content), media on which any of the foregoing is recorded, improvements, modifications, enhancements, versions and releases relating thereto, and all documentation related to any of the foregoing, irrespective of the media on which it is recorded. Annex A-40 [[6937528]]

“Solvent” means, with respect to any Person on a particular date, that on such date, such Person (a) has property with present fair saleable value greater than the total amount of its debts and liabilities, contingent, subordinated or otherwise, (b) has assets with present fair salable value not less than the amount that will be required to pay its liabilities (including contingent liabilities) and its debts as they become absolute and matured, (c) does not intend to incur, or believe that they will incur, debts (including contingent obligations), beyond its ability to pay such debts as they mature in the ordinary course of business, and (d) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Financial Accounting Standards Board Accounting Standards Codification Topic 450). “Specified Event of Default” means an Event of Default arising under Section 6.1(a), Section 6.1(c) (with respect to a failure to comply with (i) Section 4.2 or (ii) Sections 4.4(a)(ii), (b) or (m) to the extent the delivery of the financial statements and certificates thereunder are necessary to determine compliance with Section 4.2), Section 6.1(f) or Section 6.1(g) of this Agreement. “Specified Representations” means the representations and warranties of Borrower, and to the extent applicable, the other Credit Parties, set forth in Section 5.3(ii)(y), Section 5.4(a) and (c) (as it relates to the due authorization, execution, delivery and performance of the Loan Documents and the enforceability thereof), Section 5.9, Section 5.11(a), (c) and (d) and Section 5.16 (as it relates to the creation, validity, perfection and priority (subject to Permitted Liens) of the security interests, hypothecs or other Liens in the Collateral). “Sponsor” means (i) Aquiline Capital Partners and its Controlled Investment Affiliates and (ii) other than for purposes of the definition of Change in Control, certain limited partner co investors of Aquiline Capital Partners LLC., collectively, White Mountains and its Subsidiaries, in each case, other than any direct or indirect Subsidiary that is an operating company. “Stated Amount” means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit, plus (c) all related unpaid interest, fees and expenses. “Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act of 1934). “Stockholder” means, with respect to any Person, each holder of Stock of such Person. “Subject Acquisition” has the meaning set forth in the definition of Permitted Acquisition. “Subordinated Debt” means (i) Seller Debt and (ii) any other unsecured Indebtedness of a Credit Party incurred in connection with any Permitted Acquisition (including promissory notes, consulting fees and any other amounts owing by Credit Parties and payable after the closing or effective date of such Permitted Acquisition), in each case, which has been subordinated to the payment and performance of the Guaranteed Obligations on terms and conditions acceptable to Agent and Requisite Lenders. Annex A-41 [[6937528]]

“Subordination Agreements” means each subordination and intercreditor agreement (or similar document) entered into by Agent, any Credit Party and a selling party or parties who have extended Subordinated Debt, in each case, which agreement is in form and substance and on terms and conditions acceptable to Agent and Requisite Lenders, as each of the same may be amended, restated or otherwise modified from time to time in accordance with the terms thereof. “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings. “Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act. “Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 1.1(e). “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 1.1(e). “Swing Line Lender” means Bank of Montreal, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder. “Swing Line Lender’s Quoted Rate” has the meaning ascribed to it in Section 1.1(e)(ii). “Swing Line Loan” has the meaning ascribed to it in Section 1.1(e)(i). “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 1.1(e)(ii), which, if in writing, shall be substantially in the form of Exhibit 1.1(e). “Target” means any other Person or business unit, division or asset group of any other Person acquired or proposed to be acquired in an Acquisition (and solely in the case of any Team Lift Out, means the applicable Program sponsored or to be sponsored by Borrower and its Affiliates and the applicable person or persons being engaged in support thereof). “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto. “Team Lift Out” means any transaction or series of transactions whereby any of the Credit Parties or their respective Restricted Subsidiaries engages any person or persons, whether as an Annex A-42 [[6937528]]

employee, partner, equityholder or otherwise, in support of a new or existing Program sponsored by the Credit Parties and their Restricted Subsidiaries. “Team Lift Out Entity” means (a) Distinguished Environmental, LLC, a Delaware limited liability company, (b) DP Fine Arts and Collectibles LLC, Delaware limited liability company, (c) DP D & O Management LLC, Delaware limited liability company, (d) DP Inland Marine Management LLC, Delaware limited liability company, (e) DP Surety Management LLC, Delaware limited liability company, and (f) any other non-wholly owned direct or indirect Restricted Subsidiary of Borrower through which a Team Lift Out is conducted. “Team Lift Out Entity Agreements” means, collectively, all of the following: (a) that certain Limited Liability Company Agreement, dated as of December 12, 2022, of DP Fine Arts and Collectibles, LLC, a Delaware limited liability company, (b) that certain Amended and Restated Limited Liability Company Agreement, dated as of April 21, 2023, of Distinguished Environmental, LLC, a Delaware limited liability company, (c) that certain Amended and Restated Limited Liability Company Agreement, dated as of February 2, 2024, of DP Inland Marine Management LLC, a Delaware limited liability company, (d) that certain Amended and Restated Limited Liability Company Agreement, dated as of February 2, 2024, of DP D & O Management LLC, a Delaware limited liability company, (e) that certain Amended and Restated Limited Liability Company Agreement, dated as of July 29, 2024, of DP Surety Management LLC, a Delaware limited liability company, and (f) each other limited liability company agreement, partnership, limited partnership or equivalent organizational or governing document of any Team Lift Out Entity entered into in connection with any Team Lift Outs consummated after August 31, 2023, in each case, together with all exhibits, schedules and other annexes thereto. “Term Loan” has the meaning ascribed to it in Section 1.1(a). “Term Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan (as set forth on Annex B) in the maximum aggregate amount set forth in Section 1.1(a) or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan. The Term Loan Commitment has reduced automatically by the amount of the Term Loans funded on the Closing Date. “Term Loan Lenders” means those Lenders having Term Loan Commitments. “Term Loan Maturity Date” means October 10, 2029. “Term Loan Scheduled Installment” has the meaning ascribed to it in Section 1.1(a). “Term Note” and “Term Notes” have the respective meanings ascribed to such terms in Section 1.1(a). “Term SOFR” means, for the applicable tenor, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (a) in the case of SOFR Loans, the first day of such applicable Interest Period, or (b) with respect to Base Rate, such day of determination of the Base Rate, in each case as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Annex A-43 [[6937528]]

Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor. “Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion). “Term SOFR Reference Rate” means the per annum forward-looking term rate based on SOFR. “Termination Date” means the date on which (a) the Loans have been repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (other than contingent indemnification obligations to the extent no claim has been asserted), (c) Borrower shall not have any further right to borrow any monies under the Agreement and (d) all Credit Product Obligations constituting Guaranteed Obligations that are then due and payable (but only to the extent Agent has theretofore been notified in writing by the respective Credit Product Provider that such Credit Product Obligations are then due and payable) have been paid and satisfied in full. “Test Period” means, as of any date of determination, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 4.4(a) or Section 4.4(b), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery of financial statements under Section 4.4(a), “Test Period” means the most recent period of four consecutive Fiscal Quarters in respect of which financial statements for Borrower are available. “Testing Date” has the meaning ascribed to it in Section 6.7(a). “Threshold Amount” has the meaning ascribed to it in Section 1.5(d)(i). “Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA. “Total Leverage Ratio” has the meaning ascribed to it in Section 4.2 of Schedule 1 to Annex F. “Trademark Security Agreements” means any trademark security agreements made in favor of Agent, on behalf of itself and Lenders, by any applicable Credit Party. “Trademarks” means all of the following now owned or hereafter adopted or acquired by any Credit Party in the United States, any state or territory thereof, or any other country or any political subdivision thereof: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers (whether registered or unregistered), including any common law rights; (b) all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (c) all reissues, extensions or renewals thereof; (d) all goodwill associated with or symbolized by any of the foregoing; and (e) all rights in or to any of the foregoing. “Treasury Management and Other Services” means (a) all arrangements for the delivery of treasury management services, (b) all commercial credit card, purchase card and merchant card services; Annex A-44 [[6937528]]

and (c) all other banking products or services, other than Letters of Credit and Rate Contracts, in each case, to or for the benefit of any Credit Party or a Subsidiary of a Credit Party which are entered into or maintained with a Lender or Affiliate of a Lender and which are not prohibited by the express terms of the Loan Documents. “Treasury Regulations” means the Treasury regulations promulgated under the IRC. “Trigger Event of Default” means an Event of Default under (i) Section 6.1(a), (ii) Section 6.1(b), (iii) Section 6.1(c), (iv) Section 6.1(f), (v) Section 6.1(g), (vi) Section 6.1(h), (vii) Section 6.1(k) or (viii) Section 6.1(l). “U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities. “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the IRC. “U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 1.9(f). “Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment. “Unrestricted Subsidiary” means any Subsidiary (other than Borrower) designated by Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 2.14. “Voting Stock” means Stock of any Person having ordinary power to vote in the election of the members of the board of directors, managers, trustees or other controlling persons of such Person (irrespective of whether, at the time, Stock of any other class or classes of such Person shall have or might have voting power by reason of the occurrence of any contingency). “White Mountains” means White Mountains Insurance Group, Ltd., an exempted Bermuda company limited by shares. “Withholding Agent” means Borrower or Agent, as applicable, or any other withholding agent as specified under applicable law. “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule. For purposes of (i) determining pro forma compliance with any provision of this Agreement which requires calculation of the Total Leverage Ratio, (ii) testing the amount of or availability under the Available Amount or baskets set forth in this Agreement (including any baskets based on a percentage of EBITDA or total assets) (including the incurrence of any Increase), (iii) determining the truth and accuracy of representations and warranties set forth in this Agreement or (iv) determining compliance with any provision of this Agreement which requires as a condition that no Default or Event of Default (other than an Event of Default under Section 6.1(a), 6.1(f) or 6.1(g)) has occurred, is continuing or would result immediately therefrom, in each case in connection with the consummation of a Limited Condition Transaction, the date of determination shall, at the option of Borrower (Borrower’s election to Annex A-45 [[6937528]]

exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be the time the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”) immediately after giving pro forma effect to such Limited Condition Transaction and related transactions to be entered into in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable test period ending prior to the LCT Test Date or on the LCT Test Date, as applicable. For the avoidance of doubt, if Borrower has made an LCT Election and if any of such ratios, baskets or amounts are exceeded as a result of fluctuations in such ratio or amount (including due to fluctuations in EBITDA of Borrower or the person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided, that if Borrower makes such election, then in connection with any calculation of any ratio, test or basket availability with respect to any transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such subsequent transaction is permitted hereunder, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have been consummated and, in the case of any such subsequent transaction that is a Restricted Payment, shall also be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have been not consummated (the provisions of this paragraph, the “Limited Condition Transaction Provisions”). Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and, except as otherwise specified, all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other Annex A-46 [[6937528]]

document as may be from time to time amended, restated, amended and restated, supplemented or otherwise modified, extended, refinanced or replaced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications, extensions, refinancings or replacements set forth herein or in any Loan Document) and (b) any reference to any law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (unless expressly provided otherwise hereunder or in the other Loan Documents) or performance shall extend to the immediate succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Annex A-47 [[6937528]]

[[6937482]] Annex III Form of First Amendment Term Loan Notice [See attached.]

[[7927277]] ANNEX III FORM OF FIRST AMENDMENT TERM LOAN NOTICE , 20 BMO Bank N.A., as Agent 320 South Canal Street, 14th Floor Chicago, Illinois 60606 Attention: Ladies and Gentlemen: The undersigned, Distinguished LLC, a Delaware limited liability company (“Borrower”), refers to that certain Credit Agreement, dated as of October 10, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among Phoenix Merger Parent, LLC, as Holdings, Borrower, the other Credit Parties signatory thereto, BMO Bank N.A., as Agent for Lenders, and the Lenders, and hereby gives you notice, irrevocably (but subject to the condition set forth below), pursuant to Section 2(b) of the First Amendment, that Borrower hereby requests a First Amendment Term Loan under the Credit Agreement, and in that connection sets forth below the information relating to such First Amendment Term Loan as required by Section 2(b) of the First Amendment: 1. The date of the requested First Amendment Term Loan is , 20 (a Business Day). 2. The aggregate amount of the requested First Amendment Term Loan is $ . 3. The requested First Amendment Term Loan is [a Base Rate Loan] [a SOFR Loan with an Interest Period of month/months]. Notwithstanding anything to the contrary set forth herein, this notice and the request set forth herein are subject to and conditioned upon the occurrence of the First Amendment Funding Date, and this notice and the request set forth herein may be revoked (or the date of the requested First Amendment Term Loan may be extended), by notice to Agent by Borrower on or prior to the date of the requested First Amendment Term Loan set forth above, if such condition is not satisfied. [Remainder of Page Intentionally Left Blank; Signature Page Follows.]

[[7927277]] DISTINGUISHED LLC, a Delaware limited liability company By: Name: Title:

[[6937482]] Exhibit 1.1(g)(iii) Form of First Amendment Term Note [See attached.]

Exhibit 1.1(g)(iii) -1- [[7927278]] EXHIBIT 1.1(g)(iii) TO CREDIT AGREEMENT FORM OF FIRST AMENDMENT TERM NOTE $ . New York, New York , 20 FOR VALUE RECEIVED, Distinguished LLC, a Delaware limited liability company (“Borrower”), HEREBY PROMISES TO PAY to (“Lender”) at the offices of BMO Bank N.A., as Agent for the Lenders party to the Credit Agreement referred to below, at its address set forth in Section 9.3 of the Credit Agreement, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount equal to the lesser of (a) DOLLARS AND CENTS ($ . ) and (b) the outstanding principal amount of the First Amendment Term Loans of Lender. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement (as hereinafter defined) or in Annex A thereto. This First Amendment Term Note is one of the First Amendment Term Notes issued pursuant to that certain Credit Agreement dated as of October 10, 2024, by and among Phoenix Merger Parent, LLC, a Delaware limited liability company, as Holdings, Borrower, the other Persons named therein as Credit Parties, Agent and Lenders party thereto (including all annexes, exhibits and schedules thereto and as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement, the Pledge Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the First Amendment Term Loans evidenced hereby are made and are to be repaid. The principal balance of the First Amendment Term Loan, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided that the failure of Agent to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this First Amendment Term Note. The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. The terms of the Credit Agreement are hereby incorporated herein by reference. If any payment on this First Amendment Term Note becomes due and payable on a day other than a Business Day, the payment thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Exhibit 1.1(g)(iii) -2- [[7927278]] Upon and during the occurrence of any Event of Default, this First Amendment Term Note may, in accordance with the terms and conditions set forth in Section 6.3 of the Credit Agreement, and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other legal requirement of any kind (all of which are hereby expressly waived by Borrower), be declared, and immediately shall become, due and payable in accordance with the terms of such Section. Time is of the essence of this First Amendment Term Note. Except as provided in the Credit Agreement, this First Amendment Term Note may not be assigned by Lender to any Person. THIS FIRST AMENDMENT TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. [This First Amendment Term Note is issued in [full/partial] substitution for and replacement of, but not in payment of the First Amendment Term Note of Borrower dated , payable to the order of in the original principal amount of DOLLARS and CENTS ($ . ).]1 [Remainder of Page Intentionally Left Blank; Signature Page Follows.] 1 Insert bracketed text when this First Amendment Term Note replaces an existing First Amendment Term Note.

Exhibit 1.1(g)(iii) -3- [[7927278]] DISTINGUISHED LLC, a Delaware limited liability company By: Name: Title: